Exhibit 10.1

$700,000,000.00 REVOLVING CREDIT FACILITY

CREDIT AGREEMENT
by and among
BIG LOTS STORES, INC., BIG LOTS, INC. and BIG LOTS CANADA, INC.,
 as Borrowers,
THE GUARANTORS PARTY HERETO,
THE BANKS PARTY HERETO,
PNC BANK, NATIONAL ASSOCIATION,
as Administrative Agent,
PNC BANK CANADA BRANCH,
as Canadian Agent,
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as a Joint Syndication Agent and as a Joint Lead Arranger,
U.S. BANK NATIONAL ASSOCIATION,
as a Joint Syndication Agent and as a Joint Lead Arranger,
PNC CAPITAL MARKETS LLC,
as a Joint Lead Arranger and as the Sole Bookrunner,
BRANCH BANKING AND TRUST COMPANY,
as a Co-Documentation Agent,
COMPASS BANK,
as a Co-Documentation Agent,
and
THE HUNTINGTON NATIONAL BANK,
as a Co-Documentation Agent

Dated July 22, 2011

CUSIP #08930FAA2

TABLE OF CONTENTS
Section			Page

1. CERTAIN DEFINITIONS			2
1.1 Certain Definitions.			2
1.2 Construction.			38
	1.2.1.	Number; Inclusion.	38
	1.2.2.	Determination.	38
	1.2.3.	Administrative Agent's and Canadian Agent's Discretion and Consent.	38
	1.2.4.	Documents Taken as a Whole.	39
	1.2.5.	Headings.	39
	1.2.6.	Implied References to this Agreement.	39
	1.2.7.	Persons.	39
	1.2.8.	Modifications to Documents.	39
	1.2.9.	From, To and Through.	39
	1.2.10.	Shall; Will.	39
	1.2.11.	Time.	39
	1.2.12.	Equivalent Amount.	40
1.3 Accounting Principles.			40
2. REVOLVING CREDIT AND SWING LOAN FACILITIES			40
2.1 Revolving Credit and Swing Loan Commitments.			40
	2.1.1.	US Revolving Credit Loans.	40
	2.1.2.	Canadian Revolving Credit Loan Sub-Facility.	41
	2.1.3.	US Swing Loans.	41
	2.1.4.	Canadian Swing Loans.	42
2.2 Nature of Banks' Obligations with Respect to Revolving Credit Loans.			42
	2.2.1.	US Revolving Credit Loans.	42
	2.2.2.	Canadian Revolving Credit Loans.	42
2.3 Facility Fees.			43
2.4 US Loan Requests; Canadian Loan Requests; US Swing Loan Requests; Canadian Swing Loan Requests.			43
	2.4.1.	US Loan Requests.	43
	2.4.2.	Canadian Loan Requests.	44
	2.4.3.	US Swing Loan Requests.	45
	2.4.4.	Canadian Swing Loan Requests.	45
2.5 Making Revolving Credit Loans and Swing Loans; Presumptions by the Administrative Agent and Canadian Agent; US Revolving Credit Notes, Canadian Revolving Credit Notes; US Swing Notes and Canadian Swing Notes.			46
	2.5.1.	Making US Revolving Credit Loans.	46
	2.5.2.	Making Canadian Revolving Credit Loans.	46
	2.5.3.	Making US Swing Loans.	47
	2.5.4.	US Swing Loans Under Cash Management Agreements.	47
	2.5.5.	Making Canadian Swing Loans.	47

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LIST OF SCHEDULES AND EXHIBITS

SCHEDULES
SCHEDULE 1.1(A)	-	PRICING GRID
SCHEDULE 1.1(B)	-	COMMITMENTS OF BANKS AND ADDRESSES FOR NOTICES
SCHEDULE 1.1(E)(1)	-	EXCLUDED CANADIAN ACTIVE SUBSIDIARIES
SCHEDULE 1.1(E)(2)	-	EXCLUDED CANADIAN INACTIVE SUBSIDIARIES
SCHEDULE 1.1(E)(3)	-	EXCLUDED US ACTIVE SUBSIDIARIES
SCHEDULE 1.1(E)(4)	-	EXCLUDED US INACTIVE SUBSIDIARIES
SCHEDULE 1.1(P)(1)	-	PERMITTED INVESTMENTS
SCHEDULE 1.1(P)(2)	-	PERMITTED LIENS
SCHEDULE 1.1(R)	-	ROLLOVER LETTERS OF CREDIT
SCHEDULE 5.1.2	-	CAPITALIZATION
SCHEDULE 5.1.3	-	SUBSIDIARIES
SCHEDULE 5.1.7	-	NEW YORK POTENTIAL TAX CLAIM
SCHEDULE 5.1.8	-	OWNED REAL PROPERTY
SCHEDULE 5.1.13	-	CONSENTS AND APPROVALS
SCHEDULE 5.1.16	-	INSURANCE POLICIES
SCHEDULE 5.1.20	-	EMPLOYEE BENEFIT PLAN DISCLOSURES
SCHEDULE 5.1.23	-	ENVIRONMENTAL DISCLOSURES
SCHEDULE 7.2.1	-	PERMITTED INDEBTEDNESS
SCHEDULE 7.2.3	-	EXISTING GUARANTIES

EXHIBITS
EXHIBIT 1.1(A)	-	ASSIGNMENT AND ASSUMPTION AGREEMENT
EXHIBIT 1.1(G)(1)	-	GUARANTOR JOINDER
EXHIBIT 1.1(G)(2)(A)	-	GUARANTY AGREEMENT (SUBSIDIARIES)
EXHIBIT 1.1(G)(2)(B)	-	GUARANTY AGREEMENT (PARENT)
EXHIBIT 1.1(G)(2)(C)	-	GUARANTY AGREEMENT (SUBSIDIARIES)
EXHIBIT 1.1(I)	-	INTERCOMPANY SUBORDINATION AGREEMENT
EXHIBIT 1.1(R)(1)	-	US REVOLVING CREDIT NOTE
EXHIBIT 1.1(R)(2)	-	CANADIAN REVOLVING CREDIT NOTE
EXHIBIT 1.1(S)(1)	-	US SWING NOTE
EXHIBIT 1.1(S)(2)	-	CANADIAN SWING NOTE
EXHIBIT 2.4.1	-	US LOAN REQUEST
EXHIBIT 2.4.2	-	CANADIAN LOAN REQUEST
EXHIBIT 2.4.3	-	US SWING LOAN REQUEST
EXHIBIT 2.4.4	-	CANADIAN SWING LOAN REQUEST
EXHIBIT 7.2.5	-	ACQUISITION COMPLIANCE CERTIFICATE
EXHIBIT 7.3.3	-	QUARTERLY COMPLIANCE CERTIFICATE

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CREDIT AGREEMENT

THIS CREDIT AGREEMENT is dated July 22, 2011 and is made by and among Big Lots Stores, Inc., an Ohio corporation ("BLS"), Big Lots, Inc., an Ohio corporation (the "Parent") (BLS and the Parent are each, a "US Borrower" and collectively, the "US Borrowers"), Big Lots Canada, Inc., an Alberta corporation (the "Canadian Borrower"), each of the Guarantors (as hereinafter defined), the Banks (as hereinafter defined), PNC Bank, National Association, in its capacity as administrative agent for the Banks and the Canadian Agent (as hereinafter defined) under this Agreement (hereinafter referred to in such capacity as the "Administrative Agent"), Wells Fargo Bank, National Association and U.S. Bank National Association, each in its capacity as syndication agent for the Banks under this Agreement (hereinafter collectively referred to in such capacity as the "Syndication Agents"), Branch Banking and Trust Company, Compass Bank, and The Huntington National Bank, each in its capacity as a co-documentation agent for the Banks under this Agreement (hereinafter collectively referred to in such capacity as the "Co-Documentation Agents") and PNC Bank Canada Branch, in its capacity as funding agent for the Canadian Banks (as hereinafter defined) under this Agreement (hereinafter referred to in such capacity as the "Canadian Agent").

WITNESSETH:

WHEREAS, the Borrowers have requested the Banks to provide a revolving credit facility (including a letter of credit subfacility, a swing loan subfacility and a Canadian Dollar (as hereinafter defined) subfacility) to the Borrowers (but with respect to the Canadian Dollar subfacility, solely to the Canadian Borrower) in an aggregate principal amount, subject to Section 2.12 [Increase in US Revolving Credit Commitments], not to exceed Seven Hundred Million and 00/100 Dollars ($700,000,000.00); and

WHEREAS, the credit facility shall be used (i) to repay certain existing indebtedness of the Borrowers including amounts due under the Prior Loan Agreement (as hereinafter defined), (ii) to provide working capital to the Borrowers, and (iii) for general corporate purposes of the Borrowers, including transaction costs and expenses, letters of credit, capital expenditures of the Loan Parties, purchases of the Parent's common shares and Permitted Acquisitions (as hereinafter defined); and

WHEREAS, the Banks are willing to provide such credit upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, the parties hereto, in consideration of their mutual covenants and agreements hereinafter set forth, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, covenant and agree as follows:

1. CERTAIN DEFINITIONS

1.1	Certain Definitions.

In addition to words and terms defined elsewhere in this Agreement, the following words and terms shall have the following meanings, respectively, unless the context hereof clearly requires otherwise:

Activation Date shall have the meaning assigned to that term in Section 2.18 [Activation of Canadian Revolving Credit Commitment].

Adjusted Consolidated EBITDAR shall mean, as of any date of determination, Consolidated EBITDAR for the period equal to the immediately preceding twelve (12) consecutive months, as adjusted to include without duplication the difference between (a) the sum of (i) net income plus (ii) depreciation, plus (iii) amortization, plus (iv) other non-cash charges to net income, plus (v) interest expense, plus (vi) income tax expense, plus (vii) Consolidated Rental Expense, minus (b) non-cash credits to net income, all calculated as set forth in the definition of "Consolidated EBITDAR" below, for such period of any Persons or assets acquired by any Loan Party during such period on a pro forma basis for such period as if such Permitted Acquisition had occurred on the first day of such period as evidenced by pro forma financial statements in form and substance satisfactory to the Administrative Agent, in each case determined and consolidated for the Parent and its Subsidiaries in accordance with GAAP.

Adjustment Date shall mean (i) any day prior to the Equalization Date that the Loans need to be adjusted in accordance with Section 2.17 [Adjustment of Loans and Certain Other Obligations] so that the full amount of the Commitments are available to the Borrowers, or (ii) any other date prior to the Equalization Date selected by the Administrative Agent in its commercially reasonable discretion exercised in good faith; provided, that the Administrative Agent will endeavor to give fifteen (15) days prior notice to the Borrowers of any Adjustment Date selected by the Administrative Agent pursuant to this clause (ii), but shall not be liable to the US Borrowers for failing to do so.

Administrative Agent shall have the meaning assigned to that term in the Preamble hereof.

Administrative Agent's Fee shall have the meaning assigned to that term in Section 9.9 [Administrative Agent's Fee].

Administrative Agent's Letter shall have the meaning assigned to that term in Section 9.9 [Administrative Agent's Fee].

Affiliate as to any Person shall mean any other Person (i) which directly or indirectly controls, is controlled by, or is under common control with such Person, (ii) which beneficially owns or holds twenty percent (20%) or more of any class of the voting or other equity interests of such Person, or (iii) twenty percent (20%) or more of any class of voting interests or other equity interests of which is beneficially owned or held, directly or indirectly, by such Person.  Control, as used in this definition, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, including the power to elect a majority of the directors or trustees of a corporation or trust, as the case may be.

Aggregate US Revolving Credit Exposure shall mean, at any time, the sum of (i) the Dollar Equivalent Amount of US Revolving Credit Loans made by all Banks and outstanding at such time, (ii) the Dollar Equivalent Amount of US Letters of Credit Outstanding at such time, and (iii) the principal amount of US Swing Loans outstanding at such time.

Agreement shall mean this Credit Agreement, as the same may be supplemented, amended, modified or restated from time to time, including all schedules and exhibits.

Anti-Terrorism Laws shall mean any Laws relating to terrorism or money laundering, including Executive Order No. 13224, the USA Patriot Act, the Laws comprising or implementing the Bank Secrecy Act, the Laws administered by the United States Treasury Department's Office of Foreign Asset Control and the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) (as any of the foregoing Laws may from time to time be amended, renewed, extended, or replaced).

Applicable Commercial Letter of Credit Fee Percentage shall mean the percentage at the indicated Debt Rating in the pricing grid on Schedule 1.1(A), attached hereto and made a part hereof, below the heading "Commercial Letter of Credit Fee Percentage".

Applicable Facility Fee Percentage shall mean the percentage at the indicated Debt Rating in the pricing grid on Schedule 1.1(A), attached hereto and made a part hereof, below the heading "Facility Fee Percentage".

Applicable Margin shall mean, as applicable, (i) the percentage margin to be added to the Base Rate under the Base Rate Option at the indicated Debt Rating in the pricing grid on Schedule 1.1(A), attached hereto and made a part hereof, below the heading "Base Rate Margin", (ii) the percentage margin to be added to the Canadian Prime Rate under the Canadian Prime Rate Option at the indicated Debt Rating in the pricing grid on Schedule 1.1(A), attached hereto and made a part hereof, below the heading "Canadian Prime Rate Margin", (iii) the percentage margin to be added to the LIBOR Rate under the LIBOR Rate Option at the indicated Debt Rating in the pricing grid on Schedule 1.1(A), attached hereto and made a part hereof, below the heading "LIBOR Rate Margin", or (iv) the percentage margin to be added to the CDOR Rate under the CDOR Rate Option at the indicated Debt Rating in the pricing grid on Schedule 1.1(A), attached hereto and made a part hereof, below the heading "CDOR Rate Margin".  The Applicable Margin shall be computed in accordance with the parameters set forth on Schedule 1.1(A).

Applicable Standby Letter of Credit Fee Percentage shall mean the percentage at the indicated Debt Rating in the pricing grid on Schedule 1.1(A), attached hereto and made a part hereof, below the heading "Standby Letter of Credit Fee Percentage".

Approved Fund means any Fund that is administered or managed by (a) a Bank, (b) an Affiliate of a Bank or (c) an entity or an Affiliate of an entity that administers or manages a Bank.

Assignment and Assumption Agreement shall mean an assignment and assumption agreement entered into by a Bank and an assignee permitted under Section 10.8 [Successors and Assigns], in substantially the form of Exhibit 1.1(A).

Authorized Officer shall mean (i) with respect to any US Loan Party, the Chief Executive Officer, President, Chief Financial Officer, Treasurer or Assistant Treasurer of such US Loan Party or such other individuals, designated by written notice to the Administrative Agent from the US Borrowing Agent authorized to execute notices, reports and other documents on behalf of the US Loan Parties required hereunder, and (ii) with respect to any Canadian Loan Party, the Chief Executive Officer, President, Chief Financial Officer, Treasurer or Assistant Treasurer of such Canadian Loan Party or such other individuals, designated by written notice to the Administrative Agent from the Canadian Borrower authorized to execute notices, reports and other documents on behalf of the Canadian Loan Parties required hereunder.  The US Borrowing Agent or the Canadian Borrower, as the case may be, may amend such list of individuals from time to time by giving written notice of such amendment to the Administrative Agent.

Bank-Provided Hedge shall mean a Hedge Agreement which is provided by any Bank and with respect to which the Administrative Agent confirms meets the following requirements: such Hedge Agreement (i) is documented in a standard International Swaps and Derivatives Association, Inc. Agreement (including any Schedule thereto) or a similar agreement acceptable to such Bank, (ii) provides for the method of calculating the reimbursable amount of the provider's credit exposure in a reasonable and customary manner, and (iii) is entered into for hedging (rather than speculative) purposes.  The liabilities of the Loan Parties to the provider of any Bank-Provided Hedge (the "Hedge Liabilities") shall be "Obligations" hereunder, guaranteed obligations under the Guaranty Agreements and otherwise treated as Obligations for purposes of each of the other Loan Documents.

Banks shall mean collectively the US Banks and the Canadian Banks, each of which is referred to herein individually as a Bank.

Base Rate shall mean, for any day, a fluctuating per annum rate of interest equal to the highest of (a) the Federal Funds Open Rate, plus one-half of one percent (0.5%), (b) the Prime Rate, and (c) the Daily LIBOR Rate, plus one percent (1.0%).  Any change in the Base Rate (or any component thereof) shall take effect at the opening of business on the day such change occurs.

Base Rate Option shall mean the option of the US Borrowers to have US Revolving Credit Loans bear interest at the rate and under the terms and conditions set forth in Section 3.1.1(i) [US Revolving Credit Interest Rate Options].

Benefit Arrangement shall mean at any time an "employee benefit plan," within the meaning of Section 3(3) of ERISA, which is not a Plan, a Multiemployer Plan or a Multiple Employer Plan and which is maintained, sponsored or otherwise contributed to by any member of the ERISA Group.

Big Lots Capital Group shall mean, collectively, Big Lots Capital, Inc., an Ohio corporation, and any hereinafter created direct or indirect Subsidiary of Big Lots Capital, Inc., provided, that BLS owns all of the issued and outstanding shares of capital stock of Big Lots Capital, Inc. and Big Lots Capital, Inc. has granted a security interest in substantially all of its personal property to BLS or another US Loan Party.

Big Lots Supplemental Savings Plan shall mean the nonqualified deferred compensation plan maintained for the benefit of employees of the Parent's Subsidiaries.

BLS shall have the meaning assigned to that term in the Preamble hereof.

Blocked Person shall have the meaning assigned to such term in Section 5.1.25.2 [Anti-Terrorism Laws].

Borrowers shall mean collectively each US Borrower and the Canadian Borrower, each of which is referred to herein individually as a Borrower.

Borrowing Date shall mean, with respect to any Loan, the date for the making thereof or the renewal or conversion thereof at or to the same or a different Interest Rate Option, which shall be a Business Day.

Borrowing Tranche shall mean specified portions of Loans outstanding as follows:  (i) any Loans to which a LIBOR Rate Option applies which become subject to the same Interest Rate Option under the same Loan Request by the US Borrowing Agent and which have the same LIBOR Interest Period and which are denominated either in Dollars or in the same US Optional Currency shall constitute one Borrowing Tranche, (ii) all Loans to which a Base Rate Option applies shall constitute one Borrowing Tranche, (iii) any Loans to which a CDOR Rate Option applies which become subject to the same Interest Rate Option under the same Loan Request by the Canadian Borrower and which have the same CDOR Interest Period and which are denominated in Canadian Dollars shall constitute one Borrowing Tranche, (iv) any Canadian Optional Currency Loans which have the same LIBOR Interest Period shall constitute one Borrowing Tranche, and (v) all Loans to which a Canadian Prime Rate Option applies shall constitute one Borrowing Tranche.

Business Day shall mean any day other than a Saturday or Sunday or a legal holiday on which commercial banks are authorized or required to be closed for business in Pittsburgh, Pennsylvania, and (i) if the applicable Business Day relates to any Loan to which the LIBOR Rate Option applies, such day must also be a day on which dealings are carried on in the London interbank market, (ii) if the applicable Business Day relates to the Canadian Borrower, it shall mean any day other than a Saturday or Sunday or a legal holiday on which commercial banks are authorized or required to be closed for business in Toronto, Ontario or Pittsburgh, Pennsylvania (iii) if the applicable Business Day relates to any Loan to which the CDOR Rate Option applies, such day must also be a day on which dealings are carried on in the applicable market, (iv) with respect to advances or payments of Loans or any other matters relating to Loans denominated in an applicable Optional Currency, such day also shall be a day on which dealings in deposits in the relevant Optional Currency are carried on in the applicable interbank market, and (v) with respect to advances or payments of Loans denominated in an Optional Currency, such day shall also be a day on which all applicable banks into which the applicable Loan proceeds may be deposited are open for business and foreign exchange markets are open for business in the principal financial center of the country of such currency.

Canadian Agent shall have the meaning assigned to that term in the Preamble hereof.

Canadian Banks shall mean the financial institutions named on Schedule 1.1(B) holding a Canadian Revolving Credit Commitment, their respective successors and assigns as permitted hereunder and, if applicable, the Canadian Lending Installation of any Bank that has a Canadian Revolving Credit Commitment, each of which is referred to herein individually as a Canadian Bank; provided, however, that if a Canadian Revolving Credit Commitment is being provided by a Canadian Lending Installation of any Bank, then, except as specifically set forth in this Agreement, such Bank and its Canadian Lending Installation shall constitute a single "Bank" under this Agreement and the other Loan Documents, provided that, notwithstanding the foregoing, to the extent a Canadian Revolving Credit Commitment is being provided by a Canadian Lending Installation of any Bank, each such Canadian Lending Installation shall be entitled to all of the benefits, indemnifications and protections set forth in this Agreement or any other Loan Document.

Canadian Borrower shall have the meaning assigned to that term in the Preamble hereof.

Canadian Commercial Letter of Credit shall mean any letter of credit which is a commercial letter of credit issued in respect of the purchase of goods or services by one or more of the Canadian Loan Parties in the ordinary course of their business.

Canadian Commercial Letter of Credit Fee shall have the meaning assigned to such term in Section 2.9.2 [Canadian Letter of Credit Fees].

Canadian Computation Date shall have the meaning assigned to that term in Section 2.13.1 [Periodic Computations, etc.].

Canadian Dollar, Canadian Dollars and the symbols CDN$ and CAD$ shall mean lawful money of Canada.

Canadian Dollar Equivalent Amount shall mean, with respect to any amount of any currency, the Equivalent Amount of such currency expressed in Canadian Dollars.

Canadian Dollar Loan shall mean any Canadian Revolving Credit Loan made in Canadian Dollars.

Canadian Drawing Date shall have the meaning assigned to that term in Section 2.9.3.2 [Disbursements; Reimbursements].

Canadian Employee Plan means a Canadian Pension Plan, a Canadian Welfare Plan or both.

Canadian Guarantors shall mean collectively the Parent and each other Subsidiary of the Parent which joins this Agreement as a Canadian Guarantor after the date hereof pursuant to Section 10.13 [Joinder of Guarantors], each of which is referred to herein individually as a Canadian Guarantor.  Each Subsidiary of the Parent that is organized under the Laws of Canada or any province or territory thereof shall be a Canadian Guarantor except for (a) the Excluded Canadian Inactive Subsidiaries, (b) Excluded Canadian Active Subsidiaries, (c) certain Subsidiaries as described in Section 7.2.8 [Subsidiaries, Partnerships, Etc.] and (d) the Canadian Borrower.

Canadian Guaranty Agreement or Canadian Guaranty Agreements shall mean, singularly or collectively, as the context may require, the Guaranty in substantially the form of (a) Exhibit 1.1(G)(2)(B) with respect to the Parent and (b) Exhibit 1.1(G)(2)(C) with respect to the Subsidiaries that are Canadian Guarantors, executed and delivered by the Canadian Guarantors to the Administrative Agent for the benefit of the Banks on or after the date hereof, as amended, modified or supplemented from time to time.

Canadian Issuing Bank shall mean with respect to a Canadian Letter of Credit, a Canadian Bank which has issued that Canadian Letter of Credit pursuant to Section 2.9 [Canadian Letter of Credit Subfacility].  PNC Canada shall be the Canadian Issuing Bank under each Standby Letter of Credit.  Any Canadian Bank which is a Canadian Qualified Commercial Letter of Credit Bank may be the Canadian Issuing Bank with respect to Canadian Commercial Letters of Credit.

Canadian Lending Installation shall mean, with respect to any Bank, any office, branch, subsidiary or Affiliate of such Bank that is designated in writing by such Bank to the Administrative Agent as being responsible for funding or maintaining a Canadian Revolving Credit Commitment.

Canadian Letter of Credit shall have the meaning assigned to that term in Section 2.9.1 [Issuance of Canadian Letters of Credit].

Canadian Letter of Credit Borrowing shall have the meaning assigned to such term in Section 2.9.3.4 [Disbursements; Reimbursements].

Canadian Letter of Credit Fees shall mean, collectively, the Canadian Commercial Letter of Credit Fee and the Canadian Standby Letter of Credit Fee.

Canadian Letters of Credit Outstanding shall mean at any time the sum of (i) the aggregate amount available to be drawn under all outstanding Canadian Letters of Credit (if any Canadian Letter of Credit shall increase in an amount automatically in the future, such aggregate amount available to be drawn shall currently give effect to any such future increase) and (ii) the aggregate amount of all unpaid and outstanding Canadian Reimbursement Obligations and Canadian Letter of Credit Borrowings.

Canadian Loan Parties shall mean collectively the Canadian Borrower and the Canadian Guarantors, each of which is referred to herein individually as a Canadian Loan Party.

Canadian Loan Request shall mean a request for a Canadian Revolving Credit Loan or a request to select, convert to or renew a Canadian Prime Rate Option or CDOR Rate Option with respect to an outstanding Canadian Revolving Credit Loan in accordance with Sections 2.4.2 [Canadian Loan Requests], 3.1 [Interest Rate Options] and 3.2 [Interest Periods].

Canadian Loans shall mean collectively all Canadian Revolving Credit Loans and Canadian Swing Loans, each of which is referred to herein individually as a Canadian Loan.

Canadian Obligation shall mean all Obligations arising from, related to or connected with the Canadian Loans and Canadian Letters of Credit.

Canadian Optional Currency shall mean US Dollars.

Canadian Optional Currency Loan shall mean any Canadian Revolving Credit Loan made in a Canadian Optional Currency.

Canadian Overnight Rate shall mean for any day with respect to any Canadian Revolving Credit Loans in a Canadian Optional Currency, the rate of interest per annum as determined by the Canadian Agent at which overnight deposits in such currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day in the applicable interbank market.

Canadian Participation Advance shall mean, with respect to any Canadian Bank, such Canadian Bank's payment in respect of its participation in a Canadian Letter of Credit Borrowing according to its Canadian Ratable Share pursuant to Section 2.9.3.3 [Disbursements; Reimbursements].

Canadian Pension Plan means each pension plan required to be registered under Canadian federal or provincial pension standards legislation that is maintained, administered or contributed to by any Loan Party for the benefit of any Canadian employees or former Canadian employees of any Loan Party, but does not include any Canadian Statutory Plan.

Canadian Prime Rate shall mean, for any date, the rate of interest per annum equal to the higher of:  (a) the Prime Rate (Canada), and (b) the CDOR Rate calculated with reference to a thirty (30) day CDOR Interest Period plus one percent (1.00%) per annum, in each case, such rate to be adjusted automatically, without notice, as of the opening of business on the effective date of any change in such rate.

Canadian Prime Rate Option shall mean the option of the Canadian Borrower to have Canadian Revolving Credit Loans bear interest at the rate and under the terms and conditions set forth in Section 3.1.2(i) [Canadian Revolving Credit Interest Rate Options].

Canadian Principal Office shall mean the main banking office of the Canadian Agent in Toronto, Ontario.

Canadian Qualified Commercial Letter of Credit Bank shall mean the Canadian Agent and any other Canadian Bank designated to issue Canadian Commercial Letters of Credit in a written notice by the Canadian Borrower accepted in writing by such other Canadian Bank to the Canadian Agent to which the Canadian Agent has not reasonably objected to a Canadian Bank's designation as such within five (5) Business Days of receipt of the Canadian Borrower's written notice of such designation and which designation has not been revoked in a written notice by the Canadian Borrower to the Canadian Agent; provided, however, that the Canadian Borrower may not have more than four (4) Canadian Banks so designated at any one (1) time and the Canadian Borrower may not revoke such designation of a Canadian Bank so long as such Canadian Bank has Canadian Commercial Letters of Credit outstanding.

Canadian Ratable Share shall mean the proportion that a Canadian Bank's Commitment (excluding the Canadian Swing Loan Commitment) bears to the Canadian Revolving Credit Commitments (excluding the Canadian Swing Loan Commitment) of all of the Canadian Banks, provided that in the case of Section 2.10 [Defaulting Banks] when a Defaulting Bank shall exist, "Canadian Ratable Share" shall mean the percentage of the aggregate Canadian Revolving Credit Commitments (disregarding any Defaulting Bank's Canadian Revolving Credit Commitment) represented by such Canadian Bank's Canadian Revolving Credit Commitment.  If the Canadian Revolving Credit Commitments have terminated or expired, the Canadian Ratable Share shall be determined based upon the Canadian Revolving Credit Commitments (excluding the Canadian Swing Loan Commitment) most recently in effect, giving effect to any assignments.

Canadian Reimbursement Obligation shall have the meaning assigned to such term in Section 2.9.3.2 [Disbursements; Reimbursements].

Canadian Required Share shall have the meaning assigned to such term in Section 4.11.2 [Canadian Settlement Date Procedures].

Canadian Revolving Credit Commitment shall mean, as to any Canadian Bank at any time, the amount initially set forth opposite its name on Schedule 1.1(B) in the column labeled "Amount of Commitment for Canadian Revolving Credit Loans," as such Commitment is thereafter assigned or modified and Canadian Revolving Credit Commitments shall mean the aggregate Canadian Revolving Credit Commitments of all of the Canadian Banks.

Canadian Revolving Credit Loans shall mean collectively and Canadian Revolving Credit Loan shall mean separately all Canadian Revolving Credit Loans or any Canadian Revolving Credit Loan made by the Canadian Banks or one of the Canadian Banks to the Canadian Borrower pursuant to Section 2.1.2 [Canadian Revolving Credit Loan Sub-Facility] or 2.9.3 [Disbursements; Reimbursement].

Canadian Revolving Credit Notes shall mean collectively and Canadian Revolving Credit Note shall mean separately all the Canadian Revolving Credit Notes of the Canadian Borrower in the form of Exhibit 1.1(R)(2) evidencing the Canadian Revolving Credit Loans, together with all amendments, extensions, renewals, replacements, refinancings or refundings thereof in whole or in part.

Canadian Revolving Facility Usage shall mean at any time the sum of the Dollar Equivalent Amount of Canadian Revolving Credit Loans outstanding, Canadian Swing Loans outstanding, and the Canadian Letters of Credit Outstanding.

Canadian Standby Letter of Credit shall mean a Canadian Letter of Credit (including a direct pay letter of credit) issued to support obligations of one or more of the Canadian Loan Parties, contingent or otherwise, which finance the working capital and business needs of the Canadian Loan Parties, but excluding any Canadian Letter of Credit (a) under which the stated amount of such Canadian Letter of Credit increases automatically over time or (b) that is a Canadian Commercial Letter of Credit.

Canadian Standby Letter of Credit Fee shall have the meaning assigned to that term in Section 2.9.2 [Canadian Letter of Credit Fees].

Canadian Statutory Plan means any Canadian statutory benefit plan in which or with which any Loan Party is required to participate or comply, including the Canada Pension Plan and the Quebec Pension Plan and plans administered pursuant to applicable health tax, workplace safety insurance and employment insurance Laws, but excluding any Canadian Pension Plan and any Canadian Welfare Plan.

Canadian Swing Loan Commitment shall mean PNC Canada's commitment to make Canadian Swing Loans to the Canadian Borrower pursuant to Section 2.1.4 [Canadian Swing Loans] hereof in an aggregate principal amount up to the Dollar Equivalent Amount of Ten Million and 00/100 Dollars ($10,000,000.00).

Canadian Swing Loan Request shall have the meaning assigned to that term in Section 2.4.4 [Canadian Swing Loan Requests].

Canadian Swing Loans shall mean collectively all Canadian Swing Loans made by PNC Canada to the Canadian Borrower pursuant to 2.1.4 [Canadian Swing Loans], each of which is referred to herein individually as a Canadian Swing Loan.

Canadian Swing Note shall mean the Canadian Swing Note of the Canadian Borrower in the form of Exhibit 1.1(S)(2) evidencing the Canadian Swing Loans, together with all amendments, extensions, renewals, replacements, refinancings or refundings thereof in whole or in part.

Canadian Welfare Plan means any deferred compensation, bonus, share option or purchase, savings, retirement savings, retirement benefit, profit sharing, medical, health, hospitalization, insurance or any other benefit, program, agreement or arrangement, funded or unfunded, formal or informal, written or unwritten, in Canada, that is applicable to any current or former employee, director, officer, shareholder, consultant or independent contractor of any Loan Party, or any dependent of any of them, other than a Canadian Pension Plan or a Canadian Statutory Plan.

Captive Insurance Entity shall mean an insurance company created and owned by a Loan Party whose primary purpose is to provide coverage on the risk of the Parent or the Parent's Subsidiaries.

Cash Management Agreements shall have the meaning specified in Section 2.5.4 [US Swing Loans Under Cash Management Agreements].

CDOR Interest Period shall mean the period of time selected by the Canadian Borrower in connection with (and to apply to) any election permitted hereunder by the Canadian Borrower to have Canadian Revolving Credit Loans bear interest under the CDOR Rate Option.  Subject to the last sentence of this definition, such period shall be one (1), two (2), three (3) or six (6) Months.  Such CDOR Interest Period shall commence on the effective date of such Interest Rate Option, which shall be (i) the Borrowing Date if the Canadian Borrower is requesting new Canadian Revolving Credit Loans, or (ii) the date of renewal of or conversion to the CDOR Rate Option if the Canadian Borrower is renewing or converting to the CDOR Rate Option applicable to outstanding Canadian Revolving Credit Loans.  Notwithstanding the second sentence hereof: (A) any CDOR Interest Period which would otherwise end on a date which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in the next calendar month, in which case such CDOR Interest Period shall end on the immediately preceding Business Day, and (B) the Canadian Borrower shall not select, convert to or renew a CDOR Interest Period for any portion of the Canadian Revolving Credit Loans that would end after the Expiration Date.

CDOR Rate shall mean on any day and for any period, an annual rate of interest equal to the rate applicable to Canadian Dollar bankers' acceptances for the applicable CDOR Interest Period appearing on the "Reuters Screen CDOR Page", rounded to the nearest 1/100th of one percent (0.01%) (with .005% being rounded up), at approximately 10:00 a.m., on such day, or if such day is not a Business Day, then on the immediately preceding Business Day, provided that if such rate does not appear on the Reuters Screen CDOR Page on such day the CDOR rate on such day shall be the rate for such period applicable to Canadian Dollar bankers' acceptances quoted by a bank listed in Schedule I of the Bank Act (Canada), as selected by the Canadian Agent, as of 10:00 a.m. on such day or, if such day is not a Business Day, then on the immediately preceding Business Day.

CDOR Rate Option shall mean the option of the Canadian Borrower to have Canadian Revolving Credit Loans bear interest at the rate and under the terms set forth in Section 3.1.2(ii) [Canadian Revolving Credit Interest Rate Option].

Change in Law shall mean the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Law, (b) any change in any Law or in the administration, interpretation or application thereof by any Official Body or (c) the making or issuance of any request, guideline or directive (whether or not having the force of Law) by any Official Body; provided however, for purposes of this Agreement, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, guidelines and directives in connection therewith are deemed to have gone into effect and adopted after the date of this Agreement, and provided further, for purposes of Section 4.8.2 [Capital Requirements], all requests, rules, guidelines or directives promulgated by the Bank of International Settlements, the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority) or the United States or Canadian financial regulatory authorities with respect to capital adequacy, in each case pursuant to Basel III, shall be deemed to be a Change in Law regardless of the date adopted, issued, promulgated or implemented.

CIP Regulations shall have the meaning assigned to such term in Section 9.11 [No Reliance, Etc.].

Closing Date shall mean July 22, 2011.

Commercial Letters of Credit shall mean collectively all US Commercial Letters of Credit and Canadian Commercial Letters of Credit, each of which is referred to herein individually as a Commercial Letter of Credit.

Commercial Letter of Credit Fees shall mean, collectively, the US Commercial Letter of Credit Fee and the Canadian Commercial Letter of Credit Fee.

Commitment shall mean, as to any Bank (except PNC Bank and PNC Canada), the aggregate of its US Revolving Credit Commitment and Canadian Revolving Credit Commitment and, (i) in the case of PNC Bank, the aggregate of its US Revolving Credit Commitment and its US Swing Loan Commitment, and (ii) in the case of PNC Canada, the aggregate of its Canadian Revolving Credit Commitment and its Canadian Swing Loan Commitment, and Commitments shall mean the aggregate of the US Revolving Credit Commitment, the Canadian Revolving Credit Commitment, the US Swing Loan Commitment and the Canadian Swing Loan Commitment of all of the Banks.

Compliance Certificate shall have the meaning assigned to such term in Section 7.3.3 [Certificate of the US Borrowers].

Consideration shall mean with respect to any Permitted Acquisition, the aggregate of (i) the cash paid by any of the Loan Parties, directly or indirectly, to the seller in connection therewith, (ii) the Indebtedness incurred or assumed by any of the Loan Parties, whether in favor of the seller or otherwise and whether fixed or contingent, (iii) any Guaranty given or incurred by any Loan Party in connection therewith, and (iv) any other consideration given or obligation incurred by any of the Loan Parties in connection therewith, as each of the foregoing is recorded by the Loan Parties in accordance with GAAP.

Consolidated EBITDAR shall mean, for any period of determination, without duplication (i) the sum of consolidated net income, depreciation, amortization, other non-cash charges to net income, interest expense, income tax expense and Consolidated Rental Expense, minus (ii) non-cash credit to net income, in each case determined and consolidated for the Parent and its Subsidiaries in accordance with GAAP.

Consolidated Facility Usage shall mean at any time the sum of US Revolving Facility Usage and Canadian Revolving Facility Usage.

Consolidated Interest Expense shall mean, for any period of determination, the aggregate amount of interest or fees paid, accrued or scheduled to be paid or accrued in respect of any Indebtedness (including the interest portion of rentals under capitalized leases) and all but the principal component of payments in respect of conditional sales or other title retention agreements paid, accrued or scheduled to be paid or accrued during such period, net of interest income, in each case determined and consolidated for the Parent and its Subsidiaries in accordance with GAAP.

Consolidated Letters of Credit Outstanding shall mean at any time the sum of US Letters of Credit Outstanding and Canadian Letters of Credit Outstanding.

Consolidated Rental Expense shall mean, for any period of determination, the aggregate rental amounts payable by the Parent and its Subsidiaries during such period under any lease of real property having a remaining term (including any required renewals or any renewals at the option of the lessor or lessee) of one year or more (but does not include any amounts payable under capitalized leases or performance rents), in each case determined and consolidated for the Parent and its Subsidiaries in accordance with GAAP.

Consolidated Total Indebtedness shall mean, as of any date of determination, any and all Indebtedness (other than reimbursement obligations (contingent or otherwise) under any Hedge Agreement) of the Parent and its Subsidiaries, in each case determined and consolidated for the Parent and its Subsidiaries in accordance with GAAP.

Contamination shall mean the presence or release or threat of release of Regulated Substances in, on, under or emanating to or from the Property, which pursuant to Environmental Laws requires notification or reporting to an Official Body, or which pursuant to Environmental Laws requires the investigation, cleanup, removal, remediation, containment, abatement of or other response action or which otherwise constitutes a violation of Environmental Laws.

Co-Documentation Agents shall have the meaning assigned to that term in the Preamble hereof.

Daily LIBOR Rate shall mean, for any day, the rate per annum determined by the Administrative Agent by dividing (x) the Published Rate by (y) a number equal to 1.00 minus the LIBOR Rate Reserve Percentage.

Debt Ratings shall mean collectively the rating of the Parent's Indebtedness under this Agreement by each of Standard & Poor's and/or Moody's, each of which is referred to herein individually as a Debt Rating.

Defaulting Bank shall mean any Bank that (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swing Loans or (iii) pay over to the Administrative Agent, the Canadian Agent, the Issuing Banks, PNC Bank (as the US Swing Loan Bank), PNC Canada (as the Canadian Swing Loan Bank) or any Bank any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Bank notifies the Administrative Agent or the Canadian Agent, as applicable, in writing that such failure is the result of such Bank's good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified any Loan Party, the Administrative Agent or the Canadian Agent, as applicable, in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Bank's good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within two (2) Business Days after request by the Administrative Agent or the Canadian Agent, acting in good faith, to provide a certification in writing from an authorized officer of such Bank that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit, as applicable, and Swing Loans under this Agreement, provided that such Bank shall cease to be a Defaulting Bank pursuant to this clause (c) upon the Administrative Agent's or the Canadian Agent's, as applicable, receipt of such certification in form and substance satisfactory to the Administrative Agent or the Canadian Agent, as applicable, (d) has become the subject of a Bankruptcy Event (as hereinafter defined) or (e) has failed at any time to comply with the provisions of Section 4.3 [Sharing of Payments by Banks] with respect to purchasing participations from the other Banks, whereby such Bank's share of any payment received, whether by setoff or otherwise, is in excess of its Ratable Share or, if applicable, its US Funded Percentage of such payments due and payable to all of the Banks.

As used in this definition and in Section 2.10 [Defaulting Banks], the term "Bankruptcy Event" means, with respect to any Person, such Person or such Person's direct or indirect parent company becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent or the Canadian Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person or such Person's direct or indirect parent company by a Official Body or instrumentality thereof if, and only if, such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or Canada, as applicable, or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Official Body or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

Dollar, Dollars, U.S. Dollars and the symbol $ shall mean lawful money of the United States of America.

Dollar Equivalent Amount shall mean, with respect to any amount of any currency, the Equivalent Amount of such currency expressed in Dollars.

Dollar Loan shall mean any US Revolving Credit Loan made in Dollars.

Environmental Complaint shall mean any (i) notice of non-compliance or violation, citation or order relating in any way to any Environmental Law, Environmental Permit, Contamination or Regulated Substance; (ii) civil, criminal, administrative or regulatory investigation instituted by an Official Body relating in any way to any Environmental Law, Environmental Permit, Contamination or Regulated Substance; (iii) administrative, regulatory or judicial action, suit, claim or proceeding instituted by any Person or Official Body or any written notice of liability or potential liability from any Person or Official Body, in either instance, setting forth allegations relating to or a cause of action for personal injury (including death), property damage, natural resource damage, contribution or indemnity for the costs associated with the performance of Remedial Actions, direct recovery for the costs associated with the performance of Remedial Actions, liens or encumbrances attached to or recorded or levied against property for the costs associated with the performance of Remedial Actions, civil or administrative penalties, criminal fines or penalties, or declaratory or equitable relief arising under any Environmental Laws; or (iv) subpoena, request for information or other written notice or demand of any type issued to the Parent or any of its Subsidiaries by an Official Body pursuant to any Environmental Laws.

Environmental Laws shall mean all federal, state, provincial, local and foreign Laws (including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§ 9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Federal Water Pollution Control Act, 33 U.S.C. §§ 1251 et seq., the Federal Safe Drinking Water Act, 42 U.S.C. §§ 300f-300j, the Federal Air Pollution Control Act, 42 U.S.C. § 7401 et seq., the Oil Pollution Act, 33 U.S.C. § 2701 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. §§ 136 to 136y) each as amended, and any regulations promulgated thereunder or any equivalent state, provincial or local Law, each as amended, and any regulations promulgated thereunder and any consent decrees, settlement agreements, judgments, orders, directives or any binding policies having the force and effect of law issued by or entered into with an Official Body pertaining or relating to:  (i) pollution or pollution control; (ii) protection of human health from exposure to Regulated Substances; (iii) protection of the environment and/or natural resources; (iv) the presence, use, management, generation, manufacture, processing, extraction, treatment, recycling, refining, reclamation, labeling, sale, transport, storage, collection, distribution, disposal or release or threat of release of Regulated Substances; (v) the presence of Contamination; (vi) the protection of endangered or threatened species; and (vii) the protection of Environmentally Sensitive Areas.

Environmental Permits shall mean all permits, licenses, bonds or other forms of financial assurances, consents, registrations, identification numbers, approvals or authorizations required under Environmental Laws (i) to own, occupy or maintain the Property; (ii) for the operations and business activities of the Loan Parties; or (iii) for the performance of a Remedial Action.

Environmental Records shall mean all notices, reports, records, plans, applications, forms or other filings relating or pertaining to the Property, Contamination, the performance of a Remedial Action and the operations and business activities of the Loan Parties which pursuant to Environmental Laws, Environmental Permits or at the request or direction of an Official Body either must be submitted to an Official Body or otherwise must be maintained.

Environmentally Sensitive Area shall mean (i) any wetland as defined by or designated by applicable Laws, including applicable Environmental Laws; (ii) any area designated as a coastal zone pursuant to applicable Laws, including Environmental Laws; (iii) any area of historic or archeological significance or scenic area as defined or designated by applicable Laws, including Environmental Laws; (iv) habitats of endangered species or threatened species as designated by applicable Laws, including Environmental Laws; (v) wilderness or refuge areas as defined or designated by applicable Laws, including Environmental Laws; or (vi) a floodplain or other flood hazard area as defined pursuant to any applicable Laws.

Equalization Date shall mean the date upon the earliest to occur of (i) the termination of the Commitments pursuant to Section 8.2.1 [Events of Default Other Than Bankruptcy or Reorganization Proceedings], (ii) the acceleration of the Obligations pursuant to Section 8.2.1 [Events of Default Other Than Bankruptcy or Reorganization Proceedings], (iii) the occurrence of an Event of Default pursuant to Section 8.1.14 [Involuntary Proceedings] or Section 8.1.15 [Voluntary Proceedings], or (iv) the Expiration Date, to the extent that any of the Obligations remain outstanding as of 5:00 p.m. as of such date.

Equivalent Amount shall mean, at any time, as determined by the Administrative Agent or the Canadian Agent, as the case may be (which determination shall be conclusive absent manifest error), with respect to an amount of any currency (the "Reference Currency") which is to be computed as an equivalent amount of another currency (the "Equivalent Currency"): (i) if the Reference Currency and the Equivalent Currency are the same, the amount of such Reference Currency, or (ii) if the Reference Currency and the Equivalent Currency are not the same, the amount of such Equivalent Currency converted from such Reference Currency at the Administrative Agent's or Canadian Agent's, as applicable, spot selling rate (based on the market rates then prevailing and available to the Administrative Agent or the Canadian Agent, as applicable) for the sale of such Equivalent Currency for such Reference Currency.

Equivalent Currency shall have the meaning assigned to that term in the definition of Equivalent Amount.

ERISA shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

ERISA Group shall mean, at any time, the US Borrowers and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control and all other entities which, together with the US Borrowers, are treated as a single employer under Section 414 of the Internal Revenue Code; provided, however, that the ERISA Group shall only include those entities that regularly employ individuals to perform services within the United States.

Eurocurrency Liabilities shall have the meaning assigned to such term in the definition of LIBOR Rate Reserve Percentage.

Event of Default shall mean any of the events described in Section 8.1 [Events of Default] and referred to therein as an "Event of Default."

Excess Interest shall have the meaning assigned to that term in Section 3.1.

Excluded Canadian Active Subsidiaries shall mean collectively the Subsidiaries of the Canadian Borrower listed on Schedule 1.1(E)(1), each of which is referred to herein individually as an Excluded Canadian Active Subsidiary.  Any Excluded Canadian Active Subsidiary which joins this Agreement as a Guarantor pursuant to Section 10.15 [Joinder of Guarantors] shall cease to be an Excluded Canadian Active Subsidiary.

Excluded Canadian Inactive Subsidiaries shall mean collectively the Subsidiaries of the Canadian Borrower listed on Schedule 1.1(E)(2), each of which is referred to herein individually as an Excluded Canadian Inactive Subsidiary.  Any Excluded Canadian Inactive Subsidiary which joins this Agreement as a Guarantor pursuant to Section 10.15 [Joinder of Guarantors] shall cease to be an Excluded Canadian Inactive Subsidiary.

Excluded Taxes shall mean, with respect to the Administrative Agent, the Canadian Agent, any Bank, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrowers hereunder, (a) taxes imposed on or measured by its net income (however denominated), taxes imposed on net worth, the Michigan business tax, and franchise taxes (including but not limited to the Texas franchise tax on taxable margin) or alternative or minimum income taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized or in which its principal office is located or, in the case of any Bank, in which its applicable lending office is located or as a result of a present or former connection between such recipient and the jurisdiction of the Official Body imposing such tax (other than any such connection arising solely from (i) such recipient's having executed, delivered or performed its obligations or received payment under any Loan Document or (ii) the enforcement of any Loan Document), (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which any Borrower is located, (c) any backup withholding tax that is required by the Internal Revenue Code to be withheld from amounts payable to a recipient that has failed to comply with Section 4.9.5 [Status of Banks] and (d) in the case of a Foreign Bank, any withholding tax that is imposed on amounts payable to such Foreign Bank at the time such Foreign Bank becomes a party hereto (or designates a new lending office) or is attributable to such Foreign Bank's failure or inability (other than as a result of a Change in Law) to comply with Section 4.9.5 [Status of Banks], except to the extent that such Foreign Bank (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from any Borrower with respect to such withholding tax pursuant to Section 4.9.1 [Payments Free of Taxes].

Excluded US Active Subsidiaries shall mean collectively the following Subsidiaries of any Loan Party:  (a) any entity in the Big Lots Capital Group, (b) any Captive Insurance Entity, (c) any Qualified Community Development Entity and any Subsidiary of a Qualified Community Development Entity, and (d) the Subsidiaries of the Parent listed on Schedule 1.1(E)(3); each of which is referred to herein individually as an Excluded US Active Subsidiary.  Any Excluded US Active Subsidiary that joins this Agreement as a Guarantor pursuant to Section 10.13 [Joinder of Guarantors] shall cease to be an Excluded US Active Subsidiary.

Excluded US Inactive Subsidiaries shall mean collectively the Subsidiaries of the Parent listed on Schedule 1.1(E)(4), each of which is referred to herein individually as an Excluded US Inactive Subsidiary.  Any Excluded US Inactive Subsidiary which joins this Agreement as a Guarantor pursuant to Section 10.13 [Joinder of Guarantors] shall cease to be an Excluded US Inactive Subsidiary.

Executive Order No. 13224 shall mean the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

Expiration Date shall mean July 22, 2016.

Facility Fee shall have the meaning assigned to that term in Section 2.3 [Facility Fees].

FATCA shall mean Sections 1471 through 1474 of the Internal Revenue Code and any regulations with respect thereto or official interpretations thereof.

Federal Funds Effective Rate for any day shall mean the rate per annum (based on a year of three hundred sixty (360) days and actual days elapsed and rounded upward to the nearest 1/100 of 1%) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the "Federal Funds Effective Rate" as of the date of this Agreement; provided, if such Federal Reserve Bank (or its successor) does not announce such rate on any day, the "Federal Funds Effective Rate" for such day shall be the Federal Funds Effective Rate for the last day on which such rate was announced.

Federal Funds Open Rate for any day shall mean the rate per annum (based on a year of three hundred sixty (360) days and actual days elapsed) which is the daily federal funds open rate as quoted by ICAP North America, Inc. (or any successor) as set forth on the Bloomberg Screen BTMM for that day opposite the caption "OPEN" (or on such other substitute Bloomberg Screen that displays such rate), or as set forth on such other recognized electronic source used for the purpose of displaying such rate as selected by the Administrative Agent (for purposes of this definition, a "FFOR Alternate Source") or if such rate for such day does not appear on the Bloomberg Screen BTMM (or any substitute screen) or on any FFOR Alternate Source, or if there shall at any time, for any reason, no longer exist a Bloomberg Screen BTMM (or any substitute screen) or any FFOR Alternate Source, a comparable replacement rate determined by the Administrative Agent at such time (which determination shall be conclusive absent manifest error); provided however, that if such day is not a Business Day, the Federal Funds Open Rate for such day shall be the "open" rate on the immediately preceding Business Day.  If and when the Federal Funds Open Rate changes, the rate of interest with respect to any advance to which the Federal Funds Open Rate applies will change automatically without notice to any US Borrower, effective on the date of any such change.

FFOR Alternate Source shall have the meaning assigned to that term is the definition of "Federal Funds Open Rate".

Financial Projections shall have the meaning assigned to that term in Section 5.1.9(ii) [Financial Statements].

Fitch shall mean Fitch IBCA, Duff & Phelps, a division of Fitch, Inc. and its successors.

Fixed Charge Coverage Ratio shall mean the ratio of (a) Consolidated EBITDAR to (b) the sum of (i) Consolidated Interest Expense and (ii) Consolidated Rental Expense.

Foreign Bank shall mean, (i) in the case of each US Borrower, any US Bank that is organized under the Laws of a jurisdiction outside the United States of America, and (ii) in the case of the Canadian Borrower, any Canadian Bank that is organized under the Laws of a jurisdiction outside Canada.  For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

Fund shall mean any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

GAAP shall mean generally accepted accounting principles as are in effect from time to time in the United States, subject to the provisions of Section 1.3, and applied on a consistent basis both as to classification of items and amounts.

Guarantors shall mean collectively the US Guarantors and the Canadian Guarantors, each of which is referred to herein individually as a Guarantor.

Guarantor Joinder shall mean a joinder by a Person as a Guarantor under the Loan Documents in the form of Exhibit 1.1(G)(1).

Guaranty of any Person shall mean any obligation of such Person guaranteeing or in effect guaranteeing any liability or obligation of any other Person in any manner, whether directly or indirectly, including any agreement to indemnify or hold harmless any other Person, any performance bond or other suretyship arrangement and any other form of assurance against loss, except endorsement of negotiable or other instruments for deposit or collection in the ordinary course of business.

Guaranty Agreements shall mean collectively the US Guaranty Agreements and the Canadian Guaranty Agreements, each of which is referred to herein individually as a Guaranty Agreement.

Hedge Agreements shall mean foreign exchange agreements, currency swap agreements, interest rate exchange, collar, cap, swap, adjustable strike cap, adjustable strike corridor agreements or similar hedging agreements entered into by the Parent or its Subsidiaries in the ordinary course of business and not for speculative purposes.

Hedge Liabilities shall have the meaning assigned to that term in the definition of Bank-Provided Hedge.

Historical Statements shall have the meaning assigned to that term in Section 5.1.9(i) [Financial Statements].

ICC shall have the meaning assigned to that term in Section 10.11.1 [Governing Law].

Increasing Bank shall have the meaning assigned to that term in Section 2.12.1 [Increasing Banks and New Banks].

Indebtedness shall mean, as to any Person at any time, any and all indebtedness, obligations or liabilities (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) of such Person for or in respect of:  (i) borrowed money, (ii) amounts raised under or liabilities in respect of any note purchase or acceptance credit facility, (iii) reimbursement obligations (contingent or otherwise) under any letter of credit or Hedge Agreement, (iv) any other transaction (including forward sale or purchase agreements, capitalized leases and conditional sales agreements) having the commercial effect of a borrowing of money entered into by such Person to finance its operations or capital requirements (but not including trade payables and accrued expenses incurred in the ordinary course of business), or (v) any Guaranty of Indebtedness for borrowed money.

Indemnified Taxes shall mean Taxes other than Excluded Taxes.

Indemnitee shall have the meaning assigned to that term in Section 10.3.2 [Indemnification by the Borrowers].

Insolvency Proceeding  shall mean, with respect to any Person, (a) a case, action or proceeding with respect to such Person (i) before any court or any other Official Body under any bankruptcy, insolvency, reorganization or other similar Law now or hereafter in effect, or (ii) for the appointment of a receiver, receiver and manager, liquidator, assignee, custodian, trustee, sequestrator, conservator (or similar official) of such Person or otherwise relating to the liquidation, dissolution, winding-up or relief of such Person, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors, or other, similar arrangement in respect of such Person's creditors generally or any substantial portion of its creditors; undertaken under any Law.

Intercompany Subordination Agreement shall mean a Subordination Agreement among the Loan Parties in the form attached hereto as Exhibit 1.1(I).

Interest Rate Option shall mean any LIBOR Rate Option, Base Rate Option, CDOR Rate Option or Canadian Prime Rate Option.

Internal Revenue Code shall mean the Internal Revenue Code of 1986, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

Issuing Banks shall collectively mean the US Issuing Banks and the Canadian Issuing Banks and Issuing Bank shall mean any US Issuing Bank or Canadian Issuing Bank.

Labor Contracts shall mean all employment agreements, employment contracts, collective bargaining agreements and other similar agreements guaranteeing a right of employment among any Loan Party and its employees.

Law shall mean any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, opinion, release, ruling, order, injunction, writ, decree, bond, judgment, authorization or approval, lien or award of or settlement agreement with any Official Body.

Letters of Credit shall mean collectively all US Letters of Credit and Canadian Letters of Credit, each of which is referred to herein individually as a Letter of Credit.

Letter of Credit Borrowings shall mean collectively all US Letter of Credit Borrowings and Canadian Letter of Credit Borrowings, each of which is referred to herein individually as a Letter of Credit Borrowing.

Letter of Credit Fees shall mean, collectively, the Commercial Letter of Credit Fee and the Standby Letter of Credit Fee.

Letters of Credit Outstanding shall mean collectively all US Letters of Credit Outstanding and all Canadian Letters of Credit Outstanding.

Leverage Ratio shall mean, as of any date of determination, the ratio of (a) the sum of (i) Consolidated Total Indebtedness on such date and (ii) four (4) times Consolidated Rental Expense for the four (4) fiscal quarters ending on such date, to (b) Adjusted Consolidated EBITDAR for the four (4) fiscal quarters ending on such date.

LIBOR Interest Period shall mean the period of time selected by the US Borrowing Agent in connection with (and to apply to) any election permitted hereunder by the US Borrowing Agent to have US Revolving Credit Loans bear interest under the LIBOR Rate Option.  Subject to the last sentence of this definition, such period shall be one (1), two (2), three (3) or six (6) Months; provided, however with respect to US Revolving Credit Loans made or to be made in a US Optional Currency and/or Canadian Revolving Credit Loans made or to be made in a Canadian Optional Currency, such period shall be one (1) Month.  Such LIBOR Interest Period shall commence on the effective date of such Interest Rate Option, which shall be (i) the Borrowing Date if the US Borrowing Agent is requesting new US Revolving Credit Loans, or (ii) the date of renewal of or conversion to the LIBOR Rate Option if the US Borrowing Agent is renewing or converting to the LIBOR Rate Option applicable to outstanding US Revolving Credit Loans.  Notwithstanding the second sentence hereof: (A) any LIBOR Interest Period which would otherwise end on a date which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in the next calendar month, in which case such LIBOR Interest Period shall end on the next preceding Business Day, and (B) the US Borrowing Agent shall not select, convert to or renew a LIBOR Interest Period for any portion of the US Revolving Credit Loans that would end after the Expiration Date.

LIBOR Rate shall mean the following:

(A) with respect to Dollar Loans (including Canadian Optional Currency Loans in US Dollars) comprising any Borrowing Tranche to which the LIBOR Rate Option applies for any LIBOR Interest Period, the interest rate per annum determined by the Administrative Agent by dividing (the resulting quotient rounded upwards, if necessary, to the nearest 1/100th of one percent (1.00%) per annum) (i) the rate which appears on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which U.S. Dollar deposits are offered by leading banks in the London interbank deposit market), or the rate which is quoted by another source selected by the Administrative Agent which has been approved by the British Bankers' Association as an authorized information vendor for the purpose of displaying rates at which U.S. Dollar deposits are offered by leading banks in the London interbank deposit market (a "LIBOR Rate Alternate Source"), at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such LIBOR Interest Period as the London interbank offered rate for U.S. Dollars having a borrowing date and a maturity comparable to such LIBOR Interest Period (or if there shall at any time, for any reason, no longer exist a Bloomberg Page BBAM1 (or any substitute page) or any LIBOR Rate Alternate Source, a comparable replacement rate determined by the Administrative Agent at such time (which determination shall be conclusive absent manifest error)), by (ii) a number equal to 1.00 minus the LIBOR Rate Reserve Percentage.  Such LIBOR Rate may also be expressed by the following formula:

LIBOR Rate	=	London interbank offered rate quoted by Bloomberg on Page BBAM 1 (or substitute page) or a LIBOR Rate Alternate Source
1.00 - LIBOR Rate Reserve Percentage

; and

(B) with respect to US Optional Currency Loans comprising any Borrowing Tranche to which the LIBOR Rate Option applies for any LIBOR Interest Period, the interest rate per annum determined by the Administrative Agent by dividing (the resulting quotient rounded upwards, if necessary, to the nearest 1/100th of one percent (1.00%) per annum) (i) the rate which appears on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which deposits in the relevant US Optional Currency are offered by leading banks in the London interbank deposit market), or the rate which is quoted by another source selected by the Administrative Agent which has been approved by the British Bankers' Association as an authorized information vendor for the purpose of displaying rates at which deposits in the relevant US Optional Currency are offered by leading banks in the London interbank deposit market (a "US Optional Currency Alternate Source"), at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such LIBOR Interest Period as the London interbank offered rate for the applicable US Optional Currency having a borrowing date and a maturity comparable to such LIBOR Interest Period (or if there shall at any time, for any reason, no longer exist a Bloomberg Page BBAM1 (or any substitute page) or any US Optional Currency Alternate Source, a comparable replacement rate determined by the Administrative Agent at such time (which determination shall be conclusive absent manifest error)), by (ii) a number equal to 1.00 minus the LIBOR Rate Reserve Percentage.  Such LIBOR Rate may also be expressed by the following formula:

LIBOR Rate	=	London interbank offered rate quoted by Bloomberg on Page BBAM 1 (or substitute page) or a LIBOR Rate Alternate Source
1.00 - LIBOR Rate Reserve Percentage

In the case of either clause (A) or (B) above, the LIBOR Rate shall be adjusted with respect to any US Loan to which the LIBOR Rate Option applies that is outstanding on the effective date of any change in the LIBOR Rate Reserve Percentage as of such effective date.  The Administrative Agent shall give prompt notice to the US Borrowing Agent of the LIBOR Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.

LIBOR Rate Alternate Source shall have the meaning assigned to that term in the definition of LIBOR Rate.

LIBOR Rate Option shall mean (i) the option of the US Borrowers to have US Revolving Credit Loans bear interest at the rate and under the terms and conditions set forth in Section 3.1.1(ii) [US Revolving Credit Interest Rate Options] and/or (ii) the option of the Canadian Borrower to have Canadian Optional Currency Loans bear interest at the rate and under the terms and conditions set forth in Section 3.1.2(iii) [Canadian Revolving Credit Interest Rate Options].

LIBOR Rate Reserve Percentage shall mean as of any day the maximum percentage in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including supplemental, marginal and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as "Eurocurrency Liabilities").

Lien shall mean any mortgage, deed of trust, pledge, lien, security interest, charge, hypothec or other encumbrance or security arrangement of any nature whatsoever, whether voluntarily or involuntarily given, including any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security and any filed financing statement or other notice of any of the foregoing (whether or not a lien or other encumbrance is created or exists at the time of the filing).

LLC Interests shall have the meaning assigned to such term in Section 5.1.3 [Subsidiaries].

Loan Documents shall mean this Agreement, the Administrative Agent's Letter, the Guaranty Agreements, the Intercompany Subordination Agreement, the Notes, agreements related to Bank-Provided Hedges, the Letters of Credit and any other instruments, certificates or documents delivered or contemplated to be delivered hereunder or thereunder or in connection herewith or therewith, as the same may be supplemented or amended from time to time in accordance herewith or therewith, and Loan Document shall mean any of the Loan Documents.

Loan Parties shall mean collectively the Borrowers and the Guarantors, each of which is referred to herein individually as a Loan Party.

Loan Request shall mean a US Loan Request or a Canadian Loan Request.

Loans shall mean collectively all Revolving Credit Loans and Swing Loans, each of which is referred to herein individually as a Loan.

Margin Stock shall mean margin stock as defined in Regulation U, together with all official rulings and interpretations issued thereunder.

Material Adverse Change shall mean any set of circumstances or events which: (a) has or could reasonably be expected to have any material adverse effect upon the validity or enforceability of this Agreement or any other Loan Document; (b) is or could reasonably be expected to be material and adverse to the business, operations, properties, assets, or financial condition of the Loan Parties taken as a whole; provided that a downgrade of the Debt Ratings or a Negative Pronouncement shall not in and of itself be deemed to be a Material Adverse Change; (c) impairs materially or could reasonably be expected to impair materially the ability of the Loan Parties taken as a whole to duly and punctually pay or perform their Indebtedness; or (d) impairs materially or could reasonably be expected to impair materially the ability of the Administrative Agent or any of the Banks, to the extent permitted, to enforce their legal remedies pursuant to this Agreement or any other Loan Document.

Month, with respect to a LIBOR Interest Period under the LIBOR Rate Option or a CDOR Interest Period under the CDOR Rate Option, shall mean the interval between the days in consecutive calendar months numerically corresponding to the first day of such LIBOR Interest Period or CDOR Interest Period, as applicable, e.g., January 15 to February 14.  If any LIBOR Interest Period or CDOR Interest Period begins on a day of a calendar month for which there is no numerically corresponding day in the month in which such LIBOR Interest Period or CDOR Interest Period, as applicable, is to end, the final month of such LIBOR Interest Period or CDOR Interest Period, as applicable, shall be deemed to end on the last Business Day of such final month.

Moody's shall mean Moody's Investors Service, Inc. and its successors.

Multiemployer Plan shall mean any employee benefit plan which is a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA and to which any US Borrower or any member of the ERISA Group is then making or accruing an obligation to make contributions or, within the preceding five Plan years, has made or had an obligation to make such contributions.

Multiple Employer Plan shall mean a Plan which has two or more contributing sponsors (including any US Borrower or any member of the ERISA Group) at least two of whom are not under common control, as such a plan is described in Sections 4063 and 4064 of ERISA.

Negative Pronouncement shall mean a public announcement by either Standard & Poor's or Moody's with respect to a possible downgrade of, or negative outlook with respect to, the Debt Ratings.

Net Proceeds shall mean the aggregate of the (after tax, if applicable, and deduction for all reasonable costs and expenses) proceeds received by the Loan Parties in connection with the issuance by any such Loan Party of unsecured Indebtedness as permitted by Section 7.2.1(vii) [Indebtedness] hereof.

New Bank shall have the meaning assigned to that term in Section 2.12.1 [Increasing Banks and New Banks].

New York Potential Tax Claim shall mean the liability for taxes or gains arising from the resale of real estate asserted by the New York State Department of Taxation and Finance against some of the Excluded US Inactive Subsidiaries described in Schedule 5.1.7, attached hereto and made a part hereof.

Non-Canadian Bank shall mean any US Bank that does not have an affiliated Canadian Bank that has a Canadian Revolving Credit Commitment.

Notes shall mean collectively the US Revolving Credit Notes, the Canadian Revolving Credit Notes, the US Swing Note and the Canadian Swing Note, each of which is referred to herein individually as a Note.

Notice of Adjustment shall have the meaning assigned to that term in Section 2.17.2 [Notice of Adjustment].

Obligation shall mean any obligation or liability of any of the Loan Parties to the Administrative Agent, the Canadian Agent or any of the Banks, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due, under or in connection with this Agreement, the Notes, the Letters of Credit, the Administrative Agent's Letter or any other Loan Document.  Obligations shall include the liabilities to any Bank under any Bank-Provided Hedge but shall not include the liabilities to other Persons under any other Hedge Agreement.

Official Body shall mean the government of the United States of America or any other nation, or of any political subdivision thereof, whether state, provincial, local or otherwise, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

Omnibus Ratable Share shall mean the proportion that a Bank's Commitments (excluding the Swing Loan Commitments) bears to the Commitments (excluding the Swing Loan Commitments) of all of the Banks.  If the Commitments have terminated or expired, the Omnibus Ratable Share shall be determined based upon the Commitments (excluding the Swing Loan Commitments) most recently in effect, giving effect to any assignments.

Optional Currency shall mean a US Optional Currency or a Canadian Optional Currency, as the case may be.

Order shall have the meaning assigned to such term in Section 2.8.9 [Liability for Acts and Omissions].

Original Currency shall have the meaning assigned to such term in Section 4.12.1 [Currency Conversation Procedures for Judgments].

Other Currency shall have the meaning assigned to such term in Section 4.12.1 [Currency Conversion Procedures for Judgments].

Other Taxes shall mean all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.  Other Taxes do not include Excluded Taxes.

Parent shall have the meaning assigned to that term in the Preamble hereof.

Participant shall have the meaning assigned to that term in Section 10.8.4 [Participations].

Participation Advance shall mean any US Participation Advance or any Canadian Participation Advance.

Partnership Interests shall have the meaning given to such term in Section 5.1.3 [Subsidiaries].

Payment In Full shall mean the indefeasible payment in full in cash of the Loans and other Obligations hereunder (other than contingent indemnification and reimbursement obligations in respect of which no claim for payment has yet been asserted by the Person entitled thereto), termination of the Commitments and expiration, termination or cash collateralization of all Letters of Credit.

PBGC shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor.

Permitted Acquisitions shall have the meaning assigned to such term in Section 7.2.5(iv) [Liquidations, Mergers, Consolidations, Acquisitions].

Permitted Investments shall mean:

(i)           direct obligations of the United States of America or any agency or instrumentality thereof or obligations backed by the full faith and credit of the United States of America maturing in twelve (12) months or less from the date of acquisition;

(ii)          commercial paper maturing in one (1) year or less rated not lower than A-1, by Standard & Poor's, P-1 by Moody's or F-1 by Fitch on the date of acquisition;

(iii)         demand deposits, time deposits or certificates of deposit maturing within one year in any Bank or any other commercial banks whose obligations are rated A-1, A or the equivalent or better by Standard & Poor's on the date of acquisition;

(iv)         money market mutual funds or cash management trusts rated the highest rating by Standard & Poor's, Moody's or Fitch (and not rated other than the highest rating by Standard & Poor's, Moody's or Fitch) or investing solely in investments described in clauses (i) through (iii) above;

(v)          fully collateralized repurchase agreements with a term of not more than one hundred eighty (180) days for securities described in clause (i) above and entered into with commercial banks whose obligations are rated A-1, A or the equivalent or better by Standard & Poor's on the date of acquisition;

(vi)         short term tax-exempt securities rated not lower than BBB by Standard & Poor's, Baa2 by Moody's or an equivalent rating by Fitch with provisions for liquidity or maturity accommodations of two (2) years or less;

(vii)        investments in other readily marketable securities (excluding any equity or equity-linked securities other than auction rate preferred securities) which are rated P1 or P2 by Moody's, A1 or A2 by Standard & Poor's or F1 or F2 by Fitch (in lieu of a short term rating, a long term rating of not less than A2 by Moody's, A by Standard & Poor's or an equivalent rating by Fitch would qualify under this sub-clause (vii), provided that no such security position shall exceed five percent (5%) of the invested cash portfolio of the Loan Parties); and

(viii)       any investment existing on the date of this Agreement and described on Schedule 1.1(P)(1).

Permitted Liens shall mean:

(i)           Liens for taxes, assessments, or similar charges, incurred in the ordinary course of business and which are not yet due and payable;

(ii)          Pledges or deposits made in the ordinary course of business to secure payment of workmen's compensation, or to participate in any fund in connection with workmen's compensation, unemployment insurance, old-age pensions or other social security programs;

(iii)         Liens of contractors, mechanics, materialmen, warehousemen, carriers, or other like Liens, securing obligations incurred in the ordinary course of business that are not yet due and payable and Liens of landlords securing obligations to pay lease payments that are not yet due and payable or in default;

(iv)         Good-faith pledges or deposits made in the ordinary course of business to secure performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, not in excess of the aggregate amount due thereunder, or to secure statutory obligations, or surety, appeal, indemnity, performance or other similar bonds required in the ordinary course of business;

(v)          Encumbrances consisting of zoning restrictions, easements or other restrictions on the use of real property, none of which materially impairs the use of such property or the value thereof, and none of which is violated in any material respect by existing or proposed structures or land use;

(vi)         Liens on property leased by or consigned to any Loan Party under capital and operating leases or consignment arrangements securing obligations of such Loan Party to the lessor under such leases;

(vii)        Any Lien existing on the date of this Agreement and described on Schedule 1.1(P)(2), provided that the principal amount secured thereby is not hereafter increased, and no additional assets become subject to such Lien;

(viii)       Purchase Money Security Interests to the extent that the aggregate amount of loans and deferred payments secured by such Purchase Money Security Interests, when aggregated with the amount of Indebtedness secured by Liens as permitted in clause (ix) below, do not exceed at any one time outstanding Ten Million and 00/100 Dollars ($10,000,000.00) (excluding for the purpose of this aggregate computation any loans or deferred payments secured by Liens described on Schedule 1.1(P)(2));

(ix)          Liens on proceeds granted in connection with securities lending transactions or reverse repurchase agreements involving United States Treasury bonds to the extent the aggregate amount of the Indebtedness secured by such Liens, when aggregated with the amount of loans and deferred payments secured by Purchase Money Security Interests as permitted in clause (viii) above, do not exceed at any one time outstanding Ten Million and 00/100 Dollars ($10,000,000.00) (excluding for the purpose of this aggregate computation any loans or deferred payments secured by Liens described on Schedule 1.1(P)(2)); and

(x)           The following, (A) if the validity or amount thereof is being contested in good faith by appropriate and lawful proceedings diligently conducted so long as levy and execution thereon have been stayed and continue to be stayed or (B) if a final judgment is entered and such judgment is discharged within thirty (30) days of entry, or (C) if payments thereof are covered in full (subject to customary deductibles) by an insurance company of reputable standing which has acknowledged that the applicable policy applies to the following and is not reserving any right to contest applicability, and in any case they do not in the aggregate materially impair the ability of any Loan Party to perform its Obligations hereunder or under the other Loan Documents:

(1)           Claims or Liens for taxes, assessments or charges due and payable and subject to interest or penalty, provided that the applicable Loan Party maintains such reserves or other appropriate provisions as shall be required by GAAP and pays all such taxes, assessments or charges forthwith upon the commencement of proceedings to foreclose any such Lien;

(2)           Claims, Liens or encumbrances upon, and defects of title to, real or personal property, including any attachment of personal or real property or other legal process prior to adjudication of a dispute on the merits;

(3)           Claims or Liens of mechanics, materialmen, warehousemen, carriers, or other statutory nonconsensual Liens; or

(4)           Liens resulting from final judgments or orders described in Section 8.1.6.

Person shall mean any individual, corporation, partnership, limited liability company, association, joint-stock company, trust, unincorporated organization, joint venture, government or political subdivision or agency thereof, or any other entity.

Plan shall mean at any time an employee pension benefit plan (including a Multiple Employer Plan, but not a Multiemployer Plan) which is covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (i) is maintained by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained by any entity which was at such time a member of the ERISA Group for employees of any entity which was at such time a member of the ERISA Group.

PNC Bank shall mean PNC Bank, National Association, its successors and assigns.

PNC Canada shall mean PNC Bank Canada Branch, its successors and assigns.

Potential Default shall mean any event or condition which with notice, passage of time or a determination reasonably made by the Administrative Agent or the Required Banks, or any combination of the foregoing, would constitute an Event of Default.

Prime Rate shall mean the interest rate per annum announced from time to time by PNC Bank at its Principal Office as its then prime rate, which rate may not be the lowest or most favorable rate then being charged commercial borrowers or others by PNC Bank.  Any change in the Prime Rate shall take effect at the opening of business on the day such change is announced.

Prime Rate (Canada) shall mean the interest rate per annum as advised from time to time by PNC Canada at its Canadian Principal Office as its then prime rate, which rate may not be the lowest or most favorable rate then being charged commercial borrowers or others by PNC Canada.  Any change in the Prime Rate (Canada) shall take effect at the opening of business on the day such change is announced.

Principal Office shall mean the main banking office of the Administrative Agent in Pittsburgh, Pennsylvania.

Prior Loan Agreement shall mean the Credit Agreement, dated as of April 28, 2009, by and among BLS, certain guarantors, the lenders party thereto, PNC Bank, as administrative agent, Wells Fargo Bank, National Association, as syndication agent and U.S. Bank National Association, Branch Banking and Trust Company, Compass Bank and The Huntington National Bank, each as documentation agent, as amended, modified or supplemented from time to time.

Prior Loan Documents shall mean the Prior Loan Agreement and any and all other related documents entered into in connection therewith, as amended, modified or supplemented from time to time.

Prohibited Transaction shall mean any prohibited transaction as defined in Section 4975 of the Internal Revenue Code or Section 406 of ERISA for which (i) no statutory exception exists or (ii) neither an individual nor a class exemption has been issued by the United States Department of Labor.

Property shall mean all real property, both owned and leased, of any Loan Party.

Published Rate shall mean the rate of interest published each Business Day in The Wall Street Journal "Money Rates" listing under the caption "London Interbank Offered Rates" for a one month period (or, if no such rate is published therein for any reason, then the Published Rate shall be the rate at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market for a one month period as published in another publication selected by the Administrative Agent).

Purchase Money Security Interest shall mean Liens upon real or tangible personal property securing loans to any Loan Party or Subsidiary of a Loan Party or deferred payments by such Loan Party or Subsidiary for the purchase of such real or tangible personal property.

Qualified Community Development Entity shall mean any corporation or partnership (or a limited liability company designated as a corporation or partnership for federal income tax purposes) organized under the laws of the United States of America or any state thereof that meets the requirements of Section 45(D)(c) of the Internal Revenue Code.

Qualified Hedge Agreement shall mean a Hedge Agreement with a financial institution reasonably acceptable to the Administrative Agent and which (i) is documented in a standard International Swap Dealer Association Agreement or a similar agreement, (ii) provides for the method of calculating the reimbursable amount of the provider's credit exposure in a reasonable and customary manner, (iii) is entered into for hedging (rather than speculative) purposes, and (iv) does not require that any collateral be provided as security for such Agreement.

Ratable Share shall mean, singly or collectively as the context may require, the Canadian Ratable Share and the US Ratable Share.

Reference Currency shall have the meaning assigned to that term in the definition of Equivalent Amount.

Regulated Substances shall mean, without limitation, any substance, material or waste, regardless of its form or nature, defined under Environmental Laws as a "hazardous substance," "pollutant," "pollution," "contaminant," "hazardous or toxic substance," "extremely hazardous substance," "toxic chemical," "toxic substance," "toxic waste," "hazardous waste," "special handling waste," "industrial waste," "residual waste," "solid waste," "municipal waste," "mixed waste," "infectious waste," "chemotherapeutic waste," "medical waste," "pesticide" or "regulated substance" or any other substance, material or waste, regardless of its form or nature, which is regulated, controlled or governed by Environmental Laws due to its radioactive, ignitable, corrosive, reactive, explosive, toxic, carcinogenic or infectious properties or nature or any other material, substance or waste, regardless of its form or nature, which otherwise is regulated, controlled or governed by Environmental Laws, including petroleum and petroleum products (including crude oil and any fractions thereof), natural gas, synthetic gas and any mixtures thereof, asbestos, urea formaldehyde, polychlorinated biphenyls, mercury, radon and radioactive materials.

Regulation U shall mean Regulation U, T or X as promulgated by the Board of Governors of the Federal Reserve System, as amended from time to time.

Reimbursement Obligation shall mean collectively all US Reimbursement Obligations and all Canadian Reimbursement Obligations.

Related Parties shall mean, with respect to any Person, such Person's Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person's Affiliates.

Remedial Action shall mean any investigation, identification, preliminary assessment, characterization, delineation, feasibility study, cleanup, corrective action, removal, remediation, risk assessment, fate and transport analysis, in situ treatment, containment, operation and maintenance or management in-place, control or abatement of or other response actions to Regulated Substances and any closure or post-closure measures associated therewith.

Reportable Event shall mean a reportable event described in Section 4043 of ERISA and regulations thereunder with respect to a Plan, a Multiemployer Plan or a Multiple Employer Plan.

Required Banks shall mean, at any time, determined, if applicable, based on the then current Dollar Equivalent Amount:

(i)            if there are no Loans, Reimbursement Obligations or Letter of Credit Borrowings outstanding, Required Banks shall mean Banks (other than any Defaulting Bank) whose Commitments (excluding the Swing Loan Commitments) aggregate more than fifty percent (50%) of the Commitments (excluding the Swing Loan Commitments) of all of the Banks (other than any Defaulting Bank), or

(ii)           if there are Loans, Reimbursement Obligations, or Letter of Credit Borrowings outstanding, Required Banks shall mean:

(A)           prior to a termination of the Commitments hereunder pursuant to Section 8.2.1 [Events of Default Other Than Bankruptcy, Etc.] or 8.2.2 [Bankruptcy or Reorganization Proceedings], any Bank or group of Banks (other than any Defaulting Bank) if the sum of the Loans (excluding the Swing Loans), Reimbursement Obligations and Letter of Credit Borrowings of such Banks (other than any Defaulting Bank) then outstanding aggregates more than fifty percent (50%) of the total principal amount of all of the Loans (excluding the Swing Loans), Reimbursement Obligations and Letter of Credit Borrowings then outstanding.

(B)           after a termination of the Commitments hereunder pursuant to Section 8.2.1 [Events of Default Other Than Bankruptcy, Etc.] or 8.2.2 [Bankruptcy or Reorganization Proceedings], any Bank or group of Banks (other than any Defaulting Bank) if the sum of the Loans, Reimbursement Obligations and Letter of Credit Borrowings of such Banks (other than any Defaulting Bank) then outstanding aggregates more than fifty percent (50%) of the total principal amount of all of the Loans, Reimbursement Obligations and Letter of Credit Borrowings then outstanding.  Reimbursement Obligations and Letter of Credit Borrowings shall be deemed, for purposes of this definition, to be in favor of the Administrative Agent and not a participating Bank if such Bank has not made its Participation Advance in respect thereof and shall be deemed to be in favor of such Bank to the extent of its Participation Advance if it has made its Participation Advance in respect thereof.

Revolving Credit Commitment shall mean as to any Bank the aggregate of its US Revolving Credit Commitment and Canadian Revolving Credit Commitment and Revolving Credit Commitments shall mean the aggregate of the US Revolving Credit Commitments and Canadian Revolving Credit Commitments of all of the Banks.

Revolving Credit Loans shall mean collectively all US Revolving Credit Loans and Canadian Revolving Credit Loans, each of which is referred to herein individually as a Revolving Credit Loan.

Rollover Letters of Credit shall mean all letters of credit set forth on Schedule 1.1(R) which were issued by the financial institution listed on Schedule 1.1(R) under the Prior Loan Agreement prior to the date hereof upon the application of a Loan Party and are outstanding on the Closing Date.

SEC shall mean the Securities and Exchange Commission or any governmental agencies substituted therefor.

Settlement Date shall mean any Business Day on which the Administrative Agent or Canadian Agent, as the case may be, elects to effect settlement pursuant to Section 4.11 [Settlement Date Procedures].

Shares shall have the meaning assigned to that term in Section 5.1.2 [Capitalization and Ownership].

Solvent shall mean, with respect to any Person on a particular date, that on such date (i) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (ii) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (iii) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (iv) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature, and (v) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's property would constitute unreasonably small capital after giving due consideration to the prevailing practice in such Person's industry.  In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

Standard & Poor's shall mean Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

Standby Letters of Credit shall mean collectively all US Standby Letters of Credit and Canadian Standby Letters of Credit, each of which is referred to herein individually as a Standby Letter of Credit.

Standby Letter of Credit Fees shall mean collectively the US Standby Letter of Credit Fee and the Canadian Standby Letter of Credit Fee.

Subsidiary of any Person at any time shall mean (i) any corporation or trust of which fifty percent (50%) or more (by number of shares or number of votes) of the outstanding capital stock or shares of beneficial interest normally entitled to vote for the election of one or more directors or trustees (regardless of any contingency which does or may suspend or dilute the voting rights) is at such time owned directly or indirectly by such Person or one or more of such Person's Subsidiaries, (ii) any partnership of which such Person is a general partner or of which fifty percent (50%) or more of the partnership interests are at the time directly or indirectly owned by such Person or one or more of such Person's Subsidiaries, (iii) any limited liability company of which such Person is a member or of which fifty percent (50%) or more of the limited liability company interests are at the time directly or indirectly owned by such Person or one or more of such Person's Subsidiaries or (iv) any corporation, trust, partnership, limited liability company or other entity which is controlled or capable of being controlled by such Person or one or more of such Person's Subsidiaries.

Subsidiary Shares shall have the meaning assigned to that term in Section 5.1.3.

Swing Loan Commitments shall mean collectively the US Swing Loan Commitment and the Canadian Swing Loan Commitment.

Swing Loans shall mean collectively all US Swing Loans and Canadian Swing Loans, each of which is referred to herein individually as a Swing Loan.

Syndication Agents shall have the meaning assigned to that term in the Preamble hereof.

Taxes or taxes shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Official Body, including any interest, additions to tax or penalties applicable thereto, each of which is referred to herein individually as a Tax or tax.

Test Date shall mean, if at the time the rating of either Standard & Poor's or Moody's with respect to the Parent's consolidated Indebtedness under this Agreement shall be less than BBB- or Baa3 and the rating of the other such rating agency with respect to BLS' Indebtedness under this Agreement shall not be at least BBB- or Baa3, or if there shall not be a rating in effect from such other rating agency of BLS' Indebtedness under this Agreement, each date of the making of any Loan or the issuance of any Letter of Credit hereunder.

UCP shall have the meaning assigned to that term in Section 10.11.1 [Governing Law].

USA Patriot Act shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

US Banks shall mean the financial institutions named on Schedule 1.1(B) holding a US Revolving Credit Commitment and their respective successors and assigns as permitted hereunder, each of which is referred to herein individually as a US Bank.

US Borrowing Agent shall mean BLS.

US Borrower and US Borrowers shall have the respective meanings assigned to those terms in the Preamble hereof.

US Commercial Letter of Credit shall mean any letter of credit which is a commercial letter of credit issued in respect of the purchase of goods or services by one or more of the US Loan Parties in the ordinary course of their business.

US Commercial Letter of Credit Fee shall have the meaning assigned to such term in Section 2.8.2 [US Letter of Credit Fees].

US Computation Date shall have the meaning assigned to that term in Section 2.13.1 [Periodic Computations, etc.].

US Drawing Date shall have the meaning assigned to that term in Section 2.8.3.2 [Disbursements; Reimbursements].

US Funded Percentage shall mean, at any time for any US Bank, the percentage obtained by dividing (A) that portion of the US Revolving Facility Usage owed to such US Bank by (B) the aggregate US Revolving Facility Usage; provided, however, if the US Revolving Facility Usage is Zero and 00/100 Dollars ($0.00), then the US Funded Percentage shall be equal to the US Ratable Share, provided that in the case of Section 2.10 [Defaulting Banks] when a Defaulting Bank shall exist, "US Funded Percentage" shall mean the percentage of the aggregate US Revolving Facility Usage (disregarding any Defaulting Bank's portion of the US Revolving Facility Usage) represented by such US Bank's US Revolving Facility Usage.

US Guarantors shall mean collectively each of the Subsidiaries of the Parent which is a party to this Agreement and which is designated as a "US Guarantor" on the signature page hereof and each other Subsidiary of the Parent which joins this Agreement as a US Guarantor after the date hereof pursuant to Section 10.13 [Joinder of Guarantors], each of which is referred to herein individually as an US Guarantor.  Each Subsidiary of the Parent that is organized under the Laws of the United States of America or any state thereof shall be a US Guarantor except for (a) the Excluded US Inactive Subsidiaries, (b) the Excluded US Active Subsidiaries, (c) the Excluded Canadian Inactive Subsidiaries, (d) the Excluded Canadian Active Subsidiaries, and (e) certain Subsidiaries as described in Section 7.2.8 [Subsidiaries, Partnerships, Etc.].  Notwithstanding anything to the contrary, the Canadian Borrower is not a guarantor of the US Obligations.

US Guaranty Agreement or US Guaranty Agreements shall mean, singularly or collectively, as the context may require, the Guaranty and Suretyship Agreements in substantially the form of Exhibit 1.1(G)(2)(A) with respect to the Subsidiaries that are US Guarantors, executed and delivered by the US Guarantors to the Administrative Agent for the benefit of the Banks on or after the date hereof, as amended, modified or supplemented from time to time.

US Issuing Bank shall mean with respect to a US Letter of Credit, a US Bank which has issued that US Letter of Credit pursuant to Section 2.8 [US Letter of Credit Subfacility].  PNC Bank shall be the US Issuing Bank under each Rollover Letter of Credit that is a US Standby Letter of Credit.  Any US Bank which is a US Qualified Commercial Letter of Credit Bank may be the US Issuing Bank with respect to US Commercial Letters of Credit.

US Letter of Credit shall have the meaning assigned to that term in Section 2.8.1 [Issuance of US Letters of Credit].

US Letter of Credit Borrowing shall have the meaning assigned to such term in Section 2.8.3.4 [Disbursements; Reimbursement].

US Letter of Credit Fees shall mean collectively the US Commercial Letter of Credit Fee and the US Standby Letter of Credit Fee.

US Letters of Credit Outstanding shall mean at any time the sum of (i) the aggregate amount available to be drawn under all outstanding US Letters of Credit (if any US Letter of Credit shall increase in an amount automatically in the future, such aggregate amount available to be drawn shall currently give effect to any such future increase) and (ii) the aggregate amount of all unpaid and outstanding US Reimbursement Obligations and US Letter of Credit Borrowings.

US Loan Parties shall mean collectively the US Borrowers and the US Guarantors, each of which is referred to herein individually as a US Loan Party.

US Loan Request shall mean a request for a US Revolving Credit Loan or a request to select, convert to or renew a Base Rate Option or LIBOR Rate Option with respect to an outstanding US Revolving Credit Loan in accordance with Sections 2.4.1 [US Loan Requests], 3.1 [Interest Rate Options] and 3.2 [Interest Periods].

US Loans shall mean collectively all US Revolving Credit Loans and US Swing Loans, each of which is referred to herein individually as a US Loan.

US Obligation shall mean all Obligations arising from, related to or connected with the US Loans and US Letters of Credit.

US Optional Currency shall mean any of the following currencies (i) Canadian Dollars and (ii) any other currency approved by the Administrative Agent and all of the US Banks pursuant to Section 2.13.4 [Request for Additional US Optional Currencies].

US Optional Currency Alternate Source shall have the meaning assigned to that term in the definition of LIBOR Rate.

US Optional Currency Loan shall mean any US Revolving Credit Loan made in a US Optional Currency.

US Overnight Rate shall mean for any day with respect to any US Revolving Credit Loans in a US Optional Currency, the rate of interest per annum as determined by the Administrative Agent at which overnight deposits in such currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day in the applicable offshore interbank market.

US Participation Advance shall mean, with respect to any US Bank, such US Bank's payment in respect of its participation in a US Letter of Credit Borrowing according to its US Ratable Share pursuant to Section 2.8.3.3 [Disbursements; Reimbursement].

US Qualified Commercial Letter of Credit Bank shall mean the Administrative Agent and any other US Bank designated to issue US Commercial Letters of Credit in a written notice by the US Borrowing Agent accepted in writing by such other US Bank to the Administrative Agent to which the Administrative Agent has not reasonably objected to a US Bank's designation as such within five (5) Business Days of receipt of the US Borrowing Agent 's written notice of such designation and which designation has not been revoked in a written notice by the US Borrowing Agent to the Administrative Agent; provided, however, that the US Borrowing Agent may not have more than four (4) US Banks so designated at any one (1) time and the US Borrowing Agent may not revoke such designation of a US Bank so long as such US Bank has US Commercial Letters of Credit outstanding.

US Ratable Share shall mean the proportion that a US Bank's Commitment (excluding the US Swing Loan Commitment) bears to the US Revolving Credit Commitments (excluding the US Swing Loan Commitment) of all of the US Banks as adjusted pursuant to the provisions of Section 2.12 [Increase in US Revolving Credit Commitments], provided that in the case of Section 2.10 [Defaulting Banks] when a Defaulting Bank shall exist, "US Ratable Share" shall mean the percentage of the aggregate US Revolving Credit Commitments (disregarding any Defaulting Bank's US Revolving Credit Commitment) represented by such US Bank's US Revolving Credit Commitment.  If the US Revolving Credit Commitments have terminated or expired, the US Ratable Share shall be determined based upon the US Revolving Credit Commitments (excluding the US Swing Loan Commitment) most recently in effect, giving effect to any assignments.

US Reimbursement Obligation shall have the meaning assigned to such term in Section 2.8.3.2 [Disbursements; Reimbursement].

US Required Share shall have the meaning assigned to such term in Section 4.11.1 [US Settlement Date Procedures].

US Revolving Credit Commitment shall mean, as to any US Bank at any time, the amount initially set forth opposite its name on Schedule 1.1(B) in the column labeled "Amount of Commitment for US Revolving Credit Loans," and thereafter on Schedule I to the most recent Assignment and Assumption Agreement, and US Revolving Credit Commitments shall mean the aggregate US Revolving Credit Commitments of all of the US Banks.

US Revolving Credit Loans shall mean collectively all US Revolving Credit Loans made by the US Banks to the US Borrowers pursuant to Section 2.1.1 [US Revolving Credit Loans] or 2.8.3 [Disbursements; Reimbursement], each of which is referred to herein individually as a US Revolving Credit Loan.

US Revolving Credit Notes shall mean collectively all the US Revolving Credit Notes of the US Borrowers in the form of Exhibit 1.1(R)(1) evidencing the US Revolving Credit Loans, together with all amendments, extensions, renewals, replacements, refinancings or refundings thereof in whole or in part, each of which is referred to herein individually as a US Revolving Credit Note.

US Revolving Facility Usage shall mean at any time the sum of the Dollar Equivalent Amount of the US Revolving Credit Loans outstanding, the US Swing Loans outstanding, and the US Letters of Credit Outstanding.

US Standby Letter of Credit shall mean a US Letter of Credit (including a direct pay letter of credit) issued to support obligations of one or more of the US Loan Parties, contingent or otherwise, which finance the working capital and business needs of the US Loan Parties, but excluding any US Letter of Credit (a) under which the stated amount of such US Letter of Credit increases automatically over time or (b) that is a US Commercial Letter of Credit.

US Standby Letter of Credit Fee shall have the meaning assigned to that term in Section 2.8.2 [US Letter of Credit Fees].

US Swing Loan Commitment shall mean PNC Bank's commitment to make US Swing Loans to the US Borrowers pursuant to Section 2.1.3 [US Swing Loans] hereof in an aggregate principal amount up to Thirty Million and 00/100 Dollars ($30,000,000.00).

US Swing Loan Request shall have the meaning assigned to that term in Section 2.4.3 [US Swing Loan Requests].

US Swing Loans shall mean collectively all US Swing Loans or any US Swing Loan made by PNC Bank to the US Borrowers pursuant to 2.1.3 [US Swing Loans], each of which is referred to herein individually as a US Swing Loan.

US Swing Note shall mean the US Swing Note of the US Borrowers in the form of Exhibit 1.1(S)(1) evidencing the US Swing Loans, together with all amendments, extensions, renewals, replacements, refinancings or refundings thereof in whole or in part.

1.2	Construction.

Unless the context of this Agreement otherwise clearly requires, the following rules of construction shall apply to this Agreement and each of the other Loan Documents:

1.2.1.	Number; Inclusion.

references to the plural include the singular, the plural, the part and the whole; "or" has the inclusive meaning represented by the phrase "and/or," and "including" has the meaning represented by the phrase "including without limitation";

1.2.2.	Determination.

references to "determination" of or by the Administrative Agent, the Canadian Agent or the Banks shall be deemed to include good-faith estimates by the Administrative Agent, the Canadian Agent or the Banks (in the case of quantitative determinations) and good-faith beliefs by the Administrative Agent, the Canadian Agent or the Banks (in the case of qualitative determinations) and such determination shall be conclusive absent manifest error;

1.2.3.	Administrative Agent's and Canadian Agent's Discretion and Consent.

whenever the Administrative Agent, the Canadian Agent or the Banks are granted the right herein to act in its or their sole discretion or to grant or withhold consent such right shall be exercised in good faith;

1.2.4.	Documents Taken as a Whole.

the words "hereof," "herein," "hereunder," "hereto" and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document as a whole and, unless otherwise specified herein, not to any particular provision of this Agreement or such other Loan Document;

1.2.5.	Headings.

the section and other headings contained in this Agreement or such other Loan Document and the Table of Contents (if any), preceding this Agreement or such other Loan Document are for reference purposes only and shall not control or affect the construction of this Agreement or such other Loan Document or the interpretation thereof in any respect;

1.2.6.	Implied References to this Agreement.

article, section, subsection, clause, schedule and exhibit references are to this Agreement or other Loan Document, as the case may be, unless otherwise specified;

1.2.7.	Persons.

reference to any Person includes such Person's successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement or such other Loan Document, as the case may be, and reference to a Person in a particular capacity excludes such Person in any other capacity;

1.2.8.	Modifications to Documents.

reference to any agreement (including this Agreement and any other Loan Document together with the schedules and exhibits hereto or thereto), document or instrument means such agreement, document or instrument as amended, modified, replaced, substituted for, superseded or restated;

1.2.9.	From, To and Through.

relative to the determination of any period of time, "from" means "from and including," "to" means "to but excluding," and "through" means "through and including";

1.2.10.	Shall; Will.

references to "shall" and "will" are intended to have the same meaning;

1.2.11.	Time.

unless otherwise specified, all references herein to times of day shall be references to Eastern Time; and

1.2.12.	Equivalent Amount.

to the extent it is necessary to determine compliance with any provision hereof for which measurement is based on Dollars, any amount of any currency shall be deemed to be converted to the Dollar Equivalent Amount.

1.3	Accounting Principles.

Except as otherwise provided in this Agreement, all computations and determinations as to accounting or financial matters and all financial statements to be delivered pursuant to this Agreement shall be made and prepared in accordance with GAAP (including principles of consolidation where appropriate), and all accounting or financial terms shall have the meanings ascribed to such terms by GAAP; provided, however, that all accounting terms used in Section 7.2 [Negative Covenants] (and all defined terms used in the definition of any accounting term used in Section 7.2 [Negative Covenants] shall have the meaning given to such terms (and defined terms) under GAAP as in effect on the date hereof applied on a basis consistent with those used in preparing the Historical Statements referred to in Section 5.1.9(i) [Historical Statements].  Notwithstanding the foregoing, if the Parent notifies the Administrative Agent in writing that the Parent wishes to amend any financial covenant in Section 7.2 [Negative Covenants] of this Agreement and/or any related definition to include the effect of any change in GAAP occurring after the Closing Date on the operation of such financial covenants and/or definitions, then the Administrative Agent, the Required Banks and the Parent shall negotiate in good faith to amend such ratios or requirements to (a) preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Banks) and (b) insure that the operation of the financial covenants, representations and warranties, and the Events of Default applicable under the Loan Documents are not more restrictive as a result of the effect of any such change in GAAP; provided that, until so amended, the operation of the financial covenants, representations and warranties, and the Events of Default under the Loan Documents shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenants or definitions are amended in a manner satisfactory to the Parent and the Required Banks, and the Loan Parties shall provide to the Administrative Agent, when they deliver their financial statements pursuant to Section 7.3.1 [Quarterly Financial Statements] and Section 7.3.2 [Annual Financial Statements] of this Agreement, such reconciliation statements as shall be reasonably requested by the Administrative Agent.

2.	REVOLVING CREDIT AND SWING LOAN FACILITIES

2.1	Revolving Credit and Swing Loan Commitments.

2.1.1.	US Revolving Credit Loans.

Subject to the terms and conditions hereof and relying upon the representations and warranties herein set forth, each US Bank severally agrees to make US Revolving Credit Loans in either Dollars or one or more US Optional Currencies to the US Borrowers at any time or from time to time on or after the date hereof to the Expiration Date, provided that after giving effect to such US Revolving Credit Loan (i) the aggregate Dollar Equivalent Amount of US Revolving Credit Loans from such US Bank shall not exceed such US Bank's Revolving Credit Commitment minus such US Bank's US Ratable Share or, if applicable, such US Bank's US Funded Percentage of the Dollar Equivalent Amount of US Letters of Credit Outstanding, (ii) the US Revolving Facility Usage shall not exceed the US Revolving Credit Commitments, (iii) the Consolidated Facility Usage shall not exceed the US Revolving Credit Commitments, (iv) for any US Bank which is also a Canadian Bank, the sum of such US Bank's US Revolving Facility Usage and Canadian Revolving Facility Usage shall not exceed such Bank's US Revolving Credit Commitment, and (v) no US Revolving Credit Loan to which the Base Rate Option applies shall be made in a US Optional Currency.  Within such limits of time and amount and subject to the other provisions of this Agreement, the US Borrowers may borrow, repay and reborrow pursuant to this Section 2.1.1.  If not sooner paid, the entire principal balance of all outstanding US Revolving Credit Loans shall be immediately due and payable on the Expiration Date, without notice, presentment or demand of any kind.

2.1.2.	Canadian Revolving Credit Loan Sub-Facility.

Subject to the terms and conditions hereof and relying upon the representations and warranties herein set forth, each Canadian Bank severally agrees to make Canadian Revolving Credit Loans in either Canadian Dollars or in the Canadian Optional Currency to the Canadian Borrower at any time or from time to time on or after the date hereof to the Expiration Date, provided that after giving effect to such Canadian Revolving Credit Loan (i) the aggregate Dollar Equivalent Amount of Canadian Revolving Credit Loans from such Canadian Bank shall not exceed such Canadian Bank's Canadian Revolving Credit Commitment minus such Canadian Bank's Canadian Ratable Share of the Dollar Equivalent Amount of Canadian Letters of Credit Outstanding, (ii) the Canadian Revolving Facility Usage shall not exceed the Canadian Revolving Credit Commitments, (iii) the Consolidated Facility Usage shall not exceed the US Revolving Credit Commitments, (iv) for any Canadian Bank which is also a US Bank, the sum of such Canadian Bank's Canadian Revolving Facility Usage and US Revolving Facility Usage shall not exceed such Bank's Commitment, and (v) all Canadian Optional Currency Loans shall be LIBOR Rate Loans.  Within such limits of time and amount and subject to the other provisions of this Agreement, the Canadian Borrower may borrow, repay and reborrow pursuant to this Section 2.1.2.  If not sooner paid, the entire principal balance of all outstanding Canadian Revolving Credit Loans shall be immediately due and payable on the Expiration Date, without notice, presentment or demand of any kind.

2.1.3.	US Swing Loans.

Subject to the terms and conditions hereof and relying upon the representations and warranties herein set forth, and in order to facilitate loans and repayments between Settlement Dates, PNC Bank may, at its option, cancelable at any time for any reason whatsoever, make swing loans (the "US Swing Loans") in Dollars to the US Borrowers at any time or from time to time after the date hereof to, but not including, the Expiration Date, in an aggregate principal amount up to but not in excess of Thirty Million and 00/100 Dollars ($30,000,000.00) (the "US Swing Loan Commitment"), provided that after giving effect to any such US Swing Loan, (i) the US Revolving Facility Usage shall not exceed the US Revolving Credit Commitments, and (ii) the Consolidated Facility Usage shall not exceed the US Revolving Credit Commitments.  Within such limits of time and amount and subject to the other provisions of this Agreement, the US Borrowers may borrow, repay and reborrow pursuant to this Section 2.1.3.

2.1.4.	Canadian Swing Loans.

Subject to the terms and conditions hereof and relying upon the representations and warranties herein set forth, and in order to facilitate loans and repayments between Settlement Dates, PNC Canada may, at its option, cancelable at any time for any reason whatsoever, make swing loans (the "Canadian Swing Loans") in Canadian Dollars to the Canadian Borrower at any time or from time to time after the date hereof to, but not including, the Expiration Date, in an aggregate principal amount up to but not in excess of the Dollar Equivalent Amount of Ten Million and 00/100 Dollars ($10,000,000.00) (the "Canadian Swing Loan Commitment"), provided that after giving effect to any such Canadian Swing Loan, (i) the Canadian Revolving Facility Usage shall not exceed the Canadian Revolving Credit Commitments, and (ii) the Consolidated Facility Usage shall not exceed the US Revolving Credit Commitments.  Within such limits of time and amount and subject to the other provisions of this Agreement, the Canadian Borrower may borrow, repay and reborrow pursuant to this Section 2.1.4.

2.2	Nature of Banks' Obligations with Respect to Revolving Credit Loans.

2.2.1.	US Revolving Credit Loans.

Each US Bank shall be obligated to participate in each request for US Revolving Credit Loans pursuant to Section 2.4.1 [US Loan Requests] in accordance with its US Ratable Share or, if applicable, such US Bank's US Funded Percentage.  The aggregate Dollar Equivalent Amount of each US Bank's US Revolving Credit Loans outstanding hereunder to the US Borrowers at any time shall never exceed its US Revolving Credit Commitment minus its US Ratable Share of the outstanding US Swing Loans and the Dollar Equivalent Amount of the US Letters of Credit Outstanding.  The obligations of each US Bank hereunder are several.  The failure of any US Bank to perform its obligations hereunder shall not affect the US Obligations of any US Borrower to any other party nor shall any other party be liable for the failure of such US Bank to perform its obligations hereunder.  The US Banks shall have no obligation to make US Revolving Credit Loans hereunder on or after the Expiration Date.

2.2.2.	Canadian Revolving Credit Loans.

Each Canadian Bank shall be obligated to participate in each request for Canadian Revolving Credit Loans pursuant to Section 2.4.2 [Canadian Loan Requests] in accordance with its Canadian Ratable Share.  The aggregate Dollar Equivalent Amount of each Canadian Bank's Canadian Revolving Credit Loans outstanding hereunder to the Canadian Borrower at any time shall never exceed its Canadian Revolving Credit Commitment minus its Canadian Ratable Share of the Dollar Equivalent Amount of the outstanding Canadian Swing Loans and its Canadian Ratable Share of the Dollar Equivalent Amount of the Canadian Letters of Credit Outstanding.  The obligations of each Canadian Bank hereunder are several.  The failure of any Canadian Bank to perform its obligations hereunder shall not affect the Canadian Obligations of the Canadian Borrower to any other party nor shall any other party be liable for the failure of such Canadian Bank to perform its obligations hereunder.  The Canadian Banks shall have no obligation to make Canadian Revolving Credit Loans hereunder on or after the Expiration Date.

2.3	Facility Fees.

Accruing from the date hereof until the Expiration Date, the US Borrowers agree to pay to the Administrative Agent in Dollars for the account of each US Bank, in consideration for such US Bank's US Revolving Credit Commitment a nonrefundable facility fee (the "Facility Fee"), payable quarterly in arrears and due on the first (1st) day of each September, December, March and June after the Closing Date and on the Expiration Date or acceleration of the Notes in an amount equal to the product of (i) a fraction, the numerator of which is the number of days elapsed since the date the immediately preceding payment of the Facility Fee was due, and the denominator of which is three hundred sixty-five (365) days or three hundred sixty-six (366) days, as the case may be, (ii) the Applicable Facility Fee Percentage and (iii) the amount of such US Bank's US Revolving Credit Commitment, as the same may be constituted from time to time; provided, however, that (A) for purposes of calculating the Facility Fee payment due on September 1, 2011, clause (i) of the foregoing formula shall be a fraction, the numerator of which is the number of days elapsed from the Closing Date to September 1, 2011, and the denominator of which is three hundred sixty-five (365) days and (B) any Facility Fee accrued with respect to the US Revolving Credit Commitment of a Defaulting Bank during the period prior to the time such US Bank became a Defaulting Bank and unpaid at such time shall not be payable by the US Borrowers so long as such US Bank shall be a Defaulting Bank except to the extent that such Facility Fee shall otherwise have been due and payable by the US Borrowers prior to such time; and provided further that no Facility Fee shall accrue with respect to the US Revolving Commitment of a Defaulting Bank so long as such US Bank shall be a Defaulting Bank.

2.4	US Loan Requests; Canadian Loan Requests; US Swing Loan Requests; Canadian Swing Loan Requests.

2.4.1.	US Loan Requests.

Except as otherwise provided herein, the US Borrowing Agent may from time to time prior to the Expiration Date request the US Banks to make US Revolving Credit Loans, or renew or convert the Interest Rate Option applicable to existing US Revolving Credit Loans pursuant to Section 3.2 [Interest Periods], by delivering to the Administrative Agent, (i) not later than 12:00 noon three (3) Business Days prior to the proposed Borrowing Date with respect to the making of Dollar Loans to which the LIBOR Rate Option applies or the conversion to or the renewal of the LIBOR Rate Option for any such Loans; (ii) not later than 10:00 a.m. four (4) Business Days prior to the proposed Borrowing Date with respect to the making of any US Optional Currency Loan or the conversion to or the renewal of the LIBOR Rate Option for any US Optional Currency Loan; and (iii) not later than 12:00 noon on the proposed Borrowing Date with respect to the making of a US Revolving Credit Loan to which the Base Rate Option applies or the last day of the preceding LIBOR Interest Period with respect to the conversion to the Base Rate Option for any Loan, of a duly completed US Loan Request therefor substantially in the form of Exhibit 2.4.1 or a request by telephone immediately confirmed in the form of such exhibit (each, a "US Loan Request"), it being understood that the Administrative Agent may rely on the authority of any individual making such a telephonic request without the necessity of receipt of such written confirmation.  Provided further that the aggregate Dollar Equivalent Amount of the sum of such US Optional Currency Loans and the US Letters of Credit Outstanding which are denominated in US Optional Currencies, after giving effect to such US Loan Request, shall not exceed Two Hundred Million and 00/100 Dollars ($200,000,000.00).  Each US Loan Request shall be irrevocable and shall specify (i) the proposed Borrowing Date; (ii) the aggregate amount of the proposed Loans (expressed in the currency in which such Loans shall be funded) comprising each Borrowing Tranche which, with respect to Dollar Loans shall be in integral multiples of One Million and 00/100 Dollars ($1,000,000.00) and not less than Five Million and 00/100 Dollars ($5,000,000.00), with respect to US Optional Currency Loans denominated in Canadian Dollars shall be in integral multiples of One Million and 00/100 Canadian Dollars (CDN$1,000,000.00) and not less than Five Million and 00/100 Canadian Dollars (CDN$5,000,000.00) and with respect to US Optional Currency Loans denominated in an Optional Currency other than Canadian Dollars shall be in amounts as agreed to by the Administrative Agent and the US Borrowers, for each Borrowing Tranche to which the LIBOR Rate Option applies and integral multiples of One Million and 00/100 Dollars ($1,000,000.00) and not less than the lesser of Five Million and 00/100 Dollars ($5,000,000.00) or the maximum amount available for Borrowing Tranches to which the Base Rate Option applies; (iii) whether the LIBOR Rate Option or Base Rate Option shall apply to the proposed Loans comprising the applicable Borrowing Tranche; (iv) in the case of a Borrowing Tranche to which the LIBOR Rate Option applies, an appropriate LIBOR Interest Period for the Loans comprising such Borrowing Tranche and (v) the currency in which such US Revolving Credit Loans shall be funded if the US Borrowing Agent is electing the LIBOR Rate Option.

2.4.2.	Canadian Loan Requests.

Except as otherwise provided herein, the Canadian Borrower may from time to time prior to the Expiration Date request the Canadian Banks to make Canadian Revolving Credit Loans, or renew or convert the Interest Rate Option applicable to existing Canadian Revolving Credit Loans pursuant to Section 3.2 [Interest Periods], by delivering to the Canadian Agent, (i) not later than 11:00 a.m. three (3) Business Days prior to the proposed Borrowing Date with respect to the making of Canadian Dollar Loans to which the CDOR Rate Option applies or the conversion to or the renewal of the CDOR Rate Option for any such Loans; (ii) not later than 11:00 a.m. four (4) Business Days prior to the proposed Borrowing Date with respect to the making of any Canadian Optional Currency Loan or the renewal of the LIBOR Rate Option for any Canadian Optional Currency Loan; and (iii) not later than 11:00 a.m. on the proposed Borrowing Date with respect to the making of a Canadian Revolving Credit Loan to which the Canadian Prime Rate Option applies or the last day of the preceding CDOR Interest Period with respect to the conversion to the Canadian Prime Rate Option for any Canadian Loan, of a duly completed Canadian Loan Request therefor substantially in the form of Exhibit 2.4.2 or a request by telephone immediately confirmed in the form of such exhibit (each, a "Canadian Loan Request"), it being understood that the Canadian Agent may rely on the authority of any individual making such a telephonic request without the necessity of receipt of such written confirmation.  Each Canadian Loan Request shall be irrevocable and shall specify (i) the proposed Borrowing Date; (ii) the aggregate amount of the proposed Canadian Loans (expressed in the currency in which such Loans shall be funded) comprising each Borrowing Tranche, which shall be in integral multiples of One Million and 00/100 Canadian Dollars (CDN$1,000,000.00) and not less than Five Million and 00/100 Canadian Dollars (CDN$5,000,000.00) for each Borrowing Tranche to which the CDOR Rate Option applies, integral multiples of One Million and 00/100 Dollars ($1,000,000.00) and not less than Five Million and 00/100 Dollars ($5,000,000.00) for each Borrowing Tranche to which the LIBOR Rate Option applies and integral multiples of One Million and 00/100 Canadian Dollars (CDN$1,000,000.00) and not less than the lesser of Five Million and 00/100 Canadian Dollars (CDN$5,000,000.00) or the maximum amount available for Borrowing Tranches to which the Canadian Prime Rate Option applies; (iii) whether the CDOR Rate Option, Canadian Prime Rate Option or, solely with respect to a Canadian Optional Currency Loan, the LIBOR Rate Option shall apply to the proposed Loans comprising the applicable Borrowing Tranche; and (iv) in the case of a Borrowing Tranche to which the CDOR Rate Option applies, an appropriate CDOR Interest Period for the Loans comprising such Borrowing Tranche.

2.4.3.	US Swing Loan Requests.

Except as otherwise provided herein, the US Borrowing Agent may from time to time prior to the Expiration Date request PNC Bank to make US Swing Loans by delivery to PNC Bank not later than 2:00 p.m. on the proposed Borrowing Date of a duly completed request therefor substantially in the form of Exhibit 2.4.3 hereto or a request by telephone immediately confirmed in writing by letter, facsimile or electronic transmission, i.e., "e-mail" (each, a "US Swing Loan Request"), it being understood that the Administrative Agent may rely on the authority of any individual making such a telephonic request without the necessity of receipt of such written confirmation.  Each US Swing Loan Request shall be irrevocable and shall specify the proposed Borrowing Date and the principal amount of such US Swing Loan, which shall be in integral multiples of One Hundred Thousand and 00/100 Dollars ($100,000.00) and not less than One Hundred Thousand and 00/100 Dollars ($100,000.00).

2.4.4.	Canadian Swing Loan Requests.

Except as otherwise provided herein, the Canadian Borrower may from time to time prior to the Expiration Date request PNC Canada to make Canadian Swing Loans by delivery to PNC Canada not later than 11:00 a.m. on the proposed Borrowing Date of a duly completed request therefor substantially in the form of Exhibit 2.4.4 hereto or a request by telephone immediately confirmed in writing by letter, facsimile or e-mail (each, a "Canadian Swing Loan Request"), it being understood that the Canadian Agent may rely on the authority of any individual making such a telephonic request without the necessity of receipt of such written confirmation.  Each Canadian Swing Loan Request shall be irrevocable and shall specify the proposed Borrowing Date and the principal amount of such Canadian Swing Loan, which shall be in integral multiples of One Hundred Thousand and 00/100 Canadian Dollars (CDN$100,000.00) and not less than One Hundred Thousand and 00/100 Canadian Dollars (CDN$100,000.00).

2.5
Making Revolving Credit Loans and Swing Loans; Presumptions by the Administrative Agent and Canadian Agent; US Revolving Credit Notes, Canadian Revolving Credit Notes; US Swing Notes and Canadian Swing Notes.

2.5.1.	Making US Revolving Credit Loans.

The Administrative Agent shall, promptly after receipt by it of a US Loan Request pursuant to Section 2.4.1 [US Loan Requests], notify the US Banks of its receipt of such US Loan Request specifying:  (i) the proposed Borrowing Date and the time and method of disbursement of the US Revolving Credit Loans requested thereby; (ii) the amount and type of each such US Revolving Credit Loan and the applicable LIBOR Interest Period (if any); and (iii) the apportionment among the US Banks of such US Revolving Credit Loans as determined by the Administrative Agent in accordance with Section 2.2 [Nature of Banks' Obligations].  Each US Bank shall remit the principal amount of each US Revolving Credit Loan to the Administrative Agent such that the Administrative Agent is able to, and the Administrative Agent shall, to the extent the US Banks have made funds available to it for such purpose and subject to Section 6.2 [Each Additional Loan], fund such US Revolving Credit Loans to the US Borrowers in U.S. Dollars and immediately available funds at the Principal Office prior to 4:00 p.m. on the applicable Borrowing Date, provided that if any US Bank fails to remit such funds to the Administrative Agent in a timely manner, the Administrative Agent may elect in its sole discretion to fund with its own funds the US Revolving Credit Loans of such US Bank on such Borrowing Date, and such US Bank shall be subject to the repayment obligation in Section 2.5.6 [Presumptions by the Administrative Agent and the Canadian Agent].

2.5.2.	Making Canadian Revolving Credit Loans.

The Canadian Agent shall, promptly after receipt by it of a Canadian Loan Request pursuant to Section 2.4.2 [Canadian Loan Requests], notify the Canadian Banks of its receipt of such Canadian Loan Request specifying:  (i) the proposed Borrowing Date and the time and method of disbursement of the Canadian Revolving Credit Loans requested thereby; (ii) the amount and type of each such Canadian Revolving Credit Loan and the applicable CDOR Interest Period (if any); and (iii) the apportionment among the Canadian Banks of such Canadian Revolving Credit Loans as determined by the Canadian Agent in accordance with Section 2.2 [Nature of Banks' Obligations].  Each Canadian Bank shall remit the principal amount of each Canadian Revolving Credit Loan to the Canadian Agent such that the Canadian Agent is able to, and the Canadian Agent shall, to the extent the Canadian Banks have made funds available to it for such purpose and subject to Section 6.2 [Each Additional Loan], fund such Canadian Revolving Credit Loans to the Canadian Borrower in Canadian Dollars or Dollars, as applicable, and immediately available funds at the Canadian Principal Office on the applicable Borrowing Date, provided that if any Canadian Bank fails to remit such funds to the Canadian Agent in a timely manner, the Canadian Agent may elect in its sole discretion to fund with its own funds the Canadian Revolving Credit Loans of such Canadian Bank on such Borrowing Date, and such Canadian Bank shall be subject to the repayment obligation in Section 2.5.5 [Presumptions by the Administrative Agent and the Canadian Agent].

2.5.3.	Making US Swing Loans.

If PNC Bank elects to make US Swing Loans, PNC Bank shall, after receipt by it of a US Swing Loan Request pursuant to Section 2.4.3 [US Swing Loan Requests], fund such US Swing Loan to the US Borrowers in U.S. Dollars and immediately available funds at the Principal Office prior to 2:00 p.m. on the Borrowing Date.

2.5.4.	US Swing Loans Under Cash Management Agreements.

In addition to making US Swing Loans pursuant to the foregoing provisions of Section 2.5.3 [Making US Swing Loans], without the requirement for a specific request from the US Borrowing Agent pursuant to Section 2.4.3 [US Swing Loan Requests], PNC Bank as the US Swing Loan Lender may make US Swing Loans to the US Borrowers in accordance with the provisions of the agreements between the US Borrowers and such US Swing Loan Lender relating to the US Borrowers' deposit, sweep and other accounts at such US Swing Loan Lender and related arrangements and agreements regarding the management and investment of the US Borrowers' cash assets as in effect from time to time (the "Cash Management Agreements") to the extent of the daily aggregate net negative balance in the US Borrowers' accounts which are subject to the provisions of the Cash Management Agreements.  US Swing Loans made pursuant to this Section 2.5.4 in accordance with the provisions of the Cash Management Agreements shall (i) be subject to the limitations as to aggregate amount set forth in Section 2.1.1 [US Revolving Credit Loans], (ii) not be subject to the limitations as to individual amount set forth in Section 2.4.3 [US Swing Loan Requests], (iii) be payable by the US Borrowers, both as to principal and interest, at the rates and times set forth in the Cash Management Agreements (but in no event later than the Expiration Date), (iv) not be made at any time after such US Swing Loan Lender has received written notice of the occurrence of an Event of Default and so long as such shall continue to exist, or, unless consented to by the Required Banks, a Potential Default and so long as such shall continue to exist, (v) if not repaid by the US Borrowers in accordance with the provisions of the Cash Management Agreements, be subject to each US Bank's obligation pursuant to Section 2.6 [Borrowings to Repay Swing Loans], and (vi) except as provided in the foregoing subsections (i) through (v), be subject to all of the terms and conditions of this Section 2.  The US Borrowers acknowledge and agree that each US Borrower materially benefits from the arrangements made pursuant to this Section 2.5.4 and the Cash Management Agreements, and each US Borrower shall be jointly and severally liable for all Obligations, including without limitation, those arising from the operation of this Section 2.5.4.

2.5.5.	Making Canadian Swing Loans.

If PNC Canada elects to make Canadian Swing Loans, PNC Canada shall, after receipt by it of a Canadian Swing Loan Request pursuant to Section 2.4.4 [Canadian Swing Loan Requests], fund such Canadian Swing Loan to the Canadian Borrower in Canadian Dollars and immediately available funds at the Canadian Principal Office on the Borrowing Date.

2.5.6.	Presumptions by the Administrative Agent and the Canadian Agent.

2.5.6.1               US Revolving Credit Loans.

Unless the Administrative Agent shall have received notice from a US Bank prior to the proposed date of any US Revolving Credit Loan that such US Bank will not make available to the Administrative Agent such US Bank's share of such US Revolving Credit Loan, the Administrative Agent may assume that such US Bank has made such share available on such date in accordance with Section 2.5.1 [Making US Revolving Credit Loans] and may, in reliance upon such assumption, make available to the US Borrowers a corresponding amount.  In such event, if a US Bank has not in fact made its share of the applicable US Revolving Credit Loan available to the Administrative Agent, then the applicable US Bank and the US Borrowers severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the US Borrowers to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such US Bank, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by the US Borrowers, the interest rate applicable to US Revolving Credit Loans under the Base Rate Option.  If such US Bank pays its share of the applicable US Revolving Credit Loan to the Administrative Agent, then the amount so paid shall constitute such US Bank's US Revolving Credit Loan.  Any payment by the US Borrowers shall be without prejudice to any claim the US Borrowers may have against a US Bank that shall have failed to make such payment to the Administrative Agent.

2.5.6.2               Canadian Revolving Credit Loans.

Unless the Canadian Agent shall have received notice from a Canadian Bank prior to 11:00 a.m. on the proposed date of any Canadian Revolving Credit Loan that such Canadian Bank will not make available to the Canadian Agent such Canadian Bank's share of such Canadian Revolving Credit Loan, the Canadian Agent may assume that such Canadian Bank has made such share available on such date in accordance with Section 2.5.2 [Making Canadian Revolving Credit Loans] and may, in reliance upon such assumption, make available to the Canadian Borrower a corresponding amount.  In such event, if a Canadian Bank has not in fact made its share of the applicable Canadian Revolving Credit Loan available to the Canadian Agent, then the applicable Canadian Bank and the Canadian Borrower severally agrees to pay to the Canadian Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Canadian Borrower to but excluding the date of payment to the Canadian Agent, at (i) in the case of a payment to be made by such Canadian Bank, the greater of the Canadian Prime Rate and a rate determined by the Canadian Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by the Canadian Borrower, the interest rate applicable to Canadian Revolving Credit Loans under the Canadian Prime Rate Option.  If such Canadian Bank pays its share of the applicable Canadian Revolving Credit Loan to the Canadian Agent, then the amount so paid shall constitute such Canadian Bank's Canadian Revolving Credit Loan.  Any payment by the Canadian Borrower shall be without prejudice to any claim the Canadian Borrower may have against a Canadian Bank that shall have failed to make such payment to the Canadian Agent.

2.5.7.	US Revolving Credit Notes.

The obligation of the US Borrowers to repay the aggregate unpaid principal amount of the US Revolving Credit Loans made to it by each US Bank, together with interest thereon, shall be evidenced by a US Revolving Credit Note dated the Closing Date payable to the order of such US Bank in a face amount equal to the US Revolving Credit Commitment of such US Bank. The US Borrowers shall repay the US Revolving Credit Loans together with all outstanding interest thereon on the Expiration Date.

2.5.8.	Canadian Revolving Credit Notes.

The obligation of the Canadian Borrower to repay the aggregate unpaid principal amount of the Canadian Revolving Credit Loans made to it by each Canadian Bank, together with interest thereon, shall be evidenced by a Canadian Revolving Credit Note dated the Closing Date payable to the order of such Canadian Bank in a face amount equal to the Canadian Revolving Credit Commitment of such Canadian Bank. The Canadian Borrower shall repay the Canadian Revolving Credit Loans together with all outstanding interest thereon on the Expiration Date.

2.5.9.	US Swing Note.

The obligation of the US Borrowers to repay the aggregate unpaid principal amount of the US Swing Loans made to it by PNC Bank, together with interest thereon, shall be evidenced by a US Swing Note dated the Closing Date payable to the order of PNC Bank in a face amount equal to the US Swing Loan Commitment. The US Borrowers shall repay the US Swing Loans together with all outstanding interest thereon on the Expiration Date.

2.5.10.	Canadian Swing Note.

The obligation of the Canadian Borrower to repay the aggregate unpaid principal amount of the Canadian Swing Loans made to it by PNC Canada, together with interest thereon, shall be evidenced by a Canadian Swing Note dated the Closing Date payable to the order of PNC Canada in a face amount equal to the Canadian Swing Loan Commitment. The Canadian Borrower shall repay the Canadian Swing Loans together with all outstanding interest thereon on the Expiration Date.

2.6	Borrowings to Repay Swing Loans.

2.6.1.	US Swing Loans.

PNC Bank may, at its option, exercisable at any time for any reason whatsoever, demand repayment of the applicable US Swing Loan, and each US Bank shall make a US Revolving Credit Loan in an amount equal to such US Bank's US Ratable Share or, if applicable, such US Bank's US Funded Percentage of the aggregate principal amount of the outstanding US Swing Loans, plus, if PNC Bank so requests, accrued interest thereon, provided that no US Bank shall be obligated in any event to make US Revolving Credit Loans in excess of its US Revolving Credit Commitment less its US Ratable Share of the Dollar Equivalent Amount of US Letters of Credit Outstanding.  US Revolving Credit Loans made pursuant to the preceding sentence shall bear interest at the Base Rate Option and shall be deemed to have been properly requested in accordance with Section 2.4.1 [US Loan Requests] without regard to any of the requirements of that provision.  PNC Bank shall provide notice to the US Banks (which may be telephonic, written, or facsimile notice) that such US Revolving Credit Loans are to be made under this Section 2.6.1 and of the apportionment among the US Banks, and the US Banks shall be unconditionally obligated to fund such US Revolving Credit Loans (whether or not the conditions specified in Section 2.4.1 [US Loan Requests] are then satisfied) by the time PNC Bank so requests, which shall not be earlier than 2:00 p.m. on the next Business Day after the date the US Banks receive such notice from PNC Bank.

2.6.2.	Canadian Swing Loans.

PNC Canada may, at its option, exercisable at any time for any reason whatsoever, demand repayment of the applicable Canadian Swing Loan, and each Canadian Bank shall make a Canadian Revolving Credit Loan in an amount equal to such Canadian Bank's Canadian Ratable Share of the aggregate principal amount of such outstanding Canadian Swing Loans, plus, if PNC Canada so requests, accrued interest thereon, provided that no Canadian Bank shall be obligated in any event to make Canadian Revolving Credit Loans in excess of its Canadian Revolving Credit Commitment less its Canadian Ratable Share of the Dollar Equivalent Amount of Canadian Letters of Credit Outstanding.  Canadian Revolving Credit Loans made pursuant to the preceding sentence shall bear interest at the Canadian Prime Rate Option and shall be deemed to have been properly requested in accordance with Section 2.4.2 [Canadian Loan Requests] without regard to any of the requirements of that provision.  PNC Canada shall provide notice to the Canadian Banks (which may be telephonic, written, or facsimile notice) that such Canadian Revolving Credit Loans are to be made under this Section 2.6.2 and of the apportionment among the Canadian Banks, and the Canadian Banks shall be unconditionally obligated to fund such Canadian Revolving Credit Loans (whether or not the conditions specified in Section 2.4.2 [Canadian Loan Requests] are then satisfied) by the time PNC Canada so requests, which shall not be earlier than 2:00 p.m. on the next Business Day after the date the Canadian Banks receive such notice from PNC Canada.

2.7	Use of Proceeds.

The credit facility shall be used (i) to repay certain existing Indebtedness of the Borrowers including amounts due under the Prior Loan Documents, (ii) to provide working capital to the Borrowers, and (iii) for general corporate purposes of the Borrowers, including transaction costs and expenses, letters of credit, capital expenditures of the Loan Parties], purchases of the Parent's common shares and Permitted Acquisitions.

2.8	US Letter of Credit Subfacility.

2.8.1.	Issuance of US Letters of Credit.

The US Borrowing Agent may request the issuance of (or modification of any issued) letters of credit (each, a "US Letter of Credit") on behalf of itself or another US Loan Party by delivering or having such other US Loan Party deliver to the applicable US Issuing Bank with a copy to the Administrative Agent a completed application and agreement for letters of credit and such other certificates, documents, agreements including reimbursement agreements and other papers and documentation in such form as the applicable US Issuing Bank may specify from time to time by no later than 10:00 a.m. at least five (5) Business Days, or such shorter period as may be agreed to by the applicable US Issuing Bank, in advance of the proposed date of issuance.  Each US Letter of Credit shall be a US Standby Letter of Credit or a US Commercial Letter of Credit and may be denominated in either Dollars or a US Optional Currency.  Promptly after receipt of any US Letter of Credit application, the US Issuing Bank shall confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such US Letter of Credit application and if not, such US Issuing Bank will provide Administrative Agent with a copy thereof.  Unless the US Issuing Bank has received notice from any US Bank, Administrative Agent or the US Borrowing Agent, at least one (1) day prior to the requested date of issuance, amendment or extension of the applicable US Letter of Credit, that one or more applicable conditions in Section 6 [Conditions of Lending and Issuance of Letters of Credit] is not satisfied, then, subject to the terms and conditions hereof and in reliance on the agreements of the other US Banks set forth in this Section 2.8 [US Letter of Credit Subfacility], the applicable US Issuing Bank or any of the applicable US Issuing Bank's Affiliates will issue a US Letter of Credit provided that each US Letter of Credit shall (A) provide for the payment of sight drafts, other written demands for payment or acceptances of time drafts when presented for honor thereunder in accordance with the terms thereof and when accompanied by the documents described therein, (B) have a maximum maturity of twelve (12) months from the date of issuance, provided that in no event shall any US Letter of Credit expire later than five (5) Business Days prior to the Expiration Date, and (C) with respect to each US Letter of Credit that is a US Commercial Letter of Credit, provide that all time drafts drawn thereunder have a maximum maturity date that is not later than five (5) Business Days prior to the Expiration Date and providing that in no event shall (i) the Dollar Equivalent Amount of US Letters of Credit Outstanding exceed, at any one time, One Hundred Fifty Million and 00/100 Dollars ($150,000,000.00), (ii) the Dollar Equivalent Amount of Consolidated Letters of Credit Outstanding exceed, at any one time, One Hundred Fifty Million and 00/100 Dollars ($150,000,000.00), (iii) the US Revolving Facility Usage exceed, at any one time, the US Revolving Credit Commitments, (iv) the Consolidated Facility Usage exceed, at any one time, the US Revolving Credit Commitments, or (v) the aggregate Dollar Equivalent Amount of the sum of all US Optional Currency Loans outstanding and the US Letters of Credit Outstanding which are denominated in US Optional Currencies exceed Two Hundred Million and 00/100 Dollars ($200,000,000.00).  Each of the Rollover Letters of Credit which is a US Standby Letter of Credit shall be deemed to have been issued hereunder on the Closing Date by the Administrative Agent.  Each of the Rollover Letters of Credit shall be deemed to be a US Letter of Credit for all purposes of this Agreement.  Each of the Rollover Letters of Credit which is a US Commercial Letter of Credit shall be deemed to have been issued hereunder on the Closing Date by the issuing bank identified on Schedule 1.1(R) as the US Issuing Bank.  In the event of any conflict between the terms of this Agreement and the terms of the US Issuing Bank's application and agreement for US Letters of Credit, the terms of this Agreement shall control (provided that the terms of the US Issuing Bank's application and agreement for Letters of Credit which are in addition to those contained herein and which do not expressly conflict with the terms contained herein shall not be deemed to be in conflict with this Agreement).

2.8.2.	US Letter of Credit Fees.

The US Borrowers shall pay in Dollars (i) to the Administrative Agent for the ratable account of the US Banks a fee with respect to US Commercial Letters of Credit (the "US Commercial Letter of Credit Fee") equal to the Applicable Commercial Letter of Credit Fee Percentage (computed on the basis of a year of three hundred sixty (360) days and actual days elapsed), and (ii) to the Administrative Agent for the ratable account of the US Banks a fee with respect to US Standby Letters of Credit (the "US Standby Letter of Credit Fee") equal to the Applicable Standby Letter of Credit Fee Percentage (computed on the basis of a year of three hundred sixty (360) days and actual days elapsed), which fees shall be computed on the daily average Dollar Equivalent Amount of the respective US Letters of Credit Outstanding and shall be payable quarterly in arrears (each such quarterly payment shall be equal to the product of (i) a fraction, the numerator of which is the number of days elapsed since the date the immediately preceding payment of the applicable US Letter of Credit Fee was due, and the denominator of which is three hundred sixty (360) days and (ii) the Applicable Commercial Letter of Credit Fee Percentage or the Applicable Standby Letter of Credit Fee Percentage, as the case may be, for the daily average Dollar Equivalent Amount of the US Commercial Letters of Credit Outstanding or the US Standby Letters of Credit Outstanding, as the case may be) commencing with the first day of each September, December, March and June following the issuance of each US Letter of Credit and on the Expiration Date.  For purposes of calculating the applicable US Letter of Credit Fee payments due on September 1, 2011, clause (i) of the foregoing formula shall be a fraction, the numerator of which is the number of days elapsed from the Closing Date to September 1, 2011, and the denominator of which is three hundred sixty (360) days. The US Borrowers shall also pay to the US Issuing Bank in Dollars for its sole account (i) a fronting fee as determined by the US Issuing Bank and the US Borrowers, and (ii) the US Issuing Bank's then in effect customary fees and administrative expenses payable with respect to the US Letters of Credit as the US Issuing Bank may generally charge or incur from time to time in connection with the issuance, maintenance, modification (if any), assignment or transfer (if any), handling, and administration of US Letters of Credit.

2.8.3.	Disbursements, Reimbursement.

2.8.3.1               Immediately upon the issuance of each US Letter of Credit, each US Bank shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the US Issuing Bank a participation in such US Letter of Credit and each drawing thereunder in an amount equal to such US Bank's US Ratable Share of the maximum amount available to be drawn under such US Letter of Credit and the amount of such drawing, respectively.

2.8.3.2               In the event of any request for a drawing under a US Letter of Credit by the beneficiary or transferee thereof, the US Issuing Bank will promptly notify the US Borrowing Agent and the Administrative Agent thereof.  Provided that it shall have received such notice by 10:00 a.m. (any notice received after 10:00 a.m. on a particular day shall be deemed to have been received by 10:00 a.m. on the next Business Day), on the applicable US Drawing Date, the US Borrowers shall reimburse (such obligation to reimburse the US Issuing Bank shall sometimes be referred to as a "US Reimbursement Obligation") the US Issuing Bank in Dollars by making payment to the Administrative Agent prior to 12:00 noon time on each date that an amount is paid by the US Issuing Bank under any US Letter of Credit (each such date, a "US Drawing Date") in an amount equal to the Dollar Equivalent Amount so paid by the US Issuing Bank.  In the event the US Borrowers fail to pay the Administrative Agent the full Dollar Equivalent Amount of any drawing under any US Letter of Credit by 12:00 noon on the US Drawing Date, the Administrative Agent will promptly notify each US Bank thereof, and the US Borrowers shall be deemed to have requested that US Revolving Credit Loans be made by the US Banks in Dollars in an amount equal to the Dollar Equivalent Amount so paid by the US Issuing Bank under the Base Rate Option to be disbursed on the US Drawing Date under such Letter of Credit, subject to the amount of the unutilized portion of the US Revolving Credit Commitment and subject to the conditions set forth in Section 6.2 [Each Additional Loan] other than any notice requirements.  Any notice given by the Administrative Agent pursuant to this Section 2.8.3.2 may be oral if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

2.8.3.3               Each US Bank shall upon any notice sent to it by the Administrative Agent pursuant to Section 2.8.3.2 [Disbursements, Reimbursement] pay to the Administrative Agent an amount in Dollars in immediately available funds equal to its US Ratable Share of the Dollar Equivalent Amount of the drawing, whereupon the participating US Banks shall (subject to Section 2.8.3.4 [Disbursements, Reimbursement]) each be deemed to have made a US Revolving Credit Loan in Dollars under the Base Rate Option to the US Borrowers in that amount.  If any US Bank so notified fails to make available in Dollars to the Administrative Agent for the account of the US Issuing Bank the amount of such US Bank's US Ratable Share of such Dollar Equivalent Amount by no later than 3:00 p.m. on the US Drawing Date, then interest shall accrue on such US Bank's obligation to make such payment, from the US Drawing Date to the date on which such US Bank makes such payment (i) at a rate per annum equal to the Federal Funds Effective Rate during the first three (3) days following the US Drawing Date and (ii) at a rate per annum equal to the rate applicable to Loans under the Base Rate Option on and after the fourth (4th) day following the US Drawing Date.  The US Issuing Bank will promptly give notice of the occurrence of the US Drawing Date, but failure of the Administrative Agent or the US Issuing Bank to give any such notice on the US Drawing Date or in sufficient time to enable any US Bank to effect such payment on such date shall not relieve such US Bank from its obligations to fund under this Section 2.8.3.3 upon receipt of such notice.

2.8.3.4               With respect to any unreimbursed drawing that is not converted into US Revolving Credit Loans under the Base Rate Option to the US Borrowers in whole or in part as contemplated by Section 2.8.3.2 [Disbursements, Reimbursement] because of the US Borrowers' failure to satisfy the conditions set forth in Section 6.2 [Each Additional Loan or Letter of Credit] other than any notice requirements or for any other reason, the US Borrowers shall be deemed to have incurred from the US Issuing Bank a borrowing (each a "US Letter of Credit Borrowing") in Dollars in the Dollar Equivalent Amount of the unreimbursed portion of such drawing.  Such US Letter of Credit Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the rate per annum applicable to the US Revolving Credit Loans under the Base Rate Option.  Each US Bank's payment to the Administrative Agent pursuant to Section 2.8.3.3 [Disbursements, Reimbursement] shall be deemed to be a payment in respect of its participation in such US Letter of Credit Borrowing and shall constitute a "US Participation Advance" from such US Bank in satisfaction of its participation obligation under this Section 2.8.3.

2.8.4.	Repayment of US Participation Advances.

2.8.4.1               Upon (and only upon) receipt by the Administrative Agent for its account of immediately available funds from the US Borrowers (i) in reimbursement of any payment made by the US Issuing Bank under the US Letter of Credit with respect to which any US Bank has made a US Participation Advance to the Administrative Agent, or (ii) in payment of interest on such a payment made by the Administrative Agent under such a US Letter of Credit, the Administrative Agent will pay to each US Bank, in the same funds as those received by the Administrative Agent, the amount of such US Bank's Ratable Share or, if applicable, such US Bank's US Funded Percentage of such funds, except the Administrative Agent shall deliver to the US Issuing Bank the amount of the US Ratable Share or, if applicable, such US Bank's US Funded Percentage of such funds of any US Bank that did not make a US Participation Advance in respect of such payment by Administrative Agent.

2.8.4.2               If the Administrative Agent or the US Issuing Bank is required at any time to return to any US Loan Party, or to a trustee, receiver, receiver and manager, liquidator, custodian, or any official in any Insolvency Proceeding, any portion of the payments made by any US Loan Party to the Administrative Agent pursuant to Section 2.8.4.1 [Repayment of US Participation Advances] in reimbursement of a payment made under the US Letter of Credit or interest or fee thereon, each US Bank shall, on demand of the Administrative Agent, forthwith return to the Administrative Agent the amount of its US Ratable Share or, if applicable, such US Bank's US Funded Percentage of any amounts so returned by the Administrative Agent plus interest thereon from the date such demand is made to the date such amounts are returned by such US Bank to the Administrative Agent, at a rate per annum equal to the Federal Funds Effective Rate in effect from time to time.

2.8.5.	Documentation.

Each US Loan Party agrees to be bound by the terms of the US Issuing Bank's application and agreement for letters of credit and the US Issuing Bank's written regulations and customary practices relating to letters of credit, though such interpretation may be different from such US Loan Party's own.  In the event of a conflict between such application or agreement and this Agreement, this Agreement shall govern.  It is understood and agreed that, except in the case of gross negligence or willful misconduct, the US Issuing Bank shall not be liable for any error, negligence and/or mistakes, whether of omission or commission, in following any US Loan Party's instructions or those contained in the US Letters of Credit or any modifications, amendments or supplements thereto.

2.8.6.	Determinations to Honor Drawing Requests.

In determining whether to honor any request for drawing under any US Letter of Credit by the beneficiary thereof, the US Issuing Bank shall be responsible only to determine that the documents and certificates required to be delivered under such US Letter of Credit have been delivered and that they comply on their face with the requirements of such US Letter of Credit.

2.8.7.	Nature of US Participation and US Reimbursement Obligations.

Each US Bank's obligation in accordance with this Agreement to make the US Revolving Credit Loans or US Participation Advances, as contemplated by Section 2.8.3 [Disbursements, Reimbursement], as a result of a drawing under a US Letter of Credit, and the Obligations of the US Borrowers to reimburse the US Issuing Bank upon a draw under a US Letter of Credit, shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of Section 2.7 [Use of Proceeds] under all circumstances, including the following circumstances:

(i)           any set-off, counterclaim, recoupment, defense or other right which such US Bank may have against the Administrative Agent, US Issuing Bank or any of their Affiliates, any US Borrower or any other Person for any reason whatsoever, or which any US Loan Party may have against the US Issuing Bank, any US Bank or any of its Affiliates or any other Person for any reason whatsoever;

(ii)           the failure of any US Loan Party or any other Person to comply, in connection with a US Letter of Credit Borrowing, with the conditions set forth in Section 2.1.1 [US Revolving Credit Commitments], 2.4.1 [US Loan Requests], 2.5.1 [Making US Revolving Credit Loans] or 6.2 [Each Additional Loan] or as otherwise set forth in this Agreement for the making of a US Revolving Credit Loan, it being acknowledged that such conditions are not required for the making of a US Letter of Credit Borrowing and the obligation of the US Banks to make US Participation Advances under Section 2.8.3 [Disbursements, Reimbursement];

(iii)           any lack of validity or enforceability of any Letter of Credit;

(iv)           any claim of breach of warranty that might be made by any US Loan Party or any US Bank against any beneficiary of a US Letter of Credit, or the existence of any claim, set-off, recoupment, counterclaim, crossclaim, defense or other right which any US Loan Party or any US Bank may have at any time against a beneficiary, successor beneficiary any transferee or assignee of any US Letter of Credit or the proceeds thereof (or any Persons for whom any such transferee may be acting), the Administrative Agent or its Affiliates, the US Issuing Bank or its Affiliates or any US Bank or any other Person or, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between any US Loan Party or Subsidiaries of a US Loan Party and the beneficiary for which any US Letter of Credit was procured);

(v)           the lack of power or authority of any signer of (or any defect in or forgery of any signature or endorsement on) or the form of or lack of validity, sufficiency, accuracy, enforceability or genuineness of any draft, demand, instrument, certificate or other document presented under or in connection with any US Letter of Credit, or any fraud or alleged fraud in connection with any US Letter of Credit, or the transport of any property or provisions of services relating to a US Letter of Credit, in each case even if the US Issuing Bank or any of the US Issuing Bank's Affiliates has been notified thereof;

(vi)       payment by the US Issuing Bank or any of its Affiliates under any US Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such US Letter of Credit;

(vii)      the solvency of, or any acts or omissions by, any beneficiary of any US Letter of Credit, or any other Person having a role in any transaction or obligation relating to a US Letter of Credit, or the existence, nature, quality, quantity, condition, value or other characteristic of any property or services relating to a US Letter of Credit;

(viii)     any failure by the US Issuing Bank or any of the US Issuing Bank's Affiliates to issue any US Letter of Credit in the form requested by any US Loan Party, unless the US Issuing Bank has received written notice from such US Loan Party of such failure within six (6) Business Days after the US Issuing Bank shall have furnished such US Loan Party a copy of such US Letter of Credit and such error is material and no drawing has been made thereon prior to receipt of such notice;

(ix)       any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of any US Loan Party or Subsidiaries of a US Loan Party;

(x)        any breach of this Agreement or any other Loan Document by any party thereto;

(xi)       the occurrence or continuance of an Insolvency Proceeding with respect to any US Loan Party;

(xii)       the fact that an Event of Default or a Potential Default shall have occurred and be continuing; and

(xiii)     the fact that the Expiration Date shall have passed or this Agreement or the Commitments hereunder shall have been terminated.

2.8.8.	Indemnity.

In addition to amounts payable as provided in Section 10.3 [Expenses; Indemnity; Damage Waiver], the US Loan Parties hereby agree to protect, indemnify, pay and save harmless the US Issuing Bank and any of the US Issuing Bank's Affiliates that has issued a US Letter of Credit from and against any and all claims, demands, liabilities, damages, taxes, penalties, interest, judgments, losses, costs, charges and expenses (including reasonable fees, expenses and disbursements of counsel and allocated costs of internal counsel) which the US Issuing Bank or any of the US Issuing Bank's Affiliates may incur or be subject to as a consequence, direct or indirect, of the issuance of any US Letter of Credit, other than as a result of (A) the gross negligence or willful misconduct of the US Issuing Bank or any of the US Issuing Bank's Affiliates as determined by a final judgment of a court of competent jurisdiction or (B) the wrongful dishonor by the US Issuing Bank or any of the US Issuing Bank's Affiliates of a proper demand for payment made under any US Letter of Credit, except if such dishonor resulted from any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Official Body.

2.8.9.	Liability for Acts and Omissions.

As between any US Loan Party and the US Issuing Bank, or the US Issuing Bank's Affiliates, such US Loan Party assumes all risks of the acts and omissions of, or misuse of the US Letters of Credit by, the respective beneficiaries of such US Letters of Credit.  In furtherance and not in limitation of the foregoing, the US Issuing Bank shall not be responsible for any of the following including any losses or damages to any US Loan Party or other Person or property relating therefrom:  (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for an issuance of any such US Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged (even if the US Issuing Bank or the US Issuing Bank's Affiliates shall have been notified thereof); (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such US Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) the failure of the beneficiary of any such US Letter of Credit, or any other party to which such US Letter of Credit may be transferred, to comply fully with any conditions required in order to draw upon such US Letter of Credit or any other claim of any US Loan Party against any beneficiary of such US Letter of Credit, or any such transferee, or any dispute between or among any US Loan Party and any beneficiary of any US Letter of Credit or any such transferee; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, e-mail, cable, facsimile or otherwise; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such US Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such US Letter of Credit of the proceeds of any drawing under such US Letter of Credit; or (viii) any consequences arising from causes beyond the control of the US Issuing Bank or the US Issuing Bank's Affiliates, as applicable, including any act or omission of any Official Body, and none of the above shall affect or impair, or prevent the vesting of, any of the US Issuing Banks or the US Issuing Bank's Affiliates rights or powers hereunder.  Nothing in the preceding sentence shall relieve the US Issuing Bank from liability for the US Issuing Bank's gross negligence or willful misconduct in connection with actions or omissions described in such clauses (i) through (viii) of such sentence.  In no event shall the US Issuing Bank or the US Issuing Bank's Affiliates be liable to any US Loan Party for any indirect, consequential, incidental, punitive, exemplary or special damages or expenses (including without limitation attorneys' fees), or for any damages resulting from any change in the value of any property relating to a Letter of Credit.

Without limiting the generality of the foregoing, including the US Issuing Bank not being relieved of liability for gross negligence or willful misconduct, the US Issuing Bank and each of its Affiliates (i) may rely on any oral or other communication believed in good faith by the US Issuing Bank or such Affiliate to have been authorized or given by or on behalf of the applicant US Loan Party for a US Letter of Credit, (ii) may honor any presentation if the documents presented appear on their face substantially to comply with the terms and conditions of the relevant US Letter of Credit; (iii) may honor a previously dishonored presentation under a US Letter of Credit, whether such dishonor was pursuant to a court order, to settle or compromise any claim of wrongful dishonor, or otherwise, and shall be entitled to reimbursement to the same extent as if such presentation had initially been honored, together with any interest paid by the US Issuing Bank or its Affiliate; (iv) may honor any drawing that is payable upon presentation of a statement advising negotiation or payment, upon receipt of such statement (even if such statement indicates that a draft or other document is being delivered separately), and shall not be liable for any failure of any such draft or other document to arrive, or to conform in any way with the relevant US Letter of Credit; (v) may pay any paying or negotiating bank claiming that it rightfully honored under the Laws or practices of the place where such bank is located; and (vi) may settle or adjust any claim or demand made on the US Issuing Bank or its Affiliate in any way related to any order issued at the applicant's request to an air carrier, a letter of guarantee or of indemnity issued to a carrier or any similar document (each an "Order") and honor any drawing in connection with any US Letter of Credit that is the subject to such Order, notwithstanding that any drafts or other documents presented in connection with such US Letter of Credit fail to conform in any way with such US Letter of Credit.

In furtherance and extension and not in limitation of the specific provisions set forth above, any action taken or omitted by the US Issuing Bank or the US Issuing Bank's Affiliates under or in connection with the US Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not put the US Issuing Bank or the US Issuing Bank's Affiliates under any resulting liability to any US Borrower or any US Bank.

2.9	Canadian Letter of Credit Subfacility.

2.9.1.	Issuance of Canadian Letters of Credit.

The Canadian Borrower may request the issuance of (or modification of any issued) letters of credit (each a "Canadian Letter of Credit") on behalf of itself or another Canadian Loan Party by delivering or having such other Canadian Loan Party deliver to the applicable Canadian Issuing Bank with a copy to the Canadian Agent a completed application and agreement for letters of credit and such other certificates, documents, agreements including reimbursement agreements and other papers and documentation in such form as the applicable Canadian Issuing Bank may specify from time to time by no later than 10:00 a.m. at least five (5) Business Days, or such shorter period as may be agreed to by the applicable Canadian Issuing Bank, in advance of the proposed date of issuance.  Each Canadian Letter of Credit shall be a Canadian Standby Letter of Credit or a Canadian Commercial Letter of Credit and may be denominated in either Canadian Dollars or a Canadian Optional Currency.  Promptly after receipt of any Canadian Letter of Credit application, the Canadian Issuing Bank shall confirm with the Canadian Agent (by telephone or in writing) that the Canadian Agent has received a copy of such Canadian Letter of Credit application and if not, such Canadian Issuing Bank will provide Canadian Agent with a copy thereof.  Unless the Canadian Issuing Bank has received notice from any Canadian Bank, Canadian Agent or the Canadian Borrower, at least one (1) day prior to the requested date of issuance, amendment or extension of the applicable Canadian Letter of Credit, that one or more applicable conditions in Section 6 [Conditions of Lending and Issuance of Letters of Credit] is not satisfied, then, subject to the terms and conditions hereof and in reliance on the agreements of the other Canadian Banks set forth in this Section 2.9 [Canadian Letter of Credit Subfacility], the applicable Canadian Issuing Bank or any of the applicable Canadian Issuing Bank's Affiliates will issue a Canadian Letter of Credit provided that each Canadian Letter of Credit shall (A) provide for the payment of sight drafts, other written demands for payment or acceptances of time drafts when presented for honor thereunder in accordance with the terms thereof and when accompanied by the documents described therein, (B) have a maximum maturity of twelve (12) months from the date of issuance, provided that in no event shall any Canadian Letter of Credit expire later than five (5) Business Days prior to the Expiration Date, and (C) with respect to each Canadian Letter of Credit that is a Canadian Commercial Letter of Credit, provide that all time drafts drawn thereunder have a maximum maturity date that is not later than five (5) Business Days prior to the Expiration Date and providing that in no event shall (i)  the Dollar Equivalent Amount of Consolidated Letters of Credit Outstanding exceed, at any one time, One Hundred Fifty Million and 00/100 Dollars ($150,000,000.00), (ii) the Canadian Revolving Facility Usage exceed, at any one time, the Canadian Revolving Credit Commitments, or (iii) the Consolidated Facility Usage exceed, at any one time, the US Revolving Credit Commitments.  In the event of any conflict between the terms of this Agreement and the terms of the Canadian Issuing Bank's application and agreement for Canadian Letters of Credit, the terms of this Agreement shall control (provided that the terms of the Canadian Issuing Bank's application and agreement for Canadian Letters of Credit which are in addition to those contained herein and which do not expressly conflict with the terms contained herein shall not be deemed to be in conflict with this Agreement).

2.9.2.	Canadian Letter of Credit Fees.

The Canadian Borrower shall pay in Canadian Dollars (i) to the Canadian Agent for the ratable account of the Canadian Banks a fee with respect to Canadian Commercial Letters of Credit (the "Canadian Commercial Letter of Credit Fee") equal to the Applicable Commercial Letter of Credit Fee Percentage (computed on the basis of a year of three hundred sixty (360) days and actual days elapsed), and (ii) to the Canadian Agent for the ratable account of the Canadian Banks a fee with respect to Canadian Standby Letters of Credit (the "Canadian Standby Letter of Credit Fee") equal to the Applicable Standby Letter of Credit Fee Percentage (computed on the basis of a year of three hundred sixty (360) days and actual days elapsed), which fees shall be computed on the daily average Canadian Dollar Equivalent Amount of the respective Canadian Letters of Credit Outstanding and shall be payable quarterly in arrears (each such quarterly payment shall be equal to the product of (i) a fraction, the numerator of which is the number of days elapsed since the date the immediately preceding payment of the applicable Canadian Letter of Credit Fee was due, and the denominator of which is three hundred sixty (360) days and (ii) the Applicable Commercial Letter of Credit Fee Percentage or the Applicable Standby Letter of Credit Fee Percentage, as the case may be, for the daily average Canadian Dollar Equivalent Amount of the Canadian Commercial Letters of Credit Outstanding or the Canadian Standby Letters of Credit Outstanding, as the case may be) commencing with the first day of each September, December, March and June following the issuance of each Canadian Letter of Credit and on the Expiration Date.  For purposes of calculating the applicable Canadian Letter of Credit Fee payments due on September 1, 2011, clause (i) of the foregoing formula shall be a fraction, the numerator of which is the number of days elapsed from the Closing Date to September 1, 2011, and the denominator of which is three hundred sixty (360) days. The Canadian Borrower shall also pay to the Canadian Issuing Bank in Canadian Dollars for its sole account (i) a fronting fee as determined by the Canadian Issuing Bank and the Canadian Borrower, and (ii) the Canadian Issuing Bank's then in effect customary fees and administrative expenses payable with respect to the Canadian Letters of Credit as the Canadian Issuing Bank may generally charge or incur from time to time in connection with the issuance, maintenance, modification (if any), assignment or transfer (if any), handling, and administration of Canadian Letters of Credit.

2.9.3.	Disbursements, Reimbursement.

2.9.3.1               Immediately upon the issuance of each Canadian Letter of Credit, each Canadian Bank shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Canadian Issuing Bank a participation in such Canadian Letter of Credit and each drawing thereunder in an amount equal to such Canadian Bank's Ratable Share of the maximum amount available to be drawn under such Canadian Letter of Credit and the amount of such drawing, respectively.

2.9.3.2               In the event of any request for a drawing under a Canadian Letter of Credit by the beneficiary or transferee thereof, the Canadian Issuing Bank will promptly notify the Canadian Borrower and the Canadian Agent thereof.  Provided that it shall have received such notice by 10:00 a.m. (any notice received after 10:00 a.m. on a particular day shall be deemed to have been received by 10:00 a.m. on the next Business Day), on the applicable Canadian Drawing Date, the Canadian Borrower shall reimburse (such obligation to reimburse the Canadian Issuing Bank shall sometimes be referred to as a "Canadian Reimbursement Obligation") the Canadian Issuing Bank in Canadian Dollars by making payment to the Canadian Agent prior to 12:00 noon time on each date that an amount is paid by the Canadian Issuing Bank under any Canadian Letter of Credit (each such date, a "Canadian Drawing Date") in an amount equal to the Canadian Equivalent Amount so paid by the Canadian Issuing Bank.  In the event the Canadian Borrower fails to pay the Canadian Agent the full Canadian Equivalent Amount of any drawing under any Canadian Letter of Credit by 12:00 noon on the Canadian Drawing Date, the Canadian Agent will promptly notify each Canadian Bank thereof, and the Canadian Borrower shall be deemed to have requested that Canadian Revolving Credit Loans be made by the Canadian Banks in Canadian Dollars in amount equal to the Canadian Equivalent Amount so paid by the Canadian Issuing Bank under the Canadian Prime Rate Option to be disbursed on the Canadian Drawing Date under such Canadian Letter of Credit, subject to the amount of the unutilized portion of the Canadian Revolving Credit Commitment and subject to the conditions set forth in Section 6.2 [Each Additional Loan] other than any notice requirements.  Any notice given by the Canadian Agent pursuant to this Section 2.9.3.2 may be oral if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

2.9.3.3               Each Canadian Bank shall upon any notice sent to it by the Canadian Agent pursuant to Section 2.9.3.2 [Disbursements, Reimbursement] pay to the Canadian Agent an amount in Canadian Dollars in immediately available funds equal to its Canadian Ratable Share of the Canadian Equivalent Amount of the drawing, whereupon the participating Canadian Banks shall (subject to Section 2.9.3.4 [Disbursements, Reimbursement]) each be deemed to have made a Canadian Revolving Credit Loan in Canadian Dollars under the Canadian Prime Rate Option to the Canadian Borrower in that amount.  If any Canadian Bank so notified fails to make available in Canadian Dollars to the Canadian Agent for the account of the Canadian Issuing Bank the amount of such Canadian Bank's Canadian Ratable Share of such Canadian Equivalent Amount by no later than 3:00 p.m. on the Canadian Drawing Date, then interest shall accrue on such Canadian Bank's obligation to make such payment, from the Canadian Drawing Date to the date on which such Canadian Bank makes such payment (i) at a rate per annum equal to the Canadian Prime Rate during the first three (3) days following the Canadian Drawing Date and (ii) at a rate per annum equal to the rate applicable to Loans under the Canadian Prime Rate Option on and after the fourth (4th) day following the Canadian Drawing Date.  The Canadian Issuing Bank will promptly give notice of the occurrence of the Canadian Drawing Date, but failure of the Canadian Agent or the Canadian Issuing Bank to give any such notice on the Canadian Drawing Date or in sufficient time to enable any Canadian Bank to effect such payment on such date shall not relieve such Canadian Bank from its obligations to fund under this Section 2.9.3.3 upon receipt of such notice.

2.9.3.4               With respect to any unreimbursed drawing that is not converted into Canadian Revolving Credit Loans under the Canadian Prime Rate Option to the Canadian Borrower in whole or in part as contemplated by Section 2.9.3.2 [Disbursements, Reimbursement] because of the Canadian Borrower's failure to satisfy the conditions set forth in Section 6.2 [Each Additional Loan or Letter of Credit] other than any notice requirements or for any other reason, the Canadian Borrower shall be deemed to have incurred from the Canadian Issuing Bank a borrowing (each a "Canadian Letter of Credit Borrowing") in Canadian Dollars in the Canadian Equivalent Amount of the unreimbursed portion of such drawing.  Such Canadian Letter of Credit Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the rate per annum applicable to the Canadian Revolving Credit Loans under the Canadian Prime Rate Option.  Each Canadian Bank's payment to the Canadian Agent pursuant to Section 2.9.3.3 [Disbursements, Reimbursement] shall be deemed to be a payment in respect of its participation in such Canadian Letter of Credit Borrowing and shall constitute a "Canadian Participation Advance" from such Canadian Bank in satisfaction of its participation obligation under this Section 2.9.3.

2.9.4.	Repayment of Canadian Participation Advances.

2.9.4.1               Upon (and only upon) receipt by the Canadian Agent for its account of immediately available funds from the Canadian Borrower (i) in reimbursement of any payment made by the Canadian Issuing Bank under the Canadian Letter of Credit with respect to which any Canadian Bank has made a Canadian Participation Advance to the Canadian Agent, or (ii) in payment of interest on such a payment made by the Canadian Agent under such a Canadian Letter of Credit, the Canadian Agent will pay to each Canadian Bank, in the same funds as those received by the Canadian Agent, the amount of such Canadian Bank's Ratable Share of such funds, except the Canadian Agent shall deliver to the Canadian Issuing Bank the amount of the Canadian Ratable Share of such funds of any Canadian Bank that did not make a Canadian Participation Advance in respect of such payment by Canadian Agent.

2.9.4.2               If the Canadian Agent or the Canadian Issuing Bank is required at any time to return to any Canadian Loan Party, or to a trustee, receiver, liquidator, custodian, or any official in any Insolvency Proceeding, any portion of the payments made by any Canadian Loan Party to the Canadian Agent pursuant to Section 2.9.4.1 [Repayment of Canadian Participation Advances] in reimbursement of a payment made under the Canadian Letter of Credit or interest or fee thereon, each Canadian Bank shall, on demand of the Canadian Agent, forthwith return to the Canadian Agent the amount of its Canadian Ratable Share of any amounts so returned by the Canadian Agent plus interest thereon from the date such demand is made to the date such amounts are returned by such Canadian Bank to the Canadian Agent, at a rate per annum equal to the Canadian Prime Rate in effect from time to time.

2.9.5.	Documentation.

Each Canadian Loan Party agrees to be bound by the terms of the Canadian Issuing Bank's application and agreement for letters of credit and the Canadian Issuing Bank's written regulations and customary practices relating to letters of credit, though such interpretation may be different from such Canadian Loan Party's own.  In the event of a conflict between such application or agreement and this Agreement, this Agreement shall govern.  It is understood and agreed that, except in the case of gross negligence or willful misconduct, the Canadian Issuing Bank shall not be liable for any error, negligence and/or mistakes, whether of omission or commission, in following any Canadian Loan Party's instructions or those contained in the Canadian Letters of Credit or any modifications, amendments or supplements thereto.

2.9.6.	Determinations to Honor Drawing Requests.

In determining whether to honor any request for drawing under any Canadian Letter of Credit by the beneficiary thereof, the Canadian Issuing Bank shall be responsible only to determine that the documents and certificates required to be delivered under such Canadian Letter of Credit have been delivered and that they comply on their face with the requirements of such Canadian Letter of Credit.

2.9.7.	Nature of Participation and Reimbursement Obligations.

Each Canadian Bank's obligation in accordance with this Agreement to make the Canadian Revolving Credit Loans or Canadian Participation Advances, as contemplated by Section 2.9.3 [Disbursements, Reimbursement], as a result of a drawing under a Canadian Letter of Credit, and the Obligations of the Canadian Borrower to reimburse the Canadian Issuing Bank upon a draw under a Canadian Letter of Credit, shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of Section 2.7 [Use of Proceeds] under all circumstances, including the following circumstances:

(i)        any set-off, counterclaim, recoupment, defense or other right which such Canadian Bank may have against the Canadian Agent, Canadian Issuing Bank or any of their Affiliates, the Canadian Borrower or any other Person for any reason whatsoever, or which any Canadian Loan Party may have against the Canadian Issuing Bank, any Canadian Bank or any of its Affiliates or any other Person for any reason whatsoever;

(ii)        the failure of any Canadian Loan Party or any other Person to comply, in connection with a Canadian Letter of Credit Borrowing, with the conditions set forth in Section 2.1.2 [Canadian Revolving Credit Commitments], 2.4.2 [Canadian Loan Requests], 2.5.2 [Making Canadian Revolving Credit Loans] or 6.2 [Each Additional Loan] or as otherwise set forth in this Agreement for the making of a Canadian Revolving Credit Loan, it being acknowledged that such conditions are not required for the making of a Canadian Letter of Credit Borrowing and the obligation of the Canadian Banks to make Canadian Participation Advances under Section 2.9.3 [Disbursements, Reimbursement];

(iii)       any lack of validity or enforceability of any Canadian Letter of Credit;

(iv)       any claim of breach of warranty that might be made by any Canadian Loan Party or any Canadian Bank against any beneficiary of a Canadian Letter of Credit, or the existence of any claim, set-off, recoupment, counterclaim, crossclaim, defense or other right which any Canadian Loan Party or any Canadian Bank may have at any time against a beneficiary, successor beneficiary any transferee or assignee of any Canadian Letter of Credit or the proceeds thereof (or any Persons for whom any such transferee may be acting), the Canadian Agent or its Affiliates, the Canadian Issuing Bank or its Affiliates or any Canadian Bank or any other Person or, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between any Canadian Loan Party or Subsidiaries of a Canadian Loan Party and the beneficiary for which any Canadian Letter of Credit was procured);

(v)       the lack of power or authority of any signer of (or any defect in or forgery of any signature or endorsement on) or the form of or lack of validity, sufficiency, accuracy, enforceability or genuineness of any draft, demand, instrument, certificate or other document presented under or in connection with any Canadian Letter of Credit, or any fraud or alleged fraud in connection with any Canadian Letter of Credit, or the transport of any property or provisions of services relating to a Canadian Letter of Credit, in each case even if the Canadian Issuing Bank or any of the Canadian Issuing Bank's Affiliates has been notified thereof;

(vi)       payment by the Canadian Issuing Bank or any of its Affiliates under any Canadian Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Canadian Letter of Credit;

(vii)      the solvency of, or any acts or omissions by, any beneficiary of any Canadian Letter of Credit, or any other Person having a role in any transaction or obligation relating to a Canadian Letter of Credit, or the existence, nature, quality, quantity, condition, value or other characteristic of any property or services relating to a Canadian Letter of Credit;

(viii)     any failure by the Canadian Issuing Bank or any of the Canadian Issuing Bank's Affiliates to issue any Canadian Letter of Credit in the form requested by any Canadian Loan Party, unless the Canadian Issuing Bank has received written notice from such Canadian Loan Party of such failure within six (6) Business Days after the Canadian Issuing Bank shall have furnished such Canadian Loan Party a copy of such Canadian Letter of Credit and such error is material and no drawing has been made thereon prior to receipt of such notice;

(ix)       any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of any Canadian Loan Party or Subsidiaries of a Canadian Loan Party;

(x)        any breach of this Agreement or any other Loan Document by any party thereto;

(xi)       the occurrence or continuance of an Insolvency Proceeding with respect to any Canadian Loan Party;

(xii)      the fact that an Event of Default or a Potential Default shall have occurred and be continuing; and

(xiii)     the fact that the Expiration Date shall have passed or this Agreement or the Commitments hereunder shall have been terminated.

2.9.8.	Indemnity.

In addition to amounts payable as provided in Section 10.3 [Expenses; Indemnity; Damage Waiver], the Canadian Loan Parties hereby agree to protect, indemnify, pay and save harmless the Canadian Issuing Bank and any of the Canadian Issuing Bank's Affiliates that has issued a Canadian Letter of Credit from and against any and all claims, demands, liabilities, damages, taxes, penalties, interest, judgments, losses, costs, charges and expenses (including reasonable fees, expenses and disbursements of counsel and allocated costs of internal counsel) which the Canadian Issuing Bank or any of the Canadian Issuing Bank's Affiliates may incur or be subject to as a consequence, direct or indirect, of the issuance of any Canadian Letter of Credit, other than as a result of (A) the gross negligence or willful misconduct of the Canadian Issuing Bank or any of the Canadian Issuing Bank's Affiliates as determined by a final judgment of a court of competent jurisdiction or (B) the wrongful dishonor by the Canadian Issuing Bank or any of the Canadian Issuing Bank's Affiliates of a proper demand for payment made under any Canadian Letter of Credit, except if such dishonor resulted from any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Official Body.

2.9.9.	Liability for Acts and Omissions.

As between any Canadian Loan Party and the Canadian Issuing Bank, or the Canadian Issuing Bank's Affiliates, such Canadian Loan Party assumes all risks of the acts and omissions of, or misuse of the Canadian Letters of Credit by, the respective beneficiaries of such Canadian Letters of Credit.  In furtherance and not in limitation of the foregoing, the Canadian Issuing Bank shall not be responsible for any of the following including any losses or damages to any Canadian Loan Party or other Person or property relating therefrom:  (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for an issuance of any such Canadian Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged (even if the Canadian Issuing Bank or the Canadian Issuing Bank's Affiliates shall have been notified thereof); (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Canadian Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) the failure of the beneficiary of any such Canadian Letter of Credit, or any other party to which such Canadian Letter of Credit may be transferred, to comply fully with any conditions required in order to draw upon such Canadian Letter of Credit or any other claim of any Canadian Loan Party against any beneficiary of such Canadian Letter of Credit, or any such transferee, or any dispute between or among any Canadian Loan Party and any beneficiary of any Canadian Letter of Credit or any such transferee; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, e-mail, cable, facsimile or otherwise; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Canadian Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Canadian Letter of Credit of the proceeds of any drawing under such Canadian Letter of Credit; or (viii) any consequences arising from causes beyond the control of the Canadian Issuing Bank or the Canadian Issuing Bank's Affiliates, as applicable, including any act or omission of any Official Body, and none of the above shall affect or impair, or prevent the vesting of, any of the Canadian Issuing Banks or the Canadian Issuing Bank's Affiliates rights or powers hereunder.  Nothing in the preceding sentence shall relieve the Canadian Issuing Bank from liability for the Canadian Issuing Bank's gross negligence or willful misconduct in connection with actions or omissions described in such clauses (i) through (viii) of such sentence.  In no event shall the Canadian Issuing Bank or the Canadian Issuing Bank's Affiliates be liable to any Canadian Loan Party for any indirect, consequential, incidental, punitive, exemplary or special damages or expenses (including without limitation attorneys' fees), or for any damages resulting from any change in the value of any property relating to a Canadian Letter of Credit.

Without limiting the generality of the foregoing, including the Canadian Issuing Bank not being relieved of liability for gross negligence or willful misconduct, the Canadian Issuing Bank and each of its Affiliates (i) may rely on any oral or other communication believed in good faith by the Canadian Issuing Bank or such Affiliate to have been authorized or given by or on behalf of the applicant Canadian Loan Party for a Canadian Letter of Credit, (ii) may honor any presentation if the documents presented appear on their face substantially to comply with the terms and conditions of the relevant Canadian Letter of Credit; (iii) may honor a previously dishonored presentation under a Canadian Letter of Credit, whether such dishonor was pursuant to a court order, to settle or compromise any claim of wrongful dishonor, or otherwise, and shall be entitled to reimbursement to the same extent as if such presentation had initially been honored, together with any interest paid by the Canadian Issuing Bank or its Affiliate; (iv) may honor any drawing that is payable upon presentation of a statement advising negotiation or payment, upon receipt of such statement (even if such statement indicates that a draft or other document is being delivered separately), and shall not be liable for any failure of any such draft or other document to arrive, or to conform in any way with the relevant Canadian Letter of Credit; (v) may pay any paying or negotiating bank claiming that it rightfully honored under the Laws or practices of the place where such bank is located; and (vi) may settle or adjust any claim or demand made on the Canadian Issuing Bank or its Affiliate in any way related to any Order and honor any drawing in connection with any Canadian Letter of Credit that is the subject to such Order, notwithstanding that any drafts or other documents presented in connection with such Canadian Letter of Credit fail to conform in any way with such Canadian Letter of Credit.

In furtherance and extension and not in limitation of the specific provisions set forth above, any action taken or omitted by the Canadian Issuing Bank or the Canadian Issuing Bank's Affiliates under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not put the Canadian Issuing Bank or the Canadian Issuing Bank's Affiliates under any resulting liability to the Canadian Borrower or any Canadian Bank.

2.10	Defaulting Banks.

Notwithstanding any provision of this Agreement to the contrary, if any Bank becomes a Defaulting Bank, then the following provisions shall apply for so long as such Bank is a Defaulting Bank:

(i)               fees shall cease to accrue on the unfunded portion of the Commitments of such Defaulting Bank pursuant to Section 2.3 [Facility Fees], if applicable; and

(ii)              the Commitments and outstanding Loans of such Defaulting Bank shall not be included in determining whether the Required Banks have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 10.1 [Modifications, Amendments or Waivers]); provided, that this clause (ii) shall not apply to the vote of a Defaulting Bank in the case of an amendment, waiver or other modification requiring the consent of such Bank pursuant to Section 10.1 [Modifications, Amendments or Waivers]; and

(iii)              if any applicable Swing Loans are outstanding or any applicable Letters of Credit Outstanding exist at the time such Bank becomes a Defaulting Bank, then:

(a)           all or any part of the outstanding Swing Loans and Letters of Credit Outstanding of such Defaulting Bank shall be reallocated among the applicable Non-Defaulting Banks in accordance with their respective applicable Ratable Shares but only to the extent that (x) the US Revolving Facility Usage does not exceed the total of all Non-Defaulting Banks' US Revolving Credit Commitments, (y) the Canadian Facility Usage does not exceed the total of all Non-Defaulting Banks' Canadian Revolving Credit Commitments, and (z) no Potential Default or Event of Default has occurred and is continuing at such time; and

(b)           if the reallocation described in clause (a) above cannot, or can only partially, be effected after giving effect to any prepayment of Loans made by the applicable Borrowers in order to comply with clause (a) above, the applicable Borrowers shall within one (1) Business Day following notice by the Administrative Agent or the Canadian Agent, as applicable, (x) first, prepay such outstanding Swing Loans, and (y) second, cash collateralize for the benefit of the applicable Issuing Bank the applicable Borrowers' obligations corresponding to such Defaulting Bank's Letters of Credit Outstanding (after giving effect to any partial reallocation pursuant to clause (a) above) in an interest bearing deposit account held at the Administrative Agent or the Canadian Agent, as applicable, for so long as such Letters of Credit Outstanding are outstanding; and

(c)           if the applicable Borrowers cash collateralize any portion of such Defaulting Bank's Letters of Credit Outstanding pursuant to clause (b) above, the applicable Borrowers shall not be required to pay any fees to such Defaulting Bank pursuant to Section 2.8.2 [US Letter of Credit Fees] or Section 2.9.2 [Canadian Letter of Credit Fees], as applicable, with respect to such Defaulting Bank's Letters of Credit Outstanding during the period such Defaulting Bank's Letters of Credit Outstanding are cash collateralized; and

(d)           if the Letters of Credit Outstanding of the Non-Defaulting Banks are reallocated pursuant to clause (a) above, then the fees payable to such Banks pursuant to Section 2.8.2 [US Letter of Credit Fees] or Section 2.9.2 [Canadian Letter of Credit Fees], as applicable, shall be adjusted in accordance with such Non-Defaulting Banks' Ratable Share or, if applicable, US Funded Percentage; and

(e)           if all or any portion of such Defaulting Bank's Letters of Credit Outstanding are neither reallocated nor cash collateralized pursuant to clause (a) or (b) above, then, without prejudice to any rights or remedies of the applicable Issuing Bank or any other Bank hereunder, all Letter of Credit Fees payable under Section 2.8.2 [US Letter of Credit Fees] or Section 2.9.2 [Canadian Letter of Credit Fees], as applicable, with respect to such Defaulting Bank's Letters of Credit Outstanding shall be payable to the applicable Issuing Bank (and not to such Defaulting Bank) until and to the extent that such Letters of Credit Outstanding are reallocated and/or cash collateralized; and

(iv)             so long as such Bank is a Defaulting Bank, neither PNC Bank nor PNC Canada shall be required to fund any Swing Loans and no Issuing Bank shall be required to issue, amend or increase any Letter of Credit, unless such Issuing Bank is satisfied in its reasonable discretion that the related exposure and the Defaulting Bank's then outstanding Letters of Credit Outstanding will be one hundred percent (100%) covered by the applicable Revolving Credit Commitments of the Non-Defaulting Banks and/or cash collateral will be provided by the applicable Borrowers in accordance with Section 2.10(iii), and participating interests in any newly made Swing Loan or any newly issued or increased Letter of Credit shall be allocated among Non-Defaulting Banks in a manner consistent with Section 2.10(iii)(a) (and such Defaulting Bank shall not participate therein).

If (i) a Bankruptcy Event with respect to a parent company of any Bank shall occur following the date hereof and for so long as such event shall continue, or (ii) PNC Bank, PNC Canada or any Issuing Bank has a good faith belief that any Bank has defaulted in fulfilling its obligations under one or more other agreements in which such Bank commits to extend credit, neither PNC Bank nor PNC Canada shall be required to fund any Swing Loan and no Issuing Bank shall be required to issue, amend or increase any Letter of Credit, unless PNC Bank, PNC Canada or the applicable Issuing Bank, as the case may be, shall have entered into arrangements with the applicable Borrowers or such Bank, satisfactory to PNC Bank, PNC Canada or the applicable Issuing Bank in their respective commercially reasonable discretion exercised in good faith, as the case may be, to defease any risk to it in respect of such Bank hereunder.

In the event that the Administrative Agent, the Borrowers, PNC Bank, PNC Canada and the Issuing Banks agree in writing that a Defaulting Bank has adequately remedied all matters that caused such Bank to be a Defaulting Bank, including the return of all cash collateralization funds to the applicable Borrower, then (i) the Administrative Agent and/or the Canadian Agent, as applicable, will so notify the parties hereto, (ii) the Ratable Share of the Swing Loans and Letters of Credit Outstanding of the Banks shall be readjusted to reflect the inclusion of such Bank's Commitment, (iii) on such date such Bank shall purchase at par such of the Loans of the other Banks (other than Swing Loans) as the Administrative Agent shall determine in its commercially reasonable discretion exercised in good faith may be necessary in order for such Bank to hold such Loans in accordance with its Ratable Share and (iv) any cash collateral provided by the Borrowers in accordance with this Section 2.10 shall be returned to the Borrowers.

2.11	Optional Termination or Reduction of Revolving Credit Commitments.

2.11.1.	US Revolving Credit Commitments.

The US Borrowers may, upon at least five (5) Business Days' notice to the Administrative Agent, terminate at any time, or permanently reduce from time to time by an aggregate amount of at least Ten Million and 00/100 Dollars ($10,000,000.00) or any larger multiple of One Million and 00/100 Dollars ($1,000,000.00), the US Revolving Credit Commitments.  Each such permanent reduction shall permanently reduce the US Banks' Revolving Credit Commitments ratably in proportion to their respective US Ratable Share of the US Revolving Credit Commitments.  If the US Revolving Credit Commitments are terminated in their entirety, all accrued fees shall be payable on the effective date of such termination.  The Administrative Agent shall, promptly after receipt by it of a notice pursuant to this Section 2.11.1, notify the US Banks of its receipt of such notice and the nature of the same.

2.11.2.	Canadian Revolving Credit Commitments.

The Canadian Borrower may, upon at least five (5) Business Days' notice to the Canadian Agent, terminate at any time, or permanently reduce from time to time by an aggregate amount of at least Ten Million and 00/100 Dollars ($10,000,000.00) or any larger multiple of One Million and 00/100 Dollars ($1,000,000.00), the Canadian Revolving Credit Commitments.  Each such permanent reduction shall permanently reduce the Canadian Banks' Revolving Credit Commitments ratably in proportion to their respective Canadian Ratable Share of the Canadian Revolving Credit Commitments.  If the Canadian Revolving Credit Commitments are terminated in their entirety, all accrued fees shall be payable on the effective date of such termination.  The Canadian Agent shall, promptly after receipt by it of a notice pursuant to this Section 2.11.2, notify the Canadian Banks of its receipt of such notice and the nature of the same.

2.12	Increase in US Revolving Credit Commitments.

2.12.1.	Increasing Banks and New Banks.

The US Borrowers may, at any time and from time to time, request that (1) the current US Banks increase their US Revolving Credit Commitments (any current US Bank which elects to increase its US Revolving Credit Commitment shall be referred to as an "Increasing Bank") or (2) one or more new lenders (each, a "New Bank") join this Agreement and provide a US Revolving Credit Commitment hereunder, subject to the following terms and conditions:

(i)         No Obligation to Increase.  No current US Bank shall be obligated to increase its US Revolving Credit Commitment and any increase in the US Revolving Credit Commitment by any current US Bank shall be in the sole discretion of such current US Bank.

(ii)        Defaults.  There shall exist no Event of Default or Potential Default on the effective date of such increase after giving effect to such increase.

(iii)        Aggregate US Revolving Credit Commitments.  After giving effect to such increase, the total US Revolving Credit Commitments shall not exceed Eight Hundred  Million and 00/100 Dollars ($800,000,000.00).

(iv)       Minimum Increase.  The amount of any individual increase to the total US Revolving Credit Commitments requested pursuant to this Section 2.12.1 [Increasing Banks and New Banks] shall be at least Twenty Five Million and 00/100 Dollars ($25,000,000.00).

(v)        Certificates as to Continuing Effectiveness of Resolutions.  The Loan Parties shall deliver to the Administrative Agent on or before the effective date of such increase certifications of their corporate secretaries or assistant secretaries that the resolutions authorizing a credit facility of up to Eight Hundred Million and 00/100 Dollars ($800,000,000.00) that were adopted in connection with the closing of the credit facility contemplated by this Agreement remain in full force and effect and have not been amended, modified or rescinded.

(vi)       Notes.  The US Borrowers shall execute and deliver (1) to each Increasing Bank a replacement revolving credit Note reflecting the new amount of such Increasing Bank's US Revolving Credit Commitment after giving effect to the increase (and the prior Note issued to such Increasing Bank shall be deemed to be terminated); (2) to each New Bank a revolving credit Note reflecting the amount of such New Bank's US Revolving Credit Commitment; and (3) such additional Loan Documents as shall be required by the Administrative Agent in its reasonable discretion.

(vii)     Approval of New Banks.  Any New Bank shall be subject to (1) the requirements of Section 10.8.2(vi) and (vii) [Assignments by Banks] and (ii) the approval of the Administrative Agent, which approval shall not be unreasonably withheld.

(viii)     Increasing Banks.  Each Increasing Bank shall confirm its agreement to increase its US Revolving Credit Commitment pursuant to an acknowledgement in a form acceptable to the Administrative Agent, signed by it and the US Borrowers and delivered to the Administrative Agent at least five (5) days before the effective date of such increase.

(ix)        New Banks; Joinder.  Each New Bank shall execute a lender joinder, in form and substance satisfactory to the Administrative Agent, pursuant to which such New Bank shall join and become a party to this Agreement and the other Loan Documents with a US Revolving Credit Commitment in the amount set forth in such lender joinder.

2.12.2.	Treatment of Outstanding US Loans and US Letters of Credit.

2.12.2.1               Repayment of Outstanding US Loans; Borrowing of New US Loans.  On the effective date of such increase of US Revolving Credit Commitments under Section 2.12.1 [Increasing Banks and New Banks], the US Borrowers shall repay all US Revolving Credit Loans then outstanding, subject to the US Borrowers' indemnity obligations under Section 4.10 [Indemnity]; provided that it may borrow new US Revolving Credit Loans with a Borrowing Date on such date.  Each of the US Banks shall participate in any new US Revolving Credit Loans made on or after such date in accordance with their respective US Ratable Shares after giving effect to the increase in US Revolving Credit Commitments contemplated by this Section 2.12 [Increase in US Revolving Credit Commitments].

2.12.2.2               Outstanding US Letters of Credit; Repayment of Outstanding US Revolving Credit Loans; Borrowing of New US Revolving Credit Loans.  On the effective date of such increase of US Revolving Credit Commitments under Section 2.12.1 [Increasing Banks and New Banks], each Increasing Bank and each New Bank (i) will be deemed to have purchased a participation in each then outstanding US Letter of Credit equal to its US Ratable Share of such US Letter of Credit and the participation of each other US Bank in such US Letter of Credit shall be adjusted accordingly and (ii) will acquire (and will pay to the Administrative Agent, for the account of each US Bank, in immediately available funds, an amount equal to) its US Ratable Share of all outstanding US Participation Advances.

2.13	Utilization of US Revolving Credit Commitments in US Optional Currencies.

2.13.1.	Periodic Computations of Dollar Equivalent Amount of US Loans and US Letters of Credit Outstanding.

The Administrative Agent will determine the Dollar Equivalent Amount of (i) proposed US Revolving Credit Loans or US Letters of Credit to be denominated in a US Optional Currency as of the requested Borrowing Date or date of issuance, as the case may be, (ii) US Letters of Credit Outstanding denominated in a US Optional Currency as of the last Business Day of each month, and (iii) outstanding US Revolving Credit Loans denominated in a US Optional Currency as of the end of each LIBOR Interest Period (each such date under clauses (i) through (iii), a "US Computation Date").

2.13.2.	Notices From US Banks That US Optional Currencies Are Unavailable to Fund New US Revolving Credit Loans.

The US Banks shall be under no obligation to make the US Revolving Credit Loans requested by the US Borrowing Agent which are denominated in a US Optional Currency if any US Bank notifies the Administrative Agent by 5:00 p.m. four (4) Business Days prior to the Borrowing Date for such US Revolving Credit Loans that such US Bank cannot provide its share of such US Revolving Credit Loans in such US Optional Currency due to the introduction of, or any change in, any applicable Law or any change in the interpretation or administration thereof by any Official Body charged with the interpretation or administration thereof, or compliance by such US Bank (or any of its lending offices) with any request or directive (whether or not having the force of Law) of any such Official Body which would make it unlawful or impossible for such US Bank (or any of its lending offices) to honor its obligations hereunder to make a US Loan in a US Optional Currency.  In the event the Administrative Agent timely receives a notice from a US Bank pursuant to the preceding sentence, the Administrative Agent will notify the US Borrowing Agent no later than 12:00 noon three (3) Business Days prior to the Borrowing Date for such US Revolving Credit Loans that the US Optional Currency is not then available for such US Revolving Credit Loans, and the Administrative Agent shall promptly thereafter notify the US Banks of the same.  If the US Borrowing Agent receives a notice described in the preceding sentence, the US Loan Request for such US Revolving Credit Loans will be automatically cancelled.

2.13.3.	Notices From US Banks That US Optional Currencies Are Unavailable to Fund Renewals of the LIBOR Rate Option.

If the US Borrowing Agent delivers a US Loan Request requesting that the US Banks renew the LIBOR Rate Option with respect to an outstanding Borrowing Tranche of US Revolving Credit Loans denominated in a US Optional Currency, the US Banks shall be under no obligation to renew such LIBOR Rate Option if any US Bank delivers to the Administrative Agent a notice by 5:00 p.m. four (4) Business Days prior to effective date of such renewal that such US Bank cannot continue to provide US Revolving Credit Loans in such US Optional Currency.  In the event the Administrative Agent timely receives a notice from a US Bank pursuant to the preceding sentence, the Administrative Agent will notify the US Borrowing Agent no later than 12:00 noon three (3) Business Days prior to the renewal date that the renewal of such US Revolving Credit Loans in such US Optional Currency is not then available, and the Administrative Agent shall promptly thereafter notify the US Banks of the same.  If the Administrative Agent shall have so notified the US Borrowing Agent that any such continuation of US Optional Currency Loans is not then available, any notice of renewal with respect thereto shall be deemed withdrawn, and such US Optional Currency Loans shall be redenominated into Base Rate Loans in Dollars with effect from the last day of the LIBOR Interest Period with respect to any such US Optional Currency Loans, if applicable, and otherwise immediately.  The Administrative Agent will promptly notify the US Borrowing Agent and the US Banks of any such redenomination, and in such notice, the Administrative Agent will state the aggregate Dollar Equivalent Amount of the redenominated US Optional Currency Loans as of the US Computation Date with respect thereto and such US Bank's US Ratable Share thereof.

2.13.4.	Requests for Additional US Optional Currencies.

The US Borrowing Agent may deliver to the Administrative Agent a written request that US Revolving Credit Loans hereunder also be permitted to be made in any other lawful currency (other than Dollars), in addition to the currencies specified in the definition of "US Optional Currency" herein provided that such currency must be freely traded in the offshore interbank foreign exchange markets, freely transferable, freely convertible into Dollars and available to the US Banks in the applicable interbank market.  The Administrative Agent will promptly notify the US Banks of any such request promptly after the Administrative Agent receives such request.  The Administrative Agent and each US Bank may grant or accept such request in their sole discretion.  The Administrative Agent will promptly notify the US Borrowing Agent of the acceptance or rejection by the Administrative Agent and each of the US Banks of the US Borrowing Agent's request.  The requested currency shall be approved as a US Optional Currency hereunder only if the Administrative Agent and all of the US Banks approve of the Borrowing Agent's request.

2.14	Utilization of Canadian Revolving Credit Commitments in Canadian Optional Currency.

2.14.1.	Periodic Computations of Dollar Equivalent Amount of Canadian Revolving Credit Loans and Canadian Letters of Credit Outstanding.

The Canadian Agent will determine the Dollar Equivalent Amount of (i) proposed Canadian Revolving Credit Loans or Canadian Letters of Credit as of the requested Borrowing Date or date of issuance, as the case may be, (ii) Canadian Letters of Credit Outstanding as of the last Business Day of each month, and (iii) outstanding Canadian Revolving Credit Loans as of the end of each CDOR Interest Period for Loans to which the CDOR Rate Option applies and on the first (1st) day of each month for Loans to which the Canadian Prime Rate Option applies (each such date under clauses (i) through (iii), a "Canadian Computation Date").

2.14.2.	Notices From Canadian Banks That Canadian Optional Currency Is Unavailable to Fund New Canadian Revolving Credit Loans.

The Canadian Banks shall be under no obligation to make the Canadian Revolving Credit Loans requested by the Canadian Borrower which are denominated in a Canadian Optional Currency if any Canadian Bank notifies the Canadian Agent by 5:00 p.m. four (4) Business Days prior to the Borrowing Date for such Canadian Revolving Credit Loans that such Canadian Bank cannot provide its share of such Canadian Revolving Credit Loans in such Canadian Optional Currency due to the introduction of, or any change in, any applicable Law or any change in the interpretation or administration thereof by any Official Body charged with the interpretation or administration thereof, or compliance by such Canadian Bank (or any of its lending offices) with any request or directive (whether or not having the force of Law) of any such Official Body which would make it unlawful or impossible for such Canadian Bank (or any of its lending offices) to honor its obligations hereunder to make a Canadian Loan in a Canadian Optional Currency.  In the event the Canadian Agent timely receives a notice from a Canadian Bank pursuant to the preceding sentence, the Canadian Agent will notify the Canadian Borrower no later than 12:00 noon three (3) Business Days prior to the Borrowing Date for such Canadian Revolving Credit Loans that the Canadian Optional Currency is not then available for such Canadian Revolving Credit Loans, and the Canadian Agent shall promptly thereafter notify the Canadian Banks of the same.  If the Canadian Borrower receives a notice described in the preceding sentence, the Canadian Loan Request for such Canadian Revolving Credit Loans will be automatically cancelled.

2.14.3.	Notices From Canadian Banks That Canadian Optional Currency Is Unavailable to Fund Renewals of the LIBOR Rate Option.

If the Canadian Borrower delivers a Canadian Loan Request requesting that the Canadian Banks renew the LIBOR Rate Option with respect to an outstanding Borrowing Tranche of Canadian Revolving Credit Loans denominated in a Canadian Optional Currency, the Canadian Banks shall be under no obligation to renew such LIBOR Rate Option if any Canadian Bank delivers to the Canadian Agent a notice by 5:00 p.m. four (4) Business Days prior to effective date of such renewal that such Canadian Bank cannot continue to provide Canadian Revolving Credit Loans in such Canadian Optional Currency.  In the event the Canadian Agent timely receives a notice from a Canadian Bank pursuant to the preceding sentence, the Canadian Agent will notify the Canadian Borrower no later than 12:00 noon three (3) Business Days prior to the renewal date that the renewal of such Canadian Revolving Credit Loans in such Canadian Optional Currency is not then available, and the Canadian Agent shall promptly thereafter notify the Canadian Banks of the same.  If the Canadian Agent shall have so notified the Canadian Borrower that any such continuation of Canadian Optional Currency Loans is not then available, any notice of renewal with respect thereto shall be deemed withdrawn, and such Canadian Optional Currency Loans shall be redenominated into Canadian Prime Rate Loans in Canadian Dollars with effect from the last day of the LIBOR Interest Period with respect to any such Canadian Optional Currency Loans, if applicable, and otherwise immediately.  The Canadian Agent will promptly notify the Canadian Borrower and the Canadian Banks of any such redenomination, and in such notice, the Canadian Agent will state the aggregate Canadian Dollar Equivalent Amount of the redenominated Canadian Optional Currency Loans as of the Canadian Computation Date with respect thereto and such Canadian Bank's Canadian Ratable Share thereof.

2.15	Currency Repayments.

2.15.1.	US Revolving Credit Loans.

Notwithstanding anything contained herein to the contrary, the entire amount of principal of and interest on any US Revolving Credit Loan made in a US Optional Currency shall be repaid in the same US Optional Currency in which such Loan was made; provided, however, that if it is impossible or illegal for the US Borrowers to effect payment of a US Revolving Credit Loan in the US Optional Currency in which such US Revolving Credit Loan was made, or if the US Borrowers default in their obligations to do so, the Required Banks may at their option permit such payment to be made (i) at and to a different location, subsidiary, affiliate or correspondent of the Administrative Agent, (ii) in the Dollar Equivalent Amount, or (iii) in an Equivalent Amount of such other currency (freely convertible into Dollars) as the Required Banks may solely at their option designate.  Upon any events described in (i) through (iii) of the preceding sentence, the US Borrowers shall make such payment and the US Borrowers agree to hold each US Bank harmless from and against any loss incurred by any US Bank arising from the cost to such US Bank of any premium, any costs of exchange, the cost of hedging and covering the US Optional Currency in which such US Revolving Credit Loan was originally made, and from any change in the value of Dollars, or such other currency, in relation to the US Optional Currency that was due and owing.  Such loss shall be calculated for the period commencing with the first day of the LIBOR Interest Period for such US Revolving Credit Loan and continuing through the date of payment thereof.  Without prejudice to the survival of any other agreement of the US Borrowers hereunder, the US Borrowers' obligations under this Section 2.15 shall survive termination of this Agreement.

2.15.2.	Canadian Revolving Credit Loans.

Notwithstanding anything contained herein to the contrary, the entire amount of principal of and interest on any Canadian Revolving Credit Loan made in a Canadian Optional Currency shall be repaid in the same Canadian Optional Currency in which such Loan was made; provided, however, that if it is impossible or illegal for the Canadian Borrower to effect payment of a Canadian Revolving Credit Loan in the Canadian Optional Currency in which such Canadian Revolving Credit Loan was made, or if the Canadian Borrower defaults in its obligations to do so, the Required Banks may at their option permit such payment to be made (i) at and to a different location, subsidiary, affiliate or correspondent of the Canadian Agent, (ii) in the Canadian Dollar Equivalent Amount, or (iii) in an Equivalent Amount of such other currency (freely convertible into Canadian Dollars) as the Required Banks may solely at their option designate.  Upon any events described in (i) through (iii) of the preceding sentence, the Canadian Borrower shall make such payment and the Canadian Borrower agrees to hold each Canadian Bank harmless from and against any loss incurred by any Canadian Bank arising from the cost to such Canadian Bank of any premium, any costs of exchange, the cost of hedging and covering the Canadian Optional Currency in which such Canadian Revolving Credit Loan was originally made, and from any change in the value of Canadian Dollars, or such other currency, in relation to the Canadian Optional Currency that was due and owing.  Such loss shall be calculated for the period commencing with the first day of the LIBOR Interest Period for such Canadian Revolving Credit Loan and continuing through the date of payment thereof.  Without prejudice to the survival of any other agreement of the Canadian Borrower hereunder, the Canadian Borrower's obligations under this Section 2.15 shall survive termination of this Agreement.

2.16	Optional Currency Amounts.

2.16.1.	US Optional Currencies.

Notwithstanding anything contained herein to the contrary, Administrative Agent may, with respect to notices by the US Borrowing Agent for US Revolving Credit Loans in a US Optional Currency or voluntary prepayments of less than the full amount of a US Optional Currency Borrowing Tranche, engage in reasonable rounding of the US Optional Currency amounts requested to be loaned or repaid; and, in such event, Administrative Agent shall promptly notify the US Borrowing Agent and the US Banks of such rounded amounts and the US Borrowing Agent 's request or notice shall thereby be deemed to reflect such rounded amounts.

2.16.2.	Canadian Optional Currency.

Notwithstanding anything contained herein to the contrary, Canadian Agent may, with respect to notices by the Canadian Agent for Canadian Revolving Credit Loans in a Canadian Optional Currency or voluntary prepayments of less than the full amount of a Canadian Optional Currency Borrowing Tranche, engage in reasonable rounding of the Canadian Optional Currency amounts requested to be loaned or repaid; and, in such event, Canadian Agent shall promptly notify the Canadian Borrower and the Canadian Banks of such rounded amounts and the Canadian Borrower's request or notice shall thereby be deemed to reflect such rounded amounts.

2.17	Adjustment of Loans and Certain Other Obligations.

2.17.1.	Requirement for Adjustment.

If on any Adjustment Date:

   (i)         (A) the Consolidated Facility Usage of any Canadian Bank is in excess of an amount equal to the product of (1) such Bank's US Ratable Share multiplied by (2) the Consolidated Facility Usage and (B) such Bank has any US Revolving Facility Usage owing to it; or

   (ii)        (A) the Consolidated Facility Usage of any Canadian Bank is less than an amount equal to the product of (1) such Bank's US Ratable Share multiplied by (2) the Consolidated Facility Usage and (B) the Non-Canadian Banks have US Revolving Facility Usage owing to them;

then, in the case of each of the foregoing, the Obligations owing to all of the US Banks shall be adjusted through a repayment and re-advancement of the US Revolving Credit Loans and a sale of US Letters of Credit Outstanding in accordance with this Section 2.17 [Adjustment of Loans and Certain Other Obligations], such that the Consolidated Facility Usage of each Bank is equal to the product of  (1) such Bank's US Ratable Share multiplied by (2) the Consolidated Facility Usage, or as close thereto as possible.

2.17.2.	Notice of Adjustment.

By 12:00 noon on each Adjustment Date, the Administrative Agent shall provide to each US Bank and the US Borrowing Agent notice of any adjustment to be made pursuant to this Section 2.17 [Adjustment of Loans and Certain Other Obligations] and shall specify therein for each US Bank the details regarding the adjustments to be made (a "Notice of Adjustment").

2.17.3.	Manner of Adjustment.

On each Adjustment Date, the US Revolving Loans and US Letters of Credit Outstanding shall be adjusted as hereinafter set forth such that the Consolidated Facility Usage of each applicable Bank is equal to the product of (1) its US Ratable Share multiplied by (2) the Consolidated Facility Usage, or as close thereto as possible.  Any adjustment of the US Revolving Credit Loans and US Letters of Credit Outstanding shall be made by the Administrative Agent on the applicable Adjustment Date in the following manner:

2.17.3.1               the US Revolving Credit Loans designated by the Administrative Agent in the Notice of Adjustment relating to such adjustment, as determined in accordance with Section 2.17.4 [Determination of Loans to Be Repaid], as being required to be repaid, shall be repaid in full by the US Borrowers out of the proceeds of new US Revolving Credit Loans to be made as set forth in this Section 2.17 [Adjustment of Loans and Certain Other Obligations];

2.17.3.2                the US Borrowers shall pay on such Adjustment Date all of the accrued and unpaid interest owing on all of the US Revolving Credit Loans made to each US Borrower that are being repaid in accordance with this Section 2.17 [Adjustment of Loans and Certain Other Obligations], together with any amounts that may be due pursuant to Section 2.17.8 [Breakage Compensation];

2.17.3.3                the new US Revolving Credit Loans to be made pursuant to this Section 2.17 [Adjustment of Loans and Certain Other Obligations] shall, except as set forth below, be in the same aggregate principal amount (except in the case of an adjustment being made when a request for a new US Revolving Credit Loan is also being made in which case the amount of the new US Revolving Credit Loan shall be increased appropriately to reflect the amount of such request), have the same Interest Period (or as close thereto as possible), and be in the same currency as the original US Revolving Credit Loan to which they relate; provided, however, that (A) the principal amount of the new US Revolving Credit Loans to be made by each US Bank pursuant to each such US Revolving Credit Loan shall be in the amount specified in the Notice of Adjustment sent by the Administrative Agent, and (B) unless the US Borrowing Agent has properly submitted a US Loan Request in accordance with this Agreement, all such US Revolving Credit Loans comprising such new US Revolving Credit Loans shall be Base Rate Loans unless and until converted in accordance with Section 2.4.1 [US Loan Requests] by the US Borrowing Agent to LIBOR Rate Loans or, in the case of any US Optional Currency Loan, shall be repaid by the US Borrowers in full on the Adjustment Date unless the US Borrowers have continued such Optional Currency Loan in accordance with Section 2.4.1 [US Loan Requests];

2.17.3.4                if specified by the Administrative Agent in the Notice of Adjustment, each applicable US Bank shall purchase from the other applicable US Banks the amount of the US Letters of Credit Outstanding of such other applicable US Bank as specified in such Notice of Adjustment; and

2.17.3.5                the US Borrowers shall pay on such Adjustment Date all of the accrued and unpaid US Letter of Credit Fees with respect to any US Letter of Credit Outstanding that are being sold pursuant to Section 2.17.3 [Manner of Adjustment], together with any amounts that may be due pursuant to Section 2.17.8 Breakage Compensation].

2.17.4.	Determination of Loans to be Repaid.

In determining which US Revolving Credit Loans are required to be repaid pursuant to this Section 2.17 [Adjustment of Loans and Certain Other Obligations], the Administrative Agent shall designate such US Revolving Credit Loans in the following order (in each case to the extent US Revolving Credit Loans with the same Interest Rate Option are outstanding and in an amount necessary to effect the adjustments required pursuant to this Section 2.17 [Adjustment of Loans and Certain Other Obligations]): (i) first, Base Rate Loans, (ii) second, LIBOR Rate Loans (with LIBOR Interest Periods ending closest to the Adjustment Date on which such LIBOR Rate Loans are to be repaid having preference over LIBOR Interest Periods ending later), and (iii) third, US Optional Currency Loans (with Interest Periods ending closest to the Adjustment Date on which such US Optional Currency Loans are to be repaid having preference over Interest Periods ending later).

2.17.5.	Payment Obligations.

To the extent necessary, each applicable US Bank shall pay to the Administrative Agent, for distribution to the applicable US Banks, the amounts required to be paid by it pursuant to each Notice of Adjustment.  Each such US Bank shall make such amounts available to the Administrative Agent at the times and in the manner set forth in Section 2.2.1 [US Revolving Credit Loans], provided that any amounts payable pursuant to Section 2.17.3 [Manner of Adjustment] shall be paid by the applicable US Banks on the applicable Adjustment Date to the Administrative Agent or for the account of the applicable US Banks to which such payment is due in immediately available funds at the Principal Office.

2.17.6.	Participations.

If any US Bank determines that it is legally prohibited from making any US Revolving Credit Loans when required to do so pursuant to this Section 2.17 [Adjustment of Loans and Certain Other Obligations], such US Bank shall purchase an undivided participation interest in the US Revolving Facility Usage of the other US Banks as appropriate in an amount equal to the amount of the US Revolving Credit Loan or US Revolving Credit Loans such prohibited US Bank was required to fund.  On the date that any prohibited US Bank is required to purchase a participation interest pursuant to the preceding sentence, each such US Bank shall pay to each other applicable US Bank, in immediately available funds, the amount due to each such other US Bank.  If any amount required to be paid by any US Bank to any other US Bank pursuant to the above provisions is not paid on the date such payment is due, such US Bank shall pay to each other US Bank on demand interest on the amount not so paid at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from the due date until such amount is paid in full.

2.17.7.	Obligations Unconditional.

Each US Bank's obligation to make US Revolving Credit Loans and/or to purchase US Letters of Credit Outstanding or other participations pursuant to this Section 2.17 [Adjustment of Loans and Certain Other Obligations] shall be subject to the conditions that (i) such US Bank shall have received a Notice of Adjustment complying with the provisions hereof and (ii) in the case of an adjustment being made as a result of a request by the US Borrowing Agent for a new US Revolving Credit Loan, that the US Borrowers have satisfied all of the conditions to the making of such new US Revolving Credit Loans pursuant to the terms of this Agreement, but otherwise shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (A) any set-off, counterclaim, recoupment, defense or other right that such US Bank may have against any other Bank, any Loan Party, or any other Person, or any Loan Party may have against any Bank or other Person, as the case may be, for any reason whatsoever; (B) the occurrence or continuance of a Potential Default or Event of Default; (C) any event or circumstance resulting in a Material Adverse Change; (D) any breach of any Loan Document by any party thereto; or (E) any other circumstance, happening or event, whether or not similar to any of the foregoing.

2.17.8.	Breakage Compensation.

Each US Borrower shall be required to pay any breakage compensation or other prepayment costs associated with the adjustment of any of the Obligations pursuant to this Section 2.17 [Adjustment of Loans and Certain Other Obligations], in each case in accordance with Section 4.10 [Indemnity].  The Administrative Agent shall use its best efforts to effect any adjustment of the Obligations pursuant to this Section 2.17 [Adjustment of Loans and Certain Other Obligations] in a manner that minimizes any such breakage compensation or prepayment costs, but shall not be liable to the US Borrowers for failing to do so.

2.17.9.	Limitations of Usage and Commitments.

Notwithstanding anything to the contrary contained herein, (i) any Bank's US Revolving Facility Usage shall never exceed its US Revolving Credit Commitment, (ii) any Bank's Canadian Revolving Facility Usage shall never exceed its Canadian Revolving Credit Commitment, (iii) the US Revolving Facility Usage shall never exceed the aggregate US Revolving Credit Commitments, (iv) the Canadian Revolving Facility Usage shall never exceed the Canadian Revolving Credit Commitments, and (v) the Consolidated Facility Usage shall never exceed the US Revolving Credit Commitments.

2.18	Activation of Canadian Revolving Credit Commitments.

The parties hereto acknowledge that as of the Closing Date and continuing until the fifth (5th) Business Day after the Parent, for the benefit of the Canadian Borrower, sends a notice to the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent, requesting to activate the Canadian Revolving Credit Commitments (the "Activation Date"), the Canadian Borrower shall not be permitted to request or receive the proceeds of any Canadian Loan nor shall any Canadian Letter of Credit be issued for its account.

3. INTEREST RATES

3.1	Interest Rate Options.

The Borrowers shall pay interest in respect of the outstanding unpaid principal amount of the Loans as selected by the US Borrowing Agent from the Base Rate Option or LIBOR Rate Option set forth below applicable to the US Revolving Credit Loans or the Canadian Borrower from the Canadian Prime Rate Option, the CDOR Rate Option or, solely with respect to Canadian Optional Currency Loans, the LIBOR Rate Option, set forth below applicable to the Canadian Revolving Credit Loans, it being understood that, subject to the provisions of this Agreement, the US Borrowing Agent or Canadian Borrower, as the case may be, may select different Interest Rate Options and different LIBOR Interest Periods or CDOR Interest Periods, as applicable, to apply simultaneously to the Loans comprising different Borrowing Tranches and may convert to or renew one or more Interest Rate Options with respect to all or any portion of the Loans comprising any Borrowing Tranche; provided that (i) there shall not be at any one time outstanding more than (y) twelve (12) Borrowing Tranches in the aggregate among all of the US Loans (including a Borrowing Tranche to which the Base Rate Option applies), and (z) five (5) Borrowing Tranches in the aggregate among all of the Canadian Loans (including a Borrowing Tranche to which the Canadian Prime Rate Option applies), (ii) only the Base Rate Option (including the Applicable Margin with respect thereto) or such other interest rates as PNC Bank and the US Borrowers may agree to from time to time shall apply to the US Swing Loans, (iii) only the Canadian Prime Rate Option (including the Applicable Margin with respect thereto) or such other interest rates as PNC Canada and the Canadian Borrower may agree to from time to time shall apply to the Canadian Swing Loans, (iv) all US Optional Currency Loans shall be LIBOR Rate Loans and (v) all Canadian Optional Currency Loans shall be LIBOR Rate Loans.  Notwithstanding any provisions to the contrary contained in this Agreement or any other Loan Document, no Borrower shall be required to pay, and the Banks shall not be permitted to collect, any amount of interest in excess of the maximum amount of interest permitted by applicable Law ("Excess Interest").  If any Excess Interest is provided for or determined by a court of competent jurisdiction to have been provided for in this Agreement or in any other Loan Document, then, in such event:  (1) the provisions of this subsection shall govern and control; (2) the applicable Borrower shall not be obligated to pay any Excess Interest; (3) any Excess Interest that the Banks may have received hereunder shall be, at the option of the Required Banks, (a) applied as a credit against the outstanding principal balance of the Obligations or accrued and unpaid interest (not to exceed the maximum amount permitted by Law), (b) refunded to the payor thereof, or (c) any combination of the foregoing; (4) the interest rates provided for herein shall be automatically reduced to the maximum lawful rate allowed from time to time under applicable Law, and this Agreement and the other Loan Documents shall be deemed to have been and shall be reformed and modified to reflect such reduction; and (5) no Borrower shall have any action against the Administrative Agent, Canadian Agent or any Bank for any damages arising out of the payment or collection of any Excess Interest (other than to enforce this Section 3.1).  Interest on the principal amount of each US Revolving Credit Loan made in a US Optional Currency shall be paid by the US Borrowers in such US Optional Currency.  Interest on the principal amount of each Canadian Revolving Credit Loan made in a Canadian Optional Currency shall be paid by the Canadian Borrowers in such Canadian Optional Currency.

3.1.1.	US Revolving Credit Interest Rate Options.

The US Borrowing Agent shall have the right to select from the following Interest Rate Options applicable to the US Revolving Credit Loans:

   (i)          Base Rate Option:  A fluctuating rate per annum (computed on the basis of a year of three hundred sixty five (365) or three hundred sixty six (366) days, as the case may be, and actual days elapsed) equal to the Base Rate plus the Applicable Margin, such interest rate to change automatically from time to time effective as of the effective date of each change in the Base Rate; or

   (ii)         LIBOR Rate Option:  A rate per annum (computed on the basis of a year of three hundred sixty (360) days and actual days elapsed, provided that, for US Revolving Credit Loans made in an Optional Currency for which a three hundred sixty five (365) or three hundred sixty six (366) day basis is the only market practice available to the Administrative Agent, such rate shall be calculated on the basis of a year of three hundred sixty five (365) days or three hundred sixty six (366) days, as the case may be) equal to the LIBOR Rate plus the Applicable Margin.

3.1.2.	Canadian Revolving Credit Interest Rate Options.

The Canadian Borrower shall have the right to select from the following Interest Rate Options applicable to the Canadian Revolving Credit Loans:

(i)           Canadian Prime Rate Option:  Solely with respect to Canadian Revolving Credit Loans in Canadian Dollars, a fluctuating rate per annum (computed on the basis of a year of three hundred sixty five (365) or three hundred sixty six (366) days, as the case may be, and actual days elapsed) equal to the Canadian Prime Rate plus the Applicable Margin, such interest rate to change automatically from time to time effective as of the effective date of each change in the Canadian Prime Rate; or

(ii)          CDOR Rate Option:  Solely with respect to Canadian Revolving Credit Loans in Canadian Dollars, a rate per annum (computed on the basis of a year of three hundred sixty five (365) or three hundred sixty six (366) days, as the case may be, and actual days elapsed) equal to the CDOR Rate plus the Applicable Margin; or

(iii)         LIBOR Rate Option:  Solely with respect to Canadian Optional Currency Loans, a rate per annum (computed on the basis of a year of three hundred sixty (360) days and actual days elapsed, equal to the LIBOR Rate plus the Applicable Margin.

3.1.3.	Rate Quotations.

The US Borrowing Agent may call the Administrative Agent on or before the date on which a US Loan Request is to be delivered to receive an indication of the rates then in effect, but it is acknowledged that such projection shall not be binding on the Administrative Agent or the US Banks nor affect the rate of interest which thereafter is actually in effect when the election is made.  The Canadian Borrower may call the Canadian Agent on or before the date on which a Canadian Loan Request is to be delivered to receive an indication of the rates then in effect, but it is acknowledged that such projection shall not be binding on the Canadian Agent or the Canadian Banks nor affect the rate of interest which thereafter is actually in effect when the election is made.

3.1.4.	Interest Act (Canada).

For the purpose of the Interest Act (Canada) and disclosure thereunder, whenever interest to be paid hereunder is to be calculated on the basis of any period of time that is less than a calendar year, the yearly rate of interest to which the rate determined pursuant to such calculation is equivalent is the rate so determined multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by such period of time, as the case may be.  Further, the principle of deemed reinvestment of interest with respect to any monetary obligation relating to Canadian Revolving Credit Loans shall not apply to any interest calculation under this Agreement and the rates of interest with respect to any monetary obligation relating to Canadian Revolving Credit Loans to the Canadian Borrower stipulated in this Agreement are intended to be nominal rates and not effective rates or yields.

3.1.5.	Change in Fees or Interest Rates.

If the Applicable Margin, Applicable Commercial Letter of Credit Fee Percentage, Applicable Standby Letter of Credit Fee Percentage or Applicable Facility Fee Percentage is increased or reduced with respect to any period for which any Borrower has already paid interest, Letter of Credit Fees or Facility Fees, the Administrative Agent or Canadian Agent, as applicable, shall recalculate the additional or lesser interest, Letter of Credit Fees or Facility Fees due from or to such Borrower and shall, at least five (5) Business Days prior to next subsequent interest payment date occurring after such Borrower notifies the Administrative Agent or the Canadian Agent, as the case may be, of such increase or decrease, give such Borrower and the US Banks or Canadian Banks, as applicable, notice of such recalculation.

3.1.5.1                Any additional interest, Letter of Credit Fee or Facility Fee due from (x) the US Borrowers shall be paid to the Administrative Agent for the account of the US Banks and (y) the Canadian Borrower shall be paid to the Canadian Agent for the account of the Canadian Banks, in each case on the next date on which an interest, Letter of Credit Fee or Facility Fee payment is due; provided, however, that if there are no Loans outstanding or if the Loans are due and payable, such additional interest, Letter of Credit Fee or Facility Fee shall be paid not later than five (5) Business Days after receipt of written request for payment from the Administrative Agent or the Canadian Agent, as applicable.

3.1.5.2                 Any interest, Letter of Credit Fee or Facility Fee refund due to any Borrower shall be credited against payments otherwise due from such Borrower on the next interest, Letter of Credit Fee or Facility Fee payment due date or, if the Loans have been repaid and the Banks are no longer committed to lend under this Agreement, the (x) US Banks shall pay to the Administrative Agent for the account of the US Borrowers such interest, Letter of Credit Fee or Facility Fee refund not later than five (5) Business Days after written notice from the Administrative Agent to the US Banks and (y) Canadian Banks shall pay to the Canadian Agent for the account of the Canadian Borrower such interest or Facility Fee refund not later than five (5) Business Days after written notice from the Canadian Agent to the Canadian Banks.

3.2	Interest Periods.

At any time when the US Borrowing Agent or the Canadian Borrower, as applicable, shall select, convert to or renew a Loan to which the LIBOR Rate Option or CDOR Rate Option applies, as applicable, the US Borrowing Agent shall notify the Administrative Agent or the Canadian Borrower shall notify the Canadian Agent, as applicable, thereof at least three (3) Business Days (or at least (4) Business Days with respect to an Optional Currency Loan) prior to the effective date of such Loan by delivering a US Loan Request or Canadian Loan Request, as applicable.  Subject to the terms and conditions of this Agreement, the notice shall specify a LIBOR Interest Period during which such LIBOR Rate Option shall apply or a CDOR Interest Period during which such CDOR Rate Option shall apply, as applicable.  Notwithstanding the preceding sentence, in the case of the renewal of a Loan to which the LIBOR Rate Option applies at the end of a LIBOR Interest Period or to which the CDOR Rate Option apples at the end of a CDOR Interest Period, the first day of the new LIBOR Interest Period or CDOR Interest Period, as applicable, shall be the last day of the preceding LIBOR Interest Period or CDOR Interest Period, as applicable, without duplication in payment of interest for such day.

3.3	Interest After Default.

To the extent permitted by Law, upon the occurrence of an Event of Default and until such time such Event of Default shall have been cured or waived, and at the discretion of the Administrative Agent or upon written demand by the Required Banks to the Administrative Agent:

3.3.1.	Interest Rate.

(i) each US Revolving Credit Loan and each US Swing Loan shall bear interest at a rate per annum equal to the sum of the rate of interest otherwise applicable pursuant to Section 3.1 [Interest Rate Options] under the Base Rate Option plus an additional two percent (2.0%) per annum, each Borrowing Tranche to which the LIBOR Rate Option applies shall automatically convert to the applicable Base Rate Option at the end of the applicable LIBOR Interest Period (notwithstanding that the interest rate on any such Loans was based on the Base Rate Option plus two percent (2.0%) per annum, as set forth above) and no US Revolving Credit Loans may be made as, renewed or converted into a Borrowing Tranche to which the LIBOR Rate Option applies, and (ii) each Canadian Revolving Credit Loan and each Canadian Swing Loan shall bear interest at a rate per annum equal to the sum of the rate of interest otherwise applicable pursuant to Section 3.1 [Interest Rate Options] under the Canadian Prime Rate Option plus an additional two percent (2.0%) per annum, each Borrowing Tranche to which the CDOR Rate Option or LIBOR Rate Option, as applicable, applies shall automatically convert to the applicable Canadian Prime Rate Option or Base Rate Option, as applicable, at the end of the applicable CDOR Interest Period or LIBOR Interest Period, as applicable (notwithstanding that the interest rate on any such Loans was based on the Canadian Prime Rate Option plus two percent (2.0%) per annum, as set forth above), and no Canadian Revolving Credit Loans may be made as, renewed or converted into a Borrowing Tranche to which the CDOR Rate Option or LIBOR Rate Option, as applicable, applies;

3.3.2.	Letter of Credit Fees.

the Letter of Credit Fees otherwise applicable pursuant to Section 2.8.2 [US Letter of Credit Fees] and Section 2.9.2 [Canadian Letter of Credit Fees] shall be increased by two percent (2.0%) per annum;

3.3.3.	Other Obligations.

each other (i) US Obligation hereunder if not paid when due shall bear interest at a rate per annum equal to the sum of the rate of interest applicable under the Base Rate Option plus an additional two percent (2.0%) per annum from the time such US Obligation becomes due and payable and until Payment in Full and (ii) Canadian Obligation hereunder if not paid when due shall bear interest at a rate per annum equal to the sum of the rate of interest applicable under the Canadian Prime Rate Option plus an additional two percent (2.0%) per annum from the time such Canadian Obligation becomes due and payable and until Payment in Full; and

3.3.4.	Acknowledgment.

the Borrowers acknowledge that the increase in rates referred to in this Section 3.3 [Interest After Default] reflects, among other things, the fact that such Loans or other amounts have become a substantially greater risk given their default status and that the Banks are entitled to additional compensation for such risk; and all such interest owing from the US Borrowers shall be payable by the US Borrowers upon demand by the Administrative Agent and all such interest owing from the Canadian Borrower shall be payable by the Canadian Borrower upon demand by the Canadian Agent.

3.4	LIBOR Rate Unascertainable; CDOR Rate Unascertainable Illegality; Increased Costs; Deposits Not Available.

3.4.1.	LIBOR Rate Unascertainable.

If on any date on which a LIBOR Rate would otherwise be determined with respect to Loans, the Administrative Agent or the Canadian Agent, as applicable, shall have determined that:

(i)         adequate and reasonable means do not exist for ascertaining such LIBOR Rate, or

(ii)        a contingency has occurred which materially and adversely affects the London interbank eurodollar market relating to the LIBOR Rate,

then the Administrative Agent or the Canadian Agent, as applicable, shall have the rights specified in Section 3.4.3 [Administrative Agent's and US Banks' Rights].

3.4.2.	LIBOR Rate Illegality; Increased Costs; Deposits Not Available.

If at any time any US Bank or Canadian Bank, as applicable, shall have determined that:

(i)             the making, maintenance or funding of any US Loan or any Canadian Optional Currency Loan, as applicable, to which a LIBOR Rate Option applies has been made impracticable or unlawful by compliance by such US Bank or Canadian Bank, as applicable, in good faith with any Law or any interpretation or application thereof by any Official Body or with any request or directive of any such Official Body (whether or not having the force of Law), or

(ii)           such LIBOR Rate Option will not adequately and fairly reflect the cost to such US Bank or Canadian Bank, as applicable, of the establishment or maintenance of any such US Loan or any Canadian Optional Currency Loan, as applicable, or

(iii)           after making all reasonable efforts, deposits of the relevant amount in Dollars, or any Canadian Optional Currency Loan, as applicable, the US Optional Currency or the Canadian Optional Currency Loans, as applicable, for the relevant LIBOR Interest Period for a US Loan or any Canadian Optional Currency Loan, as applicable, or to banks generally, to which a LIBOR Rate Option applies, respectively, are not available to such US Bank or Canadian Bank, as applicable, with respect to such US Loan or any Canadian Optional Currency Loan, as applicable, or to banks generally, in the interbank eurodollar market, then the Administrative Agent or the Canadian Agent, as applicable, shall have the rights specified in Section 3.4.3 [Administrative Agent's and US Banks' Rights].

3.4.3.	Administrative Agent's, Canadian Agent's and US Banks' Rights.

In the case of any event specified in Section 3.4.1 [LIBOR Rate Unascertainable] above, the Administrative Agent or the Canadian Agent, as applicable, shall promptly so notify the US Banks or the Canadian Banks, as applicable, and the US Borrowing Agent or Canadian Borrower, as applicable, thereof, and in the case of an event specified in Section 3.4.2 [LIBOR Rate Illegality; Increased Costs; Etc.] above, such US Bank or such Canadian Bank, as applicable, shall promptly so notify the Administrative Agent or the Canadian Agent, as applicable, and endorse a certificate to such notice as to the specific circumstances of such notice, and the Administrative Agent or the Canadian Agent, as applicable, shall promptly send copies of such notice and certificate to the other US Banks and the US Borrowing Agent or the Canadian Banks and the Canadian Borrower, as applicable.  Upon such date as shall be specified in such notice (which shall not be earlier than the date such notice is given), the obligation of (A) the US Banks, in the case of such notice given by the Administrative Agent, (B) such US Bank, in the case of such notice given by such US Bank, to allow the US Borrowing Agent to select, convert to or renew a LIBOR Rate Option or select a US Optional Currency, as applicable, (C) the Canadian Banks, in the case of such notice given by the Canadian Agent, or (D) such Canadian Bank, in the case of such notice given by such Canadian Bank, to allow the applicable Borrower to select, convert to or renew a LIBOR Rate Option, shall be suspended until the Administrative Agent or the Canadian Agent, as applicable, shall have later notified the US Borrowing Agent, such US Bank, the Canadian Agent, such Canadian Bank, as applicable, shall have later notified the Administrative Agent or the Canadian Agent, as applicable, of the Administrative Agent's, such US Bank's, the Canadian Agent's or such Canadian Bank's as the case may be, determination that the circumstances giving rise to such previous determination no longer exist.  If at any time the Administrative Agent or the Canadian Agent, as applicable, makes a determination under Section 3.4.1 [LIBOR Rate Unascertainable] and the US Borrowing Agent or Canadian Borrower, as applicable, has previously notified the Administrative Agent or the Canadian Agent, as applicable, of its selection of, conversion to or renewal of a LIBOR Rate Option and such Interest Rate Option has not yet gone into effect, such notification shall be deemed to provide for the selection of, conversion to or renewal of the Base Rate Option otherwise available with respect to such Loans.  If any US Bank or Canadian Bank, as applicable, notifies the Administrative Agent or the Canadian Agent, as applicable, of a determination under Section 3.4.2 [LIBOR Rate Illegality; Increased Costs; Etc.], the US Borrowers or the Canadian Borrower, as applicable, shall, subject to the US Borrowers' or the Canadian Borrowers' indemnification Obligations under Section 4.10 [Indemnity], as to any Loan of the US Bank to which a LIBOR Rate Option applies, on the date specified in such notice either convert such US Loan or Canadian Loan, as applicable, to the Base Rate Option or Canadian Prime Rate Option otherwise available with respect to such US Loan or Canadian Loan, as applicable, or, with respect to US Optional Currency Loans, select a different US Optional Currency in Dollars, or prepay such US Loan or Canadian Loan, as applicable, in accordance with Section 4.6 [Voluntary Prepayments].  Absent due notice from the US Borrowing Agent or Canadian Borrower, as applicable, of conversion or prepayment, such US Loan or Canadian Loan shall automatically be converted to the Base Rate Option or Canadian Prime Rate Option otherwise available with respect to such Loan upon such specified date.

3.4.4.	CDOR Rate Unascertainable.

If on any date on which a CDOR Rate would otherwise be determined with respect to Loans, the Canadian Agent shall have determined that:

(i)         adequate and reasonable means do not exist for ascertaining such CDOR Rate, or

(ii)        a contingency has occurred which materially and adversely affects the market relating to the CDOR Rate,

then the Canadian Agent shall have the rights specified in Section 3.4.6 [Canadian Agent's and Canadian Banks' Rights].

3.4.5.	CDOR Rate Illegality; Increased Costs; Deposits Not Available.

If at any time any Canadian Bank shall have determined that:

(i)         the making, maintenance or funding of any Canadian Revolving Credit Loan to which a CDOR Rate Option applies has been made impracticable or unlawful by compliance by such Canadian Bank in good faith with any Law or any interpretation or application thereof by any Official Body or with any request or directive of any such Official Body (whether or not having the force of Law), or

(ii)        such CDOR Rate Option will not adequately and fairly reflect the cost to such Canadian Bank of the establishment or maintenance of any such Canadian Revolving Credit Loan, or

(iii)       after making all reasonable efforts, deposits of the relevant amount in Canadian Dollars, as applicable, for the relevant CDOR Interest Period for a Canadian Revolving Credit Loan, or to banks generally, to which a CDOR Rate Option applies, respectively, are not available to such Canadian Bank with respect to such Canadian Revolving Credit Loan, or to banks generally, in the market relating to the CDOR Rate, then the Canadian Agent shall have the rights specified in Section 3.4.6 [Canadian Agent's and Canadian Banks' Rights].

3.4.6.	Canadian Agent's and Canadian Banks' Rights.

In the case of any event specified in Section 3.4.4 [CDOR Rate Unascertainable] above, the Canadian Agent shall promptly so notify the Canadian Banks and the Canadian Borrower thereof, and in the case of an event specified in Section 3.4.5 [CDOR Rate Illegality; Increased Costs; Etc.] above, such Canadian Bank shall promptly so notify the Canadian Agent and endorse a certificate to such notice as to the specific circumstances of such notice, and the Canadian Agent shall promptly send copies of such notice and certificate to the other Canadian Banks and the Canadian Borrower.  Upon such date as shall be specified in such notice (which shall not be earlier than the date such notice is given), the obligation of (A) the Canadian Banks, in the case of such notice given by the Canadian Agent, or (B) such Canadian Bank, in the case of such notice given by such Canadian Bank, to allow the Canadian Borrower to select, convert to or renew a CDOR Rate Option, shall be suspended until the Canadian Agent shall have later notified the Canadian Borrower, or such Canadian Bank shall have later notified the Canadian Agent, of the Canadian Agent's or such Canadian Bank's, as the case may be, determination that the circumstances giving rise to such previous determination no longer exist.  If at any time the Canadian Agent makes a determination under Section 3.4.4 [CDOR Rate Unascertainable] and the Canadian Borrower has previously notified the Canadian Agent of its selection of, conversion to or renewal of a CDOR Rate Option and such Interest Rate Option has not yet gone into effect, such notification shall be deemed to provide for the selection of, conversion to or renewal of the Canadian Prime Rate Option otherwise available with respect to such Loans.  If any Canadian Bank notifies the Canadian Agent of a determination under Section 3.4.5 [CDOR Rate Illegality; Increased Costs; Etc.], the Canadian Borrower shall, subject to the Canadian Borrower's indemnification Obligations under Section 4.10 [Indemnity], as to any Loan of the Canadian Bank to which a CDOR Rate Option applies, on the date specified in such notice either convert such Canadian Revolving Credit Loan to the Canadian Prime Rate Option otherwise available with respect to such Canadian Revolving Credit Loans, or prepay such Canadian Loan in accordance with Section 4.6 [Voluntary Prepayments].  Absent due notice from the Canadian Borrower of conversion or prepayment, such Canadian Revolving Credit Loan shall automatically be converted to the Canadian Prime Rate Option otherwise available with respect to such Loan upon such specified date.

3.5	Selection of Interest Rate Options; Selection of Optional Currency.

If the US Borrowing Agent fails to select a new LIBOR Interest Period or US Optional Currency to apply to any Borrowing Tranche of US Revolving Credit Loans under the LIBOR Rate Option at the expiration of an existing LIBOR Interest Period applicable to such Borrowing Tranche in accordance with the provisions of Section 3.2 [Interest Periods], the US Borrowing Agent shall be deemed to have converted such Borrowing Tranche to the Base Rate Option commencing upon the last day of the existing LIBOR Interest Period.  If the Canadian Borrower fails to select a new CDOR Interest Period or, solely with respect to Canadian Optional Currency Loans, a new LIBOR Interest Period to apply to any Borrowing Tranche of Canadian Revolving Credit Loans under the CDOR Rate Option or the LIBOR Rate Option, as the case may be, at the expiration of an existing CDOR Interest Period applicable to such Borrowing Tranche in accordance with the provisions of Section 3.2 [Interest Periods], the Canadian Borrower shall be deemed to have converted such Borrowing Tranche to the Canadian Prime Rate Option commencing upon the last day of the existing CDOR Interest Period.

4.          PAYMENTS

4.1	Payments.

4.1.1.	US Obligations.

All payments and prepayments to be made in respect of principal, interest, Facility Fee, US Letter of Credit Fees, Administrative Agent's Fee or other fees or amounts due from the US Borrowers hereunder shall be payable prior to 12:00 noon on the date when due without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the US Borrowers, without set-off, counterclaim or other deduction of any nature, and an action therefor shall immediately accrue.  Such payments shall be made to the Administrative Agent at the Principal Office for the account of PNC Bank with respect to the US Swing Loans, and for the ratable accounts of the US Banks with respect to the US Revolving Credit Loans, in U.S. Dollars except that payments of principal or interest shall be made in the currency in which such Loan was made, and in immediately available funds, and the Administrative Agent shall promptly distribute such amounts to the US Banks, as applicable, in immediately available funds, provided that in the event payments are received by 12:00 noon by the Administrative Agent with respect to the US Revolving Credit Loans and such payments are not distributed to the US Banks on the same day received by the Administrative Agent, the Administrative Agent shall pay the US Banks the Federal Funds Effective Rate in the case of US Revolving Credit Loans or other amounts due in Dollars, or the US Overnight Rate in the case of US Revolving Credit Loans or other amounts due in a US Optional Currency, with respect to the amount of such payments for each day held by the Administrative Agent and not distributed to the US Banks.  The Administrative Agent's and each US Bank's statement of account, ledger or other relevant record shall, in the absence of manifest error, be conclusive as the statement of the amount of principal of and interest on the Loans and other amounts owing under this Agreement and shall be deemed an "account stated."

4.1.2.	Canadian Obligations.

All payments and prepayments to be made in respect of principal, interest, Canadian Letter of Credit Fees or other fees or amounts due from the Canadian Borrower hereunder shall be payable prior to 12:00 noon on the date when due without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Canadian Borrower, without set-off, counterclaim or other deduction of any nature, and an action therefor shall immediately accrue.  Such payments shall be made to the Canadian Agent at the Canadian Principal Office for the account of PNC Canada with respect to the Canadian Swing Loans, and for the ratable accounts of the Canadian Banks with respect to the Canadian Revolving Credit Loans, in Canadian Dollars except that payments of principal or interest shall be made in the currency in which such Loan was made, and in immediately available funds, and the Canadian Agent shall promptly distribute such amounts to the Canadian Banks, as applicable, in immediately available funds, provided that in the event payments are received by 12:00 noon by the Canadian Agent with respect to the Canadian Revolving Credit Loans and such payments are not distributed to the Canadian Banks on the same day received by the Canadian Agent, the Canadian Agent shall pay the Canadian Banks the Canadian Prime Rate in the case of Canadian Revolving Credit Loans or other amounts due in Canadian Dollars, or the Canadian Overnight Rate in the case of Canadian Revolving Credit Loans or other amounts due in a Canadian Optional Currency, with respect to the amount of such payments for each day held by the Canadian Agent and not distributed to the Canadian Banks.  The Canadian Agent's and each Canadian Bank's statement of account, ledger or other relevant record shall, in the absence of manifest error, be conclusive as the statement of the amount of principal of and interest on the Loans and other amounts owing under this Agreement and shall be deemed an "account stated."

4.2	Pro Rata Treatment of Banks.

4.2.1.	US Revolving Credit Loans.

Each borrowing of US Revolving Credit Loans shall be allocated to each US Bank according to its US Ratable Share, and each selection of, conversion to or renewal of any Interest Rate Option applicable to US Revolving Credit Loans and each payment or prepayment by the US Borrowers with respect to principal or interest on the US Revolving Credit Loans, Facility Fee, US Letter of Credit Fees, or other fees (except for the Administrative Agent's Fee and the US Issuing Bank's fronting fee) or amounts due from the US Borrowers hereunder to the US Banks with respect to the US Revolving Credit Loans, shall (except as otherwise may be provided with respect to a Defaulting Bank and except as provided in Section 3.4.3 [Administrative Agent's and US Bank's Rights] in the case of an event specified in Section 3.4 [LIBOR Rate Unascertainable; Etc.], 4.6.2 [Replacement of a Bank] or Section 4.8 [Increased Costs]) be made in proportion to such US Bank's US Funded Percentage and, if no such US Loans are then outstanding, in proportion to the US Ratable Share of each US Bank.  Notwithstanding any of the foregoing, each borrowing or payment or pre-payment by the US Borrowers of principal, interest, fees or other amounts from the US Borrowers with respect to US Swing Loans shall be made by or to PNC Bank according to Section 2.

4.2.2.	Canadian Revolving Credit Loans.

Each borrowing of Canadian Revolving Credit Loans shall be allocated to each Canadian Bank according to its Canadian Ratable Share, and each selection of, conversion to or renewal of any Interest Rate Option applicable to Canadian Revolving Credit Loans and each payment or prepayment by the Canadian Borrower with respect to principal or interest on the Canadian Revolving Credit Loans, Canadian Letter of Credit Fees or other fees or amounts due from the Canadian Borrower hereunder to the Canadian Banks with respect to the Canadian Revolving Credit Loans, shall (except as otherwise may be provided with respect to a Defaulting Bank and except as provided in Section 3.4.6 [Canadian Agent's and Canadian Banks' Rights] in the case of an event specified in Section 3.4 [CDOR Rate Unascertainable; Etc.], 4.6.2 [Replacement of a Bank] or Section 4.8 [Increased Costs]) be made in proportion to the applicable Canadian Revolving Credit Loans outstanding from each Canadian Bank and, if no such Canadian Loans are then outstanding, in proportion to the Canadian Ratable Share of each Canadian Bank.  Notwithstanding any of the foregoing, each borrowing or payment or pre-payment by the Canadian Borrower of principal, interest, fees or other amounts from the Canadian Borrower with respect to Canadian Swing Loans shall be made by or to PNC Canada according to Section 2.

4.3	Sharing of Payments by Banks.

4.3.1.	US Banks.

If any US Bank shall, by exercising any right of setoff, counterclaim or banker's lien, by receipt of voluntary payment, by realization upon security, or by any other non-pro rata source, obtain payment in respect of any principal of or interest on any of its US Loans or other obligations hereunder resulting in such US Bank's receiving payment of a proportion of the aggregate amount of its US Loans and accrued interest thereon or other such obligations greater than its US Ratable Share or, if applicable, such US Bank's US Funded Percentage thereof as provided herein, then the US Bank receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the US Loans and such other obligations of the other US Banks, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the US Banks ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that:

(i)         if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, together with interest or other amounts, if any, required by Law (including court order) to be paid by the Bank or the holder making such purchase; and

(ii)         the provisions of this Section 4.3.1 [US Banks] shall not be construed to apply to (x) any payment made by the US Loan Parties pursuant to and in accordance with the express terms of the Loan Documents or (y) any payment obtained by a US Bank as consideration for the assignment of or sale of a participation in any of its US Loans or US Participation Advances to any assignee or participant, other than to any US Borrower or any Subsidiary of any US Borrower (as to which the provisions of this Section 4.3.1 [US Banks] shall apply).

Each US Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any US Bank acquiring a participation pursuant to the foregoing arrangements may exercise against each US Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such US Bank were a direct creditor of each US Loan Party in the amount of such participation.

4.3.2.	Canadian Banks.

If any Canadian Bank shall, by exercising any right of setoff, counterclaim or banker's lien, by receipt of voluntary payment, by realization upon security, or by any other non-pro rata source, obtain payment in respect of any principal of or interest on any of its Canadian Loans or other obligations hereunder resulting in such Canadian Bank's receiving payment of a proportion of the aggregate amount of its Canadian Loans and accrued interest thereon or other such obligations greater than its Canadian Ratable Share thereof as provided herein, then the Canadian Bank receiving such greater proportion shall (a) notify the Canadian Agent of such fact, and (b) purchase (for cash at face value) participations in the Canadian Loans and such other obligations of the other Canadian Banks, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Canadian Banks ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Canadian Revolving Credit Loans and other amounts owing them; provided that:

(i)           if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, together with interest or other amounts, if any, required by Law (including court order) to be paid by the Bank or the holder making such purchase; and

(ii)           the provisions of this Section 4.3.2 [Canadian Banks] shall not be construed to apply to (x) any payment made by the Canadian Loan Parties pursuant to and in accordance with the express terms of the Loan Documents or (y) any payment obtained by a Canadian Bank as consideration for the assignment of or sale of a participation in any of its Canadian Loans or Canadian Participation Advances to any assignee or participant, other than to the Canadian Borrower or any Subsidiary of the Canadian Borrower (as to which the provisions of this Section 4.3.2 [Canadian Banks] shall apply).

Each Canadian Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Canadian Bank acquiring a participation pursuant to the foregoing arrangements may exercise against each Canadian Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Canadian Bank were a direct creditor of each Canadian Loan Party in the amount of such participation.

4.4	Presumptions by Administrative Agent; Canadian Agent.

4.4.1.	Administrative Agent.

Unless the Administrative Agent shall have received notice from the US Borrowing Agent prior to the date on which any payment is due to the Administrative Agent for the account of the US Banks or the US Issuing Bank hereunder that the US Borrowers will not make such payment, the Administrative Agent may assume that the US Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the US Banks or the US Issuing Bank, as the case may be, the amount due.  In such event, if the US Borrowers have not in fact made such payment, then each of the US Banks or the US Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such US Bank or the US Issuing Bank, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

4.4.2.	Canadian Agent.

Unless the Canadian Agent shall have received notice from the Canadian Borrower prior to the date on which any payment is due to the Canadian Agent for the account of the Canadian Banks hereunder that the Canadian Borrower will not make such payment, the Canadian Agent may assume that the Canadian Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Canadian Banks the amount due.  In such event, if the Canadian Borrower has not in fact made such payment, then each of the Canadian Banks severally agrees to repay to the Canadian Agent forthwith on demand the amount so distributed to such Canadian Bank, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Canadian Agent, at the greater of the Canadian Prime Rate and a rate determined by the Canadian Agent in accordance with banking industry rules on interbank compensation.

4.5	Interest Payment Dates.

Interest on Loans to which the Base Rate Option applies shall be due and payable in arrears on the first day of each September, December, March and June after the date hereof and on the Expiration Date or upon acceleration of the Notes.  Interest on Loans to which the LIBOR Rate Option applies  shall be due and payable on the last day of each LIBOR Interest Period for such Loans and, if such LIBOR Interest Period is longer than ninety (90) days, also on the ninetieth (90th) day of such LIBOR Interest Period and on the Expiration Date or upon the acceleration of the Notes.  Interest on Loans to which the Canadian Prime Rate Option applies shall be due and payable in arrears on the first day of each September, December, March and June after the date hereof and on the Expiration Date or upon acceleration of the Notes.  Interest on Loans to which the CDOR Rate Option applies shall be due and payable on the last day of each CDOR Interest Period for such Loans and, if such CDOR Interest Period is longer than ninety (90) days, also on the ninetieth (90th) day of such CDOR Interest Period and on the Expiration Date or upon the acceleration of the Notes. Interest on mandatory prepayments of principal under Section 4.7 [Mandatory Prepayments] shall be due on the date such mandatory prepayment is due.  Interest on the principal amount of each Loan or other monetary Obligation shall be due and payable on demand after such principal amount or other monetary Obligation becomes due and payable (whether on the stated Expiration Date, upon acceleration or otherwise).

4.6	Voluntary Prepayments.

4.6.1.	Right to Prepay.

The US Borrowers shall have the right at their option from time to time to prepay the US Loans, and the Canadian Borrower shall have the right at its option from time to time to prepay Canadian Loans, in each case in whole or part without premium or penalty (except as provided in Section 4.6.2 [Replacement of a Bank] below, in Section 4.8 [Increased Costs] and Section 4.10 [Indemnity]).  Whenever the Borrowers desire to prepay any part of the Loans, the US Borrowing Agent or the Canadian Borrower, as the case may be, shall provide a prepayment notice to the Administrative Agent (in the case of the US Borrowing Agent) or the Canadian Agent (in the case of the Canadian Borrower) by 11:00 a.m., (a) at least one (1) Business Day prior to the date of prepayment of Revolving Credit Loans (other than US Revolving Credit Loans or Canadian Revolving Credit Loans denominated in an Optional Currency, which are subject to the following clause (b)), (b) at least four (4) Business Days prior to the date of prepayment of US Revolving Credit Loans denominated in a US Optional Currency or Canadian Revolving Credit Loans denominated in a Canadian Optional Currency, or (c) no later than 11:00 a.m. on the date of prepayment of Swing Loans, setting forth the following information:

(x)           the date, which shall be a Business Day, on which the proposed prepayment is to be made;

(y)           a statement indicating the application of the prepayment between the US Revolving Credit Loans, the Canadian Revolving Credit Loans, the US Swing Loans and the Canadian Swing Loans; and

(z)           the total principal amount and currency of such prepayment, the Dollar Equivalent Amount of which (i) with respect to Revolving Credit Loans shall be in integral multiples of One Million and 00/100 Dollars ($1,000,000.00) and not less than Five Million and 00/100 Dollars ($5,000,000.00) for each Borrowing Tranche to which the LIBOR Rate Option or the CDOR Rate Option applies and in integral multiples of One Million and 00/100 Dollars ($1,000,000.00) and not less than the lesser of Five Million and 00/100 Dollars ($5,000,000.00) or the outstanding principal amount of Revolving Credit Loans to which the Base Rate Option or the Canadian Prime Rate Option applies and (ii) with respect to Swing Loans, in integral multiples of One Million and 00/100 Dollars ($1,000,000.00) and not less than the lesser of Five Million and 00/100 Dollars ($5,000,000.00) or the outstanding principal amount of the Swing Loans.

All prepayment notices shall be irrevocable.  The principal amount of the Loans for which a prepayment notice is given, together with interest on such principal amount except with respect to Loans to which the Base Rate Option or Canadian Prime Rate Option applies, shall be due and payable on the date specified in such prepayment notice as the date on which the proposed prepayment is to be made.  Except as provided in Section 3.4.3 [Administrative Agent's and US Bank's Rights] or Section 3.4.6 [Canadian Agent's and Canadian Bank's Rights], if the Borrowers prepay a Loan but fail to specify the applicable Borrowing Tranche which the Borrowers are prepaying, the prepayment shall be applied first to Loans to which the Base Rate Option or Canadian Prime Rate Option applies, then to Loans to which the LIBOR Rate Option or CDOR Rate Option applies.  Any prepayment hereunder shall be subject to the Borrowers' Obligation to indemnify the Banks under Section 4.10 [Indemnity].

4.6.2.	Replacement of a Bank.

4.6.2.1               US Banks.

In the event any US Bank (i) gives notice under Section 3.4.1 [LIBOR Rate Unascertainable], (ii) requests compensation under Section 4.8 [Increased Costs], or requires the US Borrowers to pay any additional amount to any US Bank or any Official Body for the account of any US Bank pursuant to Section 4.9 [Taxes], (iii) is a Defaulting Bank, (iv) becomes subject to the control of an Official Body (other than normal and customary supervision), or (v) is a Non-Consenting Bank referred to in Section 10.1 [Modifications, Amendments or Waivers] then in any such event the US Borrowers may, at their sole expense, upon notice to such US Bank and the Administrative Agent, require such US Bank to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.8 [Successors and Assigns]), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Bank, if a Bank accepts such assignment); provided that:

(i)           such US Bank shall have received payment of an amount equal to the outstanding principal of its US Loans and US Participation Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 4.10 [Indemnity]) from the assignee (to the extent, subject to the terms of this Agreement including, without limitation, Section 2.10 [Defaulting Banks], of such outstanding principal and accrued interest and fees) or the US Borrowers (in the case of all other amounts);

(ii)          in the case of any such assignment resulting from a claim for compensation under Section 4.8.1 [Increased Costs Generally] or payments required to be made pursuant to Section 4.9 [Taxes], such assignment will result in the elimination or, upon the consent of the applicable US Borrower, the reduction of such compensation or payments thereafter; and

(iii)         such assignment does not conflict with applicable Law.

A US Bank shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such US Bank or otherwise, the circumstances entitling the US Borrowers to require such assignment and delegation cease to apply.

4.6.2.2                  Canadian Banks.

In the event any Canadian Bank (i) gives notice under Section 3.4.4 [CDOR Rate Unascertainable], (ii) requests compensation under Section 4.8 [Increased Costs], or requires the Canadian Borrower to pay any additional amount to any Canadian Bank or any Official Body for the account of any Canadian Bank pursuant to Section 4.9 [Taxes], (iii) is a Defaulting Bank, (iv) becomes subject to the control of an Official Body (other than normal and customary supervision), or (v) is a Non-Consenting Bank referred to in Section 10.1 [Modifications, Amendments or Waivers] then in any such event the Canadian Borrower may, at its sole expense, upon notice to such Canadian Bank and the Canadian Agent, require such Canadian Bank to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.8 [Successors and Assigns]), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Bank, if a Bank accepts such assignment); provided that:

(i)           such Bank shall have received payment of an amount equal to the outstanding principal of its Canadian Loans and Canadian Participation Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 4.10 [Indemnity]) from the assignee (to the extent, subject to the terms of this Agreement including, without limitation, Section 2.10 [Defaulting Banks], of such outstanding principal and accrued interest and fees) or the Canadian Borrower (in the case of all other amounts);

(ii)          in the case of any such assignment resulting from a claim for compensation under Section 4.8.1 [Increased Costs Generally] or payments required to be made pursuant to Section 4.9 [Taxes], such assignment will result in the elimination or, upon the consent of the Canadian Borrower, the reduction of such compensation or payments thereafter; and

(iii)         such assignment does not conflict with applicable Law.

A Canadian Bank shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Canadian Bank or otherwise, the circumstances entitling the Canadian Borrower to require such assignment and delegation cease to apply.

4.7	Mandatory Prepayments.

4.7.1.	Reduction of US Revolving Credit Commitments.

On each date which any of the US Revolving Credit Commitments are reduced pursuant to Section 2.11 [Optional Termination or Reduction of US Revolving Credit Commitments], the US Borrowers shall pay or prepay Loans (subject to the US Borrowers' indemnity obligations under Sections 3.4 [LIBOR Rate Unascertainable; Illegality, etc.] and Section 4.8 [Increased Costs]) such that (i) the US Revolving Facility Usage shall not exceed the US Revolving Credit Commitments, and (ii) the Consolidated Facility Usage shall not exceed the US Revolving Credit Commitments.

4.7.2.	Reduction of Canadian Revolving Credit Commitments.

On each date which any of the Canadian Revolving Credit Commitments are reduced pursuant to Section 2.11 [Optional Termination or Reduction of Canadian Revolving Credit Commitments], the Canadian Borrower shall pay or prepay Loans (subject to the Canadian Borrower's indemnity obligations under Sections 3.4 [LIBOR Rate Unascertainable; Illegality, etc.] and Section 4.8 [Increased Costs]) such that (i) the Canadian Revolving Facility Usage shall not exceed the Canadian Revolving Credit Commitments, and (ii) the Consolidated Facility Usage shall not exceed the US Revolving Credit Commitments.

4.7.3.	Excess US Borrowings.

If, on any Business Day or US Computation Date (as a result of a change in exchange rates between one (1) or more US Optional Currencies and Dollars, or otherwise), the Consolidated Facility Usage then outstanding exceeds the US Revolving Credit Commitments of all US Banks, the US Borrowers shall on such day prepay to the Administrative Agent (subject to the US Borrowers' indemnity obligations under Sections 3.4 [LIBOR Rate Unascertainable; Illegality, etc.] and Section 4.8 [Increased Costs]) an amount sufficient to eliminate such excess, which amount shall be used to prepay US Revolving Credit Loans in accordance with each US Bank's US Ratable Share or, if applicable, such US Bank's US Funded Percentage.

4.7.4.	Excess Canadian Borrowings.

If, on any Business Day or Canadian Computation Date (A) for any reason other than as a result of a change in exchange rate between the Canadian Optional Currency and Canadian Dollars and (B) as a result of a change in exchange rate between the Canadian Optional Currency and Canadian Dollars, the Canadian Facility Usage then outstanding exceeds the Canadian Revolving Credit Commitments of all Canadian Banks the Canadian Borrower shall (1) on such day in the circumstances described in clause (A) and (2) within two (2) Business Days following the circumstances described in clause (B) prepay to the Canadian Agent (subject to the Canadian Borrower's indemnity obligations under Sections 3.4 [LIBOR Rate Unascertainable; Illegality, etc.] and Section 4.8 [Increased Costs]) an amount sufficient to eliminate such excess, which amount shall be used to prepay Canadian Revolving Credit Loans ratably in accordance with each Canadian Bank's Canadian Ratable Share.

4.7.5.	Application among Interest Rate Options.

All prepayments required pursuant to this Section 4.7 [Mandatory Prepayments] shall first be applied among the Interest Rate Options to the principal amount of the Loans subject to the Base Rate Option or Canadian Prime Rate Option, as applicable, then to Dollar Loans subject to a LIBOR Rate Option or Canadian Revolving Credit Loans subject to a CDOR Rate Option, as applicable, and then to US Optional Currency Loans subject to the LIBOR Rate Option or Canadian Optional Currency Loans subject to the LIBOR Rate Option, as applicable.  In accordance with Section 4.10 [Indemnity], the US Borrowers shall indemnify the US Banks for any loss or expense, including loss of margin, incurred with respect to any such prepayments applied against Loans subject to a LIBOR Rate Option on any day other than the last day of the applicable LIBOR Interest Period.  In accordance with Section 4.10 [Indemnity], the Canadian Borrower shall indemnify the Canadian Banks for any loss or expense, including loss of margin, incurred with respect to any such prepayments applied against Loans subject to a CDOR Rate Option on any day other than the last day of the applicable CDOR Interest Period.

4.8	Increased Costs.

4.8.1.	Increased Costs Generally.

If any Change in Law shall:

(i)        impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Bank (except any reserve requirement reflected in the LIBOR Rate or the CDOR Rate) or any Issuing Bank;

(ii)       subject any Bank or any Issuing Bank to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Loan under the LIBOR Rate Option or the CDOR Rate Option made by it, or change the basis of taxation of payments to such Bank or such Issuing Bank in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 4.9 [Taxes] and the imposition of, or any change in the rate of, any Excluded Tax payable by such Bank or such Issuing Bank); or

(iii)       impose on any Bank, any Issuing Bank or the London interbank market any other condition, cost or expense affecting this Agreement or Loan under the LIBOR Rate Option or the CDOR Rate Option made by such Bank or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to actually increase the cost to such Bank of making, converting to, continuing or maintaining any Loan under the LIBOR Rate Option or the CDOR Rate Option (or of maintaining its obligation to make any such Loan) by an amount which such Bank in its commercially reasonable discretion exercised in good faith deems to be material, or to actually increase the cost to such Bank or such Issuing Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit) by an amount which such Bank in its commercially reasonable discretion exercised in good faith deems to be material, or to actually reduce the amount of any sum received or receivable by such Bank or such Issuing Bank hereunder (whether of principal, interest or any other amount) by an amount which such Bank in its commercially reasonable discretion exercised in good faith deems to be material then, upon notice from such Bank or such Issuing Bank to the US Borrowers or the Canadian Borrower, as the case may be, the US Borrowers will pay to any such US Bank or the US Issuing Bank and the Canadian Borrower will pay to any such Canadian Bank or the Canadian Issuing Bank, as the case may be, such additional amount or amounts as necessary to compensate such Bank or such Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.  Such notice shall set forth in reasonable detail the basis for such Bank's or such Issuing Bank's determination.  Such amount shall be due and payable by the US Borrowers or the Canadian Borrower, as the case may be, to such Bank or such Issuing Bank within ten (10) Business Days after the date on which such notice is given.

4.8.2.	Capital Requirements.

If any Bank or any Issuing Bank determines that any Change in Law affecting such Bank or such Issuing Bank or any lending office of such Bank or such Bank's or such Issuing Bank's holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Bank's or such Issuing Bank's capital or on the capital of such Bank's or such Issuing Bank's holding company, if any, as a consequence of this Agreement, the Commitments of such Bank or the Loans made by, or participations in Letters of Credit or Swing Loans held by, such Bank, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Bank or such Issuing Bank or such Bank's or such Issuing Bank's holding company could have achieved but for such Change in Law and which such Bank in its commercially reasonable discretion exercised in good faith deems to be material (taking into consideration such Bank's or such Issuing Bank's policies and the policies of such Bank's or such Issuing Bank's holding company with respect to capital adequacy), then within ten (10) Business Days after the date on which such Bank or such Issuing Bank gives notice to the US Borrowers or the Canadian Borrower, as the case may be,  the US Borrowers will pay to any such US Bank or US Issuing Bank and the Canadian Borrower will pay to any such Canadian Bank or Canadian Issuing Bank, as the case may be, without duplication with respect to any payments made pursuant to Section 4.8.1 [Increased Costs Generally], such additional amount or amounts as necessary to compensate such Bank or such Issuing Bank or such Bank's or such Issuing Bank's holding company, as the case may be, for any such reduction suffered. Such notice shall set forth in reasonable detail the basis for such Bank's or such Issuing Bank's determination.

4.8.3.	Certificates for Reimbursement; Repayment of Outstanding Loans; Borrowing of New Loans.

A certificate of a Bank or an Issuing Bank setting forth the amount or amounts necessary to compensate such Bank or such Issuing Bank or its holding company, as the case may be, as specified in Section 4.8.1 [Increased Costs Generally] or Section 4.8.2 [Capital Requirements] and delivered to the US Borrowing Agent or the Canadian Borrower, as applicable, shall be conclusive absent manifest error.  The US Borrowers will pay to any such US Bank or the US Issuing Bank and the Canadian Borrower will pay to any such Canadian Bank or the Canadian Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

4.8.4.	Delay in Requests.

Failure or delay on the part of any Bank or any Issuing Bank to demand compensation pursuant to this Section 4.8 [Increased Costs] shall not constitute a waiver of such Bank's or such Issuing Bank's right to demand such compensation; provided that the Borrowers shall not be required to compensate a Bank or an Issuing Bank pursuant to this Section 4.8 [Increased Costs] for any increased costs incurred or reductions suffered more than one hundred twenty (120) days prior to the date that such Bank or such Issuing Bank, as the case may be, notifies the US Borrowing Agent or the Canadian Borrower, as applicable, of the Change in Law giving rise to such increased costs or reductions and of such Bank's or such Issuing Bank's intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the one hundred twenty (120) days period referred to above shall be extended to include the period of retroactive effect thereof).

4.9	Taxes.

4.9.1.	Payments Free of Taxes.

Any and all payments by or on account of any obligation of the Borrowers hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes; provided that if the Borrowers shall be required by applicable Law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 4.9.1) the Administrative Agent, Canadian Agent, Bank or Issuing Bank, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrowers shall make such deductions and (iii) the Borrowers shall timely pay the full amount deducted to the relevant Official Body in accordance with applicable Law.

4.9.2.	Payment of Other Taxes by the Borrowers.

Without limiting the provisions of Section 4.9.1 [Payments Free of Taxes] above, the Borrowers shall timely pay any Other Taxes to the relevant Official Body in accordance with applicable Law.

4.9.3.	Indemnification by the Loan Parties.

4.9.3.1                 US Loan Parties.

The US Loan Parties shall indemnify the Administrative Agent, each US Bank and the US Issuing Bank, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 4.9.3.1) paid by the Administrative Agent, such US Bank or the US Issuing Bank, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Official Body.  A certificate as to the amount of such payment or liability delivered to the US Borrowing Agent by a US Bank or the US Issuing Bank (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a US Bank or the US Issuing Bank, shall be conclusive absent manifest error.

4.9.3.2                 Canadian Loan Parties.

The Canadian Loan Parties shall indemnify the Canadian Agent and each Canadian Bank, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 4.9.3.2) paid by the Canadian Agent or such Canadian Bank, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Official Body.  A certificate as to the amount of such payment or liability delivered to the Canadian Borrower by a Canadian Bank (with a copy to the Canadian Agent), or by the Canadian Agent on its own behalf or on behalf of a Canadian Bank, shall be conclusive absent manifest error.

4.9.4.	Evidence of Payments.

As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any US Borrower or the Canadian Borrower to an Official Body, such US Borrower or Canadian Borrower, as the case may be, shall deliver to the Administrative Agent, in the case of a US Borrower, or to the Canadian Agent, in the case of the Canadian Borrower, the original or a certified copy of a receipt issued by such Official Body evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent or the Canadian Agent, as applicable.

4.9.5.	Status of Banks.

Any Foreign Bank that is entitled to an exemption from or reduction of withholding tax under the Law of the jurisdiction in which any US Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the US Borrowing Agent (with a copy to the Administrative Agent), at the time or times prescribed by applicable Law or reasonably requested by the US Borrowing Agent or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding.  Notwithstanding the submission of such documentation claiming a reduced rate of or exemption from U.S. withholding tax, the Administrative Agent shall be entitled to withhold United States federal income taxes at the full 30% withholding rate if in its reasonable judgment it is required to do so under the due diligence requirements imposed upon a withholding agent under § 1.1441-7(b) of the United States Income Tax Regulations.  Further, the Administrative Agent is indemnified under § 1.1461-1(e) of the United States Income Tax Regulations against any claims and demands of any US Bank or assignee or participant of a US Bank for the amount of any tax it deducts and withholds in accordance with regulations under § 1441 of the Internal Revenue Code.  In addition, any US Bank, if requested by the US Borrowing Agent or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the US Borrowing Agent or the Administrative Agent as will enable the US Borrowers or the Administrative Agent to determine whether or not such US Bank is subject to backup withholding or information reporting requirements.

Without limiting the generality of the foregoing, in the event that any US Borrower is resident for tax purposes in the United States of America, any Foreign Bank shall deliver to the US Borrowing Agent and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Bank becomes a US Bank under this Agreement (and from time to time thereafter upon the request of the US Borrowing Agent or the Administrative Agent, but only if such Foreign Bank is legally entitled to do so), whichever of the following is applicable:

(i)           duly completed valid originals of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,

(ii)          duly completed valid originals of Internal Revenue Service Form W-8ECI,

(iii)         in the case of a Foreign Bank claiming the benefits of the exemption for portfolio interest under section 881(c) of the Internal Revenue Code, (x) a certificate to the effect that such Foreign Bank is not (A) a "bank" within the meaning of section 881(c)(3)(A) of the Internal Revenue Code, (B) a "10 percent shareholder" of each Borrower within the meaning of section 881(c)(3)(B) of the Internal Revenue Code, or (C) a "controlled foreign corporation" described in section 881(c)(3)(C) of the Internal Revenue Code and (y) two duly completed valid originals of Internal Revenue Service Form W-8BEN,

(iv)         any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable Law to permit the US Borrowers to determine the withholding or deduction required to be made, or

(v)          to the extent that any Bank is not a Foreign Bank, such Bank shall submit to the Administrative Agent two (2) originals of an Internal Revenue Service Form W-9 or any other form prescribed by applicable Law demonstrating that such Bank is not a Foreign Bank.

Without limiting the generality of the first paragraph of this Section 4.9.5 [Status of Banks] and in addition to any requirements described in the second paragraph of this Section 4.9.5 [Status of Banks], if a payment made to a Bank or an Issuing Bank hereunder or under any other Loan Document would be subject to US federal withholding tax imposed by FATCA if such Bank or such Issuing Bank, as the case may be, were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable, or in any agreement or request entered into or issued pursuant to such sections), such Foreign Bank or the Issuing Bank, as the case may be, shall deliver to the US Borrowing Agent and to the Administrative Agent, at the time or times prescribed by Law and at such time or times reasonably requested by the US Borrowing Agent or the Administrative Agent, such documentation, certifications or other information prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation, certifications or other information reasonably requested by the US Borrowing Agent or the Administrative Agent as may be necessary for the Loan Parties or the Administrative Agent to comply with its obligations under FATCA, to determine that such Bank or the Issuing Bank, as the case may be, has complied with its obligations under FATCA or to determine the amount to deduct and withhold from such payment.  In the event that either (i) the documentation required to be delivered pursuant to this paragraph fails to establish a complete exemption from withholding of amounts under Section 1471 and 1472 of the Internal Revenue Code, or (ii) no such required documentation is delivered, the US Borrowers shall not be obligated to pay any additional amounts to any Bank pursuant to Section 4.9.1, or to indemnify any Bank pursuant to Section 4.9.3, in respect of any such withholding imposed under Sections 1471 or 1472 of the Internal Revenue Code.

4.10	Indemnity.

In addition to the compensation or payments required by Section 4.8 [Increased Costs] or Section 4.9 [Taxes], the US Borrowers shall indemnify each US Bank and the Canadian Borrower shall indemnify each Canadian Bank against all liabilities, losses or expenses (including loss of anticipated profits, any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain a Loan, from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract) which such Bank sustains or incurs as a consequence of any:

(i)           payment, prepayment, conversion or renewal of any Loan to which a LIBOR Rate Option or a CDOR Rate Option applies on a day other than the last day of the corresponding LIBOR Interest Period or CDOR Interest Period, as applicable (whether or not such payment or prepayment is mandatory, voluntary or automatic and whether or not such payment or prepayment is then due),

(ii)          attempt by any US Borrower or the Canadian Borrower to revoke (expressly, by later inconsistent notices or otherwise) in whole or part any Loan Requests under Section 2.4 [US Loan Requests; Canadian Loan Requests; US Swing Loan Requests; Canadian Swing Loan Requests] or Section 3.2 [Interest Periods] or notice relating to prepayments under Section 4.6 [Voluntary Prepayments], or

(iii)         default by the Borrowers in the performance or observance of any covenant or condition contained in this Agreement or any other Loan Document, including any failure of the Borrowers to pay when due (by acceleration or otherwise) any principal, interest, Facility Fee or any other amount due hereunder.

If any US Bank sustains or incurs any such loss or expense, it shall from time to time notify the US Borrowing Agent of the amount determined in good faith by such US Bank (which determination may include such assumptions, allocations of costs and expenses and averaging or attribution methods as such US Bank shall deem reasonable) to be necessary to indemnify such US Bank for such loss or expense.  Such notice shall set forth in reasonable detail the basis for such determination.  Such amount shall be due and payable by the US Borrowers to such US Bank ten (10) Business Days after such notice is given.  If any Canadian Bank sustains or incurs any such loss or expense, it shall from time to time notify the Canadian Borrower of the amount determined in good faith by such Canadian Bank (which determination may include such assumptions, allocations of costs and expenses and averaging or attribution methods as such Canadian Bank shall deem reasonable) to be necessary to indemnify such Canadian Bank for such loss or expense.  Such notice shall set forth in reasonable detail the basis for such determination.  Such amount shall be due and payable by the Canadian Borrower to such Canadian Bank ten (10) Business Days after such notice is given.

4.11	Settlement Date Procedures.

4.11.1.	US Settlement Date Procedures.

In order to minimize the transfer of funds between the US Banks and the Administrative Agent, the US Borrowers may borrow, repay and reborrow US Swing Loans and PNC Bank may make US Swing Loans as provided in Section 2.1.3 [US Swing Loans] hereof during the period between Settlement Dates.  The Administrative Agent shall notify each US Bank of its US Ratable Share of the total of the US Revolving Credit Loans and the US Swing Loans (each, a "US Required Share").  On such Settlement Date, each US Bank shall pay to the Administrative Agent the amount equal to the difference between its US Required Share and its US Revolving Credit Loans, and the Administrative Agent shall pay to each US Bank (which is not a Defaulting Bank) its US Ratable Share or, if applicable, such US Bank's US Funded Percentage of all payments made by the US Borrowers to the Administrative Agent with respect to the US Revolving Credit Loans.  The Administrative Agent shall also effect settlement in accordance with the foregoing sentence on the proposed Borrowing Dates for US Revolving Credit Loans and may at its option effect settlement on any other Business Day.  These settlement procedures are established solely as a matter of administrative convenience, and nothing contained in this Section 4.11 [US Settlement Date Procedures] shall relieve the US Banks of their obligations to fund US Revolving Credit Loans on dates other than a Settlement Date pursuant to Section 2.1.3 [US Swing Loans].  The Administrative Agent may at any time at its option for any reason whatsoever require each US Bank to pay immediately to the Administrative Agent such US Bank's US Ratable Share of the outstanding US Revolving Credit Loans and each US Bank (which is not a Defaulting Bank) may at any time require the Administrative Agent to pay immediately to such US Bank its US Ratable Share or, if applicable, such US Bank's US Funded Percentage of all payments made by the US Borrowers to the Administrative Agent with respect to the US Revolving Credit Loans.

4.11.2.	Canadian Settlement Date Procedures.

In order to minimize the transfer of funds between the Canadian Banks and the Canadian Agent, the Canadian Borrower may borrow, repay and reborrow Canadian Swing Loans and PNC Canada may make Canadian Swing Loans as provided in Section 2.1.4 [Canadian Swing Loans] hereof during the period between Settlement Dates.  The Canadian Agent shall notify each Canadian Bank of its Canadian Ratable Share of the total of the Canadian Revolving Credit Loans and the Canadian Swing Loans (each, a "Canadian Required Share").  On such Settlement Date, each Canadian Bank shall pay to the Canadian Agent the amount equal to the difference between its Canadian Required Share and its Canadian Revolving Credit Loans, and the Canadian Agent shall pay to each Canadian Bank (which is not a Defaulting Bank) its Canadian Ratable Share of all payments made by the Canadian Borrower to the Canadian Agent with respect to the Canadian Revolving Credit Loans.  The Canadian Agent shall also effect settlement in accordance with the foregoing sentence on the proposed Borrowing Dates for Canadian Revolving Credit Loans and may at its option effect settlement on any other Business Day.  These settlement procedures are established solely as a matter of administrative convenience, and nothing contained in this Section 4.11 [Canadian Settlement Date Procedures] shall relieve the Canadian Banks of their obligations to fund Canadian Revolving Credit Loans on dates other than a Settlement Date pursuant to Section 2.1.4 [Canadian Swing Loans].  The Canadian Agent may at any time at its option for any reason whatsoever require each Canadian Bank to pay immediately to the Canadian Agent such Canadian Bank's Canadian Ratable Share of the outstanding Canadian Revolving Credit Loans and each Canadian Bank (which is not a Defaulting Bank) may at any time require the Canadian Agent to pay immediately to such Canadian Bank its Canadian Ratable Share of all payments made by the Canadian Borrower to the Canadian Agent with respect to the Canadian Revolving Credit Loans.

4.12	Judgment Currency.

4.12.1.	Currency Conversion Procedures for Judgments.

If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder or under a Note in any currency (the "Original Currency") into another currency (the "Other Currency"), the parties hereby agree, to the fullest extent permitted by Law, that the rate of exchange used shall be that at which in accordance with normal banking procedures each Bank could purchase the Original Currency with the Other Currency after any premium and costs of exchange on the Business Day preceding that on which final judgment is given.

4.12.2.	Indemnity in Certain Events.

The obligation of any Borrower in respect of any sum due from such Borrower to any Bank hereunder shall, notwithstanding any judgment in an Other Currency, whether pursuant to a judgment or otherwise, be discharged only to the extent that, on the Business Day following receipt by any Bank of any sum adjudged to be so due in such Other Currency, such Bank may in accordance with normal banking procedures purchase the Original Currency with such Other Currency.  If the amount of the Original Currency so purchased is less than the sum that would have been due to such Bank in the Original Currency as of the effective date of the judgment in the Other Currency, the applicable Borrower agrees, as a separate obligation and notwithstanding any such judgment or payment, to indemnify such Bank against such loss.

5.          REPRESENTATIONS AND WARRANTIES

5.1	Representations and Warranties.

The US Loan Parties, jointly and severally, and the Canadian Loan Parties, jointly and severally, represent and warrant to the Administrative Agent, the Canadian Agent and each of the Banks as follows:

5.1.1.	Organization and Qualification.

Each Loan Party is a corporation, partnership or limited liability company duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization.  Each Loan Party has the lawful power to own or lease its properties and to engage in the business it presently conducts or proposes to conduct.  Each Loan Party is duly licensed or qualified and in good standing in each jurisdiction where the property owned or leased by it or the nature of the business transacted by it or both makes such licensing or qualification necessary except to the extent that the failure to be so qualified would not cause a Material Adverse Change.

5.1.2.	Capitalization and Ownership.

All of the authorized capital stock of the Parent, and the shares (referred to herein as the "Shares") of the Parent that are issued and outstanding have been validly issued and are fully paid and nonassessable.  There are no options, warrants or other rights outstanding to purchase any such Shares to be issued after the Closing Date except as indicated on Schedule 5.1.2.

5.1.3.	Subsidiaries.

Schedule 5.1.3 states the name of BLS, the Canadian Borrower and each of the Parent's other Subsidiaries which are Guarantors, its jurisdiction of incorporation, its authorized capital stock, the issued and outstanding shares (referred to herein as the "Subsidiary Shares") and the owners thereof if it is a corporation, its outstanding partnership interests (the "Partnership Interests") if it is a partnership and its outstanding limited liability company interests, interests assigned to managers thereof and the voting rights associated therewith (the "LLC Interests") if it is a limited liability company.  Each of the Loan Parties has good and marketable title to all of the Subsidiary Shares, Partnership Interests and LLC Interests it purports to own, free and clear in each case of any Lien.  All Subsidiary Shares, Partnership Interests and LLC Interests have been validly issued, and all Subsidiary Shares are fully paid and nonassessable.  All capital contributions and other consideration required to be made or paid in connection with the issuance of the Partnership Interests and LLC Interests have been made or paid, as the case may be.  There are no options, warrants or other rights outstanding to purchase any such Subsidiary Shares, Partnership Interests or LLC Interests except as indicated on Schedule 5.1.3.

5.1.4.	Power and Authority.

Each Loan Party has full power to enter into, execute, deliver and carry out this Agreement and the other Loan Documents to which it is a party, to incur the Indebtedness contemplated by the Loan Documents and to perform its Obligations under the Loan Documents to which it is a party, and all such actions have been duly authorized by all necessary proceedings on its part.

5.1.5.	Validity and Binding Effect.

This Agreement has been duly and validly executed and delivered by each Loan Party, and each other Loan Document which any Loan Party is required to execute and deliver on or after the date hereof will have been duly executed and delivered by such Loan Party on the required date of delivery of such Loan Document.  This Agreement and each other Loan Document constitutes, or will constitute, legal, valid and binding obligations of each Loan Party which is or will be a party thereto on and after its date of delivery thereof, enforceable against such Loan Party in accordance with its terms, except to the extent that enforceability of any of such Loan Document may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforceability of creditors' rights generally or limiting the right of specific performance and general concepts of equity.

5.1.6.	No Conflict.

Neither the execution and delivery of this Agreement or the other Loan Documents by any Loan Party nor the consummation of the transactions herein or therein contemplated or compliance with the terms and provisions hereof or thereof by any of them will conflict with, constitute a default under or result in any breach of (i) the terms and conditions of the certificate or articles of incorporation, bylaws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement or other organizational documents of any Loan Party or (ii) any material Law or any material agreement or instrument or order, writ, judgment, injunction or decree to which any Loan Party is a party or by which it is bound or to which it is subject, or result in the creation or enforcement of any Lien, charge or encumbrance whatsoever upon any property (now or hereafter acquired) of any Loan Party.

5.1.7.	Litigation.

There are no actions, suits, proceedings or investigations pending or, to the knowledge of any Loan Party, threatened against such Loan Party at law or equity before any Official Body which individually or in the aggregate would reasonably be expected to result in any Material Adverse Change.  None of the Loan Parties or any Subsidiaries of any Loan Party is in violation of any order, writ, injunction or any decree of any Official Body which would reasonably be expected to result in any Material Adverse Change.  Schedule 5.1.7 correctly describes the New York Potential Tax Claim.

5.1.8.	Title to Properties.

The real property owned by each Loan Party is described on Schedule 5.1.8.  Each Loan Party has good and marketable title to (or ownership of) or valid leasehold interest in all properties, assets and other rights which it purports to own or lease or which are reflected as owned or leased on its books and records, free and clear of all Liens and encumbrances except Permitted Liens, and in the case of property leased by such Loan Party, subject to the terms and conditions of the applicable leases.  Upon consummation of the transactions contemplated hereby, all leases of real property are in full force and effect in all material respects without the necessity for any consent which has not previously been obtained.

5.1.9.	Financial Statements.

(i)         Historical Statements.  BLS has delivered to the Administrative Agent copies of the Parent's (a) audited consolidated year-end financial statements for and as of the end of the two (2) fiscal years ended January 29, 2011 and (b) unaudited consolidated quarter-end financial statements for and as of the end of the fiscal quarter ended April 30, 2011 (collectively, the "Historical Statements").  The Historical Statements were compiled from the books and records maintained by the Parent's management, fairly represent in all material respects the consolidated financial condition of the Parent and its Subsidiaries as of their dates and the results of operations for the fiscal periods then ended and have been prepared in accordance with GAAP consistently applied.

(ii)        Financial Projections.  BLS has delivered to the Administrative Agent consolidated financial projections of the Parent and its Subsidiaries for the period from fiscal year 2011 through fiscal year 2015 derived from various assumptions of the Parent's management (the "Financial Projections").  The Financial Projections represent a reasonable estimation of possible results in light of the history of the business, present and foreseeable conditions and the estimates and assumptions of the Parent's management.  Such Financial Projections and the assumptions therein were, at the time made, fair; however, actual results may differ materially from such Financial Projections.

(iii)       Accuracy of Financial Statements.  Neither the Parent nor any Subsidiary of the Parent has any liabilities, contingent or otherwise, or forward or long-term commitments that are not disclosed in the Historical Statements or in the notes thereto, and except as disclosed therein there are no unrealized or anticipated losses from any commitments of the Parent or any Subsidiary of the Parent, in each case which would reasonably be expected to cause a Material Adverse Change.  From January 29, 2011 to (y) the Closing Date, and (z) each Test Date, if applicable, no Material Adverse Change has occurred.

5.1.10.	Use of Proceeds; Margin Stock.

5.1.10.1               General.

The Loan Parties intend to use the proceeds of the Loans in accordance with Sections 2.7 [Use of Proceeds] and 7.1.10 [Use of Proceeds].

5.1.10.2               Margin Stock.

None of the Loan Parties or any Subsidiaries of any Loan Party engages or intends to engage principally, or as one of its important activities, in the business of extending credit for the purpose, immediately, incidentally or ultimately, of purchasing or carrying margin stock (within the meaning of Regulation U, T or X as promulgated by the Board of Governors of the Federal Reserve System).  No part of the proceeds of any Loan has been or will be used, immediately, incidentally or ultimately, to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock or to refund Indebtedness originally incurred for such purpose, or for any purpose which entails a violation of or which is inconsistent with the provisions of the regulations of the Board of Governors of the Federal Reserve System.  None of the Loan Parties holds or intends to hold margin stock in such amounts that more than twenty five percent (25%) of the reasonable value of the assets of any Loan Party are or will be represented by margin stock.

5.1.11.	Full Disclosure.

Neither this Agreement nor any other Loan Document, nor any certificate, statement, agreement or other documents furnished to the Administrative Agent or any Bank in connection herewith or therewith taken as a whole, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which they were made, not misleading.  There is no fact known to any Loan Party which materially adversely affects the business, property, assets, financial condition, results of operations or prospects of any Loan Party which has not been set forth in this Agreement or in the certificates, statements, agreements or other documents furnished in writing to the Administrative Agent and the Banks prior to or at the date hereof in connection with the transactions contemplated hereby.

5.1.12.	Taxes.

5.1.12.1               US Loan Parties.  All federal, state, local and other tax returns required to have been filed with respect to each US Loan Party have been filed, and payment or adequate provision has been made for the payment of all taxes, fees, assessments and other governmental charges which have or may become due pursuant to said returns or to assessments received, except to the extent that (a) the amount thereof is not individually or in the aggregate in an amount that would reasonably be expected to cause a Material Adverse Change, or (b) such taxes, fees, assessments and other charges are being contested in good faith by appropriate proceedings diligently conducted and for which such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made.  There are no agreements or waivers extending the statutory period of limitations for assessments applicable to any federal or other income tax return of any US Loan Party for any tax years prior to the US Loan Parties' fiscal year ended on or about February 3, 2007 for federal income tax returns and February 3, 2003 for state income tax returns.

5.1.12.2               Canadian Loan Parties.  As of the Activation Date and at all times thereafter, each Canadian Loan Party has, except to the extent that failure to do so would not result in a Material Adverse Change, (i) withheld from each payment made to any of its past or present employees, officers or directors, and to any non-resident of the country in which it is a resident, the amount of all taxes and other deductions required by applicable Laws to be withheld therefrom and has paid the same to the proper Official Body within the time required under any applicable Laws and (ii) collected and remitted to the appropriate Official Body when required by applicable Laws to do so all amounts collectible and remittable in respect of Taxes, and has paid all such amounts payable by it on account of such Taxes.  As of the Activation Date and at all times thereafter, all federal, provincial, local and other tax returns required to have been filed with respect to each Canadian Loan Party have been filed, and payment or adequate provision has been made for the payment of all taxes, fees, assessments and other governmental charges which have or may become due pursuant to said returns or to assessments received, except to the extent that (a) the amount thereof is not individually or in the aggregate in an amount that would reasonably be expected to cause a Material Adverse Change, or (b) such taxes, fees, assessments and other charges are being contested in good faith by appropriate proceedings diligently conducted and for which such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made.

5.1.13.	Consents and Approvals.

No consent, approval, exemption, order or authorization of, or a registration or filing with, any Official Body or any other Person is required by any Law or any agreement in connection with the execution, delivery and carrying out of this Agreement and the other Loan Documents by any Loan Party, except as listed on Schedule 5.1.13, all of which shall have been obtained or made on or prior to the Closing Date except as otherwise indicated on Schedule 5.1.13.

5.1.14.	No Event of Default; Compliance with Instruments.

No event has occurred and is continuing and no condition exists or will exist after giving effect to the borrowings or other extensions of credit to be made on the Closing Date under or pursuant to the Loan Documents which constitutes an Event of Default or Potential Default.  None of the Loan Parties is in violation of (i) any material term of its certificate of incorporation, bylaws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement or other organizational documents or (ii) any material agreement or instrument to which it is a party or by which it or any of its properties may be subject or bound where such violation would constitute a Material Adverse Change.

5.1.15.	Patents, Trademarks, Copyrights, Licenses, Etc.

Each Loan Party owns or possesses all the material patents, trademarks, service marks, trade names, copyrights, licenses, registrations, franchises, permits and rights necessary to own and operate its properties and to carry on its business as presently conducted and planned to be conducted by such Loan Party, without known possible, alleged or actual conflict with the rights of others.

5.1.16.	Insurance.

Schedule 5.1.16 lists all insurance policies to which any Loan Party is a party, all of which are valid and in full force and effect.  No notice has been given or claim made and no grounds exist to cancel or avoid any of such policies or to reduce the coverage provided thereby.  Such policies provide adequate coverage from reputable and financially sound insurers in amounts sufficient to insure the assets and risks of each Loan Party in accordance with customary business practice in the industry of the Loan Parties.

5.1.17.	Compliance with Laws.

The Loan Parties are in compliance in all material respects with all applicable Laws (other than labor and employment Laws which are specifically addressed in Section 5.1.22 [Employment Matters] and Environmental Laws which are specifically addressed in Section 5.1.23 [Environmental Matters]) in all jurisdictions in which any Loan Party is presently or will be doing business except where the failure to do so would not reasonably be expected to constitute a Material Adverse Change.

5.1.18.	Material Contracts; Burdensome Restrictions.

All material contracts relating to the business operations of each Loan Party, including all employee benefit plans and Labor Contracts are valid, binding and enforceable upon such Loan Party except as limited by bankruptcy, insolvency and general concepts of equity and each of the other parties thereto in accordance with their respective terms, and there is no default by such Loan Party thereunder or, to the Loan Parties' knowledge, by any other parties thereto.  None of the Loan Parties is bound by any contractual obligation, or subject to any restriction in any organization document, or any requirement of Law which would reasonably be expected to result in a Material Adverse Change or which restricts or prohibits any Loan Party from entering into, and performing its obligations under, the transactions contemplated hereby.  For purposes of this Section 5.1.18, the term "material contracts" shall mean those contracts or other agreements which the Parent would be required to file with the SEC pursuant to item 601(a)(10) of Regulation S-K promulgated under the Securities Act of 1933 and the Securities Exchange Act of 1934.

5.1.19.	Investment Companies; Regulated Entities.

None of the Loan Parties is an "investment company" registered or required to be registered under the Investment Company Act of 1940 or under the "control" of an "investment company" as such terms are defined in the Investment Company Act of 1940 and shall not become such an "investment company" or under such "control."  None of the Loan Parties is subject to any other federal or state statute or regulation limiting its ability to incur Indebtedness for borrowed money.

5.1.20.	Plans and Benefit Arrangements.

Except as set forth on Schedule 5.1.20:

(i)          The US Borrowers and each other member of the ERISA Group are in compliance in all material respects with any applicable provisions of ERISA with respect to all Benefit Arrangements and Plans.  As of the Closing Date, the US Borrowers and each other member of the ERISA Group do not have any obligation to make contributions to any Multiemployer Plans or Multiple Employer Plans.  There has been no Prohibited Transaction with respect to any Benefit Arrangement or any Plan or, to the best knowledge of the US Borrowers and each member of the ERISA Group, with respect to any Multiemployer Plan or Multiple Employer Plan, which could result in any material liability of any US Borrower or any other member of the ERISA Group.  The US Borrowers and all other members of the ERISA Group have made when due any and all payments required to be made under any agreement relating to a Multiemployer Plan or a Multiple Employer Plan or any Law pertaining thereto.  With respect to each Plan, Multiemployer Plan and Multiple Employer Plan, the US Borrowers and each other member of the ERISA Group (A) have fulfilled in all material respects their obligations under the minimum funding standards of ERISA, (B) except for required premium payments, have not incurred any liability to the PBGC, and (C) have not had asserted against them any penalty for failure to fulfill the minimum funding requirements of ERISA.

(ii)         To the best of each US Borrower's knowledge, each Multiemployer Plan and Multiple Employer Plan  is able to pay benefits thereunder when due.

(iii)        Neither a US Borrower nor any other member of the ERISA Group has instituted or intends to institute proceedings to terminate any Plan.

(iv)        No event requiring notice to the PBGC under Section 303(k)(4) of ERISA has occurred or is reasonably expected to occur with respect to any Plan.

(v)         With respect to each Plan and in accordance with each such Plan's most recent actuarial valuation report used to determine funding under Section 412 of the Internal Revenue Code, no Plan is in "at risk" status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Internal Revenue Code).

(vi)        Neither a US Borrower nor any other member of the ERISA Group has incurred or reasonably expects to incur any material withdrawal liability under ERISA to any Multiemployer Plan  or Multiple Employer Plan.  Neither a US Borrower nor any other member of the ERISA Group has been notified by any Multiemployer Plan or Multiple Employer Plan that such Multiemployer Plan or Multiple Employer Plan has been terminated within the meaning of Title IV of ERISA and, to the best knowledge of each US Borrower, no Multiemployer Plan or Multiple Employer Plan  is reasonably expected to be reorganized or terminated, within the meaning of Title IV of ERISA.

(vii)       To the extent that any Benefit Arrangement is insured, the US Borrowers and all other members of the ERISA Group have paid when due all premiums required to be paid for all periods through the Closing Date.  To the extent that any Benefit Arrangement is funded other than with insurance, the US Borrowers and all other members of the ERISA Group have made when due all contributions required to be paid for all periods through the Closing Date.

(viii)      All Plans, Benefit Arrangements, Multiemployer Plans  and Multiple Employer Plans  have been administered in all material respects in accordance with their terms and applicable Law.

5.1.21.	Canadian Plans.

(i)          Except as disclosed in the financial statements required to be provided pursuant to this Agreement or as otherwise disclosed in writing from time to time to the Administrative Agent and to the extent that a Material Adverse Change would not occur as a result of the continuation of benefits during any actual, notional or deemed notice period after termination of employment of employees without cause, no Loan Party has any liability or contingent liability under a Canadian Welfare Plan to provide for benefits after termination of employment or retirement.

(ii)         Except to the extent that a Material Adverse Change would not occur as a result thereof: (a) each Canadian Employee Plan is, and has been, established, registered, qualified, administered and invested in compliance in all respects with the terms thereof and all applicable Laws, (b) all employer and employee payments, contributions and premiums required to be remitted or paid to or in respect of each Canadian Employee Plan and Canadian Statutory Plan have been remitted or paid in a timely fashion to or in respect of the Canadian Employee Plan or the Canadian Statutory Plan in accordance with the terms thereof and all applicable Laws and no Loan Party has applied to extend the period for funding, (c) there is no claim by any governmental authority in Canada or by any Person pending or, to the knowledge of a Loan Party, threatened in respect of any Canadian Employee Plan (other than routine claims for payment of benefits), (d) no event has occurred that has given rise to or could reasonably be expected to give rise to any liability of a Loan Party under any Canadian Employee Plan other than those disclosed in the financial statements required to be provided pursuant to this Agreement; (e) with respect to any Canadian Pension Plan that is registered under any applicable Laws, no event has occurred and no condition exists that has resulted or could reasonably be expected to result in that Canadian Pension Plan having its registration revoked, or entitle any Person (other than a Loan Party) to terminate or wind up that Canadian Pension Plan (in whole or in part), or result in that Canadian Pension Plan being placed under the administration of any governmental authority, or result in a Loan Party being required to pay any taxes or penalties under any applicable Laws; (f) no changes have occurred in respect of the funding or financial condition of any Canadian Pension Plan since the date of its most recent financial statements, accounting statements, actuarial reports and other materials required to be provided pursuant to this Agreement; and (g) each Canadian Pension Plan is fully funded, on a going concern basis and a solvency basis, in accordance with the terms of the Canadian Pension Plan and the requirements of applicable Laws.

(iii)        Except to the extent a Material Adverse Change would not occur as a result thereof, during the last twelve (12) consecutive months, (a) no steps have been taken by a Loan Party or a governmental authority in Canada to terminate or wind up a Canadian Pension Plan (wholly or in part) that could result in a Loan Party being required to make additional contributions to the Canadian Pension Plan, and (b) no condition exists and no event has occurred with respect to any Canadian Pension Plan or Canadian Statutory Plan that might result in an increase in the amount of liability of a Loan Party over, or the incurrence by a Loan Party of any liability in addition to, the liability of the Loan Party prior to the existence of such condition or the occurrence of such event, or that might result in any fine or penalty.

5.1.22.	Employment Matters.

Each of the Loan Parties is in compliance with the Labor Contracts and all applicable labor and employment Laws including those related to equal employment opportunity and affirmative action, labor relations, minimum wage, overtime, child labor, medical insurance continuation, worker adjustment and relocation notices, immigration controls and worker and unemployment compensation, where the failure to comply would reasonably be expected to constitute a Material Adverse Change.  There are no outstanding grievances, arbitration awards or appeals therefrom arising out of the Labor Contracts or current or threatened strikes, picketing, handbilling or other work stoppages or slowdowns at facilities of any of the Loan Parties which in any case would reasonably be expected to constitute a Material Adverse Change.

5.1.23.	Environmental Matters.

Except as disclosed on Schedule 5.1.23:

(i)         None of the Loan Parties has received any material Environmental Complaint, whether directed or issued to any Loan Party or relating or pertaining to any predecessor of any Loan Party or to any prior owner, operator or occupant of the Property, and none of such Loan Parties have reason to believe that it might receive a material Environmental Complaint.

(ii)        No activity of any Loan Party at the Property is being or has been conducted in violation of any Environmental Law or Environmental Permit which has caused or would reasonably be expected to cause a Material Adverse Change and, to the knowledge of any such Loan Party no activity of any predecessor of any Loan Party or any prior owner, operator or occupant of the Property was conducted in violation of any Environmental Law which has caused or would reasonably be expected to cause a Material Adverse Change.

(iii)       There are no Regulated Substances present on, in, under, or emanating from, or to any Loan Party's knowledge emanating to, the Property or any portion thereof which result in Contamination and which would reasonably be expected to cause a Material Adverse Change.

(iv)      Each Loan Party has all Environmental Permits and all such Environmental Permits are in full force and effect and each such Loan Party's operations at the Property are conducted in compliance with the terms and conditions of such Environmental Permits except to the extent that such noncompliance would not reasonably be expected to cause a Material Adverse Change and none of the Loan Parties have received any written notice from an Official Body that such Official Body has or intends to suspend, revoke or adversely alter, whether in whole or in part, any such Environmental Permit.

(v)        Each Loan Party has submitted to an Official Body and/or maintains, as appropriate, all material Environmental Records.

(vi)      No structures, improvements, equipment, fixtures, impoundments, pits, lagoons or aboveground or underground storage tanks located on the Property contain or use, except in compliance with Environmental Laws and Environmental Permits, Regulated Substances or otherwise are operated or maintained except in compliance with Environmental Laws and Environmental Permits unless such noncompliance would not be reasonably expected to cause a Material Adverse Change.  To the knowledge of each Loan Party, no structures, improvements, equipment, fixtures, impoundments, pits, lagoons or aboveground or underground storage tanks of prior owners, operators or occupants of the Property contained or used Regulated Substances, except in compliance with Environmental Laws, Regulated Substances or otherwise were operated or maintained by any such prior owner, operator or occupant except in compliance with Environmental Laws unless such noncompliance would not be reasonably expected to cause a Material Adverse Change.

(vii)     To the knowledge of each Loan Party, no facility or site to which any such Loan Party, either directly or indirectly by a third party, has sent Regulated Substances for storage, treatment, disposal or other management has been or is being operated in violation of Environmental Laws except to the extent that such violation would not reasonably be expected to cause a Material Adverse Change.

(viii)     No portion of the Property is identified or, to the knowledge of each Loan Party, proposed to be identified on any list of contaminated properties or other properties which pursuant to Environmental Laws are the subject of a Remedial Action by an Official Body or any other Person (including any such Loan Party), nor to the knowledge of any such Loan Party is any property adjoining or in the proximity of the Property identified or proposed to be identified on any such list or the subject of a Remedial Action.

(ix)       No portion of the Property constitutes an Environmentally Sensitive Area except for those portions of the Property constituting an Environmentally Sensitive Area which would not reasonably be expected to result in a Material Adverse Change.

(x)        No lien or other material encumbrance authorized by Environmental Laws exists against the Property and none of the Loan Parties has any reason to believe that such a lien or encumbrance may be imposed.

(xi)       Neither the transaction contemplated by the Loan Documents nor any other transaction involving the sale, transfer or exchange of the Property will trigger or has triggered any obligation under any applicable Environmental Laws to make a filing, provide a notice, provide other disclosure or take any other action, or in the event that any such transaction-triggered obligation does arise or has arisen under any applicable Environmental Laws, all such action required thereby has been taken in compliance with applicable Environmental Laws except to the extent that the failure to take such action in compliance with applicable Environmental Laws would not be reasonably expected to cause a Material Adverse Change.

5.1.24.	Senior Debt Status.

The Obligations of each Loan Party under this Agreement, the Notes, the Guaranty Agreements and each of the other Loan Documents to which it is a party do rank and will rank at least pari passu in priority of payment with all other Indebtedness of such Loan Party except Indebtedness of such Loan Party to the extent secured by Permitted Liens.  There is no Lien upon or with respect to any of the properties or income of any Loan Party which secures indebtedness or other obligations of any Person except for Permitted Liens.

5.1.25.	Anti-Terrorism Laws.

5.1.25.1               General.

None of the Loan Parties nor, to any Loan Party's knowledge, any Affiliate of any Loan Party, is in violation of any Anti-Terrorism Law or engages in or conspires to engage in any transaction  that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

5.1.25.2               Executive Order No. 13224.

None of the Loan Parties, nor, to any Loan Party's knowledge, any Affiliate of any Loan Party is any of the following (each a "Blocked Person"):

(i)         a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224;

(ii)        a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224;

(iii)       a Person or entity with which any Bank is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv)       a Person or entity that commits, threatens or conspires to commit or supports "terrorism" as defined in the Executive Order No. 13224; or

(v)        a  Person or entity that is named as a "specially designated national" on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list.

No Loan Party or to the knowledge of any Loan Party, any Affiliate of any Loan Party (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order No. 13224.

5.1.26.	Inactive Subsidiaries.

Each Excluded Inactive Subsidiary has no material assets or liabilities (except for the New York Potential Tax Claim) and does not conduct business.

5.2	Updates to Schedules.

The US Borrowing Agent shall update the schedules listed immediately after this paragraph on the date on which the US Borrowing Agent delivers each quarterly Compliance Certificate.  Provided that the US Borrowing Agent delivers such updates with each Compliance Certificate and timely delivers such Compliance Certificates, (1) any inaccuracy in such schedules between due dates for Compliance Certificates shall not be a default hereunder, and (2) such schedules shall be deemed to be amended upon delivery thereof.

Schedule 5.1.2	-	Capitalization
Schedule 5.1.3	-	Subsidiaries
Schedule 5.1.8	-	Owned Real Property

The US Borrowing Agent shall update the schedules listed immediately after this paragraph as soon as reasonably practicable after receipt thereof from the insurer.  Provided that the US Borrowing Agent delivers such updates as stated, (1) any inaccuracy in such schedules between due dates for Compliance Certificates shall not be a default hereunder, and (2) such schedules shall be deemed to be amended upon delivery thereof.

Schedule 5.1.16	-	Insurance Policies

Should any of the information or disclosures provided on any of the other Schedules attached hereto become outdated or incorrect in any material respect, the US Borrowing Agent shall promptly provide the Administrative Agent in writing with such revisions or updates to such Schedule as may be necessary or appropriate to update or correct same; provided, however, that no Schedule shall be deemed to have been amended, modified or superseded by any such correction or update, nor shall any breach of warranty or representation resulting from the inaccuracy or incompleteness of any such Schedule be deemed to have been cured thereby, unless and until the Required Banks, in their sole and absolute discretion, shall have accepted in writing such revisions or updates to such Schedule.

6.	CONDITIONS OF LENDING AND ISSUANCE OF LETTERS OF CREDIT

The obligation of each Bank to make Loans and of each Issuing Bank to issue Letters of Credit hereunder is subject to the performance by each of the Loan Parties of its Obligations to be performed hereunder at or prior to the making of any such Loans or issuance of such Letters of Credit and to the satisfaction of the following further conditions:

6.1	First Loans and Letters of Credit.

On the Closing Date:

6.1.1.	Officer's Certificate.

The representations and warranties of each of the Loan Parties contained in Section 5 [Representations and Warranties] and in each of the other Loan Documents shall be true and accurate on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date (except representations and warranties which relate solely to an earlier date or time, which representations and warranties shall be true and correct on and as of the specific dates or times referred to therein), and each of the Loan Parties shall have performed and complied with all covenants and conditions hereof and thereof, no Event of Default or Potential Default shall have occurred and be continuing or shall exist; and there shall be delivered to the Administrative Agent for the benefit of each Bank one original certificate (with sufficient copies for each Bank) of each of the Loan Parties, dated the Closing Date and signed by an Authorized Officer of each of the Loan Parties, to each such effect.

6.1.2.	Corporate Secretary's and/or Secretary's Certificate.

There shall be delivered to the Administrative Agent for the benefit of each Bank one original certificate (with sufficient copies for each Bank) dated the Closing Date and signed by the Corporate Secretary, the Secretary, an Assistant Corporate Secretary or an Assistant Secretary of each of the Loan Parties, certifying as appropriate as to:

(i)         the completion of all action required to have been taken by each Loan Party by the Closing Date in connection with this Agreement and the other Loan Documents, together with copies of applicable authorizing resolutions;

(ii)        the names of the officer or officers authorized to sign this Agreement and the other Loan Documents and the true signatures of such officer or officers and specifying the Authorized Officers permitted to act on behalf of each Loan Party for purposes of this Agreement and the true signatures of such officers, on which the Administrative Agent and each Bank may conclusively rely; and

(iii)       copies of its organizational documents, including its certificate of incorporation, bylaws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement and any other organizational documents, as applicable, as in effect on the Closing Date certified by the appropriate governmental official, where applicable, together with certificates from the appropriate governmental officials as to the continued existence and good standing of each Loan Party in each jurisdiction where organized or formed, as applicable, and each jurisdiction where a Loan Party has a distribution center or warehouse location.

6.1.3.	Delivery of Loan Documents.

This Agreement, the Guaranty Agreements, the Notes, the Intercompany Subordination Agreement and any other Loan Documents required by the Administrative Agent, shall have been duly executed and delivered to the Administrative Agent for the benefit of the Banks.

6.1.4.	Opinion of Counsel.

There shall be delivered to the Administrative Agent for the benefit of each Bank (a) one (1) original, with sufficient copies for the Banks, of a written opinion of Vorys, Sater, Seymour and Pease LLP, counsel for the Loan Parties (which may rely on the opinions of such other counsel, including US Borrowers' in-house counsel, as may be acceptable to the Administrative Agent), and (b) one (1) original, with sufficient copies for the Banks, of a written opinion of McMillan LLP, Canadian counsel for the Canadian Borrower (which may rely on the opinions of such other counsel as may be acceptable to the Administrative Agent), dated the Closing Date and in form and substance satisfactory to the Administrative Agent and its counsel.

6.1.5.	Legal Details.

All legal details and proceedings in connection with the transactions contemplated by this Agreement and the other Loan Documents shall be in form and substance satisfactory to the Administrative Agent and counsel for the Administrative Agent, and the Administrative Agent shall have received all such other counterpart originals or certified or other copies of such documents and proceedings in connection with such transactions, in form and substance satisfactory to the Administrative Agent and said counsel, as the Administrative Agent or said counsel may reasonably request.

6.1.6.	Payment of Fees.

The Borrowers shall have paid or caused to be paid to the Administrative Agent for itself and for the account of the Banks to the extent not previously paid, all commitment and other fees accrued through the Closing Date and the costs and expenses for which the Administrative Agent, the Canadian Agent and the Banks are entitled to be reimbursed.

6.1.7.	Consents.

All material consents required to effectuate the transactions contemplated hereby as set forth on Schedule 5.1.13 shall have been obtained.

6.1.8.	Officer's Certificate Regarding MACs.

From January 29, 2011 through the Closing Date, no Material Adverse Change shall have occurred and, except as otherwise noted on the certificate noted below, there shall have been no material change in the management of any Loan Party; and there shall have been delivered to the Administrative Agent for the benefit of each Bank a certificate dated the Closing Date and signed by an Authorized Officer of each Loan Party to each such effect.

6.1.9.	No Violation of Laws.

The making of the Loans and the issuance of the Letters of Credit shall not contravene any Law applicable to any Loan Party.

6.1.10.	No Actions or Proceedings.

No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain or prohibit, or to obtain damages in respect of, this Agreement, the other Loan Documents  or the consummation of the transactions contemplated hereby or thereby or which, in the Administrative Agent's sole reasonable discretion, would make it inadvisable to consummate the transactions contemplated by this Agreement or any of the other Loan Documents.

6.1.11.	Lien Searches.

The Administrative Agent shall have obtained copies of record searches (including UCC and/or PPSA searches, as applicable, and judgments, suits, taxes and other lien searches), at the state or provincial level for each distribution center and warehouse location of each applicable Loan Party and in each Loan Party's respective jurisdiction of organization evidencing that no Liens exist against any Loan Party except Permitted Liens or those Liens that are or will be released or terminated in connection herewith.

6.1.12.	Insurance Policies.

The Loan Parties shall have delivered a certificate of insurance acceptable to the Administrative Agent that adequate insurance in compliance with Section 7.1.3 [Maintenance of Insurance] is in full force and effect and that all premiums then due thereon have been paid and that the Administrative Agent on behalf of the Banks is entitled to thirty (30) days prior notice of cancellation or material reduction in coverage on all such policies.

6.1.13.	Termination Statements: Release Statements and Other Releases.

Evidence satisfactory to the Administrative Agent that all necessary termination statements, release statements and other releases or discharges in connection with all Liens (other than Permitted Liens) have been filed or satisfactory arrangements have been made for such filing (including payoff letters, if applicable, in form and substance satisfactory to the Administrative Agent).

6.1.14.	Financial Projections.

Financial Projections of the Parent and its Subsidiaries for the fiscal years 2011 through 2015, in form satisfactory to the Administrative Agent.

6.1.15.	Repayment of Prohibited Indebtedness.

All Indebtedness not permitted under Section 7.2.1 [Indebtedness] including, but not limited to, amounts due under the Prior Loan Documents shall have been paid in full and the Prior Loan Documents shall have been terminated.

6.1.16.	Debt Rating.

The Debt Rating shall not have been withdrawn at any time from June 2, 2011, through and including the Closing Date.

6.1.17.	Other Documents and Conditions.

The Loan Parties shall have delivered such other documents and satisfied such other conditions as may reasonably be requested to be submitted to the Administrative Agent or any Bank by the terms of this Agreement or of any Loan Document or set forth on the closing checklist with respect to the transactions contemplated by this Agreement.

6.2	Each Additional Loan or Letter of Credit.

It shall be a condition precedent to the making any Loans or issuing, extending or increasing any Letters of Credit other than Loans made or Letters of Credit issued on the Closing Date, that after giving effect to the proposed extensions of credit:  (i) the representations and warranties of the Loan Parties contained in Section 5 [Representations and Warranties] and in the other Loan Documents shall be true on and as of the date of such additional Loan or Letter of Credit with the same effect as though such representations and warranties had been made on and as of such date (except representations and warranties which expressly relate solely to an earlier date or time, which representations and warranties shall be true and correct on and as of the specific dates or times referred to therein) and the Loan Parties shall have performed and complied with all covenants and conditions hereof; (ii) no Event of Default or Potential Default shall have occurred and be continuing or shall exist; (iii) the making of the Loans or issuance, extension or increase of such Letter of Credit shall not contravene any Law applicable to any Loan Party or any of the Banks; and (iv) the US Borrowing Agent shall have delivered to the Administrative Agent a duly executed and completed US Loan Request or application for a Letter of Credit as the case may be, or the Canadian Borrower shall have delivered to the Canadian Agent a duly executed and completed Canadian Loan Request.

7.          COVENANTS

7.1	Affirmative Covenants.

The US Loan Parties, jointly and severally, and the Canadian Loan Parties, jointly and severally, covenant and agree that until Payment in Full, the Loan Parties shall comply at all times with the following affirmative covenants:

7.1.1.	Preservation of Existence, Etc.

Each Loan Party shall maintain its legal existence as a corporation, limited partnership or limited liability company and its license or qualification and good standing in each jurisdiction in which its ownership or lease of property or the nature of its business makes such license or qualification necessary, except to the extent that the failure to be so qualified or licensed would not be reasonably likely to cause a Material Adverse Change and as otherwise expressly permitted in Section 7.2.5 [Liquidations, Mergers, Etc.].

7.1.2.	Payment of Liabilities, Including Taxes, Etc.

Each Loan Party shall, and shall cause each of its Subsidiaries to, duly pay and discharge all liabilities to which it is subject or which are asserted against it, promptly as and when the same shall become due and payable, including all taxes, assessments and governmental charges upon it or any of its properties, assets, income or profits, prior to the date on which penalties attach thereto, except to the extent that such liabilities, including taxes, assessments or charges, are being contested in good faith and by appropriate and lawful proceedings diligently conducted and for which such reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made, but only to the extent that failure to discharge any such liabilities would not result in a Material Adverse Change, provided that the Loan Parties and their Subsidiaries will pay all such liabilities forthwith upon the commencement of proceedings to foreclose any Lien which may have attached as security therefor.

7.1.3.	Maintenance of Insurance.

Each Loan Party shall, and shall cause each Excluded US Active Subsidiary to, insure its properties and assets against loss or damage by fire and such other insurable hazards as such assets are commonly insured (including fire, extended coverage, property damage, workers' compensation, public liability and business interruption insurance) and against other risks (including errors and omissions) in such amounts as similar properties and assets are insured by prudent companies in similar circumstances carrying on similar businesses, and with reputable and financially sound insurers, including self-insurance to the extent customary, all as reasonably determined by the Administrative Agent.  At the request of the Administrative Agent, the Loan Parties shall deliver to the Administrative Agent (x) on the Closing Date and annually thereafter an original certificate of insurance signed by the Loan Parties' independent insurance broker describing and certifying as to the existence of the insurance required to be maintained by this Agreement and the other Loan Documents, and (y) from time to time a summary schedule indicating all insurance then in force with respect to each of the Loan Parties.

7.1.4.	Maintenance of Properties and Leases.

Each Loan Party shall, and shall cause each Excluded US Active Subsidiary to, maintain in good repair, working order and condition (ordinary wear and tear excepted) in accordance with the general practice of other businesses of similar character and size, all of those material properties useful or necessary to its business, and from time to time, such Loan Party will make or cause to be made all appropriate repairs, renewals or replacements thereof to the extent that a failure to make such repairs, renewals or replacements would be reasonably expected to cause a Material Adverse Change.

7.1.5.	Maintenance of Patents, Trademarks, Etc.

Each Loan Party shall, and shall cause each Excluded US Active Subsidiary to, maintain in full force and effect all patents, trademarks, service marks, trade names, copyrights, licenses, franchises, permits and other intellectual property and authorizations necessary for the ownership and operation of its properties and business if the failure so to maintain the same would constitute a Material Adverse Change.

7.1.6.	Visitation Rights.

Each Loan Party shall permit any of the officers or authorized employees or representatives of the Administrative Agent or any of the Banks to visit, no more than twice per year (unless an Event of Default has occurred and is continuing), during normal business hours and inspect any of its properties and to examine and make excerpts from its books and records and discuss its business affairs, finances and accounts with its officers, all in such detail and at such times and as often as any of the Banks may reasonably request, provided that (x) each US Bank shall provide the US Borrowing Agent and the Administrative Agent, and (y) each Canadian Bank shall provide the Canadian Borrower and the Administrative Agent, with reasonable notice prior to any visit or inspection; provided, further, that such visit or inspection shall be conducted during normal business hours and shall not unreasonably interfere with the business or operations of the applicable Loan Party and all information obtained or observed during such visit or inspection shall be subject to the confidentiality obligations in Section 10.9 [Confidentiality].  In the event any Bank desires to visit and inspect any Loan Party, such Bank shall make a reasonable effort to conduct such visit and inspection contemporaneously with any visit and inspection to be performed by the Administrative Agent.

7.1.7.	Keeping of Records and Books of Account.

The Parent shall, and shall cause each Subsidiary of the Parent to, maintain and keep proper books of record and account which enable the Parent and its Subsidiaries to issue financial statements in accordance with GAAP and as otherwise required by applicable Laws of any Official Body having jurisdiction over the Parent or any Subsidiary of the Parent, and in which full, true and correct entries shall be made in all material respects of all its dealings and business and financial affairs.

7.1.8.	Plans and Benefit Arrangements.

Each US Borrower shall, and shall cause each other member of the ERISA Group to, comply with ERISA, the Internal Revenue Code and other applicable Laws applicable to Plans and Benefit Arrangements except where such failure, alone or in conjunction with any other failure, would not result in a Material Adverse Change.  Without limiting the generality of the foregoing, each US Borrower shall cause all of its Plans and all Plans maintained by any member of the ERISA Group to be funded in accordance with the minimum funding requirements of ERISA and shall make, and cause each member of the ERISA Group to make, in a timely manner, all contributions due to Plans, Benefit Arrangements, Multiemployer Plans and Multiple Employer Plans.  For each existing, or hereafter adopted, Canadian Pension Plan, the Canadian Borrower shall, in a timely fashion comply with and perform in all respects all of its obligations under and in respect of such Canadian Pension Plan, including under any funding agreements and all applicable Laws (including any applicable fiduciary, funding, investment and administration obligations), except to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Change. All employer (or employee to the extent collected by the Canadian Borrower) payments, contributions or premiums required to be remitted, paid to or in respect of each Canadian Employee Plan shall be paid or remitted by the Canadian Borrower in a timely fashion in accordance with the terms thereof, any funding agreements and all applicable Laws), except in each case where the failure to do so would not reasonably be expected to have a Material Adverse Change.

7.1.9.	Compliance with Laws.

Each Loan Party shall, and shall cause each of its Subsidiaries to, comply with all applicable Laws, including all Environmental Laws, in all respects, provided that it shall not be deemed to be a violation of this Section 7.1.9 if any failure to comply with any Law would not result in fines, penalties, remediation costs, other similar liabilities or injunctive relief which in the aggregate would reasonably be expected to constitute a Material Adverse Change.

7.1.10.	Use of Proceeds.

The Loan Parties will use the Letters of Credit and the proceeds of the Loans for the purposes stated in Section 2.7 [Use of Proceeds].  The Loan Parties shall not use the Letters of Credit or the proceeds of the Loans for any purposes which contravenes any applicable Law or any provision hereof.

7.1.11.	Subordination of Intercompany Loans.

Each Loan Party shall cause any intercompany Indebtedness, loans or advances owed by any Loan Party to any other Loan Party to be subordinated pursuant to the terms of the Intercompany Subordination Agreement.

7.1.12.	Anti-Terrorism Laws.

The Loan Parties and their respective Affiliates and agents shall not knowingly (i) conduct any business or engage in any transaction or dealing with any Blocked Person, including the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order No. 13224; or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in the Executive Order No. 13224, the USA Patriot Act or any other Anti-Terrorism Law.  The US Borrowing Agent shall deliver to Banks any certification or other evidence requested from time to time by any Bank in its sole reasonable discretion, confirming Loan Parties' compliance with this Section 7.1.12.

7.2	Negative Covenants.

The US Loan Parties, jointly and severally, and the Canadian Loan Parties, jointly and severally, covenant and agree that until Payment in Full, the Loan Parties shall comply with the following negative covenants:

7.2.1.	Indebtedness.

Each of the Loan Parties shall not at any time create, incur, assume or suffer to exist any Indebtedness, except:

(i)         Indebtedness under the Loan Documents;

(ii)        Existing Indebtedness as set forth on Schedule 7.2.1 (including any extensions or renewals thereof, provided there is no increase in the amount thereof, or an increase in the effective interest rate thereof, or an earlier maturity date for any payment payable thereunder, or the provision of any security or guarantees therefor, or other significant change in the terms thereof unless otherwise specified on Schedule 7.2.1);

(iii)       Capitalized leases;

(iv)       Indebtedness secured by Purchase Money Security Interests or by security interests in proceeds granted in connection with securities lending transactions or reverse repurchase agreements involving United States Treasury bonds, provided that the aggregate amount as of any date of all such Indebtedness permitted by this Section 7.2.1(iv) shall not exceed Ten Million and 00/100 Dollars ($10,000,000.00);

(v)        Indebtedness of a Loan Party to another Loan Party which is subordinated in accordance with the provisions of Section 7.1.11 [Subordination of Intercompany Loans];

(vi)       Any Bank-Provided Hedge or other Qualified Hedge Agreement; and

(vii)      Unsecured Indebtedness; provided that

(1)           such Indebtedness is pari passu in right of payment with the Indebtedness hereunder,

(2)           such Indebtedness complies with Section 7.2.17 [Negative Pledges], and

(3)           immediately prior to and after giving effect to such Indebtedness, no Event of Default or Potential Default shall have occurred hereunder.

7.2.2.	Liens.

Each of the Loan Parties shall not at any time create, incur, assume or suffer to exist any Lien on any of its property or assets, tangible or intangible, now owned or hereafter acquired, or agree or become liable to do so, except Permitted Liens.

7.2.3.	Guaranties.

Each of the Loan Parties shall not at any time, directly or indirectly, become or be liable in respect of any Guaranty, or assume, guarantee, become surety for, endorse or otherwise agree, become or remain directly or contingently liable upon or with respect to any obligation or liability of any other Person, except for:

(i)           existing Guaranties as set forth on Schedule 7.2.3;

(ii)           Guaranties of Indebtedness of the Loan Parties permitted in Section 7.2.1 [Indebtedness];

(iii)           other Guaranties to the extent the Indebtedness represented by such Guaranties is permitted in Section 7.2.1 [Indebtedness]; and

(iv)           Guaranties by any Loan Party of the obligations, to the extent not prohibited by this Agreement, of any other Loan Party.

7.2.4.	Loans and Investments.

Each of the Loan Parties shall not at any time make or suffer to remain outstanding any loan or advance to, or purchase, acquire or own any stock, bonds, notes or securities of, or any partnership interest (whether general or limited) or limited liability company interest in, or any other investment or interest in, or make any capital contribution to, any other Person, or agree, become or remain liable to do any of the foregoing, except:

(i)         trade credit extended on usual and customary terms in the ordinary course of business;

(ii)        advances to employees to meet expenses incurred by such employees in the ordinary course of business;

(iii)       Permitted Investments;

(iv)       investments in a Loan Party;

(v)        investments in an amount which should not exceed One Hundred Twenty Five Million and 00/100 Dollars ($125,000,000.00) in the aggregate;

(vi)       investments in notes and other securities received in settlement of overdue Indebtedness and accounts payable owed to a Loan Party in the ordinary course of business and for amounts which, individually and in the aggregate, are not material to the Loan Parties;

(vii)      investments in the nature of seller financing or other consideration received in any disposition (including any sale, lease, sale-leaseback, assignment or transfer) of assets or property by any Loan Party, provided that the aggregate value of all such investments at any time (based on the value at the time of acquisition thereof but reduced by payments or other realization thereon) shall not exceed Ten Million and 00/100 Dollars ($10,000,000.00);

(viii)     investments in Bank-Provided Hedges or Qualified Hedge Agreements;

(ix)       Permitted Acquisitions; and

(x)        investments in the Big Lots Supplemental Savings Plan and such other similar non-qualified plan as the Loan Parties may create or enter into from time to time.

7.2.5.	Liquidations, Mergers, Consolidations, Acquisitions.

Each of the Loan Parties shall not dissolve, liquidate or wind-up its affairs, or become a party to any merger or consolidation, or acquire by purchase, lease or otherwise all or substantially all of the assets or capital stock of any other Person, provided that

(i)         any US Loan Party other than a US Borrower may consolidate or merge into another US Loan Party which is directly or indirectly wholly-owned by one or more of the other US Loan Parties,

(ii)        any Canadian Loan Party other than the Canadian Borrower may amalgamate with another Canadian Loan Party which is directly or indirectly wholly-owned by one or more of the other Canadian Loan Parties,

(iii)       any Loan Party other than a US Borrower, the Canadian Borrower or the Parent may be dissolved, provided, that the assets of such Loan Party are distributed to another Loan Party, and

(iv)       any Loan Party may acquire, whether by purchase or by merger, (A) all or substantially all of the ownership interests of another Person or (B) all or substantially all of the assets of another Person or of a business or division of another Person (each a "Permitted Acquisition"), provided that, unless such purchase is of inventory in the ordinary course of business (which shall be a Permitted Acquisition but shall not be subject to the requirements below), each of the following requirements is met:

(a)           if a Loan Party is acquiring the ownership interests in such Person, such Person shall, unless not required by Section 7.2.8 [Subsidiaries, Partnerships, Etc.], execute a Guarantor Joinder and such other documents required by Section 10.13 [Joinder of Guarantors] and join this Agreement as a Guarantor pursuant to Section 10.13 [Joinder of Guarantors] on or before the date of such Permitted Acquisition;

(b)           the board of directors or other equivalent governing body of such Person shall have approved such Permitted Acquisition and, if the Loan Parties shall use any portion of the Loans to fund such Permitted Acquisition, the Loan Parties also shall have delivered to the Banks written evidence of the approval of the board of directors (or equivalent body) of such Person for such Permitted Acquisition;

(c)           the business acquired, or the business conducted by the Person whose ownership interests are being acquired, as applicable, shall be complementary to or substantially the same as one or more line or lines of business conducted by the Loan Parties and shall comply with Section 7.2.9 [Continuation of or Change in Business];

(d)           no Potential Default or Event of Default shall exist immediately prior to and after giving effect to such Permitted Acquisition; and

(e)           if the Consideration in connection with any such Permitted Acquisition exceeds Twenty Five Million and 00/100 Dollars ($25,000,000.00), the Loan Parties shall demonstrate that they shall be in compliance with the covenant contained in Section 7.2.15 [Maximum Leverage Ratio] after giving effect to such Permitted Acquisition (including in such computation Indebtedness or other liabilities assumed or incurred in connection with such Permitted Acquisition) by delivering at least ten (10) Business Days prior to such Permitted Acquisition a certificate in the form of Exhibit 7.2.5 evidencing such compliance.

7.2.6.	Dispositions of Assets or Subsidiaries.

None of the Loan Parties shall sell, convey, assign, lease, abandon or otherwise transfer or dispose of, voluntarily or involuntarily, any of its properties or assets, tangible or intangible, except:

(i)         transactions involving the sale of inventory in the ordinary course of business;

(ii)        any sale, transfer or lease of properties or assets in the ordinary course of business which are no longer necessary or required in the conduct of such Loan Party's business;

(iii)       any sale, transfer or lease of properties or assets by any Loan Party to another Loan Party;

(iv)       any sale, transfer or lease of properties or assets in the ordinary course of business which are replaced by substitute properties or assets acquired or leased;

(v)        any sale or transfer by the Parent of the capital stock or other equity interests of the Parent; or

(vi)       any sale, transfer or lease of properties or assets, other than those specifically excepted pursuant to clauses (i) through (v) above, provided that:

(a)           there shall not exist any Event of Default or Potential Default immediately prior to and after giving effect to such sale; and

(b)           the Loan Parties shall be in compliance with all of the covenants herein applicable to any Loan Party and with respect to any sale the proceeds of which exceed Ten Million and 00/100 Dollars ($10,000,000.00), the US Borrowing Agent shall deliver a Compliance Certificate to the Administrative Agent for the benefit of the Banks at least ten (10) Business Days before such sale confirming the same.

7.2.7.	Affiliate Transactions.

None of the Loan Parties shall enter into or carry out any transaction with any Affiliates of any Loan Party (including purchasing property or services from or selling property or services to any Affiliate of any Loan Party) unless such transaction (a) is not otherwise prohibited by this Agreement, (b) is entered into in the ordinary course of business upon fair and reasonable arm's-length terms and conditions which, upon request, are fully disclosed to the Administrative Agent and (c) is in accordance with all applicable Law.

7.2.8.	Subsidiaries, Partnerships and Joint Ventures; Excluded US Inactive Subsidiaries; Excluded Active Subsidiaries.

Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, own or create directly or indirectly any Subsidiaries other than (i) any Subsidiary which has joined this Agreement as a Guarantor on the Closing Date; (ii) any Excluded Canadian Inactive Subsidiary; (iii) any Excluded Canadian Active Subsidiary; (iv) any Excluded US Active Subsidiary; (v) any Excluded US Inactive Subsidiary, or (iv) any Subsidiary formed or acquired after the Closing Date which joins this Agreement as a US Guarantor or Canadian Guarantor, as applicable, pursuant to Section 10.13 [Joinder of Guarantors]; provided, however, no Subsidiary shall be required to join this Agreement as a Guarantor pursuant to Section 10.13 [Joinder of Guarantors] if the execution of a Guaranty Agreement or the Guarantor Joinder would cause material adverse tax consequences to any Loan Party as demonstrated to the reasonable satisfaction of the Administrative Agent.  As of the Closing Date hereof, Parent is the only Canadian Guarantor, and Parent and each Subsidiary of Parent which is designated as a "US Guarantor" on the signature pages hereof are the only US Guarantors.

Except for investments permitted by Section 7.2.4 [Loans and Investments], each of the Loan Parties shall not become or agree to (1) become a general or limited partner in any general or limited partnership, except that the Loan Parties may be general or limited partners in other Loan Parties, (2) become a member or manager of, or hold a limited liability company interest in, a limited liability company, except that the Loan Parties may be members or managers of, or hold limited liability company interests in, other Loan Parties, or (3) become a joint venturer or hold a joint venture interest in any joint venture.  The Loan Parties shall not permit any Excluded Inactive Subsidiary to acquire or hold any material assets, incur or suffer to exist any material liabilities or to conduct any material business.

7.2.9.	Continuation of or Change in Business.

None of the Loan Parties shall engage in any business other than the distribution of and the wholesale and retail sale of general merchandise, substantially as conducted and operated by such Loan Party during the present fiscal year, and such Loan Party shall not permit any material change in such business.  This Section 7.2.9 shall not prohibit the Parent, BLS, the Canadian Borrower or any Subsidiary thereof from engaging in a business which provides services common to the retail or wholesale trade in general merchandise to the Parent, BLS, the Canadian Borrower or any Subsidiary thereof or to any Person engaged in the sale of general retail merchandise.

7.2.10.	Plans and Benefit Arrangements.

Each of the Loan Parties and each member of the ERISA Group shall not:

(i)         fail to satisfy the minimum funding requirements of ERISA and the Internal Revenue Code with respect to any Plan;

(ii)        request a minimum funding waiver from the Internal Revenue Service with respect to any Plan;

(iii)       engage in a Prohibited Transaction with any Plan, Benefit Arrangement, Multiemployer Plan or Multiple Employer Plan which, alone or in conjunction with any other circumstances or set of circumstances resulting in liability under ERISA, would constitute a Material Adverse Change;

(iv)       permit any Plan to be in "at risk" status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Internal Revenue Code), determined as of the most recent actuarial valuation report for each Plan using the actuarial assumptions required under Section 412 of the Internal Revenue Code for purposes of funding;

(v)       fail to make when due any contribution to any Multiemployer Plan or Multiple Employer Plan that any US Borrower or any member of the ERISA Group may be required to make under any agreement relating to such Multiemployer Plan or Multiple Employer Plan, or any Law pertaining thereto;

(vi)       withdraw (completely or partially) from any Multiemployer Plan or withdraw (or be deemed under Section 4062(e) of ERISA to withdraw) from any Multiple Employer Plan, where any such withdrawal would result in a Material Adverse Change;

(vii)      terminate, or institute proceedings to terminate, any Plan, where such termination would result in a Material Adverse Change;

(viii)     permit the imposition of a Lien under Section 303(k)(1) of ERISA; or

(ix)       fail to give any and all notices and make all disclosures and governmental filings required under ERISA or the Internal Revenue Code, where such failure would result in a Material Adverse Change.

7.2.11.	Canadian Pension Plans.

The Canadian Borrower shall not:

(i)         terminate any Canadian Employee Plan in a manner, or take any other action with respect to any Canadian Employee Plan, which would result in a Material Adverse Change;

(ii)        fail to make full payment when due of all amounts which, under the provisions of any Canadian Employee Plan, agreement relating thereto or law, the Canadian Borrower or any other Canadian Loan Party is required to pay as contributions thereto except where the failure to make such payments would not result in a Material Adverse Change;

(iii)       contribute to or assume an obligation to contribute to, or permit any Canadian Loan Party to contribute to or assume an obligation to contribute to, any defined benefit pension plan or "multi-employer pension plan" as such terms are defined in the applicable provincial pension benefits law, which would result in a Material Adverse Change;

(iv)       acquire, or permit any Canadian Loan Party to acquire, an interest in any Person if such Person sponsors, maintains or contributes to, or at any time in the six (6) year period preceding such acquisition has sponsored, maintained, or contributed to any defined benefit pension plan or "multi-employer pension plan" as such terms are defined in the applicable provincial pension benefits law; provided that, the Canadian Borrower or any other Canadian Loan Party may acquire an interest in any such Person if such Person is acquired as an investment made pursuant to Section 7.2.4(iii) [Loans and Investments] and neither the Canadian Borrower nor any of the Canadian Loan Parties has any legal liability to perform such Person's obligations or assume such Person's liabilities, which would result in a Material Adverse Change; or

(v)        fail to pay or remit all employer and employee payments, contributions and premiums required to be remitted or paid in respect of applicable Canadian pension benefits legislation in a timely fashion in accordance with applicable Laws, which would result in a Material Adverse Change.

7.2.12.	Fiscal Year.

The Parent shall not, and shall not permit any Subsidiary of the Parent to, change its fiscal year from the fifty-two (52)/fifty-three (53) week fiscal year beginning on the Sunday closest to February 1 of each calendar year and ending on the Saturday closest to January 31 of the following calendar year.

7.2.13.	Issuance of Stock or Other Equity Interests.

Each of the Loan Parties (other than the Parent) shall not, and shall not permit any of its Subsidiaries to, issue any additional shares of its capital stock or other equity interests or any options, warrants or other rights in respect thereof other than to another Loan Party or Subsidiary of a Loan Party.

7.2.14.	Changes in Organizational Documents.

Except in connection with the dissolution of a Loan Party as permitted in Section 7.2.5(ii) [Liquidations, Mergers, Consolidations, Acquisitions], each of the Loan Parties shall not amend in any material respect its certificate or articles of incorporation, by-laws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement or other organizational documents without providing at least five (5) calendar days' prior written notice to the Administrative Agent and the Banks and, in the event such change would be adverse to the Banks as determined by the Administrative Agent in its sole reasonable discretion, obtaining the prior written consent of the Required Banks; provided the Canadian Borrower may take all actions necessary to cease and may cease its status as a public company without any notice or consent.

7.2.15.	Maximum Leverage Ratio.

The Loan Parties shall not at any time permit the Leverage Ratio, calculated as of the end of each fiscal quarter for the period equal to the four (4) fiscal quarters then ended, to exceed the ratio set forth below for the periods specified below:

Four (4) Consecutive Fiscal Quarters Ending (Nearest) of Each Year that this Agreement is in Effect)	Maximum Total Leverage Ratio
April 30	3.00 to 1.00
July 31	3.25 to 1.00
October 31	3.50 to 1.00
January 31	3.00 to 1.00

7.2.16.	Minimum Fixed Charge Coverage Ratio.

The Loan Parties shall not permit the Fixed Charge Coverage Ratio, calculated as of the end of each fiscal quarter for the period equal to the four (4) fiscal quarters then ended, to be less than 1.50 to 1.00.

7.2.17.	Negative Pledges.

No Loan Party shall directly or indirectly enter into or assume or become bound by, or permit any Subsidiary to enter into or assume or become bound by, any agreement (other than this Agreement and the other Loan Documents), or any provision of any certificate of incorporation, bylaws, partnership agreement, operating agreement or other organizational formation or governing document prohibiting the creation or assumption of any Lien or encumbrance upon any such Loan Party's or Subsidiary's properties, whether now owned or hereafter created or acquired, or otherwise prohibiting or restricting any transaction contemplated hereby; provided that the foregoing shall not apply to (i) restrictions and conditions imposed by any Law or by any Loan Document, (ii) restrictions or conditions imposed by any agreement relating to secured Indebtedness or other obligations permitted by this Agreement but only to the extent such restriction or condition is limited to the specific assets subject to a Permitted Lien, (iii) customary provisions in leases or other agreements restricting assignment thereof, or (iv) restrictions or conditions imposed by any agreement relating to the issuance by any Loan Party of Indebtedness represented by publicly or privately placed notes as permitted by Section 7.2.1(vii) [Indebtedness].

7.3	Reporting Requirements.

The Loan Parties, jointly and severally, covenant and agree that until Payment in Full, the Loan Parties will furnish or cause to be furnished to the Administrative Agent:

7.3.1.	Quarterly Financial Statements.

As soon as available and in any event within forty-five (45) calendar days after the end of each of the first three (3) fiscal quarters in each fiscal year of the Parent, unaudited financial statements of the Parent, consisting of:  (i) a consolidated balance sheet as of the end of such fiscal quarter and as of the end of the prior fiscal year; (ii) a consolidated statement of operations for such fiscal quarter and the year-to-date period of the then-current fiscal year, and for the corresponding fiscal quarter and year-to-date period of the prior fiscal year; (iii) a consolidated statement of shareholders' equity as of the end of such fiscal quarter, as of the end of the corresponding fiscal quarter of the prior fiscal year, and as of the end of the prior fiscal year; and (iv) a consolidated statement of cash flows for the year-to-date period of the then-current fiscal year and the corresponding year-to-date period of the prior fiscal year.  Each of the aforementioned financial statements shall be in reasonable detail and certified (subject to normal year-end audit adjustments) by an Authorized Officer of the Parent as having been prepared in accordance with GAAP.  The Loan Parties will be deemed to have complied with the delivery requirements of this Section 7.3.1 if the Loan Parties have complied with the portion of Section 7.3.8(iv) [Budgets, Forecasts, Other Reports and Information] that relates to Form 10-Q reporting and the financial statements contained in such Form 10-Q reports meet the requirements described in this Section 7.3.1.

7.3.2.	Annual Financial Statements.

As soon as available and in any event within ninety (90) days after the end of each fiscal year of the Parent, financial statements of the Parent consisting of a consolidated balance sheet as of the end of such fiscal year, and related consolidated statements of operations, shareholders' equity and cash flows for the fiscal year then ended, all in reasonable detail and setting forth in comparative form the financial statements as of the end of and for the preceding fiscal year, and audited by independent certified public accountants of nationally recognized standing.  The Loan Parties shall deliver with such financial statements a certifying letter of such accountants to the Administrative Agent for the benefit of each Bank which shall:  (i) be to the effect that such consolidated financial statements fairly present in all material respects the financial condition and results of operations of the Parent and its Subsidiaries on a consolidated basis in accordance with GAAP, (ii) not contain a "going concern" or like qualification or exception, (iii) not contain a qualification or exception as to the scope of such audit (other than as is customary), and (iv) not indicate the occurrence or existence of any event, condition or contingency which would materially impair the prospect of payment or performance of any covenant, agreement or duty of any Loan Party under any of the Loan Documents.  The Loan Parties will be deemed to have complied with the delivery requirements of this Section 7.3.2 if (i) the Loan Parties have complied with the portion of Section 7.3.8(iv) [Budgets, Forecasts, Other Reports and Information] that relates to Form 10-K reporting and the financial statements contained in such Form 10-K meet the requirements described in this Section 7.3.2 and (ii) the Parent delivers to the Administrative Agent the certifying letter of accountants as described above.

7.3.3.	Certificate of the US Borrowers.

Concurrently with the financial statements of the Parent furnished to the Administrative Agent for the benefit of the Banks pursuant to Sections 7.3.1 [Quarterly Financial Statements] and 7.3.2 [Annual Financial Statements], a certificate (each a "Compliance Certificate") of the US Borrowers signed by an Authorized Officer of each US Borrower, in the form of Exhibit 7.3.3, to the effect that, except as described pursuant to Section 7.3.4 [Notice of Default], (i) the representations and warranties of the Loan Parties contained in Section 5 [Representations and Warranties] and in the other Loan Documents are true on and as of the date of such certificate with the same effect as though such representations and warranties had been made on and as of such date (except representations and warranties which expressly relate solely to an earlier date or time) and the Loan Parties have performed and complied with all covenants and conditions hereof, (ii) no Event of Default or Potential Default exists and is continuing on the date of such certificate and (iii) containing calculations in sufficient detail to demonstrate compliance as of the date of such financial statements with all financial covenants contained in Sections  7.2.15 [Maximum Leverage Ratio] and 7.2.16 [Minimum Fixed Charge Coverage Ratio].

7.3.4.	Notice of Default.

Promptly after any officer of any Loan Party has learned of the occurrence of an Event of Default or Potential Default, a certificate signed by an Authorized Officer of such Loan Party setting forth the details of such Event of Default or Potential Default and the action which such Loan Party proposes to take with respect thereto.

7.3.5.	Notice of Litigation.

Promptly after the commencement thereof, notice of all actions, suits, proceedings or investigations before or by any Official Body or any other Person against any Loan Party or Subsidiary of any Loan Party, which involve a claim or series of claims, or which the Loan Party or Subsidiary reasonably determines would be, in excess of Twenty-Five Million and 00/100 Dollars ($25,000,000.00) or which if adversely determined would constitute a Material Adverse Change.

7.3.6.	Certain Events.

Written notice to the Administrative Agent:

(i)         at least ten (10) Business Days prior thereto, with respect to any proposed sale or transfer of assets pursuant to Section 7.2.6(vi) [Dispositions of Assets or Subsidiaries]; and

(ii)        within the time limits set forth in Section 7.2.14 [Changes in Organizational Documents], any material amendment to the organizational documents of any Loan Party.

7.3.7.	Notice of Change in Debt Rating.

Within two (2) Business Days after Standard & Poor's or Moody's announces a change in the Debt Rating, notice of such change.  BLS will deliver together with such notice a copy of any written notification which any Loan Party received from the applicable rating agency regarding such change of Debt Rating.

7.3.8.	Budgets, Forecasts, Other Reports and Information.

Promptly upon their becoming available to any Loan Party:

(i)         any forecasts or projections of the Parent, to be supplied not later than thirty (30) days prior to commencement of the fiscal year to which any of the foregoing may be applicable,

(ii)        any reports including management letters submitted to the Parent by independent accountants in connection with any annual, interim or special audit,

(iii)       any reports or notices generally distributed by the Parent to its shareholders on a date no later than the date supplied to such shareholders,

(iv)       periodic or current reports, including Forms 10-K, 10-Q and 8-K, proxy statements, registration statements and prospectuses (but excluding statements regarding beneficial ownership on Forms 3, 4 and 5), filed by the Parent with the SEC,

(v)       a copy of any order in any proceeding to which the Parent or any of its Subsidiaries is a party issued by any Official Body which would reasonably be expected to result in a Material Adverse Change, and

(vi)      such other reports and information as any of the Banks may from time to time reasonably request.  The US Borrowing Agent shall also notify the Banks promptly of the enactment or adoption of any Law which would reasonably be expected to result in a Material Adverse Change.

Information required to be delivered pursuant to sub-clause (iv) above shall be deemed to have been delivered on the date on which the Loan Parties provide notice to the Administrative Agent that such information has been posted on the Internet at www.biglots.com, www.sec.gov or another website identified in such notice and accessible by the Administrative Agent without charge; provided that (i) such notice may be included in a certificate delivered pursuant to Section 7.3.3 [Certificate of the US Borrowers] and (ii) the US Borrowing Agent shall deliver paper copies of the information referred to in sub-clause (iv) above to the Administrative Agent if it so requests.

In the event that the Parent shall for any reason cease to be subject to the reporting requirements of the Securities Exchange Act of l934, as amended, it shall nonetheless furnish to the Administrative Agent reports containing substantially the same information at substantially the same times as would otherwise be required by the foregoing provisions of sub-clause (iv) above.

7.3.9.	Notices Regarding Plans and Benefit Arrangements.

7.3.9.1              Certain Events.

Promptly upon becoming aware of the occurrence thereof, notice (including the nature of the event and, when known, any action taken or threatened by the Internal Revenue Service or the PBGC with respect thereto) of:

(i)         any Reportable Event with respect to any US Borrower or any other member of the ERISA Group (regardless of whether the obligation to report said Reportable Event to the PBGC has been waived),

(ii)        any Prohibited Transaction which could subject any US Borrower or any other member of the ERISA Group to a material civil penalty assessed pursuant to Section 502(i) of ERISA or a material tax imposed by Section 4975 of the Internal Revenue Code in connection with any Plan, any Benefit Arrangement or any trust created thereunder,

(iii)       any assertion of material withdrawal liability with respect to any Multiemployer Plan or Multiple Employer Plan,

(iv)       any partial or complete withdrawal from a Multiemployer Plan or Multiple Employer Plan by any US Borrower or any other member of the ERISA Group under Title IV of ERISA (or assertion thereof), where such withdrawal is likely to result in material withdrawal liability,

(v)        any cessation of operations (by any US Borrower or any other member of the ERISA Group) at a facility in the circumstances described in Section 4062(e) of ERISA,

(vi)      withdrawal by any US Borrower or any other member of the ERISA Group from a Multiple Employer Plan,

(vii)      a failure by any US Borrower or any other member of the ERISA Group to make a payment to a Plan required to avoid imposition of a Lien under Section 303(k)(1) of ERISA,

(viii)     a determination that any Plan is, or is expected to be, in "at-risk" status (as defined in Section 303(i)(4) of ERISA or Section 430(i)4) of the Internal Revenue Code, or

(ix)        any change in the actuarial assumptions or funding methods used for any Plan, where the effect of such change is to materially reduce the Plan's funding target attainment percentage or materially increase the obligation to make periodic contributions.

7.3.9.2              Notices of Involuntary Termination and Annual Reports.

Promptly after receipt thereof, copies of (a) all notices received by any US Borrower or any other member of the ERISA Group of the PBGC's intent to terminate any Plan administered or maintained by any US Borrower or any member of the ERISA Group, or to have a trustee appointed to administer any such Plan; and (b) at the request of the Administrative Agent or any Bank each annual report (IRS Form 5500 series) and all accompanying schedules, the most recent actuarial reports, the most recent financial information concerning the financial status of each Plan administered or maintained by any US Borrower or any other member of the ERISA Group, and schedules showing the amounts contributed to each such Plan by or on behalf of any US Borrower or any other member of the ERISA Group in which any of their personnel participate or from which such personnel may derive a benefit, and each Schedule B (Actuarial Information) to the annual report filed by any US Borrower or any other member of the ERISA Group with the Internal Revenue Service with respect to each such Plan.

7.3.9.3               Notice of Voluntary Termination.

Promptly upon the filing thereof, copies of any Form 500, or any successor or equivalent form to Form 500, filed with the PBGC in connection with the standard termination of any Plan.

7.3.9.4               Notice of Canadian Plan Inaccurate Representation or Warranty.

Promptly upon becoming aware of the occurrence thereof, notice of any occurrence which would cause any representation or warranty in Section 5.1.21 [Canadian Plans] to be untrue if given at the time of such occurrence.

8.          DEFAULT

8.1	Events of Default.

An Event of Default shall mean the occurrence or existence of any one or more of the following events or conditions (whatever the reason therefor and whether voluntary, involuntary or effected by operation of Law):

8.1.1.	Payments Under Loan Documents.

Any Borrower shall fail to pay (i) any principal of any Loan (including scheduled installments, mandatory prepayments or the payment due at maturity), Reimbursement Obligation or Letter of Credit Borrowing when such principal is due hereunder or (ii) shall fail to pay any interest on any Loan, Reimbursement Obligation or Letter of Credit Borrowing or any other amount owing hereunder or under the other Loan Documents within three (3) Business Days after such interest or other amount becomes due in accordance with the terms hereof or thereof (whether at stated maturity, by acceleration or otherwise);

8.1.2.	Breach of Warranty.

Any representation or warranty made at any time by any of the Loan Parties herein or by any of the Loan Parties in any other Loan Document, or in any certificate, other instrument or statement furnished pursuant to the provisions hereof or thereof, shall prove to have been false or misleading in any material respect as of the time it was made or furnished;

8.1.3.	Breach of Negative Covenants or Visitation Rights.

Any of the Loan Parties shall default in the observance or performance of any covenant contained in Section 7.1.3 [Maintenance of Insurance], Section 7.1.6 [Visitation Rights] or Section 7.2 [Negative Covenants];

8.1.4.	Breach of Other Covenants.

Any of the Loan Parties shall default in the observance or performance of any other covenant, condition or provision hereof or of any other Loan Document and such default shall continue unremedied for a period of fifteen (15) Business Days after any officer of any Loan Party becomes aware of the occurrence thereof (such grace period to be applicable only in the event such default can be remedied by corrective action of the Loan Parties as determined by the Administrative Agent in its sole reasonable discretion);

8.1.5.	Defaults in Other Agreements or Indebtedness.

A default or event of default shall occur at any time under the terms of any other agreement involving Indebtedness under which any Loan Party may be obligated as a borrower or guarantor in excess of Twenty-Five Million and 00/100 Dollars ($25,000,000.00) in the aggregate, and such breach, default or event of default consists of the failure to pay (beyond any period of grace permitted with respect thereto, whether waived or not) any Indebtedness when due (whether at stated maturity, by acceleration or otherwise) or if such breach or default permits or causes the acceleration of any Indebtedness (whether or not such right shall have been waived) or the termination of any commitment to lend;

8.1.6.	Final Judgments or Orders.

Any final judgments or orders for the payment of money in excess of Twenty-Five Million and 00/100 Dollars ($25,000,000.00) in the aggregate shall be entered against any Loan Party by a court having jurisdiction in the premises, which judgment is not satisfied, discharged, vacated, bonded or stayed pending appeal within a period of sixty (60) days from the date of entry;

8.1.7.	Loan Document Unenforceable.

Any of the Loan Documents shall cease to be legal, valid and binding agreements enforceable against the party executing the same or such party's successors and assigns (as permitted under the Loan Documents) in accordance with the respective terms thereof or shall in any way be terminated (except in accordance with its terms) or become or be declared ineffective or inoperative or shall in any way be challenged or contested by a Loan Party or cease to give or provide the remedies, powers or privileges intended to be created thereby;

8.1.8.	Proceedings Against Assets.

Any of the Loan Parties' assets are attached, seized, levied upon or subjected to a writ or distress warrant; or such come within the possession of any receiver, receiver and manager, trustee, custodian, assignee for the benefit of creditors or other similar official and the same is not cured within sixty (60) days thereafter;

8.1.9.	Notice of Lien or Assessment.

A notice of Lien or assessment in excess of Twenty-Five Million and 00/100 Dollars ($25,000,000.00) which is not a Permitted Lien is filed of record with respect to all or any part of any of the Loan Parties' assets by the United States, or any department, agency or instrumentality thereof, or by any state, county, municipal or other governmental agency, including the PBGC, or any taxes or debts owing at any time or times hereafter to any one of these becomes payable and the same is not paid within thirty (30) days after the same becomes payable;

8.1.10.	Insolvency.

Any Loan Party ceases to be Solvent or admits in writing its inability to pay its debts as they mature; provided that any Loan Party may dissolve in accordance with Section 7.2.5(iii) [Liquidations, Mergers, Consolidations, Acquisitions];

8.1.11.	Events Relating to Plans and Benefit Arrangements.

Any of the following occurs:  (i) any Reportable Event which constitutes grounds for the termination of any Plan by the PBGC or the appointment of a trustee to administer or liquidate any Plan, shall have occurred and be continuing; (ii) proceedings shall have been instituted or other action taken to terminate any Plan, or a termination notice shall have been filed with respect to any Plan; (iii) a trustee shall be appointed to administer or liquidate any Plan; (iv) the PBGC shall give notice of its intent to institute proceedings to terminate any Plan or Plans or to appoint a trustee to administer or liquidate any Plan; and, in the case of the occurrence of (i), (ii), (iii), or (iv) above, the Administrative Agent determines in good faith that the amount of the Loan Parties' liability is likely to exceed ten percent (10%) of its consolidated tangible net worth; (v) the US Borrowers or any member of the ERISA Group shall fail to make any contributions when due to a Plan, Multiemployer Plan or Multiple Employer Plan; (vi) the US Borrowers or any other member of the ERISA Group shall commit a failure under Section 303(k)(1) of ERISA and is required to provide notice to the PBGC under Section 303(k)(4) of ERISA; (vii) the US Borrowers or any other member of the ERISA Group shall withdraw completely or partially from a Multiemployer Plan or a Multiple Employer Plan; (viii) the US Borrowers or any other member of the ERISA Group shall withdraw (or shall be deemed under Section 4062(e) of ERISA to withdraw) from a Multiple Employer Plan or cease operations at a facility under the circumstances described in Section 4062(e) of ERISA; (ix) any applicable Law is adopted, changed or interpreted by any Official Body with respect to or otherwise affecting one or more Plans, Multiemployer Plans, Multiple Employer Plans or Benefit Arrangements; or (x) any event occurs with respect to a Canadian Pension Plan which has resulted or could reasonably be expected to result in liability of any Loan Party and, with respect to any of the events specified in (v), (vi), (vii), (viii), (ix) or (x), the occurrence of which would be reasonably likely to result in a Material Adverse Change;

8.1.12.	Cessation of Business.

Any Loan Party ceases to conduct its business as contemplated, except as expressly permitted under Section 7.2.5 [Liquidations, Mergers, Etc.] or 7.2.6 [Dispositions of Assets or Subsidiaries], or any Loan Party is enjoined, restrained or in any way prevented by court order from conducting all or any material part of its business and such injunction, restraint or other preventive order is not dismissed within thirty (30) days after the entry thereof;

8.1.13.	Change of Control.

(i) Any person or group of persons (within the meaning of Section 13(d) or 14(a) of the Securities Exchange Act of 1934, as amended) shall have acquired beneficial ownership of (within the meaning of Rule 13d-3 promulgated by the SEC under said Act) thirty-three and one-third of one percent (33.33%) or more of the voting capital stock of the Parent, or (ii) within a period of twelve (12) consecutive calendar months, individuals who were directors of the Parent on the first day of such period, together with any directors whose election by such board of directors or whose nomination for election by the shareholders was approved by a vote of the majority of the directors then in office shall cease to constitute a majority of the board of directors of the Parent.

8.1.14.	Involuntary Proceedings.

A proceeding shall have been instituted in a court having jurisdiction in the premises seeking a decree or order for relief in respect of any Loan Party in an involuntary case under any applicable bankruptcy, insolvency, reorganization or other similar Law now or hereafter in effect, or for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or similar official) of any Loan Party for any substantial part of its property, or for the winding-up or liquidation of its affairs, and such proceeding shall remain undismissed or unstayed and in effect for a period of sixty (60) consecutive days or such court shall enter a decree or order granting any of the relief sought in such proceeding; or

8.1.15.	Voluntary Proceedings.

Any Loan Party shall commence a voluntary case under any applicable bankruptcy, insolvency, reorganization or other similar law now or hereafter in effect, shall consent to the entry of an order for relief in an involuntary case under any such law, or shall consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or other similar official) of itself or for any substantial part of its property or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any action in furtherance of any of the foregoing.

8.2	Consequences of Event of Default.

8.2.1.             Events of Default Other Than Bankruptcy or Reorganization Proceedings.

If an Event of Default specified under Sections 8.1.1 [Payments Under Loan Documents] through 8.1.13 [Change of Control] shall occur and be continuing, the Banks, the Issuing Banks, the Administrative Agent and the Canadian Agent shall be under no further obligation to make Revolving Credit Loans or issue Letters of Credit, as the case may be, and the Administrative Agent may, and upon the request of the Required Banks, shall by written notice to the Borrowers:  (i) terminate the Commitments and thereupon the Commitments shall be terminated and of no further force and effect, (ii) declare the unpaid principal amount of the Revolving Credit Notes then outstanding and all interest accrued thereon, any unpaid fees and all other Indebtedness of the Borrowers to the Banks hereunder and thereunder to be forthwith due and payable, and the same shall thereupon become and be immediately due and payable to the Administrative Agent with respect to the US Obligations and/or the Canadian Agent with respect to the Canadian Obligations for the benefit of each applicable Bank without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, or (iii) require the Borrowers to, and the Borrowers shall thereupon, deposit in a non-interest-bearing account with the Administrative Agent with respect to the US Obligations and/or the Canadian Agent with respect to the Canadian Obligations, as cash collateral for their Obligations under the Loan Documents, an amount equal to the maximum amount currently or at any time thereafter available to be drawn on all outstanding Letters of Credit, and the Borrowers hereby pledge to the Administrative Agent, the Canadian Agent and the Banks, and grant to the Administrative Agent, the Canadian Agent and the Banks a security interest in, all such cash as security for such Obligations.  Upon the curing of all existing Events of Default to the satisfaction of the Required Banks, the Administrative Agent and/or the Canadian Agent shall return such cash collateral to the applicable Borrower; and

8.2.2.	Bankruptcy or Reorganization Proceedings.

If an Event of Default specified under Section 8.1.14 [Involuntary Proceedings] or 8.1.15 [Voluntary Proceedings] shall occur, the Commitments shall automatically terminate and be of no further force and effect, the Banks, the Issuing Banks, the Administrative Agent and the Canadian Agent shall be under no further obligations to make Revolving Credit Loans or issue Letters of Credit, as the case may be, hereunder and the unpaid principal amount of the Loans then outstanding and all interest accrued thereon, any unpaid fees and all other Indebtedness of the Borrowers to the Banks hereunder and thereunder shall be immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived; and

8.2.3.	Set-off.

If an Event of Default shall occur and be continuing, any Bank to whom any Obligation is owed by any Loan Party hereunder or under any other Loan Document or any participant of such Bank which has agreed in writing to be bound by the provisions of Section 4.3 [Sharing of Payments by Banks] and any branch, Subsidiary or Affiliate of such Bank or participant anywhere in the world shall have the right, in addition to all other rights and remedies available to it, without prior notice to such Loan Party, subject to Section 4.3 [Sharing of Payments by Banks], to set-off against and apply to the then unpaid balance of all the Loans and all other Obligations of the Borrowers and the other Loan Parties hereunder or under any other Loan Document any debt owing to, and any other funds held in any manner for the account of, such Borrower or such other Loan Party by such Bank or participant or by such branch, Subsidiary or Affiliate, including all funds in all deposit accounts (whether time or demand, general or special, provisionally credited or finally credited, or otherwise) now or hereafter maintained by such Borrower or such other Loan Party for its own account (but not including funds held in custodian or trust accounts) with such Bank or participant or such branch, Subsidiary or Affiliate.  Such right shall exist whether or not any Bank, the Administrative Agent or the Canadian Agent shall have made any demand under this Agreement or any other Loan Document, whether or not such debt owing to or funds held for the account of such Borrower or such other Loan Party is or are matured or unmatured and regardless of the existence or adequacy of any Guaranty or any other security, right or remedy available to any Bank, the Administrative Agent or the Canadian Agent.  Each Bank agrees to notify the applicable Loan Party and the Administrative Agent promptly after any such setoff and application; provided, that the failure to give such notice shall not affect the validity of such set-off and application; and

8.2.4.	Suits, Actions, Proceedings.

If an Event of Default shall occur and be continuing, and whether or not the Administrative Agent shall have accelerated the maturity of Loans pursuant to any of the foregoing provisions of this Section 8.2 [Consequences of Event of Default], the Administrative Agent, the Canadian Agent or any Bank, if owed any amount with respect to the Loans, may, subject to Section 4.3 [Sharing of Payments by Banks], proceed to protect and enforce its rights by suit in equity, action at law and/or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement or the other Loan Documents, including as permitted by applicable Law the obtaining of the ex parte appointment of a receiver or receiver and manager, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of the Administrative Agent, the Canadian Agent or such Bank; and

8.2.5.	Application of Proceeds.

From and after the date on which the Administrative Agent or the Canadian Agent has taken any action pursuant to this Section 8.2 [Consequences of Event of Default] and/or the date on which an Event of Default under Section 8.1.14 [Involuntary Proceedings] or Section 8.1.15 [Voluntary Proceedings] shall occur and until Payment in Full, any and all proceeds received by the Administrative Agent or the Canadian Agent from the exercise of any remedy by the Administrative Agent or the Canadian Agent, shall be applied as follows:

8.2.5.1               Except with respect to any amounts that are required to first be paid pursuant to Section 8.2.5.2 or Section 8.2.5.3, all amounts received by or with respect to the Parent shall be applied:

(i)         first, to reimburse the Administrative Agent, the Canadian Agent, the Issuing Banks and the Banks for out-of-pocket costs, expenses and disbursements, including reasonable attorneys' and paralegals' fees and legal expenses, incurred by the Administrative Agent, the Canadian Agent, the Issuing Banks or the Banks in connection with collection of any Obligations of any of the Loan Parties under any of the Loan Documents;

(ii)        second, pro rata to the repayment of all Obligations then due and unpaid of the Loan Parties to the Banks or their Affiliates incurred under this Agreement or any of the other Loan Documents or a Bank-Provided Hedge, whether of principal, interest, fees, expenses or otherwise and to cash collateralize the Letter of Credit Outstandings, in such manner as the Administrative Agent or the Canadian Agent, as applicable, may determine in its discretion; and

(iii)       the balance, if any, as required by Law.

8.2.5.2               All amounts received by or with respect to any US Loan Party (other than the Parent) shall be applied:

(i)         first, to reimburse the Administrative Agent, the US Issuing Banks and the US Banks for out-of-pocket costs, expenses and disbursements, including reasonable attorneys' and paralegals' fees and legal expenses, incurred by the Administrative Agent, the US Issuing Banks or the US Banks in connection with collection of any US Obligations of any of the US Loan Parties under any of the Loan Documents;

(ii)        second, pro rata to the repayment of all US Obligations then due and unpaid of the US Loan Parties to the US Banks or their Affiliates incurred under this Agreement or any of the other Loan Documents or a Bank-Provided Hedge, whether of principal, interest, fees, expenses or otherwise and to cash collateralize the US Letter of Credit Outstandings, in such manner as the Administrative Agent may determine in its discretion; and

(iii)       the balance, if any, as required by Law

8.2.5.3               All amounts received by or with respect to any Canadian Loan Party (other than the Parent) shall be applied:

(i)         first, to reimburse the Administrative Agent, the Canadian Agent, the Canadian Issuing Banks and the Canadian Banks for out-of-pocket costs, expenses and disbursements, including reasonable attorneys' and paralegals' fees and legal expenses, incurred by the Administrative Agent, the Canadian Agent, the Canadian Issuing Banks or the Canadian Banks in connection with collection of any Canadian Obligations of any of the Canadian Loan Parties under any of the Loan Documents;

(ii)        second, pro rata to the repayment of all Canadian Obligations then due and unpaid of the Canadian Loan Parties to the Canadian Banks or their Affiliates incurred under this Agreement or any of the other Loan Documents or a Bank-Provided Hedge, whether of principal, interest, fees, expenses or otherwise and to cash collateralize the Canadian Letter of Credit Outstandings, in such manner as the Administrative Agent or the Canadian Agent, as applicable, may determine in its discretion; and

(iii)       the balance, if any, as required by Law

8.2.6.	Other Rights and Remedies.

In addition to all of the rights and remedies contained in this Agreement or in any of the other Loan Documents, the Administrative Agent and the Canadian Agent shall have all of the rights and remedies under applicable Law, all of which rights and remedies shall be cumulative and non-exclusive, to the extent permitted by Law.  The Administrative Agent may, and upon the request of the Required Banks shall, subject to Section 9.3(ii) [Exculpatory Provisions] exercise all post-default rights granted to the Administrative Agent and the Banks under the Loan Documents or applicable Law.

9.          THE ADMINISTRATIVE AGENT

9.1	Appointment and Authority.

9.1.1.	Administrative Agent.

Each of the Banks, the Canadian Agent and the Issuing Banks hereby irrevocably appoints PNC Bank to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Section 9 are solely for the benefit of the Administrative Agent, the Canadian Agent, the Banks and the Issuing Banks, and neither any Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

9.1.2.	Canadian Agent.

Each of the Canadian Banks, the Administrative Agent and the Canadian Issuing Banks hereby irrevocably appoints PNC Bank Canada Branch to act on its behalf as the Canadian Agent hereunder and under the other Loan Documents and authorizes the Canadian Agent to take such actions on its behalf and to exercise such powers as are delegated to the Canadian Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Section 9 are solely for the benefit of the Administrative Agent, the Canadian Agent, the Banks and the Issuing Banks, and neither any Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

9.2	Rights as a Bank.

The Persons serving as the Administrative Agent and Canadian Agent hereunder shall have the same rights and powers in its capacity as a Bank as any other Bank and may exercise the same as though it were not the Administrative Agent and Canadian Agent and the term "Bank" or "Banks" shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Persons serving as the Administrative Agent and Canadian Agent hereunder in its individual capacity.  Such Persons and their respective Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Loan Parties or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Banks.

9.3	Exculpatory Provisions.

The Administrative Agent and the Canadian Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, the Administrative Agent and the Canadian Agent:

(i)         shall not be subject to any fiduciary or other implied duties, regardless of whether a Potential Default or Event of Default has occurred and is continuing;

(ii)        shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent or the Canadian Agent, as applicable, is required to exercise as directed in writing by the Required Banks (or such other number or percentage of the Banks as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent or the Canadian Agent, as applicable, shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent or the Canadian Agent, as applicable, to liability or that is contrary to any Loan Document or applicable Law; and

(iii)       shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrowers or any of their Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent, the Canadian Agent or any of their respective Affiliates in any capacity.

Neither the Administrative Agent nor the Canadian Agent shall be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Banks (or such other number or percentage of the Banks as shall be necessary, or as the Administrative Agent or the Canadian Agent, as applicable, shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.1 [Modifications, Amendments or Waivers] and 8.2 [Consequences of Event of Default]) or (ii) in the absence of its own gross negligence or willful misconduct.  Neither the Administrative Agent nor the Canadian Agent shall be deemed to have knowledge of any Potential Default or Event of Default unless and until notice describing such Potential Default or Event of Default is given to the Administrative Agent by a Borrower, a Bank or an Issuing Bank.

Neither the Administrative Agent nor the Canadian Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Potential Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Section 6 [Conditions of Lending and Issuance of Letters of Credit] or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or the Canadian Agent, as applicable.

9.4	Reliance by Administrative Agent and Canadian Agent.

The Administrative Agent and Canadian Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent and Canadian Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Bank or an Issuing Bank, the Administrative Agent and Canadian Agent may presume that such condition is satisfactory to such Bank or such Issuing Bank unless the Administrative Agent and Canadian Agent shall have received notice to the contrary from such Bank or such Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit.  The Administrative Agent and Canadian Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by them, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.5	Delegation of Duties.

Each of the Administrative Agent and the Canadian Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent or the Canadian Agent, as applicable.  Each of the Administrative Agent, the Canadian Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article 9 [The Administrative Agent] shall apply to any such sub-agent and to the Related Parties of the Administrative Agent, the Canadian Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent and Canadian Agent.

9.6	Resignation of Administrative Agent and/or Canadian Agent.

Either the Administrative Agent or the Canadian Agent may at any time give notice of its resignation to the Banks, the Administrative Agent or the Canadian Agent, as applicable, the Issuing Banks, the US Borrowing Agent and the Canadian Borrower.  Upon receipt of any such notice of resignation, the Required Banks shall have the right, with approval from the Borrowers (so long as no Event of Default has occurred and is continuing), to appoint a successor, such approval not to be unreasonably withheld or delayed.  If no such successor shall have been so appointed by the Required Banks and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent or Canadian Agent, as applicable, gives notice of its resignation, then the retiring Administrative Agent or Canadian Agent, as applicable, may on behalf of the Banks and the Issuing Banks, appoint a successor Administrative Agent or Canadian Agent, as applicable, meeting the qualifications set forth above; provided that if the Administrative Agent or Canadian Agent, as applicable, shall notify the US Borrowing Agent, the Canadian Borrower, the Administrative Agent or the Canadian Agent, as applicable, and the Banks that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (i) the retiring Administrative Agent or Canadian Agent, as applicable, shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent or Canadian Agent, as applicable, on behalf of the Banks or the Issuing Banks under any of the Loan Documents, the retiring Administrative Agent or Canadian Agent, as applicable, shall continue to hold such collateral security until such time as a successor Administrative Agent or Canadian Agent, as applicable, is appointed) and (ii) all payments, communications and determinations provided to be made by, to or through the Administrative Agent or Canadian Agent, as applicable, shall instead be made by or to each Bank and each Issuing Bank directly, until such time as the Required Banks appoint a successor Administrative Agent or Canadian Agent, as applicable, as provided for above in this Section 9.6.  Upon the acceptance of a successor's appointment as Administrative Agent or Canadian Agent, as applicable, hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent or Canadian Agent, as applicable, and the retiring Administrative Agent or Canadian Agent, as applicable, shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by the Borrowers to a successor Administrative Agent or Canadian Agent, as applicable, shall be the same as those payable to its predecessor unless otherwise agreed among the Borrowers and such successor.  After the retiring Administrative Agent's or Canadian Agent's, as applicable, resignation hereunder and under the other Loan Documents, the provisions of this Article 9 [The Administrative Agent] and Section 10.3 [Expenses; Indemnity; Damage Waiver] shall continue in effect for the benefit of such retiring Administrative Agent or Canadian Agent, as applicable, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent or Canadian Agent, as applicable, was acting as Administrative Agent or Canadian Agent, as applicable.

If PNC Bank resigns as Administrative Agent under this Section 9.6, PNC Bank shall also resign as an Issuing Bank.  Upon the appointment of a successor Administrative Agent hereunder, such successor shall (i) succeed to all of the rights, powers, privileges and duties of PNC Bank as the retiring Issuing Bank and Administrative Agent and PNC Bank shall be discharged from all of its respective duties and obligations as Issuing Bank and Administrative Agent under the Loan Documents, and (ii) issue letters of credit in substitution for the Letters of Credit issued by PNC Bank, if any, outstanding at the time of such succession or make other arrangement satisfactory to PNC Bank to effectively assume the obligations of PNC Bank with respect to such Letters of Credit. If PNC Canada resigns as Canadian Agent under this Section 9.6, PNC Canada shall also resign as an Issuing Bank.  Upon the appointment of a successor Canadian Agent hereunder, such successor shall (i) succeed to all of the rights, powers, privileges and duties of PNC Canada as the retiring Issuing Bank and Canadian Agent and PNC Canada shall be discharged from all of its respective duties and obligations as Issuing Bank and Canadian Agent under the Loan Documents, and (ii) issue letters of credit in substitution for the Letters of Credit issued by PNC Canada, if any, outstanding at the time of such succession or make other arrangement satisfactory to PNC Canada to effectively assume the obligations of PNC Canada with respect to such Letters of Credit.

9.7	Non-Reliance on Administrative Agent; Canadian Agent and Other Banks.

Each Bank and each Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent, the Canadian Agent or any other Bank or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Bank and each Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Canadian Agent or any other Bank or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.8	No Other Duties, etc.

Anything herein to the contrary notwithstanding, none of the Syndication Agents, Joint Lead Arrangers, Sole Bookrunner or Co-Documentation Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, the Canadian Agent, a Bank or an Issuing Bank hereunder.

9.9	Administrative Agent's Fee.

The Borrowers shall pay to the Administrative Agent a nonrefundable fee (the "Administrative Agent's Fee") under the terms of a letter (the "Administrative Agent's Letter") among the Borrowers and the Administrative Agent, as amended from time to time.

9.10	Authorization to Release Guarantors.

The Banks and Issuing Banks authorize the Administrative Agent and the Canadian Agent, as applicable, to release any Guarantor from its obligations under the Guaranty Agreement if the ownership interests in such Guarantor are sold or otherwise disposed of or transferred to persons other than Loan Parties in a transaction permitted under Section 7.2.6 [Disposition of Assets or Subsidiaries] or 7.2.5 [Liquidations, Mergers, Consolidations, Acquisitions] (but excluding Section 7.2.5(ii)).

9.11	No Reliance on Administrative Agent's or Canadian Agent's Customer Identification Program.

Each Bank acknowledges and agrees that neither such Bank, nor any of its Affiliates, participants or assignees, may rely on the Administrative Agent or the Canadian Agent to carry out such Bank's, Affiliate's, participant's or assignee's customer identification program, or other obligations required or imposed under or pursuant to the USA Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the "CIP Regulations"), or any other Anti-Terrorism Law or "know-your-client" requirements, including any programs involving any of the following items relating to or in connection with any of the Loan Parties, their Affiliates or their agents, the Loan Documents or the transactions hereunder or contemplated hereby: (i) any identity verification procedures, (ii) any recordkeeping, (iii) comparisons with government lists, (iv) customer notices or (v) other procedures required under the CIP Regulations or such other Laws.

10.          MISCELLANEOUS

10.1	Modifications, Amendments or Waivers.

With the written consent of the Required Banks, the Administrative Agent, acting on behalf of all the US Banks, the Canadian Agent, acting on behalf of all the Canadian Banks, the US Borrowers, on behalf of the US Loan Parties, and the Canadian Borrower, on behalf of the Canadian Loan Parties, may from time to time enter into written agreements amending or changing any provision of this Agreement or any other Loan Document or the rights of the Banks or the Loan Parties hereunder or thereunder, or may grant written waivers or consents with respect to the terms hereof or thereof.  Any such agreement, waiver or consent made with such written consent shall be effective to bind all the Banks and the Loan Parties; provided, that no such agreement, waiver or consent may be made which will:

10.1.1.        Increase of Commitment; Extension of Expiration Date,

Increase the amount of the US Revolving Credit Commitment or the Canadian Revolving Credit Commitment of any Bank hereunder without the consent of such Bank;

10.1.2.        Extension of Payment; Reduction of Principal Interest or Fees; Modification of Terms of Payment.

Whether or not any Loans are outstanding, extend the Expiration Date or the time for payment of principal or interest of any Loan (excluding the due date of any mandatory prepayment of a Loan), the Facility Fee or any other fee payable to any Bank, or reduce the principal amount of or the rate of interest borne by any Loan or reduce the Facility Fee or any other fee payable to any Bank, without the consent of each Bank directly affected thereby;

10.1.3.	Release of Guarantor.

Except as set forth in Section 9.10 [Authorization to Release Guarantors] and for sales of assets permitted by Section 7.2.6 [Disposition of Assets or Subsidiaries], release any Guarantor from its Obligations under the Guaranty Agreement without the consent of all Banks (other than Defaulting Banks); or

10.1.4.	Miscellaneous.

Amend Section 4.2 [Pro Rata Treatment of Banks], 9.3 [Exculpatory Provisions] or 4.3 [Sharing of Payments by Banks] or this Section 10.1, alter any provision regarding the pro rata treatment of the Banks or requiring all Banks to authorize the taking of any action or reduce any percentage specified in the definition of Required Banks, in each case without the consent of all of the Banks (other than Defaulting Banks);

provided that no agreement, waiver or consent which would modify the interests, rights or obligations of the Administrative Agent, the Canadian Agent or any Issuing Bank may be made without the written consent of such Administrative Agent, Canadian Agent or Issuing Bank, as applicable, and provided further that, if in connection with any proposed waiver, amendment or modification referred to in Sections 10.1.1 through 10.1.4 above, the consent of the Required Banks is obtained but the consent of one (1) or more of such other Banks whose consent is required is not obtained (each, a "Non-Consenting Bank"), then the Borrowers shall have the right to replace any such Non-Consenting Bank with one or more replacement Banks pursuant to Section 4.6.2 [Replacement of a Bank].

10.2	No Implied Waivers; Cumulative Remedies.

No course of dealing and no delay or failure of the Administrative Agent, the Canadian Agent or any Bank in exercising any right, power, remedy or privilege under this Agreement or any other Loan Document shall affect any other or future exercise thereof or operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any further exercise thereof or of any other right, power, remedy or privilege.  The rights and remedies of the Administrative Agent, the Canadian Agent and the Banks under this Agreement and any other Loan Documents are cumulative and not exclusive of any rights or remedies which they would otherwise have.

10.3	Expenses; Indemnity; Damage Waiver.

10.3.1.	Costs and Expenses.

The Borrowers shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Canadian Agent and their respective Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent and the Canadian Agent), and all reasonable fees and time charges and disbursements for attorneys who may be employees of the Administrative Agent or the Canadian Agent in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (iii) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Canadian Agent, any Bank or any Issuing Bank (including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent, the Canadian Agent, any Bank or any Issuing Bank), and all reasonable fees, charges and disbursements for attorneys who may be employees of the Administrative Agent, the Canadian Agent, any Bank or any Issuing Bank, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such reasonable out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit, and (iv) all reasonable out-of-pocket expenses of the Administrative Agent's and the Canadian Agent's regular employees and agents engaged periodically to perform audits of the Loan Parties' books, records and business properties.  The Banks will attempt to minimize the fees and expenses of legal counsel for the Banks which are subject to reimbursement by the Borrowers hereunder by considering the usage of one law firm per national jurisdiction to represent the Banks and the Administrative Agent if appropriate under the circumstances.  In addition, the Banks hereby agree not to require that the Loan Parties pay to the Banks an "amendment fee" in connection with any approval or consent that may be provided by them to the Loan Parties pursuant to this Agreement in connection with any amendment to this Agreement and the other Loan Documents required solely as a result of the Loan Parties request to have a Guarantor become a Borrower hereunder (the "Additional Borrower Amendment"); provided, however, that the Loan Parties shall pay all reasonable costs and expenses incurred in connection with the Additional Borrower Amendment as provided for above in this Section 10.3.1 [Costs and Expenses].

10.3.2.	Indemnification by the Borrowers.

The Loan Parties shall indemnify the Administrative Agent (and any sub-agent thereof), the Canadian Agent (and any sub-agent thereof), each Bank and each Issuing Bank, and each Related Party of any of the foregoing Persons (each such Person being called an "Indemnitee") against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all reasonable fees, charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance or nonperformance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) breach of representations, warranties or covenants of the Loan Parties under the Loan Documents, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, including any such items or losses relating to or arising under Environmental Laws or pertaining to environmental matters, whether based on contract, tort or any other theory, whether brought by a third party or by any Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (w) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, (x) result from a claim brought by any Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee's obligations hereunder or under any other Loan Document, if such Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction, (y) if the Borrowers were not given notice of the subject claim and the opportunity to participate in the defense thereof, at its expense (except that each Loan Party shall remain liable to the extent such failure to give notice does not result in a loss to such Loan Party), or (z) if the same results from a compromise or settlement agreement entered into without the consent of the Borrowers, which shall not be unreasonably withheld.

10.3.3.	Reimbursement by Banks.

To the extent that the Borrowers for any reason fail to indefeasibly pay any amount required under Section 10.3.1 [Costs and Expenses] or Section 10.3.2 [Indemnification by the Loan Parties] to be paid by them to the Administrative Agent (or any sub-agent thereof), the Canadian Agent (and any sub-agent thereof), any Issuing Bank or any Related Party of any of the foregoing, each Bank severally agrees to pay to the Administrative Agent (or any such sub-agent), the Canadian Agent (and any sub-agent thereof), such Issuing Bank or such Related Party, as the case may be, such Bank's Omnibus Ratable Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the Canadian Agent (and any sub-agent), or any Issuing Bank in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), the Canadian Agent (or any such sub-agent) or Issuing Bank in connection with such capacity.

10.3.4.	Waiver of Consequential Damages, Etc.

To the fullest extent permitted by applicable Law, the Borrowers shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof.  No Indemnitee referred to in Section 10.3.2 [Indemnification by the Loan Parties] shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

10.3.5.	Payments.

All amounts due under this Section 10.3 shall be payable not later than ten (10) days after demand therefor.

10.4	Holidays.

Whenever payment of a Loan to be made or taken hereunder shall be due on a day which is not a Business Day such payment shall be due on the next Business Day (except as provided in Section 3.2 [Interest Periods]) and such extension of time shall be included in computing interest and fees, except that the Loans shall be due on the Business Day preceding the Expiration Date if the Expiration Date is not a Business Day.  Whenever any payment or action to be made or taken hereunder (other than payment of the Loans) shall be stated to be due on a day which is not a Business Day, such payment or action shall be made or taken on the next following Business Day, and such extension of time shall not be included in computing interest or fees, if any, in connection with such payment or action.

10.5	Notices; Effectiveness; Electronic Communication.

Any notice, request, demand, direction or other communication (for purposes of this Section 10.5 [Notices; Effectiveness; Electronic Communication] only, a "Notice" to be given to or made upon any party hereto under any provision of this Agreement shall be given or made by telephone or in writing (which includes e-mail or facsimile transmission).  Any such Notice must be delivered to the applicable parties hereto at the addresses and numbers set forth under their respective names on Schedule 1.1(B) hereof or in accordance with any subsequent unrevoked Notice from any such party that is given in accordance with this Section 10.5 [Notices; Effectiveness; Electronic Communication].  Any Notice shall be effective:

(i)         In the case of hand-delivery, when delivered;

(ii)        If given by mail, four (4) days after such Notice is deposited (A) with the United States Postal Service, with first-class postage prepaid, return receipt requested or (B) Canada Post, by registered mail;

(iii)       In the case of a telephonic Notice, when a party is contacted by telephone, if delivery of such telephonic Notice is confirmed no later than the next Business Day by hand delivery, a facsimile or electronic transmission or overnight courier delivery of a confirmatory notice (received at or before noon on such next Business Day);

(iv)       In the case of a facsimile transmission, when sent to the applicable party's facsimile machine's telephone number if the party sending such Notice receives confirmation of the delivery thereof from its own facsimile machine;

(v)        In the case of electronic transmission, when actually received; and

(vi)       If given by any other means (including by overnight courier), when actually received.

Any Bank giving a Notice to a Loan Party shall concurrently send a copy thereof to the Administrative Agent, and the Administrative Agent shall promptly notify the other Banks of its receipt of such Notice.  Any party hereto may change its address, e-mail, telephone number and/or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

10.6	Severability.

The provisions of this Agreement are intended to be severable.  If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

10.7	Duration; Survival.

All representations and warranties of the Loan Parties contained herein or made in connection herewith shall survive the execution and delivery of this Agreement and the completion of the transactions hereunder.  All covenants and agreements of the Borrowers contained herein relating to the payment of principal, interest, premiums, additional compensation or expenses and indemnification, including those set forth in the Notes, Section 4 [Payments] and Section 10.3 [Expenses; Indemnity; Damage Waiver], shall survive Payment in Full.  All other covenants and agreements of the Loan Parties shall continue in full force and effect from and after the date hereof and until Payment in Full.

10.8	Successors and Assigns.

10.8.1.	Successors and Assigns Generally.

The provisions of this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns permitted hereby, except that neither any Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent, the Canadian Agent and each Bank and no Bank may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 10.8.2 [Assignments by Banks], (ii) by way of participation in accordance with the provisions of Section 10.8.4 [Participations], or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.8.6 [Certain Pledges; Successors and Assigns Generally] (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.8.4 [Participations] and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Canadian Agent and the Banks) any legal or equitable right, remedy or claim under or by reason of this Agreement.

10.8.2.	Assignments by Banks.

Any Bank may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)         Minimum Amounts.

(A)        in the case of an assignment of the entire remaining amount of the assigning Bank's Commitment and the Loans at the time owing to it or in the case of an assignment to a Bank, an Affiliate of a Bank or an Approved Fund, no minimum amount need be assigned; and

(B)         in any case not described in clause (i)(A) of this Section 10.8.2, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Bank subject to each such assignment (determined as of the date the Assignment and Assumption Agreement with respect to such assignment is delivered to the Administrative Agent or, if "Trade Date" is specified in the Assignment and Assumption Agreement, as of the Trade Date) shall not be less than Five Million and 00/100 Dollars ($5,000,000.00), unless each of the Administrative Agent, the Canadian Agent and, so long as no Event of Default has occurred and is continuing, the US Borrowing Agent or the Canadian Borrower, as the case may be, otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)        Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Bank's rights and obligations under this Agreement with respect to the Loan or the Commitment assigned.

(iii)       Jurisdiction of Assignee.  Any assignee of a US Revolving Credit Commitment may only make US Revolving Credit Loans and issue US Letters of Credit through an entity incorporated or formed under the laws of the United States or any state or other jurisdiction thereof, and any assignee of a Canadian Revolving Credit Commitment may only make Canadian Revolving Credit Loans and issue Canadian Letters of Credit through a bank, financial institution or Approved Fund that (a) is listed on Schedule I, II or III of the Bank Act (Canada), (b) has received an approval to have a financial establishment in Canada pursuant to Section 522.21 of the Bank Act (Canada), (c) is not a foreign bank for purposes of the Bank Act (Canada) or (d) is not otherwise restricted from carrying on business in Canada.

(iv)       Required Consents.  No consent shall be required for any assignment except for the consent of the Administrative Agent and the Canadian Agent (which shall not be unreasonably withheld or delayed) and:

(A)        the consent of the US Borrowing Agent or the Canadian Borrower, as the case may be (such consent not to be unreasonably withheld or delayed), shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Bank, an Affiliate of a Bank or an Approved Fund; and

(B)         the consent of the US Issuing Bank (such consent not to be unreasonably withheld or delayed) or the Canadian Issuing Bank shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more US Letters of Credit or Canadian Letters of Credit (whether or not then outstanding), as applicable.

(v)        Assignment and Assumption Agreement.  The parties to each assignment shall execute and deliver to the Administrative Agent and the Canadian Agent an Assignment and Assumption Agreement, together with a processing and recordation fee of Three Thousand Five Hundred and 00/100 Dollars ($3,500.00), and the assignee, if it is not a Bank, shall deliver to the Administrative Agent and the Canadian Agent an administrative questionnaire provided by the Administrative Agent.

(vi)       No Assignment to a Loan Party.  No such assignment shall be made to any Loan Party or any Affiliates or Subsidiaries of any Loan Party.

(vii)      No Assignment to Natural Persons.  No such assignment shall be made to a natural person.

(viii)     Specific Conditions with respect to Assignment by a Canadian Bank.  No Bank that is a Canadian Bank (whether directly or by its Canadian Lending Installation) may at any time prior to the Equalization Date, assign any portion of its Commitment (including the outstanding Loans made by it thereunder) without also assigning to the same assignee (or the Canadian Lending Installation of such assignee) a proportionate amount of the Canadian Revolving Credit Commitment (and the outstanding Canadian Revolving Loans made by it thereunder) of such Bank (or the Canadian Lending Installation of such Bank).

Subject to acceptance and recording thereof by the Administrative Agent and the Canadian Agent pursuant to Section 10.8.3 [Register], from and after the effective date specified in each Assignment and Assumption Agreement, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption Agreement, have the rights and obligations of a Bank under this Agreement, and the assigning Bank thereunder shall, to the extent of the interest assigned by such Assignment and Assumption Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption Agreement covering all of the assigning Bank's rights and obligations under this Agreement, such Bank shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 3.4 [LIBOR Rate Unascertainable; Illegality; Increased Costs; Deposits Not Available], Section 4.8 [Increased Costs], and Section 10.3 [Expenses, Indemnity; Damage Waiver] with respect to facts and circumstances occurring prior to the effective date of such assignment.  Any assignment or transfer by a Bank of rights or obligations under this Agreement that does not comply with this Section 10.8.2 shall be treated for purposes of this Agreement as a sale by such Bank of a participation in such rights and obligations in accordance with Section 10.8.4 [Participations].

10.8.3.	Register.

The Administrative Agent and the Canadian Agent, acting solely for this purpose as an agent of the applicable Borrower, shall maintain a record of the names and addresses of the Banks, and the Commitments of, and principal amounts of the Loans owing to, each Bank pursuant to the terms hereof from time to time.  Such register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent, the Canadian Agent and the Banks may treat each Person whose name is in such register pursuant to the terms hereof as a Bank hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  Such register shall be available for inspection by the US Borrowing Agent, the Canadian Borrower and any Bank, at any reasonable time and from time to time upon reasonable prior notice.

10.8.4.	Participations.

Any Bank may at any time, without the consent of, or notice to, any US Borrower, the Canadian Borrower, the Administrative Agent or the Canadian Agent, sell participations to any Person (other than a natural person or any Loan Party or any of such Loan Party's Affiliates or Subsidiaries) (each, a "Participant") in all or a portion of such Bank's rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Bank's obligations under this Agreement shall remain unchanged, (ii) such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the US Borrowers, the Canadian Borrower, the Administrative Agent, the Banks and the Issuing Banks shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Bank sells such a participation shall provide that such Bank shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any  provision of this Agreement; provided that such agreement or instrument may provide that such Bank will not, without the consent of the Participant, agree to any amendment, modification or waiver with respect to Section 10.1.1 [Increase of Commitment, Etc.], Section 10.1.2 [Extension of Payment, Etc.], or Section 10.1.3 [Release of Guarantor]).  Subject to Section 10.8.5 [Limitations upon Participant Rights Successors and Assigns Generally], the Borrowers agree that each Participant shall be entitled to the benefits of Section 3.4 [LIBOR Rate Unascertainable; Illegality; Increased Costs; Deposits Not Available] and Section 4.8 [Increased Costs] to the same extent as if it were a Bank and had acquired its interest by assignment pursuant to Section 10.8.2 [Assignments by Banks].  To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 8.2.3 [Setoff] as though it were a Bank; provided such Participant agrees to be subject to Section 4.3 [Sharing of Payments by Banks] as though it were a Bank.

10.8.5.	Limitations upon Participant Rights Successors and Assigns Generally.

A Participant shall not be entitled to receive any greater payment under Section 4.8 [Increased Costs], Section 4.9 [Taxes] or Section 10.3 [Expenses; Indemnity; Damage Waiver] than the applicable Bank would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrowers' prior written consent.  A Participant that would be a Foreign Bank if it were a Bank shall not be entitled to the benefits of Section 4.9 [Taxes] unless the Borrowers are notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 4.9.5 [Status of Banks] as though it were a Bank.

10.8.6.	Certain Pledges; Successors and Assigns Generally.

Any Bank may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Bank, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Bank from any of its obligations hereunder or substitute any such pledgee or assignee for such Bank as a party hereto.

10.9	Confidentiality

10.9.1.	General.

The Administrative Agent, the Canadian Agent, the Banks and the Issuing Banks each agree to keep confidential all information obtained from the Parent or its Subsidiaries which is nonpublic and confidential or proprietary in nature (including any information the Parent or such Subsidiary specifically designates as confidential), except as provided below, and to use such information only in connection with their respective capacities under this Agreement and for the purposes contemplated hereby.  The Administrative Agent, the Canadian Agent, the Banks and the Issuing Banks shall be permitted to disclose such information (i) to their respective officers, directors, employees, agents, outside legal counsel, accountants and other professional advisors who need to know such information in connection with the administration and enforcement of this Agreement, subject to agreement of such Persons to maintain the confidentiality, (ii) to assignees and participants (including prospective assignees and participants) as contemplated by Section 10.8 [Successors and Assigns], (iii) to the extent requested by any bank regulatory authority, as otherwise required by applicable Law or by any subpoena or similar legal process, or in connection with any investigation or proceeding arising out of the transactions contemplated by this Agreement; provided that prior to such disclosure the Borrowers are given reasonable advance notice of such order and an opportunity to object to such disclosure, provided further that no such notice or opportunity shall be required if disclosure is required in connection with an examination by a bank regulatory authority or is required in circumstances where the applicable Official Body does not permit such notice or opportunity (it being understood the Administrative Agent, the Canadian Agent, the Banks and the Issuing Banks, as applicable, will inform such Official Body of the confidential nature of the confidential information being disclosed), (iv) if it becomes publicly available other than as a result of a breach of this Agreement or becomes available from a source not known to be subject to confidentiality restrictions, or (v) if the Parent or such Subsidiary, as applicable, shall have consented to such disclosure.

10.9.2.	Sharing Information With Affiliates of the Banks.

Each Loan Party acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to the Borrowers or one or more of its Affiliates (in connection with this Agreement or otherwise) by any Bank or by one or more Subsidiaries or Affiliates of such Bank and each of the Loan Parties hereby authorizes each Bank to share any information delivered to such Bank by such Loan Party and its Subsidiaries pursuant to this Agreement, or in connection with the decision of such Bank to enter into this Agreement, to any such Subsidiary or Affiliate of such Bank, it being understood that any such Subsidiary or Affiliate of any Bank receiving such information shall be bound by the provisions of Section 10.9.1 [General] as if it were a Bank hereunder.  Such authorization shall survive Payment in Full.

10.10	Counterparts; Integration; Effectiveness.

This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof including any prior confidentiality agreements and commitments.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or e-mail shall be effective as delivery of a manually executed counterpart of this Agreement.

10.11	CHOICE OF LAW; SUBMISSION TO JURISDICTION; WAIVER OF VENUE; SERVICE OF PROCESS; WAIVER OF JURY TRIAL.

10.11.1.	Governing Law.

This Agreement shall be deemed to be a contract under the Laws of the State of Ohio without regard to its conflict of laws principles.  Each Standby Letter of Credit issued under this Agreement shall be subject either to the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce (the "ICC") at the time of issuance ("UCP") or the rules of the International Standby Practices (ICC Publication Number 590) ("ISP98"), as determined by the applicable Issuing Bank, and each Commercial Letter of Credit shall be subject to UCP, and in each case to the extent not inconsistent therewith, the Laws of the State of Ohio without regard to its conflict of laws principles.

10.11.2.	SUBMISSION TO JURISDICTION.

EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF OHIO SITTING IN FRANKLIN COUNTY, OHIO AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF OHIO, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH OHIO STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

10.11.3.	WAIVER OF VENUE.

EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN THIS SECTION 10.11.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT AND AGREES NOT ASSERT ANY SUCH DEFENSE.

10.11.4.	SERVICE OF PROCESS.

EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.5 [NOTICES; EFFECTIVENESS; ELECTRONIC COMMUNICATION].  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

10.11.5.	WAIVER OF JURY TRIAL.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, ADMINISTRATIVE AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.12	USA Patriot Act Notice.

Each Bank that is subject to the USA Patriot Act, the Administrative Agent and the Canadian Agent (for itself and not on behalf of any Bank) hereby notifies Loan Parties that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of Loan Parties and other information that will allow such Bank, the Canadian Agent or Administrative Agent, as applicable, to identify the Loan Parties in accordance with the USA Patriot Act.

10.13	Payment of Debt; Joint and Several Obligations; Borrowing Agency.

10.13.1.	US Borrowers.

The US Borrowers shall be jointly and severally liable for the US Obligations under this Agreement and each of the other Loan Documents, and the Parent is the Guarantor of the Canadian Obligations.  Without limiting the generality of the foregoing, each of the US Borrowers hereby acknowledges and agrees that any and all actions, inactions or omissions by any one or more, or all, of the US Borrowers in connection with, related to or otherwise affecting this Agreement or any of the other Loan Documents are the obligations of, and inure to and are binding upon, each and all of the US Borrowers, jointly and severally.

10.13.2.	Designation of US Borrowing Agent; Nature of US Borrowing Agency.

Each US Borrower hereby irrevocably designates the US Borrowing Agent to be its attorney and agent and in such capacity to borrow, sign and endorse notes, and execute and deliver all instruments, documents, writings and further assurances now or hereafter required hereunder, on behalf of such US Borrower or US Borrowers, and hereby authorizes the Administrative Agent, the US Banks and the US Issuing Bank to pay over or credit all loan proceeds hereunder in accordance with the request of the US Borrowing Agent.  The handling of this credit facility as a co-borrowing facility with a borrowing agent in the manner set forth in this Agreement is solely as an accommodation to the US Borrowers and at their request.  The Administrative Agent, the US Banks and the US Issuing Bank shall incur no liability to the US Borrowers as a result thereof.  To induce the Administrative Agent, the US Banks and the US Issuing Bank to do so and in consideration thereof, each US Borrower hereby indemnifies the Administrative Agent, the US Banks and the US Issuing Bank and holds each of them harmless from and against any and all liabilities, expenses, losses, damages and claims of damage or injury asserted against the Administrative Agent, the US Banks or the US Issuing Bank by any Person arising from or incurred by reason of the handling of the financing arrangements of the US Borrowers as provided herein, reliance by Administrative Agent, the US Banks or the US Issuing Bank on any request or instruction from the US Borrowing Agent or any other action taken by the Administrative Agent, the US Banks or the US Issuing Bank with respect to this Section 10.13.2 [Designation of US Borrowing Agent, Etc.] except due to willful misconduct or gross negligence by the indemnified party (as determined by a court of competent jurisdiction in a final and non-appealable judgment).

10.14	Additional Waivers of US Borrowers.

Each US Borrower hereby waives to the full extent permitted by Law any defense it may otherwise have to the payment and performance of the US Obligations based on any contention that its liability hereunder and under the other Loan Documents is limited and not joint and several.  Each US Borrower acknowledges and agrees that the foregoing waivers and those set forth below serve as a material inducement to the agreement of the Administrative Agent, the Canadian Agent and the Banks to make the Loans, and that the Administrative Agent, the Canadian Agent and the Banks are relying on each specific waiver and all such waivers in entering into this Agreement.  The undertakings of each US Borrower hereunder secure the US Obligations of itself and the other Borrowers.  Each US Borrower further agrees that:

(i)         the Administrative Agent and the US Banks may do any of the following with notice to such US Borrower and without adversely affecting the validity or enforceability of this Agreement or the US Obligations (or any portion thereof):  (i) release, surrender, exchange, compromise or settle the US Obligations or any portion thereof, with respect to any other US Borrower; (ii) change, renew or waive the terms of the US Obligations, or any part thereof with respect to any other US Borrower; (iii) change, renew or waive the terms of any of the Loan Documents or any other agreements relating to the US Obligations, or any portion thereof, with respect to any other US Borrower; (iv) grant any extension or indulgence with respect to the payment or performance of the US Obligations, or any portion thereof, with respect to any other US Borrower; (v) enter into any agreement of forbearance with respect to the US Obligations, or any portion thereof, with respect to any other US Borrower; and (vi) release, surrender, exchange, impair or compromise any security of any other Borrower held by the Administrative Agent or any US Bank for the US Obligations or any portion thereof.  Each US Borrower agrees that the Administrative Agent and the US Banks may do any of the above as the Administrative Agent and the US Banks deem necessary or advisable, in the Administrative Agent's and the US Banks' sole discretion, without giving notice to any other US Borrower, and that such US Borrower will remain liable for full payment and performance of the US Obligations; and

(ii)        each US Borrower waives and agrees not to enforce any of the rights of the Administrative Agent or the US Banks against any other US Borrower or any other obligor of the US Obligations, or any portion thereof, or any Collateral securing the same unless and until all of the US Obligations shall have been indefeasibly paid in full and the US Borrowers' rights to borrow hereunder have terminated, including but not limited to any right of such US Borrower to be subrogated in whole or in part to any right or claim of the Administrative Agent and the US Banks with respect to the US Obligations or any portion thereof.  Each US Borrower hereby irrevocably agrees that following the occurrence of any Event of Default which has not been waived by the Administrative Agent or the US Banks, such US Borrower shall not enforce any rights of contribution, indemnity or reimbursement from any other US Borrower on account of such US Borrower's payment of the US Obligations, or any portion thereof, unless and until Payment in Full.  Each of the US Borrowers hereby waives any defenses based on suretyship or impairment of Collateral or the like.

10.15	Joinder of Guarantors.

Any Subsidiary of the Parent which is required to join this Agreement as a Guarantor pursuant to Section 7.2.8 [Subsidiaries, Partnerships and Joint Ventures, etc.] and which has not yet done so shall execute and deliver to the Administrative Agent and the Canadian Agent (i) a Guarantor Joinder in substantially the form attached hereto as Exhibit 1.1(G)(1) pursuant to which it shall join as a Guarantor each of the documents to which the Guarantors are parties; and (ii) documents in the forms described in Section 6.1 [First Loans] modified as appropriate to relate to such Subsidiary.  The Loan Parties shall deliver such Guarantor Joinder and related documents to the Administrative Agent and the Canadian Agent within ten (10) Business Days after the date of (a) the filing of such Subsidiary's articles of incorporation if the Subsidiary is a corporation, (b) the filing of its certificate of limited partnership if it is a limited partnership or (c) if it is an entity other than a limited partnership or corporation, its organization.

10.16	Domicile of Loans.

Each Bank may carry its Loans at, to or for the account of any branch office, subsidiary or affiliate of such Bank, including any Canadian Lending Installation; provided, however, that the Borrowers shall not be responsible for costs arising under Section 4.8 resulting from any Bank carrying loans at, to or for the account of any branch office, subsidiary or affiliate of such Bank, including any Canadian Lending Installation to the extent not otherwise applicable to such Bank; and provided, further, that notwithstanding anything to the contrary contained in this Section 10.16, actual assignments of Loans are governed by Section 10.8 [Successors and Assigns].

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK, SIGNATURES BEGIN ON THE NEXT PAGE]

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, by their officers thereunto duly authorized, have executed this Agreement on the day and year first above written.

US BORROWERS:

ATTEST:		BIG LOTS STORES, INC.

By:		By:
Name:	Chadwick P. Reynolds	Name:	Steven S. Fishman
Title:	Vice President, Deputy General Counsel and Assistant Corporate Secretary	Title:	Chairman, Chief Executive Officer and President

ATTEST:		BIG LOTS, INC.

By:		By:
Name:	Chadwick P. Reynolds	Name:	Steven S. Fishman
Title:	Vice President, Deputy General Counsel and Assistant Corporate Secretary	Title:	Chairman, Chief Executive Officer and President

CANADIAN BORROWER:

ATTEST:		BIG LOTS CANADA, INC.

By:		By:
Name:	Chadwick P. Reynolds	Name:	Steven S. Fishman
Title:	Vice President, Deputy General Counsel and Assistant Corporate Secretary	Title:	Chairman and Chief Executive Officer

[Signature Page to Credit Agreement]
[Signatures continued on next page]

US GUARANTORS:

ATTEST:		CAPITAL RETAIL SYSTEMS, INC.
C.S. ROSS COMPANY
By:		CSC DISTRIBUTION, INC.
Name:	Chadwick P. Reynolds	MAC FRUGAL'S BARGAINS·CLOSE-OUTS, INC.
Title:	Vice President, Deputy General Counsel	PNS STORES, INC.
	and Assistant Corporate Secretary	WEST COAST LIQUIDATORS, INC.
CLOSEOUT DISTRIBUTION, INC.
MIDWESTERN HOME PRODUCTS, INC.
INDUSTRIAL PRODUCTS OF NEW ENGLAND, INC.
TOOL AND SUPPLY COMPANY OF NEW ENGLAND, INC.
DURANT DC, LLC
SONORAN LLC
SAHARA LLC
BLSI PROPERTY, LLC
GREAT BASIN LLC
BIG LOTS ONLINE LLC
BIG LOTS F&S, INC.

By:
		Name:	Steven S. Fishman
		Title:	Chairman (as to each entity that is a corporation), Chief Executive Officer and President (as to each entity)

WITNESS:		CONSOLIDATED PROPERTY HOLDINGS, INC.

By:
Chadwick P. Reynolds		Name:	Charles W. Haubiel II
		Title:	President and Secretary

 [Signature Page to Credit Agreement]
[Signatures continued on next page]

CANADIAN GUARANTOR:

ATTEST:		BIG LOTS, INC.

By:		By:
Name:	Chadwick P. Reynolds	Name:	Steven S. Fishman
Title:	Vice President, Deputy General Counsel and Assistant Corporate Secretary	Title:	Chairman, Chief Executive Officer and President

[Signature Page to Credit Agreement]
[Signatures continued on next page]

ADMINISTRATIVE AGENT, CANADIAN AGENT, JOINT SYNDICATION AGENTS AND BANKS:

PNC BANK, NATIONAL ASSOCIATION, as a US Bank and Administrative Agent

By:
Name:	Richard C. Munsick
Title:	Senior Vice President

[Signature Page to Credit Agreement]
[Signatures continued on next page]

PNC BANK CANADA BRANCH, as a Canadian Bank and Canadian Agent

By:
Name:	Nazmin Adatia
Title:	Senior Vice President

[Signature Page to Credit Agreement]
[Signatures continued on next page]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a US Bank, a Canadian Bank and a Joint Syndication Agent

By:
Name:
Title:

[Signature Page to Credit Agreement]
[Signatures continued on next page]

U.S. BANK NATIONAL ASSOCIATION, as a US Bank and a Joint Syndication Agent

By:
Name:	Frances Josephic
Title:	Vice President

[Signature Page to Credit Agreement]
[Signatures continued on next page]

U.S. BANK NATIONAL ASSOCIATION, CANADA BRANCH, as a Canadian Bank

By:
Name:
Title:

[Signature Page to Credit Agreement]
[Signatures continued on next page]

BRANCH BANKING AND TRUST COMPANY, as a US Bank and a Co-Documentation Agent

By:
Name:	Roberts Bass
Title:	Senior Vice President

[Signature Page to Credit Agreement]
[Signatures continued on next page]

COMPASS BANK, as a US Bank and a Co-Documentation Agent

By:
Name:	Ramon Garcia
Title:	Vice President

[Signature Page to Credit Agreement]
[Signatures continued on next page]

THE HUNTINGTON NATIONAL BANK, as a US Bank and a Co-Documentation Agent

By:
Name:
Title:

[Signature Page to Credit Agreement]
[Signatures continued on next page]

BANK OF AMERICA, N.A., as a US Bank

By:
Name:	Sabrina Hassan
Title:	Assistant Vice President

[Signature Page to Credit Agreement]
[Signatures continued on next page]

BANK OF AMERICA, N.A., CANADA BRANCH, as a Canadian Bank

By:
Name:	Medina Sales de Andrade
Title:	Vice President

[Signature Page to Credit Agreement]
[Signatures continued on next page]

FIFTH THIRD BANK, as a US Bank

By:
Name:
Title:

[Signature Page to Credit Agreement]
[Signatures continued on next page]

FIFTH THIRD BANK, CANADA BRANCH, as a Canadian Bank

By:
Name:
Title:

[Signature Page to Credit Agreement]
[Signatures continued on next page]

UNION BANK, N.A., as a US Bank

By:
Name:
Title:

[Signature Page to Credit Agreement]
[Signatures continued on next page]

UNION BANK, CANADA BRANCH, as a Canadian Bank

By:
Name:
Title:

[Signature Page to Credit Agreement]
[Signatures continued on next page]

HSBC BANK USA, N.A., as a US Bank and a Canadian Bank

By:
Name:
Title:

[Signature Page to Credit Agreement]
[Signatures continued on next page]

CAPITAL ONE, N.A., as a US Bank

By:
Name:
Title:

[Signature Page to Credit Agreement]
[Signatures continued on next page]

CITIZENS BANK OF PENNSYLVANIA, as a US Bank

By:
Name:
Title:

[Signature Page to Credit Agreement]
[Signatures continued on next page]

FIRST COMMONWEALTH BANK, as a US Bank

By:
Name:
Title:

[Signature Page to Credit Agreement]
[Signatures continued on next page]

COMERICA BANK, as a US Bank

By:
Name:
Title:

[Signature Page to Credit Agreement]
[Signatures continued on next page]

COMERICA BANK, CANADA BRANCH, as a Canadian Bank

By:
Name:
Title:

[Signature Page to Credit Agreement]
[Signatures continued on next page]

BOKF, NA, dba BANK OF OKLAHOMA, as a US Bank

By:
Name:
Title:

[Signature Page to Credit Agreement]
[Signatures continued on next page]

THE BANK OF NOVA SCOTIA, as a US Bank and a Canadian Bank

By:
Name:
Title:

[Signature Page to Credit Agreement]

SCHEDULE 1.1(A)

PRICING GRID -

VARIABLE PRICING AND FEES BASED ON DEBT RATING

Level	Debt Rating	Base Rate Margin	Canadian Prime Rate Margin	LIBOR Rate Margin	CDOR Rate Margin	Facility Fee Percentage	Commercial Letter of Credit Fee Percentage	Standby Letter of Credit Fee Percentage
I	BBB+ or Baa1 or above	0.050%	0.050%	1.050%	1.050%	0.200%	0.625%	1.250%
II	BBB or Baa2	0.250%	0.250%	1.250%	1.250%	0.250%	0.750%	1.500%
III	BBB- or Baa3	0.450%	0.450%	1.450%	1.450%	0.300%	0.875%	1.750%
IV	BB+ or Ba1	0.650%	0.650%	1.650%	1.650%	0.350%	1.000%	2.000%
V	Lower than Level IV	1.100%	1.100%	2.100%	2.100%	0.400%	1.250%	2.500%

For purposes of determining the Applicable Margin, the Applicable Facility Fee Percentage, the Applicable Commercial Letter of Credit Fee Percentage and the Applicable Standby Letter of Credit Fee Percentage:

(a)           The Applicable Margin, the Applicable Facility Fee Percentage, the Applicable Commercial Letter of Credit Fee Percentage and the Applicable Standby Letter of Credit Fee Percentage shall be computed based on the applicable Debt Ratings then in effect.

(b)           If a difference exists in the Debt Ratings of Moody's and Standard & Poor's and the difference is only one level (for example if Moody's is Level III and Standard & Poor's is Level II), the higher of such Debt Ratings (Standard & Poor's in the example in the preceding parenthetical - Level II) will determine the relevant pricing level.

(c)           If a difference exists in the Debt Ratings of Moody's and Standard & Poor's and the difference is two or more levels (for example if Moody's is Level IV and Standard & Poor's is Level II), the level which corresponds to the Debt Rating which is one level immediately above the lower of such Debt Ratings (Level III in the example in the preceding parenthetical) will determine the relevant pricing level.

(d)           If only one rating agency provides a Debt Rating, that Debt Rating is the only applicable Debt Rating.

SCHEDULE 1.1(A)

PRICING GRID -
VARIABLE PRICING AND FEES BASED ON DEBT RATING

(e)           Any increase or decrease in the Applicable Margin, the Applicable Facility Fee Percentage, the Applicable Commercial Letter of Credit Fee Percentage and the Applicable Standby Letter of Credit Fee Percentage shall become effective as of the date on which the applicable rating agency announces its change in the Debt Rating requiring such an increase or decrease; provided, however, (i) with respect to US Revolving Credit Loans in a US Optional Currency only, no change in pricing shall become effective until the end of the LIBOR Interest Period applicable to each such US Revolving Credit Loan and (ii)  with respect to Canadian Revolving Credit Loans in a Canadian Optional Currency only, no change in pricing shall become effective until the end of the LIBOR Interest Period applicable to each such Canadian Revolving Credit Loan.

SCHEDULE 1.1(B)

COMMITMENTS OF BANKS AND ADDRESSES FOR NOTICES

Part 1 - Commitments of Banks and Addresses for Notices to Banks

Name of Banks and Addresses for Notices	Amount of Commitment for US Revolving Credit Loans	US Ratable Share	Amount of Commitment for Canadian Revolving Credit Loans	Canadian Ratable Share	Total Commitment

Bank:
PNC Bank, National Association (and, solely with respect to Canadian Revolving Credit Loans as its Canadian Lending Installation, PNC Bank Canada Branch)	$75,000,000.00	10.714285714%	$34,883,721.00	17.441860500%	$75,000,000.00

With respect to PNC Bank, National Association:

Address:
One PNC Plaza
249 Fifth Avenue
Pittsburgh, PA 15222
Attention:
Richard Munsick
Email:
richard.munsick@pnc.com
Telephone:
(412) 762-4299
Facsimile:
(412) 762-6484

With respect to PNC Bank Canada Branch:

Address:
130 King Street West, Suite 2140
ON, Canada, M5X 1E4

SCHEDULE 1.1(B)

COMMITMENTS OF BANKS AND ADDRESSES FOR NOTICES

Name of Banks and Addresses for Notices	Amount of Commitment for US Revolving Credit Loans	US Ratable Share	Amount of Commitment for Canadian Revolving Credit Loans	Canadian Ratable Share	Total Commitment

Attention:
Nazmin Adatia
Email:
nazmin.adatia@pnc.com
Telephone:
(416) 361-1744 X226
Facsimile:
(416) 361-0085

Bank:
Wells Fargo Bank, National Association	$75,000,000.00	10.714285714%	$34,883,721.00	17.441860500%	$75,000,000.00
Address:
230 West Monroe Street
Suite 2900, 18th Floor
Chicago, IL 60606
Attention:
Steve Buehler
Email:
s.buehler@wellsfargo.com
Telephone:
(312) 845-4220
Facsimile:
(312) 553-4783

SCHEDULE 1.1(B)

COMMITMENTS OF BANKS AND ADDRESSES FOR NOTICES

Bank:
U.S. Bank National Association (and, solely with respect to Canadian Revolving Credit Loans as its Canadian Lending Installation, U.S. Bank National Association, Canada Branch)	$75,000,000.00	10.714285714%	$34,883,721.00	17.441860500%	$75,000,000.00

With respect to U.S. Bank National Association

Address:
US Bank Tower
425 Walnut Street
Cincinnati, OH 45202
Attention:
Frances Josephic
Email:
Frances.josephic@usbank.com
Telephone:
(513) 762-8973
Facsimile:
(513) 632-2068

With respect to U.S. Bank National Association, Canada Branch

Address:
EX-FE-CATR
120 Adelaide St. West, Suite 2300
Toronto, ON, M5H 1T1
Attention:
Joseph Rauhala
Email:
joseph.rauhala@usbank.com
Telephone:
(416) 306-3507
Facsimile:
(416) 306-3545

SCHEDULE 1.1(B)

COMMITMENTS OF BANKS AND ADDRESSES FOR NOTICES

Bank:
Branch Banking and Trust Company	$60,000,000.00	8.571428571%	$0.00	0.000000000%	$60,000,000.00
Address:
200 West 2nd Street
16th Floor
Winston Salem, NC 27101
Attention:
Roberts Bass
Email:
rbass@bbandt.com
Telephone:
(336) 733-2734
Facsimile:
(336) 733-2740

Bank:
Compass Bank	$60,000,000.00	8.571428571%	$0.00	0.000000000%	$60,000,000.00
Address:
3400 Peachtree Road, N.E.
Atlanta, GA 30326
Attention:
Jeff Neikirk
Email:
Jeff.neikirk@bbvacompass.com
Telephone:
(404) 504-6150
Facsimile:
(404) 504-6147

SCHEDULE 1.1(B)

COMMITMENTS OF BANKS AND ADDRESSES FOR NOTICES

Bank:	$60,000,000.00	8.571428571%	$0.00	0.000000000%	$60,000,000.00
The Huntington National Bank
Address:
41 S. High Street
Columbus, OH 43215
Attention:
Amanda Sigg
Email:
Amanda.sigg@huntington.com
Telephone:
(614) 480-4767
Facsimile:
(877) 274-8593

SCHEDULE 1.1(B)

COMMITMENTS OF BANKS AND ADDRESSES FOR NOTICES

Bank:
Bank of America, N.A. (and, solely with respect to Canadian Revolving Credit Loans as its Canadian Lending Installation,Bank of America, N.A., Canada Branch)	$50,000,000.00	7.142857143%	$23,255,814.00	11.627907000%	$50,000,000.00

With respect to Bank of America. N.A.

Address:
One Bryant Park
New York, NY 10036
Attention:
Sabrina Hassan
Email:
Sabrina.hassan@baml.com
Telephone:
(646) 855-2749
Facsimile:
(617) 341-5723

With respect to Bank of America. N.A., Canada Branch

Address:
181 Bay Street
Toronto, Ont., Canada M5J 2V8
Attention:
Medina Sales De Andrade
Email:
medina.sales_de_andrade@baml.com
Telephone:
(416) 369-2574
Facsimile:
(416) 369-7453

SCHEDULE 1.1(B)

COMMITMENTS OF BANKS AND ADDRESSES FOR NOTICES

Bank:
Fifth Third Bank (and, solely with respect to Canadian Revolving Credit Loans as its Canadian Lending Installation, Fifth Third Bank, Canada Branch)	$40,000,000.00	5.714285714%	$18,604,651.00	9.302325500%	$40,000,000.00

With respect to Fifth Third Bank

Address:
38 Fountain Square Plaza
MD # 109046
Cincinnati, OH 45263
Attention:
Michael Schaltz
Email:
Michael.Schaltz@53.com
Telephone:
(513) 534-5832
Facsimile:
(513) 534-7098

With respect to Fifth Third Bank, Canada Branch

Address:
38 Fountain Square Plaza
Cincinnati, OH 45263
Attention:
Chuck Miller
Email:
chuck.miller@53.com
Telephone:
(513) 579-5189
Facsimile:
(513) 534-7098

SCHEDULE 1.1(B)

COMMITMENTS OF BANKS AND ADDRESSES FOR NOTICES

Bank:
Union Bank, N.A. (and, solely with respect to Canadian Revolving Credit Loans as its Canadian Lending Installation, Union Bank, Canada Branch)	$40,000,000.00	5.714285714%	$18,604,651.00	9.302325500%	$40,000,000.00
Address:
222 West Adams Street
Suite 1850
Chicago, IL 60606
Attention:
Thomas Lass
and
Anne Collins
Email:
thomas.lass@unionbank.com
anne.collins@unionbank.com
Telephone:
(312) 601-3946
Facsimile:
(800) 446-9951

SCHEDULE 1.1(B)

COMMITMENTS OF BANKS AND ADDRESSES FOR NOTICES

Bank:
HSBC Bank USA, N.A.	$40,000,000.00	5.714285714%	$18,604,651.00	9.302325500%	$40,000,000.00
Address:
One HSBC Center
Commercial Banking
Lobby Level
Buffalo, NY 14203
Attention:
Frank M. Eassa
Email:
frank.m.eassa@us.hsbc.com
Telephone:
(716) 841-7506
Facsimile:
(212) 642-1888
Bank:
Capital One, N.A.	$25,000,000.00	3.571428571%	$0.00	0.000000000%	$25,000,000.00
Address:
201 St. Charles Avenue
29th Floor
New Orleans, LA 70170
Attention:
Gina M. Monette
Email:
Gina.monette@capitalonebank.com
Telephone:
(504) 533-3044
Facsimile:
(504) 533-5344

SCHEDULE 1.1(B)

COMMITMENTS OF BANKS AND ADDRESSES FOR NOTICES

Bank:
Citizens Bank of Pennsylvania	$25,000,000.00	3.571428571%	$0.00	0.000000000%	$25,000,000.00
Address:
525 William Penn Place
Pittsburgh, PA 15219
Attention:
Debra McAllonis
Email:
Debra.mcallonis@rbscitizens.com
Telephone:
(412) 867-2421
Facsimile:
(412) 552-6307

Bank:
First Commonwealth Bank	$25,000,000.00	3.571428571%	$0.00	0.000000000%	$25,000,000.00
Address:
437 Grant Street
Suite 1600
Pittsburgh, PA 15219
Attention:
Stephen J. Orban
Email:
sorban@fcbanking.com
Telephone:
(412) 690-2212
Facsimile:
(412) 690-2206

SCHEDULE 1.1(B)

COMMITMENTS OF BANKS AND ADDRESSES FOR NOTICES

Bank:
Comerica Bank (and, solely with respect to Canadian Revolving Credit Loans as its Canadian Lending Installation, Comerica Bank, Canada Branch)	$25,000,000.00	3.571428571%	$11,627,907.00	5.813953500%	$25,000,000.00

With respect to Comerica Bank:

Address:
3551 Hamlin
Auburn Hills, MI 48326
Attention:
Brandon Welling
Email:
bdwelling@comerica.com
Telephone:
(248) 371-6477
Facsimile:
(248) 371-6617

With respect to Comerica Bank, Canada Branch:

Address:
Suite 2210, South Tower
Royal Bank Plaza
200 Bay Street
P.O. Box 61
Toronto, OntarioM5J 2J2
Attention:
Omer Ahmed
Email:
Omar_Ahmed@comerica.com
Telephone:
(416) 646-4804
Facsimile:
(416)367-2460

SCHEDULE 1.1(B)

COMMITMENTS OF BANKS AND ADDRESSES FOR NOTICES

Bank:
BOKF, NA dba Bank of Oklahoma	$15,000,000.00	2.142857143%	$0.00	0.000000000%	$15,000,000.00
Address:
One Williams Center
8th Floor
Tulsa, OK 74172
Attention:
Jessica Johnson
Email:
Jessica.Johnson@bokf.com
Telephone:
(918) 588-6092
Facsimile:
(918) 295-0400

Bank:
The Bank of Nova Scotia	$10,000,000.00	1.428571429%	$4,651,163.00	2.325581500%	$10,000,000.00
Address:
181 West Madison Street
Suite 3700
Chicago, IL 60602
Attention:
Shirish Patel
Email:
shirishpatel@scotiacapital.com
Telephone:
(312) 201-4188
Facsimile:
(212) 225-5709

TOTAL	$700,000,000.00	100.000000000%	$200,000,000.00	100.000000000%	$700,000,000.001

_____________________
1 Consolidated Facility Usage shall not exceed $700,000,000.00.

SCHEDULE 1.1(B)

COMMITMENTS OF BANKS AND ADDRESSES FOR NOTICES

Part 2 - Addresses for Notices to Borrowers and Guarantors:

ADMINISTRATIVE AGENT:

Name:
PNC Bank, National Association
Address:
One PNC Plaza
249 Fifth Avenue
Pittsburgh, PA 15222
Attention:
Richard Munsick
Email:
richard.munsick@pnc.com
Telephone:
(412) 762-4299
Facsimile:
(412) 762-6484

SCHEDULE 1.1(B)

COMMITMENTS OF BANKS AND ADDRESSES FOR NOTICES

With a copy to:

Name:
PNC Agency Services
Address:
Firstside Center
500 First Avenue, 4th Floor
Pittsburgh, PA 15219
Attention:
Rini Davis
Email:
rini.davis@pnc.com
Telephone:
(412) 762-7638
Facsimile:
(412) 705-2006

SCHEDULE 1.1(B)

COMMITMENTS OF BANKS AND ADDRESSES FOR NOTICES

CANADIAN AGENT:

Name:
PNC Bank Canada Branch
Address:
130 King Street West, Suite 2140
Toronto, ON, Canada, M5X 1E4
Attention:
Nazmin Adatia
Email:
nazmin.adatia@pnc.com
Telephone:
(416) 361-7144 X226
Facsimile:
(416) 361-0085

With a copy to:

Name:
PNC Agency Services
Address:
Firstside Center
500 First Avenue, 4th Floor
Pittsburgh, PA 15219
Attention:
Rini Davis
Email:
rini.davis@pnc.com
Telephone:
(412) 762-7638
Facsimile:
(412) 705-2006

SCHEDULE 1.1(B)

COMMITMENTS OF BANKS AND ADDRESSES FOR NOTICES

US BORROWERS:

Name:
Big Lots Stores, Inc.
Address:
300 Phillipi Road
Columbus, OH 43228-5311
Attention:
Treasurer
Email:
jpoff@biglots.com
Telephone:
(614) 278-3716
Facsimile:
(614) 278-6666

Name:
Big Lots, Inc.
Address:
300 Phillipi Road
Columbus, OH 43228-5311
Attention:
Treasurer
Email:
jpoff@biglots.com
Telephone:
(614) 278-3716
Facsimile:
(614) 278-6666

SCHEDULE 1.1(B)

COMMITMENTS OF BANKS AND ADDRESSES FOR NOTICES

CANADIAN BORROWER:

Name:
Big Lots Canada, Inc.
Address:

300 Phillipi Road
Columbus, OH 43228-5311
Attention:
Treasurer
Email:
jpoff@biglots.com
Telephone:
(614) 278-3716
Facsimile:
(614) 278-6666

With a copy to:

Name:
Big Lots Canada, Inc.
Address:
225 Henry Street
Brantford, Ontario N3S 7R4
Attention:
Treasurer
Email:
jpoff@biglots.com
Telephone:
(614) 278-3716
Facsimile:
(614) 278-6666

SCHEDULE 1.1(B)

COMMITMENTS OF BANKS AND ADDRESSES FOR NOTICES

GUARANTORS:

If to less than all Guarantors:

Name:
[Name of applicable Guarantor]
Address:
300 Phillipi Road
Columbus, OH 43228-5311
Attention:
Treasurer
Email:
jpoff@biglots.com
Telephone:
(614) 278-3716
Facsimile:
(614) 278-6666

If to all Guarantors:

Name:
Big Lots Credit Agreement Guarantors
Address:
300 Phillipi Road
Columbus, OH 43228-5311
Attention:
Treasurer
Email:
jpoff@biglots.com
Telephone:
(614) 278-3716
Facsimile:
(614) 278-6666

EXHIBIT 1.1(G)(2)(A)

FORM OF
GUARANTY AND SURETYSHIP AGREEMENT

IN CONSIDERATION of credit granted or to be granted by PNC Bank, National Association ("PNC") and various other financial institutions from time to time designated at US Banks under the Credit Agreement (as hereinafter defined) (PNC and such other financial institutions are each a "US Bank" and collectively, the "US Banks"), pursuant to that certain Credit Agreement, dated as of even date herewith, by and among Big Lots Stores, Inc., an Ohio corporation ("BLS"), Big Lots, Inc., an Ohio corporation ("Parent" and, together with BLS, collectively, the "US Debtors"), Big Lots Canada, Inc., an Alberta corporation, the Banks, the guarantors party thereto (the "Guarantors"), Wells Fargo Bank, National Association and U.S. Bank National Association, as joint syndication agents for the Banks, Branch Banking and Trust Company, Compass Bank, and The Huntington National Bank, each as a co-documentation agent for the Banks, PNC, as administrative agent for the Banks and the Canadian Agent (as hereinafter defined) (in such capacity, the "Administrative Agent"), and PNC Canada, as funding agent for the Canadian Banks (as defined in the Credit Agreement (as hereinafter defined)) (as may be amended, modified, restated or supplemented from time to time, the "Credit Agreement"), intending to be legally bound hereby, and to induce the US Banks to maintain or extend credit to the US Debtors, Capital Retail Systems, Inc., an Ohio corporation ("CRS"), C.S. Ross Company, an Ohio corporation ("CSR"), CSC Distribution, Inc., an Alabama corporation ("CSC"), Mac Frugal's Bargains•Close-outs, Inc., a Delaware corporation ("MAC"), PNS Stores, Inc., a California corporation ("PNS"), West Coast Liquidators, Inc., a California corporation ("WCL"), Consolidated Property Holdings, Inc., a Nevada corporation ("CPH"), Closeout Distribution, Inc., a Pennsylvania corporation ("CD"), Midwestern Home Products, Inc., a Delaware corporation ("MHP"), Industrial Products of New England, Inc., a Maine corporation ("IPNE"), Tool and Supply Company of New England, Inc., a Delaware corporation ("TSC"), Durant DC, LLC, an Ohio limited liability company ("Durant"), Sonoran LLC, a Delaware limited liability company ("Sonoran"), Sahara LLC, a Delaware limited liability company ("Sahara"), BLSI Property, LLC, a Delaware limited liability company ("BLSI"), Great Basin LLC, a Delaware limited liability company ("GB"), Big Lots Online LLC, an Ohio limited liability company ("BLO"), and Big Lots F&S, Inc., an Ohio corporation ("F&S") (CRS, CSR, CSC, MAC, PNS, WCL, CPH, CD, MHP, IPNE, TSC, Durant, Sonoran, Sahara, BLSI, GB, BLO and F&S are each a "Guarantor" and collectively, the "Guarantors"), this 22nd day of July, 2011, hereby jointly and severally with each of the other US Guarantors (as defined in the Credit Agreement):

1.           Become absolute and unconditional guarantors and sureties as though they were a primary obligor to the Administrative Agent and the US Banks, their respective successors, endorsees and assigns, for the prompt payment and performance when due (whether at maturity, by declaration, acceleration or otherwise) of all US Obligations, including, without limitation, all extensions, modifications, renewals thereof and substitutions therefor, whether absolute or contingent, direct or indirect, matured or unmatured, sole, joint or several, of any nature whatsoever, without regard to the validity, enforceability or regularity thereof including, without limitation, continuing interest thereon in accordance with the terms thereof and all expenses (including any reasonable costs of legal expenses) incurred by the Administrative Agent or any US Bank in enforcing any of its rights with regard to or collecting against any Guarantor under this Guaranty and Suretyship Agreement (this "Agreement") (hereinafter collectively referred to as the "US Debtor Liabilities"), whether or not such US Debtor Liabilities or any portion thereof shall hereafter be released or discharged or is for any reason invalid or unenforceable (capitalized terms used in this Agreement that are defined in the Credit Agreement shall have the meanings assigned to them therein unless otherwise defined in this Agreement);

2.           Assent to all agreements made or to be made between the Administrative Agent or any US Bank and any other Person(s) liable, either absolutely or contingently, on any of the US Debtor Liabilities, including any and all such agreements made by the US Debtors and any co-maker, endorser, pledgor, surety or guarantor (any such Person being hereinafter referred to as an "Obligor"), and further agree that the Guarantors' liability hereunder shall not be reduced or diminished by such agreements in any way;

3.           Consent and agree that their obligations and liabilities hereunder shall in no way be reduced, limited, waived or released if any other Person or Persons is presently or in the future becomes a surety or guarantor in regard to the US Debtor Liabilities or any other liabilities among the US Debtors, the Administrative Agent and the US Banks; and

4.           Consent that the Administrative Agent and the US Banks may, at their option, without in any way affecting the Guarantors' liability hereunder:  (i) exchange, surrender or release any or all collateral security of any endorsement, guaranty or surety held by the Administrative Agent or the US Banks for any of the US Debtor Liabilities; (ii) renew, extend, modify, supplement, amend, release, alter or compromise the terms of any or all of the US Debtor Liabilities in accordance with the terms of the Credit Agreement; and (iii) waive or fail to perfect the Administrative Agent's and the US Banks' rights or remedies against the Debtors or the collateral security, if any, for any of the US Debtor Liabilities.

CONTINUING GUARANTORS.  This Agreement shall be a continuing one and shall continue in full force and effect until (subject to the terms and conditions of the Section of this Agreement entitled Bankruptcy of a US Debtor), all US Debtor Liabilities and all other amounts payable with respect thereto or in relation thereto under the Loan Documents have been paid and performed in full (other than contingent indemnification and reimbursement obligations in respect of which no claim for payment has yet been asserted by the Person entitled thereto), and all US Revolving Credit Commitments and US Swing Loan Commitments have terminated.  Without limiting the generality of the foregoing, the Guarantors hereby irrevocably waive any right to terminate or revoke this Agreement.

EXTENT OF GUARANTORS' LIABILITY.  This Agreement shall be and is intended to be an absolute and unconditional guaranty and suretyship for the aggregate of the US Debtor Liabilities; provided, however, that each Guarantor's total liability hereunder shall be limited as set forth below.  The obligations of the Guarantors under this Agreement, when construed collectively with the obligations of any other Person that becomes a US Guarantor in accordance with the terms of the Credit Agreement, are intended to be the joint and several obligations of the Guarantors and such other Persons that become US Guarantors under the Credit Agreement, and this Agreement is intended to be an absolute and unconditional guaranty and suretyship for the aggregate of the US Debtor Liabilities.

Subject to the remainder of this paragraph, but otherwise notwithstanding anything to the contrary contained in this Agreement, the maximum liability of each Guarantor under this Agreement shall not exceed the sum of (i) that portion of the US Debtor Liabilities, the proceeds of which are used by the US Debtors to make Valuable Transfers (as hereinafter defined) to such Guarantor, plus (ii) ninety-five percent (95%) of the Adjusted Net Worth (as hereinafter defined), but only to the extent that Adjusted Net Worth is a positive number, of such Guarantor at the date of this Agreement.  For purposes of this paragraph:

"Adjusted Net Worth" shall mean, with respect to a Guarantor, as of any date of determination thereof, the excess of (i) the amount of the fair saleable value of the assets of such Guarantor as of the date of such determination, determined in accordance with applicable federal and state Laws governing determinations of insolvency of debtors, over (ii) the amount of all liabilities of such Guarantor, contingent or otherwise, as of the date of such determination, determined on the basis provided in the preceding clause (i), in all events prior to giving effect to Valuable Transfers.

"Valuable Transfers" shall mean, with respect to a Guarantor, without duplication, (a) all loans, advances, other credit accommodations, or capital contributions made to such Guarantor with proceeds of the Loans, (b) the amount of Letters of Credit Outstanding with respect to Letters of Credit issued to support the obligations or Indebtedness of such Guarantor, (c) all debt securities or other obligations or Indebtedness of such Guarantor acquired from such Guarantor or retired, redeemed, purchased or acquired by such Guarantor with proceeds of any Loans or any Letters of Credit issued to support the obligations or indebtedness of such Guarantor, (d) all equity securities of such Guarantor acquired from such Guarantor with the proceeds of any Loans or of any drawings on Letters of Credit issued to support the obligations of such Guarantor, (e) the fair market value of all property acquired with proceeds of the Loans or of any drawings on Letters of Credit issued to support the obligations or Indebtedness of such Guarantor and transferred to such Guarantor, (f) the interest on and the fees in respect of the Loans, the proceeds of which are used to make such a Valuable Transfer, and (g) the value of any quantifiable economic benefits not included in clauses (a) through (f) above, but includable in accordance with applicable federal and state Laws governing determinations of the insolvency of debtors, accruing to such Guarantor as a result of the Loans or the Letters of Credit Outstanding.

The Guarantors agree that the US Debtor Liabilities may at any time and from time to time exceed the maximum liability of the Guarantors hereunder without impairing this Agreement or affecting the rights and remedies of the Administrative Agent and the US Banks hereunder.  No payment or payments made by the US Debtors or any other Person (other than the Guarantors) or received or collected by the Administrative Agent or any US Bank from the US Debtors or any other Person (other than the Guarantors) by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the US Debtor Liabilities shall be deemed to modify, reduce, release or otherwise affect the liability of the Guarantors under this Agreement, and each Guarantor shall, notwithstanding any such payment or payments (other than payments made to the Administrative Agent or any US Bank by the Guarantors or payments received or collected by the Administrative Agent or any US Bank from the Guarantors), remain liable for the US Debtor Liabilities up to its respective maximum liability amount as set forth in this paragraph until the US Debtor Liabilities are indefeasibly paid in full in cash (other than contingent indemnification and reimbursement obligations in respect of which no claim for payment has yet been asserted by the Person entitled thereto), each US Bank's obligation to make Loans is terminated according to the terms of the Credit Agreement, all US Letters of Credit have expired, have been cancelled or have been cash collateralized; provided, however, that, anything herein to the contrary notwithstanding, in no event shall the Guarantors' liability under this paragraph exceed the maximum amount that, after giving effect to the incurring of the obligations hereunder and to any rights to contribution of the Guarantors from any US Debtor and other affiliates of any US Debtor, would not render the Administrative Agent's and the US Banks' right to payment hereunder void, voidable or avoidable under any applicable fraudulent transfer law; and further provided that if a greater amount of the US Debtor Liabilities than the maximum liability set forth in this paragraph could be repaid by the Guarantors as a result of an increase in any Guarantor's Adjusted Net Worth subsequent to the date of this Agreement, without rendering the Administrative Agent's and the US Banks' right to payment hereunder void, voidable or avoidable under any applicable fraudulent transfer law, then the amount of such Guarantor's maximum liability calculated in the first sentence of this paragraph shall be calculated based upon such Guarantor's Adjusted Net Worth on such later date, rather than the date of execution of this Agreement.

UNCONDITIONAL LIABILITY.  The Guarantors' liability hereunder is absolute and unconditional and shall not be reduced, limited, waived, or released in any way by reason of:  (i) any failure of the Administrative Agent or any US Bank to obtain, retain, preserve, perfect or enforce any of its rights against any Person (including without limitation, any Obligor) or in any property securing any or all of the US Debtor Liabilities; (ii) the invalidity or irregularity of any such rights that the Administrative Agent and the US Banks may attempt to obtain; (iii) any delay in enforcing or any failure to enforce such rights, even if such rights are thereby lost; (iv) any delay in making demand on any Obligor for payment or performance of any or all of the US Debtor Liabilities; or (v) from time to time, the payment in full and subsequent incurring of any US Debtor Liabilities.

WAIVER.  The Guarantors hereby waive all notice with respect to the present existence or future incurrence of any US Debtor Liabilities including, but not limited to, the amount, terms and conditions thereof.  The Guarantors hereby consent to the taking of, or failure to take, from time to time, any action of any nature whatsoever permitted by Law with respect to the US Debtor Liabilities and with respect to any rights against any Person or Persons (including, without limitation, any Obligor), or in any property including, without limitation, any renewals, extensions, modifications, postponements, compromises, indulgences, waivers, surrenders, exchanges and releases, and the Guarantors will remain fully liable hereunder notwithstanding any or all of the foregoing.  The granting of an express written release of any Guarantor's liability hereunder or any other Obligor's liability shall be effective only with respect to the liability hereunder of such Guarantor or Obligor who is specifically so expressly released but shall in no way affect the liability hereunder of any other Guarantor or any Obligor not so expressly released.  The dissolution of any Guarantor or any other Obligor shall in no way affect the liability hereunder or that of any other Obligor.  Each Guarantor hereby expressly waives:  (i) notices of acceptance hereof; (ii) any presentment, demand, protest, notice of default in connection with the US Debtor Liabilities, dishonor or notice of dishonor; (iii) any right of indemnification; and (iv) any defense arising by reason of any disability or other defense whatsoever to the liability of the US Debtors, or any other circumstance which might otherwise constitute a defense available to, or in discharge of, such Guarantor with respect to its obligations hereunder.

No payment by any Guarantor shall entitle any Obligor, by subrogation, contribution, indemnification or otherwise, to succeed to any of the rights of the Administrative Agent and the US Banks, including rights to any payment made on account of the US Debtor Liabilities, regardless of the source of such payment, until all of the US Debtors' obligations to the Administrative Agent and the US Banks under the Credit Agreement and the other Loan Documents are satisfied in full (other than contingent indemnification and reimbursement obligations in respect of which no claim for payment has yet been asserted by the Person entitled thereto) and the US Revolving Credit Commitments and the US Swing Loan Commitments are terminated.  The Guarantors hereby waive any benefit of and any right to participate in any collateral security now or hereafter held by the Administrative Agent and the US Banks or any failure or refusal by the Administrative Agent and the US Banks to perfect an interest in any collateral security.

BANKRUPTCY OF A US DEBTOR.  Neither the Guarantors' obligations to make payment in accordance with the terms of this Agreement nor any remedy for the enforcement hereof shall be impaired, modified, changed, released or limited in any manner whatsoever by a US Debtor's bankruptcy or by any impairment, modification, change, release or limitation of (i) the liability of any US Debtor, any Person assuming the obligations of any US Debtor under the Credit Agreement or any of the other Loan Documents or any US Debtor's estate in bankruptcy or (ii) any remedy for the enforcement of the US Debtor Liabilities, either of which result from the operation of any present or further provision of any bankruptcy act, Law or equitable cause or from the decision of any court.  The Guarantors agree that to the extent that any US Debtor or any other Obligor makes a payment or payments to the Administrative Agent or any US Bank, which payment or payments or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be paid to a trustee, receiver or any other Person under any bankruptcy act, Law or equitable cause, then to the extent of such payment, the US Debtor Liabilities or part thereof intended to be satisfied shall be revived and continued in full force and effect as if said payment had not been made.

PAYMENT OF COSTS.  In addition to all other liabilities of the Guarantors hereunder, the Guarantors also agree to pay to the Administrative Agent on demand all reasonable costs and expenses (including reasonable attorneys' fees and legal expenses) which may be incurred in the enforcement or collection of the liabilities of the Guarantors hereunder.

PRIMARY LIABILITY OF THE GUARANTORS.  The Guarantors agree that this Agreement may be enforced by the Administrative Agent and the US Banks without the necessity at any time of resorting to or exhausting any other security or collateral and without the necessity at any time of having recourse to the Credit Agreement and the other Loan Documents, or any collateral now or hereafter securing the US Debtor Liabilities or otherwise, and the Guarantors hereby waive the right to require the Administrative Agent and the US Banks to proceed against any other Obligor or to require the Administrative Agent and the US Banks to pursue any other remedy or enforce any other right.  The Guarantors further agree that nothing contained herein shall prevent the Administrative Agent and the US Banks from suing on the Credit Agreement and the other Loan Documents, or any of them, or foreclosing their Lien, if any, on any collateral hereafter securing the US Debtor Liabilities or from exercising any other rights available under the Credit Agreement and the other Loan Documents, or any other instrument of security if neither the US Debtors nor the Guarantors timely satisfy the US Debtor Liabilities thereunder, and the exercise of any of the aforesaid rights and the completion of any foreclosure proceedings shall not constitute a discharge of any of the obligations of the Guarantors thereunder; it being the purpose and intent of the Guarantors that the obligations of the Guarantors hereunder shall be absolute, independent and unconditional.  Neither the obligations of the Guarantors under this Agreement nor any remedy for the enforcement thereof shall be impaired, modified, changed or released in any manner whatsoever by an impairment, modification, change, release or limitation of the liability of any US Debtor or by reason of the bankruptcy or insolvency of any US Debtor.  If acceleration of the time for payment of any amount payable by any US Debtor is stayed upon the insolvency or bankruptcy of such US Debtor, amounts otherwise subject to acceleration under the terms of the Credit Agreement and the other Loan Documents including, without limitation, interest at the rates set forth in the Credit Agreement occurring after the date of such bankruptcy or insolvency, shall nonetheless be payable by the Guarantors hereunder forthwith on demand by the Administrative Agent.  The Guarantors acknowledge that the term "US Debtor Liabilities" as used herein includes any payments made by any US Debtor to the Administrative Agent or the US Banks and subsequently recovered by such US Debtor or a trustee for such US Debtor pursuant to bankruptcy or insolvency proceedings.

ACCELERATION OF THE GUARANTORS' LIABILITIES.  Upon the occurrence of any of the following events, all of the US Debtor Liabilities, at the Administrative Agent's and the US Banks' option, shall be deemed to be forthwith due and payable for the purposes of this Agreement and for determining the liability of the Guarantors hereunder, whether or not the Administrative Agent and the US Banks have any such rights against any other Obligor, and whether or not the Administrative Agent and the US Banks elect to exercise any rights or remedies against any other Person or property including, without limitation, any other Obligor:  (i) the failure of any Guarantor to perform any covenant or obligation hereunder; (ii) the occurrence of an Event of Default under the Credit Agreement which has not been cured; (iii) except as otherwise permitted pursuant to the terms of the Credit Agreement, the sale of all or substantially all of the assets, or change in ownership, or the dissolution, merger, consolidation or reorganization of any Guarantor; (iv) any information or signature heretofore or hereafter furnished to the Administrative Agent or any US Bank by any Guarantor, or delivered to the Administrative Agent or any US Bank by an Obligor in connection with any of the US Debtor Liabilities, is materially false or incorrect at the time when made; or (v) the failure of any Guarantor or any Obligor to furnish the Administrative Agent and the US Banks such financial and other information as required by the Loan Documents.

RIGHTS OF THE GUARANTORS.  All rights and remedies of the Guarantors against the US Debtors or any property of any US Debtor or any collateral security for any of the US Debtor Liabilities, whether arising by promissory note, subrogation, security agreement, mortgage or otherwise, shall in all respects be and remain subordinate and junior in right of payment and priority to the prior and indefeasible payment in full to the Administrative Agent and the US Banks of all US Debtor Liabilities (other than contingent indemnification and reimbursement obligations in respect of which no claim for payment has yet been asserted by the Person entitled thereto) and to the priority of the Administrative Agent and the US Banks in any property of any US Debtor and any collateral security for any of the US Debtor Liabilities.  Any amount which may have been paid to the Guarantors on account of any indebtedness of the US Debtors to the Guarantors, or on account of any subrogation or other rights of the Guarantors against the US Debtors, when all of the US Debtor Liabilities (other than contingent indemnification and reimbursement obligations in respect of which no claim for payment has yet been asserted by the Person entitled thereto and US Letter of Credit Obligations that have been cash collateralized) shall not have been indefeasibly paid in full, shall be held by the undersigned in trust for the benefit of the US Banks and shall forthwith be paid to the Administrative Agent to be credited and applied upon the US Debtor Liabilities, whether matured or unmatured.

NOTICE TO THE ADMINISTRATIVE AGENT AND THE US BANKS BY THE GUARANTORS.  Any notice to the Administrative Agent or the US Banks by the Guarantors pursuant to the provisions hereof shall be sent, and shall be effective, in accordance with Section 10.5 of the Credit Agreement, to:

PNC Bank, National Association
One PNC Place
249 Fifth Avenue
Pittsburgh, PA 15222
Attention:  Richard C. Munsick

Notice by a Guarantor shall not, in any way, reduce, diminish or release the liability of any other Obligor.  In the event that this Agreement is preceded or followed by any other guaranty or surety agreement(s) regarding the US Debtors or any other Person, all rights granted to the Administrative Agent and the US Banks in such agreement(s) shall be deemed to be cumulative and this Agreement shall not, in such event, be deemed to be cancelled, superseded, terminated or in any way limited.

COUNTERPARTS.  This Agreement may be signed in any number of counterpart copies and by the parties hereto on separate counterparts, but all such copies shall constitute one and the same instrument.  Delivery of an executed counterpart of signature page to this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart.  Any party so executing this Agreement by facsimile transmission shall promptly deliver a manually executed counterpart, provided that any failure to do so shall not affect the validity of the counterpart executed by facsimile transmission.

MISCELLANEOUS.  This Agreement shall be binding upon the Guarantors and the Guarantors' successors, assigns and other legal representatives, and shall inure to the benefit of the Administrative Agent and the US Banks, their respective endorsers, successors and assigns forever.  If any provision of this Agreement shall for any reason be held to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision hereof, but this Agreement shall be construed as if such invalid or unenforceable provision had never been contained herein.  All matters arising hereunder shall be governed by the Laws of the State of Ohio without regard to the conflicts of laws thereof, and the parties hereto agree to the jurisdiction and venue of the Court of Common Pleas of Franklin County, Ohio and the United States District Court for the Southern District of Ohio with respect to any suit arising in connection herewith.

WAIVER OF TRIAL BY JURY.  THE UNDERSIGNED HEREBY EXPRESSLY, KNOWINGLY AND VOLUNTARILY WAIVE ALL BENEFIT AND ADVANTAGE OF ANY RIGHT TO A TRIAL BY JURY, AND THEY WILL NOT AT ANY TIME INSIST UPON, OR PLEAD OR IN ANY MANNER WHATSOEVER CLAIM OR TAKE THE BENEFIT OR ADVANTAGE OF A TRIAL BY JURY IN ANY ACTION ARISING IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS.

[INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned Guarantors, intending to be legally bound, have executed and delivered this Agreement on the day and year first above written.

ATTEST:		CAPITAL RETAIL SYSTEMS, INC.
C.S. ROSS COMPANY
CSC DISTRIBUTION, INC.
MAC FRUGAL'S BARGAINS·CLOSE-OUTS, INC.
PNS STORES, INC.
WEST COAST LIQUIDATORS, INC.
CLOSEOUT DISTRIBUTION, INC.
MIDWESTERN HOME PRODUCTS, INC.
INDUSTRIAL PRODUCTS OF NEW ENGLAND, INC.
TOOL AND SUPPLY COMPANY OF NEW ENGLAND, INC.
DURANT DC, LLC
SONORAN LLC
SAHARA LLC
BLSI PROPERTY, LLC
GREAT BASIN LLC
BIG LOTS ONLINE LLC
BIG LOTS F&S, INC.

By:		By:
Name:	Chadwick P. Reynolds	Name:	Jared A. Poff
Title:	Vice President, Deputy General Counsel	Title:	Vice President, Treasurer
and Assistant Corporate Secretary

WITNESS:		CONSOLIDATED PROPERTY
HOLDINGS, INC.

By:
Chadwick P. Reynolds		Name:	Charles W. Haubiel II
		Title:	President and Secretary

[Signature page to Guaranty and Suretyship Agreement (Subsidiary)]

EXHIBIT 1.1(G)(2)(B)

FORM OF
GUARANTY AND SURETYSHIP AGREEMENT

IN CONSIDERATION of credit granted or to be granted by PNC Bank Canada Branch ("PNC Canada") and various other financial institutions from time to time designated as "Canadian Banks" under the Credit Agreement (as hereinafter defined) (PNC Canada and such other financial institutions are each a "Canadian Bank" and collectively, the "Canadian Banks"), pursuant to that certain Credit Agreement, dated as of even date herewith, by and among Big Lots Stores, Inc., an Ohio corporation, Big Lots, Inc., an Ohio corporation, in its capacity as a Borrower under the Credit Agreement, Big Lots Canada, Inc., an Alberta corporation (the "Canadian Debtor"), the Banks, the guarantors party thereto (the "Guarantors"), Wells Fargo Bank, National Association and U.S. Bank National Association, as joint syndication agents for the Banks, Branch Banking and Trust Company, Compass Bank, and The Huntington National Bank, each as a co-documentation agent for the Banks, PNC Bank, National Association, as administrative agent for the Banks and the Canadian Agent (as hereinafter defined) (in such capacity, the "Administrative Agent"), and PNC Canada, as funding agent for the Canadian Banks (as defined in the Credit Agreement (as hereinafter defined)) (in such capacity, the "Canadian Agent"), (as may be amended, modified, restated or supplemented from time to time, the "Credit Agreement"), intending to be legally bound hereby, and to induce the Canadian Banks to maintain or extend credit to the Canadian Debtor, Big Lots, Inc., an Ohio corporation (the "Guarantor"), this 22nd day of July, 2011, hereby jointly and severally with any other Canadian Guarantors (as defined in the Credit Agreement):

1.           Becomes an absolute and unconditional guarantor and surety as though it was a primary obligor to the Administrative Agent, the Canadian Agent and the Canadian Banks, their respective successors, endorsees and assigns, for the prompt payment and performance when due (whether at maturity, by declaration, acceleration or otherwise) of all Canadian Obligations, including, without limitation, all extensions, modifications, renewals thereof and substitutions therefor, whether absolute or contingent, direct or indirect, matured or unmatured, sole, joint or several, of any nature whatsoever, without regard to the validity, enforceability or regularity thereof including, without limitation, continuing interest thereon in accordance with the terms thereof and all expenses (including any reasonable costs of legal expenses) incurred by the Administrative Agent, the Canadian Agent or any Canadian Bank in enforcing any of its rights with regard to or collecting against the Guarantor under this Guaranty and Suretyship Agreement (this "Agreement") (hereinafter collectively referred to as the "Canadian Debtor Liabilities"), whether or not such Canadian Debtor Liabilities or any portion thereof shall hereafter be released or discharged or is for any reason invalid or unenforceable (capitalized terms used in this Agreement that are defined in the Credit Agreement shall have the meanings assigned to them therein unless otherwise defined in this Agreement);

2.           Assents to all agreements made or to be made between the Administrative Agent, the Canadian Agent or any Canadian Bank and any other Person(s) liable, either absolutely or contingently, on any of the Canadian Debtor Liabilities, including any and all such agreements made by the Canadian Debtor and any co-maker, endorser, pledgor, surety or guarantor (any such Person being hereinafter referred to as an "Obligor"), and further agree that the Guarantor's liability hereunder shall not be reduced or diminished by such agreements in any way;

3.           Consents and agrees that its obligations and liabilities hereunder shall in no way be reduced, limited, waived or released if any other Person or Persons is presently or in the future becomes a surety or guarantor in regard to the Canadian Debtor Liabilities or any other liabilities among the Canadian Debtor, the Administrative Agent, the Canadian Agent and the Canadian Banks; and

4.           Consents that the Administrative Agent, the Canadian Agent and the Canadian Banks may, at their option, without in any way affecting the Guarantor's liability hereunder:  (i) exchange, surrender or release any or all collateral security of any endorsement, guaranty or surety held by the Administrative Agent, the Canadian Agent or the Canadian Banks for any of the Canadian Debtor Liabilities; (ii) renew, extend, modify, supplement, amend, release, alter or compromise the terms of any or all of the Canadian Debtor Liabilities in accordance with the terms of the Credit Agreement; and (iii) waive or fail to perfect the Administrative Agent's, the Canadian Agent's and the Canadian Banks' rights or remedies against the Canadian Debtor or the collateral security, if any, for any of the Canadian Debtor Liabilities.

CONTINUING GUARANTOR.  This Agreement shall be a continuing one and shall continue in full force and effect until (subject to the terms and conditions of the Section of this Agreement entitled Bankruptcy of the Canadian Debtor), all Canadian Debtor Liabilities and all other amounts payable with respect thereto or in relation thereto under the Loan Documents have been paid and performed in full (other than contingent indemnification and reimbursement obligations in respect of which no claim for payment has yet been asserted by the Person entitled thereto), and all Canadian Revolving Credit Commitments and Canadian Swing Loan Commitments have terminated.  Without limiting the generality of the foregoing, the Guarantor hereby irrevocably waives any right to terminate or revoke this Agreement.

EXTENT OF GUARANTOR'S LIABILITY.  This Agreement shall be and is intended to be an absolute and unconditional guaranty and suretyship for the aggregate of the Canadian Debtor Liabilities.  The obligations of the Guarantor under this Agreement, when construed collectively with the obligations of any other Person that becomes a Canadian Guarantor in accordance with the terms of the Credit Agreement, are intended to be the joint and several obligations of the Guarantor and such other Persons that become Canadian Guarantors under the Credit Agreement, and this Agreement is intended to be an absolute and unconditional guaranty and suretyship for the aggregate of the Canadian Debtor Liabilities.

UNCONDITIONAL LIABILITY.  The Guarantor's liability hereunder is absolute and unconditional and shall not be reduced, limited, waived, or released in any way by reason of:  (i) any failure of the Administrative Agent, the Canadian Agent or any Canadian Bank to obtain, retain, preserve, perfect or enforce any of its rights against any Person (including without limitation, any Obligor) or in any property securing any or all of the Canadian Debtor Liabilities; (ii) the invalidity or irregularity of any such rights that the Administrative Agent, the Canadian Agent and the Canadian Banks may attempt to obtain; (iii) any delay in enforcing or any failure to enforce such rights, even if such rights are thereby lost; (iv) any delay in making demand on any Obligor for payment or performance of any or all of the Canadian Debtor Liabilities; or (v) from time to time, the payment in full and subsequent incurring of any Canadian Debtor Liabilities.

WAIVER.  The Guarantor hereby waives all notice with respect to the present existence or future incurrence of any Canadian Debtor Liabilities including, but not limited to, the amount, terms and conditions thereof.  The Guarantor hereby consents to the taking of, or failure to take, from time to time, any action of any nature whatsoever permitted by Law with respect to the Canadian Debtor Liabilities and with respect to any rights against any Person or Persons (including, without limitation, any Obligor), or in any property including, without limitation, any renewals, extensions, modifications, postponements, compromises, indulgences, waivers, surrenders, exchanges and releases, and the Guarantor will remain fully liable hereunder notwithstanding any or all of the foregoing.  The granting of an express written release of the Guarantor's liability hereunder or any other Obligor's liability shall be effective only with respect to the liability hereunder of the Guarantor or Obligor who is specifically so expressly released but shall in no way affect the liability hereunder of any other Canadian Guarantor or any Obligor not so expressly released.  The dissolution of the Guarantor or any other Obligor shall in no way affect the liability hereunder or that of any other Obligor.  The Guarantor hereby expressly waives:  (i) notices of acceptance hereof; (ii) any presentment, demand, protest, notice of default in connection with the Canadian Debtor Liabilities, dishonor or notice of dishonor; (iii) any right of indemnification; and (iv) any defense arising by reason of any disability or other defense whatsoever to the liability of the Canadian Debtor, or any other circumstance which might otherwise constitute a defense available to, or in discharge of, the Guarantor with respect to its obligations hereunder.

No payment by the Guarantor shall entitle any Obligor, by subrogation, contribution, indemnification or otherwise, to succeed to any of the rights of the Administrative Agent, the Canadian Agent and the Canadian Banks, including rights to any payment made on account of the Canadian Debtor Liabilities, regardless of the source of such payment, until all of the Canadian Debtor's obligations to the Administrative Agent, the Canadian Agent and the Canadian Banks under the Credit Agreement and the other Loan Documents are satisfied in full (other than contingent indemnification and reimbursement obligations in respect of which no claim for payment has yet been asserted by the Person entitled thereto) and the Canadian Revolving Credit Commitments and the Canadian Swing Loan Commitments are terminated.  The Guarantor hereby waives any benefit of and any right to participate in any collateral security now or hereafter held by the Administrative Agent, the Canadian Agent and the Canadian Banks or any failure or refusal by the Administrative Agent, the Canadian Agent and the Canadian Banks to perfect an interest in any collateral security.

BANKRUPTCY OF THE CANADIAN DEBTOR.  Neither the Guarantor's obligations to make payment in accordance with the terms of this Agreement nor any remedy for the enforcement hereof shall be impaired, modified, changed, released or limited in any manner whatsoever by the Canadian Debtor's bankruptcy or by any impairment, modification, change, release or limitation of (i) the liability of the Canadian Debtor, any Person assuming the obligations of the Canadian Debtor under the Credit Agreement or any of the other Loan Documents or the Canadian Debtor's estate in bankruptcy or (ii) any remedy for the enforcement of the Canadian Debtor Liabilities, either of which result from the operation of any present or further provision of any bankruptcy act, Law or equitable cause or from the decision of any court.  The Guarantor agrees that to the extent that the Canadian Debtor or any other Obligor makes a payment or payments to the Administrative Agent, the Canadian Agent or any Canadian Bank, which payment or payments or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be paid to a trustee, receiver or any other Person under any bankruptcy act, Law or equitable cause, then to the extent of such payment, the Canadian Debtor Liabilities or part thereof intended to be satisfied shall be revived and continued in full force and effect as if said payment had not been made.

PAYMENT OF COSTS.  In addition to all other liabilities of the Guarantor hereunder, the Guarantor also agrees to pay to the Administrative Agent on demand all reasonable costs and expenses (including reasonable attorneys' fees and legal expenses) which may be incurred in the enforcement or collection of the liabilities of the Guarantor hereunder.

PRIMARY LIABILITY OF THE GUARANTOR.  The Guarantor agrees that this Agreement may be enforced by the Administrative Agent, the Canadian Agent and the Canadian Banks without the necessity at any time of resorting to or exhausting any other security or collateral and without the necessity at any time of having recourse to the Credit Agreement and the other Loan Documents, or any collateral now or hereafter securing the Canadian Debtor Liabilities or otherwise, and the Guarantor hereby waives the right to require the Administrative Agent, the Canadian Agent and the Canadian Banks to proceed against any other Obligor or to require the Administrative Agent, the Canadian Agent and the Canadian Banks to pursue any other remedy or enforce any other right.  The Guarantor further agrees that nothing contained herein shall prevent the Administrative Agent, the Canadian Agent and the Canadian Banks from suing on the Credit Agreement and the other Loan Documents, or any of them, or foreclosing their Lien, if any, on any collateral hereafter securing the Canadian Debtor Liabilities or from exercising any other rights available under the Credit Agreement and the other Loan Documents, or any other instrument of security if neither the Canadian Debtor nor the Guarantor timely satisfies the Canadian Debtor Liabilities thereunder, and the exercise of any of the aforesaid rights and the completion of any foreclosure proceedings shall not constitute a discharge of any of the obligations of the Guarantor thereunder; it being the purpose and intent of the Guarantor that the obligations of the Guarantor hereunder shall be absolute, independent and unconditional.  Neither the obligations of the Guarantor under this Agreement nor any remedy for the enforcement thereof shall be impaired, modified, changed or released in any manner whatsoever by an impairment, modification, change, release or limitation of the liability of the Canadian Debtor or by reason of the bankruptcy or insolvency of the Canadian Debtor.  If acceleration of the time for payment of any amount payable by the Canadian Debtor is stayed upon the insolvency or bankruptcy of the Canadian Debtor, amounts otherwise subject to acceleration under the terms of the Credit Agreement and the other Loan Documents including, without limitation, interest at the rates set forth in the Credit Agreement occurring after the date of such bankruptcy or insolvency, shall nonetheless be payable by the Guarantor hereunder forthwith on demand by the Administrative Agent.  The Guarantor acknowledges that the term "Canadian Debtor Liabilities" as used herein includes any payments made by the Canadian Debtor to the Administrative Agent, the Canadian Agent or the Canadian Banks and subsequently recovered by the Canadian Debtor or a trustee for the Canadian Debtor pursuant to bankruptcy or insolvency proceedings.

ACCELERATION OF THE GUARANTOR'S LIABILITIES.  Upon the occurrence of any of the following events, all of the Canadian Debtor Liabilities, at the Administrative Agent's, the Canadian Agent's and the Canadian Banks' option, shall be deemed to be forthwith due and payable for the purposes of this Agreement and for determining the liability of the Guarantor hereunder, whether or not the Administrative Agent, the Canadian Agent and the Canadian Banks have any such rights against any other Obligor, and whether or not the Administrative Agent, the Canadian Agent and the Canadian Banks elect to exercise any rights or remedies against any other Person or property including, without limitation, any other Obligor:  (i) the failure of the Guarantor to perform any covenant or obligation hereunder; (ii) the occurrence of an Event of Default under the Credit Agreement which has not been cured; (iii) except as otherwise permitted pursuant to the terms of the Credit Agreement, the sale of all or substantially all of the assets, or change in ownership, or the dissolution, merger, consolidation or reorganization of the Guarantor; (iv) any information or signature heretofore or hereafter furnished to the Administrative Agent, the Canadian Agent or any Canadian Bank by the Guarantor, or delivered to the Administrative Agent, the Canadian Agent or any Canadian Bank by an Obligor in connection with any of the Canadian Debtor Liabilities, is materially false or incorrect at the time when made; or (v) the failure of the Guarantor or any Obligor to furnish the Administrative Agent, the Canadian Agent and the Canadian Banks such financial and other information as required by the Loan Documents.

RIGHTS OF THE GUARANTOR.  All rights and remedies of the Guarantor against the Canadian Debtor or any property of the Canadian Debtor or any collateral security for any of the Canadian Debtor Liabilities, whether arising by promissory note, subrogation, security agreement, mortgage or otherwise, shall in all respects be and remain subordinate and junior in right of payment and priority to the prior and indefeasible payment in full to the Administrative Agent, the Canadian Agent and the Canadian Banks of all Canadian Debtor Liabilities (other than contingent indemnification and reimbursement obligations in respect of which no claim for payment has yet been asserted by the Person entitled thereto) and to the priority of the Administrative Agent, the Canadian Agent and the Canadian Banks in any property of the Canadian Debtor and any collateral security for any of the Canadian Debtor Liabilities.  Any amount which may have been paid to the Guarantor on account of any indebtedness of the Canadian Debtor to the Guarantor, or on account of any subrogation or other rights of the Guarantor against the Canadian Debtor, when all of the Canadian Debtor Liabilities (other than contingent indemnification and reimbursement obligations in respect of which no claim for payment has yet been asserted by the Person entitled thereto and Canadian Letter of Credit Obligations that have been cash collateralized) shall not have been indefeasibly paid in full, shall be held by the undersigned in trust for the benefit of the Canadian Banks and shall forthwith be paid to the Administrative Agent to be credited and applied upon the Canadian Debtor Liabilities, whether matured or unmatured.

NOTICE TO THE ADMINISTRATIVE AGENT, THE CANADIAN AGENT AND THE CANADIAN BANKS BY THE GUARANTOR.  Any notice to the Administrative Agent, the Canadian Agent or the Canadian Banks by the Guarantor pursuant to the provisions hereof shall be sent, and shall be effective, in accordance with Section 10.5 of the Credit Agreement, to:

PNC Bank, National Association
One PNC Place
249 Fifth Avenue
Pittsburgh, PA 15222
Attention:  Richard C. Munsick

Notice by the Guarantor shall not, in any way, reduce, diminish or release the liability of any other Obligor.  In the event that this Agreement is preceded or followed by any other guaranty or surety agreement(s) regarding the Canadian Debtor or any other Person, all rights granted to the Administrative Agent, the Canadian Agent and the Canadian Banks in such agreement(s) shall be deemed to be cumulative and this Agreement shall not, in such event, be deemed to be cancelled, superseded, terminated or in any way limited.

COUNTERPARTS.  This Agreement may be signed in any number of counterpart copies and by the parties hereto on separate counterparts, but all such copies shall constitute one and the same instrument.  Delivery of an executed counterpart of signature page to this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart.  Any party so executing this Agreement by facsimile transmission shall promptly deliver a manually executed counterpart, provided that any failure to do so shall not affect the validity of the counterpart executed by facsimile transmission.

MISCELLANEOUS.  This Agreement shall be binding upon the Guarantor and the Guarantor's successors, assigns and other legal representatives, and shall inure to the benefit of the Administrative Agent, the Canadian Agent and the Canadian Banks, their respective endorsers, successors and assigns forever.  If any provision of this Agreement shall for any reason be held to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision hereof, but this Agreement shall be construed as if such invalid or unenforceable provision had never been contained herein.  All matters arising hereunder shall be governed by the Laws of the State of Ohio without regard to the conflicts of laws thereof, and the parties hereto agree to the jurisdiction and venue of the Court of Common Pleas of Franklin County, Ohio and the United States District Court for the Southern District of Ohio with respect to any suit arising in connection herewith.

WAIVER OF TRIAL BY JURY.  THE UNDERSIGNED HEREBY EXPRESSLY, KNOWINGLY AND VOLUNTARILY WAIVES ALL BENEFIT AND ADVANTAGE OF ANY RIGHT TO A TRIAL BY JURY, AND IT WILL NOT AT ANY TIME INSIST UPON, OR PLEAD OR IN ANY MANNER WHATSOEVER CLAIM OR TAKE THE BENEFIT OR ADVANTAGE OF A TRIAL BY JURY IN ANY ACTION ARISING IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS.

[INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned Guarantor, intending to be legally bound, has executed and delivered this Agreement on the day and year first above written.

ATTEST:		BIG LOTS, INC.

By:		By:
Name:	Chadwick P. Reynolds	Name:	Jared A. Poff
Title:	Vice President, Deputy General Counsel	Title:	Vice President, Treasurer
and Assistant Corporate Secretary

[Signature page to Guaranty and Suretyship Agreement (Parent)]

(Canadian Subsidiary)

EXHIBIT 1.1(G)(2)(C)

FORM OF
GUARANTY

([Name of Guarantor])

TO:	PNC Bank, National Association, in its capacity as administrative agent (the "Administrative Agent") for and on behalf of and for the benefit of the Beneficiaries

DATE:	[●]

RECITALS:

A.
The Guarantor is a subsidiary of Big Lots, Inc. (the “Parent”).  The Guarantor is required to deliver this Agreement under the terms of the Credit Agreement (as hereinafter defined).  The Guarantor will derive substantial direct and indirect benefits and advantages from the financial accommodations to Big Lots Canada, Inc. (the “Canadian Borrower”) and the other Canadian Loan Parties under the Credit Agreement, and it will be to the Guarantor's direct interest and economic benefit to deliver this Agreement in order to allow the Canadian Loan Parties to obtain and/or to continue those financial accommodations.  The Guarantor acknowledges the value of that benefit.

FOR VALUE RECEIVED and intending to be legally bound by this guarantee and indemnity (the "Agreement"), the undersigned (the "Guarantor") agrees as follows:

1.	INTERPRETATION

1.1	Capitalized Terms In this Agreement, except where the context otherwise requires, capitalized terms that are used and not otherwise defined have the meanings defined in the Credit Agreement, and:

(a)
"Beneficiaries" means each person that from time to time is defined as a "Canadian Bank", the "Administrative Agent" or the "Canadian Agent" under the Credit Agreement.  Any reference to "the Beneficiaries" shall be interpreted as referring to "the Beneficiaries or any of them."

(b)	"Borrowers" means, collectively, Big Lots Stores, Inc., Big Lots, Inc. and the Canadian Borrower (each individually, a "Borrower").

(c)
"Canadian Debtor Liabilities" means all Canadian Obligations (as defined in the Credit Agreement), including, without limitation, all extensions, modifications, renewals thereof and substitutions therefor, whether absolute or contingent, direct or indirect, matured or unmatured, sole, joint or several, of any nature whatsoever, without regard to the validity, enforceability or regularity thereof including, without limitation, continuing interest thereon in accordance with the terms thereof and all expenses (including any reasonable costs of legal expenses) incurred by the Administrative Agent, the Canadian Agent or any Canadian Bank (as defined in the Credit Agreement) in enforcing any of its rights with regard to or collecting against the Guarantor under this Agreement.

(d)	"Canadian Loan Parties" means the Canadian Loan Parties (as defined in the Credit Agreement), excluding the Guarantor (each individually, a "Canadian Loan Party").

(e)
"Credit Agreement" means the Credit Agreement dated July 22, 2011 among the Borrowers, the guarantors party thereto, the Banks party thereto, the Administrative Agent, as administrative agent, PNC Bank Canada Branch, as Canadian agent, Wells Fargo Bank, National Association, as a joint syndication agent and as a joint lead arranger, U.S. Bank National Association, as a joint syndication agent and as a joint lead arranger, PNC Capital Markets LLC, as a joint lead arranger and as the sole bookrunner, and the co-documentation agents party thereto, as amended, supplemented, restated and modified from time to time.

(f)
"Event of Default" means the occurrence of (i) an Event of Default as defined in the Credit Agreement which has not been cured; (ii) the failure of the Guarantor to perform any covenant or obligation hereunder; (iii) except as otherwise permitted pursuant to the terms of the Credit Agreement, the sale of all or substantially all of the assets, or change in ownership, or the dissolution, merger, consolidation or reorganization of the Guarantor; (iv) any information or signature heretofore or hereafter furnished to the Administrative Agent or any Beneficiary by the Guarantor, or delivered to the Administrative Agent or any Beneficiary by a Canadian Loan Party in connection with any of the Canadian Debtor Liabilities, is materially false or incorrect at the time when made; or (v) the failure of the Guarantor or any Canadian Loan Party to furnish the Administrative Agent and Beneficiaries such financial and other information as required by the Loan Documents.

(g)	"Loan Parties" means Loan Parties (as defined in the Credit Agreement), excluding the Guarantor (each individually, a "Loan Party").

1.2
No Contra Proferentum  This Agreement has been negotiated by the Guarantor and the Administrative Agent with the benefit of legal representation, and any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not apply to the construction or interpretation of this Agreement.

1.3
Conflict With Credit Agreement  If there is any conflict or inconsistency between the terms of the Credit Agreement and the terms of this Agreement, the provisions of the Credit Agreement shall govern to the extent necessary to remove the conflict or inconsistency.

1.4	Other Interpretation Rules In this Agreement:

(a)
Any rights or benefits stated to accrue to the benefit of the Administrative Agent shall accrue to the benefit of the Administrative Agent for and on behalf of and for the benefit of the Beneficiaries and any decision, determination or other action required or permitted to be made or taken by the Administrative Agent shall be interpreted to mean that decision, determination or other action made or taken in accordance with the provisions of the Credit Agreement.

(b)	The division into Sections and the insertion of headings are for convenience of reference only and do not affect the construction or interpretation of this Agreement.

(c)
Unless otherwise specified or the context otherwise requires, (i) "including" or "includes" means "including (or includes) but is not limited to" and shall not be construed to limit any general statement preceding it to the specific or similar items or matters immediately following it, (ii) a reference to any legislation, statutory instrument or regulation or a section thereof is a reference to the legislation, statutory instrument, regulation or section as amended, restated and re-enacted from time to time, and (iii) words in the singular include the plural and vice-versa and words in one gender include all genders.

(d)	Unless otherwise specified or the context otherwise requires, any reference in this Agreement to payment of the Canadian Debtor Liabilities includes performance of the Canadian Debtor Liabilities.

2.	GUARANTEE AND INDEMNITY

2.1	Guarantee The Guarantor unconditionally guarantees payment, when due, to the Beneficiaries of the Canadian Debtor Liabilities.

2.2
Indemnity  The Guarantor also unconditionally agrees that, if any Canadian Loan Party does not unconditionally and irrevocably pay any Canadian Debtor Liabilities when due and those Canadian Debtor Liabilities are not recoverable from the Guarantor for any reason under Section 2.1, the Guarantor shall pay to the Beneficiaries immediately on demand any reasonable costs and expenses (including reasonable legal fees) which may be incurred in the enforcement or collection of the Guarantor’s liabilities hereunder.

2.3
Separate Liabilities  The liabilities of the Guarantor under Sections 2.1 and 2.2 are separate and distinct from each other, but the provisions of this Agreement shall apply to the liabilities under both of those Sections unless the context otherwise requires.

2.4	Limit on Liability The liability of the Guarantor under this Agreement is unlimited, but in no event shall exceed the liabilities guaranteed hereby.

2.5	Irrevocable This Agreement is irrevocable by the Guarantor, and the Guarantor expressly and unconditionally waives any right to terminate this Agreement.

3.	CONTINUING AGREEMENT AND REINSTATEMENT

3.1
Continuing Agreement  This Agreement is a continuing guarantee and indemnity for a current or running account and will extend to the ultimate balance of the Canadian Debtor Liabilities regardless of any intermediate payment or discharge of the Canadian Debtor Liabilities in whole or in part that arise as a result of the Canadian Debtor Liabilities including advances and re-advances under revolving credit facilities, which permit borrowing, repayment of all or part of the amount borrowed and re-borrowing of amounts previously paid.

3.2
Payments in Gross  Until this Agreement has been terminated in accordance with Section 3.4, all amounts of any kind received by the Beneficiaries from any source in respect of the Canadian Debtor Liabilities (other than payments made to the Administrative Agent or any Beneficiary by the Guarantor or payments received or collected by the Administrative Agent or any Beneficiary from the Guarantor) shall be regarded for all purposes as payments in gross without any right on the part of the Guarantor to claim the benefit of those amounts in reduction of its liabilities under this Agreement.

3.3
Reinstatement  If at any time any payment of the Canadian Debtor Liabilities is or must be rescinded or returned by the Beneficiaries as a result of insolvency or reorganization of any Loan Party or any other person, or for any other reason whatsoever, the Canadian Debtor Liabilities will be deemed to have continued in existence and this Agreement shall continue to be effective, or be reinstated, as if the payment had not occurred.  The Beneficiaries may concede or compromise any claim that any payment ought to be rescinded or returned without diminishing the liability of the Guarantor under this Section.

3.4
Termination  If the Canadian Debtor Liabilities (other than contingent indemnification and reimbursement obligations in respect of which no claim for payment has yet been asserted by the Person entitled thereto) have been indefeasibly paid in full in cash, if all Canadian Revolving Credit Commitments and Canadian Swing Loan Commitments have been terminated and all Canadian Letters of Credit have expired, have been cancelled or have been cash collateralized, then all of the Guarantor’s obligations and liabilities hereunder shall terminate and the Administrative Agent shall, at the request and expense of the Guarantor, execute and deliver whatever documents are reasonably required to acknowledge the termination of this Agreement.

4.	WAIVER OF DEFENCES AND OTHER MATTERS

4.1
In Addition to Other Rights; No Marshalling  This Agreement is in addition to and is not in any way prejudiced by or merged with any other guarantee, indemnity or security now or subsequently held by the Beneficiaries in respect of any Canadian Debtor Liabilities.  The Beneficiaries shall be under no obligation to marshal in favour of the Guarantor any other guarantees or other securities or any money or other property that the Beneficiaries may be entitled to receive or may have a claim upon.

4.2
Liabilities Unconditional  The liabilities of the Guarantor under this Agreement are absolute and unconditional, and will not be affected by any act, omission, matter or thing that, but for this Section, would reduce, release or prejudice any of its liabilities under this Agreement, or that might constitute a legal or equitable defence to or a discharge, limitation or reduction of the Guarantor's liabilities under this Agreement, including, without limitation, the following, whether or not known to it or the Beneficiaries or consented to by it or the Beneficiaries:

(a)
any discontinuance, reduction, increase, extension or other variance in the credit granted by the Beneficiaries to the Loan Parties or any time, waiver or consent granted to, or any release of or compromise with, the Loan Parties or any other person;

(b)	any amendment, supplement or restatement (however fundamental) or replacement of any other Loan Document in accordance with the terms thereof;

(c)	any unenforceability, illegality or invalidity of any obligation of any person under or in connection any Loan Document, including any bar to recovery under any statute of limitations;

(d)
any change in the name of any Loan Party or in the ownership, objects, capital structure or constitution of any Loan Party, the sale of all or any part of any Loan Party's business or any Loan Party being amalgamated or merged with one or more other entities, but shall, notwithstanding any such event, continue to apply to all Canadian Debtor Liabilities whether previously or subsequently incurred; and in the case of a Loan Party being amalgamated or merged with one or more other entities, this Agreement shall also apply to the liabilities of the resulting or continuing entity, and the term "Loan Party" shall include each resulting or continuing entity;

(e)	any credit being granted or continued by the Beneficiaries purportedly to or for any Loan Party after the bankruptcy or insolvency of such Loan Party;

(f)
any lack or limitation of power, incapacity or disability of any Loan Party or of the directors, partners or agents of such Loan Party, or the Loan Party not being a legal or suable entity, or any irregularity, defect or lack of formality in the obtaining of credit by the Loan Party;

(g)	any bankruptcy, insolvency or similar proceedings, including any stay of or moratorium on proceedings;

(h)	any impossibility, impracticability, frustration of purpose, force majeure, illegality or act of governmental authority affecting any Loan Document;

(i)
any taking or failure to take security, any loss of or loss of value of security for the Canadian Debtor Liabilities, any invalidity, lack of perfection or unenforceability of any security, or any enforcement of, failure to enforce or irregularity or deficiency in the enforcement of any security; or

(j)	the existence of any claim, set-off or other right that the Guarantor may have against any Loan Party, the Beneficiaries or any other person, whether in connection with the Loan Documents.

Each of the defences mentioned above is waived by the Guarantor to the fullest extent permitted under applicable law.

4.3
Information Concerning Canadian Loan Parties  The Guarantor acknowledges that it is presently familiar with the Loan Documents, the financial condition of the Canadian Loan Parties and any other circumstances affecting the risk incurred by the Guarantor in connection with this Agreement.  The Guarantor shall be solely responsible for keeping itself informed concerning those matters in the future.  The Guarantor acknowledges that no Beneficiary has any obligation to provide any information concerning those matters now or in the future and that, if it does so at any time, it shall have no obligation to update the information or provide other information subsequently.

4.4
No Obligation to Enforce Other Rights  The Guarantor waives any right it may have of requiring the Beneficiaries (or any trustee or agent on their behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from the Guarantor under this Agreement and the Guarantor waives all benefits of discussion and division.  These waivers apply to the extent permitted by applicable law and irrespective of any provision of any Loan Document to the contrary.

4.5
Saskatchewan  The Limitation of Civil Rights Act (Saskatchewan) shall not have any application to this Agreement, or to any agreement or instrument renewing, extending or collateral to this Agreement, or to the rights, powers or remedies of the Beneficiaries under this Agreement.

5.	USE OF AMOUNTS RECEIVED

5.1
Use of Amounts Received  After an Event of Default and until this Agreement has been terminated in accordance with Section 3.4, the Beneficiaries (or any trustee or agent on their behalf) may apply in accordance with the terms of the Credit Agreement any money received from the Guarantor on account of the Guarantor's liabilities under this Agreement, and may enforce any other rights held by or on behalf of the Beneficiaries in respect of the Canadian Debtor Liabilities.

6.	POSTPONEMENT OF OBLIGOR’S RIGHTS

6.1
Postponement of Subrogation Etc.  Until this Agreement has been terminated in accordance with Section 3.4, the Guarantor shall not exercise any rights that it may have by reason of performance by it of its liabilities under this Agreement:

(a)	to be indemnified by any Loan Party;

(b)	to claim contribution from any other guarantor of the Canadian Debtor Liabilities; or

(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Beneficiaries under any Loan Document.

6.2
Postponement of Set-Off Etc.  Until this Agreement has been terminated in accordance with Section 3.4, the Guarantor shall not claim any set-off or counterclaim against any Loan Party as a result of any liability of such Loan Party to the Guarantor, or claim or prove in the bankruptcy or insolvency of such Loan Party in competition with the Beneficiaries, subject to the terms of the Intercompany Subordination Agreement.

7.	OBLIGATION TO MAKE PAYMENT

7.1
Payment Immediately After Demand  The Guarantor's liability to make a payment under this Agreement shall arise immediately after demand for payment has been made in writing on the Guarantor with respect to the Canadian Debtor Liabilities then due in accordance with the terms hereof and the other Loan Documents.

7.2
Right to Enforce  Demands under this Agreement may be made from time to time if an Event of Default occurs and is continuing, and the liabilities of the Guarantor under this Agreement may be enforced, irrespective of:

(a)	whether any demands, steps or proceedings are being or have been made or taken against any Loan Party and/or any third party; or

(b)	whether or in what order any security to which the Beneficiaries may be entitled in connection with any Loan Document is enforced.

7.3
Certificate as to Amount  A certificate of the Administrative Agent specifying the outstanding amount of the Canadian Debtor Liabilities shall be conclusive evidence of that amount against the Guarantor in the absence of any manifest error.

7.4
Interest  The Guarantor's liabilities under this Agreement shall bear interest from the date of demand at the rate of interest per annum that is applicable to the part of the Canadian Debtor Liabilities related thereto as set forth in the Credit Agreement.

7.5
Rights Cumulative  No failure on the part of the Beneficiaries to exercise, nor any delay in exercising, any right or remedy under any Loan Document or this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy.  Neither the taking of any judicial or extra-judicial proceeding nor the exercise of rights under any security held from the Guarantor shall extinguish the liability of the Guarantor to pay and perform its liabilities under this Agreement, nor shall the acceptance of any payment or security create any novation.  No covenant, representation or warranty of the Guarantor in this Agreement shall merge in any judgment.  The rights and remedies provided in this Agreement are cumulative and do not exclude any rights and remedies provided by law or otherwise.

7.6
Limitation Periods  To the extent that any limitation period applies to any claim for payment of the Canadian Debtor Liabilities or remedy for enforcement of the Canadian Debtor Liabilities, the Guarantor agrees that:

(a)	any limitation period is expressly excluded and waived entirely if permitted by applicable law;

(b)	if a complete exclusion and waiver of any limitation period is not permitted by applicable law, any limitation period is extended to the maximum length permitted by applicable law;

(c)	any applicable limitation period shall not begin before an express demand for payment of the Canadian Debtor Liabilities is made in writing by the Lender to the Guarantor;

(d)	any applicable limitation period shall begin afresh upon any payment or other acknowledgment of the Canadian Debtor Liabilities by the Guarantor; and

(e)	this Agreement is a "business agreement" as defined in the Limitations Act, 2002 (Ontario) if that Act applies.

8.	PAYMENTS

8.1
Withholdings Etc.  Any payment made by the Guarantor under this Agreement shall be made without any deduction or withholding for or on account of Tax and without any set-off or counterclaim of any kind.  However, if the Guarantor is required by applicable Law to deduct any Indemnified Taxes (including any Other Taxes) in respect of any payment under this Agreement, then (i) the Guarantor shall pay additional sums under this Agreement as necessary so that, after making or allowing for all required deductions, withholdings and payments (including deductions, withholdings and payments applicable to additional sums payable under this Section), each Beneficiary receives an amount equal to the sum it would have received had no deductions, withholdings or payments been required, (ii) the Guarantor shall make any deductions, withholdings or payments required by law to be made by it and (iii) the Guarantor shall timely pay the full amount required to be deducted, withheld or paid to the relevant governmental authority in accordance with applicable Law.

8.2
Currency and Place of Payment  Payment shall be made in Dollars or Canadian Dollars to the Administrative Agent in accordance with the terms of Section 4.1.2 of the Credit Agreement at the Principal Office or another address or account that the Administrative Agent may specify by written notice to the Guarantor from time to time.

8.3
Currency Indemnity  If a judgment or order is rendered by any court or tribunal for the payment of any amount owing to the Beneficiaries under or in connection with this Agreement and the judgment or order is expressed in a currency (an "Other Currency") other than the currency payable under or in connection with this Agreement (the "Original Currency"), the Guarantor’s obligation with respect to such judgment shall, notwithstanding any judgment in the Other Currency, be discharged only to the extent that, on the Business Day following receipt by any Beneficiary of any sum adjudged to be so due in such Other Currency, such Beneficiary may in accordance with normal banking procedures purchase the Original Currency with such Other Currency.  If the amount of the Original Currency so purchased is less than the sum that would have been due to such Beneficiary in the Original Currency as of the effective date of the judgment in the Other Currency, the Guarantor agrees, as a separate obligation and notwithstanding any such judgment or payment, to indemnify such Beneficiary against such loss.

8.4
Set-Off  If an Event of Default shall occur and be continuing, the Beneficiaries and each of their respective affiliates are authorized at any time and from time to time to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by the Beneficiaries or affiliates to or for the credit or the account of the Guarantor against any and all of the liabilities of the Guarantor then due under this Agreement, irrespective of whether or not the Administrative Agent has made any demand under this Agreement.  The rights of the Beneficiaries and their respective affiliates under this Section 8.4 are in addition to other rights and remedies (including other rights of set-off, consolidation of accounts and bankers' lien) that the Beneficiaries or their respective affiliates may have.

9.	NOTICES

9.1
Notices in Writing  Any notice to the Administrative Agent, the Canadian Agent or the Canadian Banks by the Guarantor pursuant to the provisions hereof shall be sent, and shall be effective, in accordance with Section 10.5 of the Credit Agreement, to:

PNC Bank, National Association
One PNC Place
249 Fifth Avenue
Pittsburgh, PA 15222
Attention:  Richard C. Munsick

10.	ENTIRE AGREEMENT; SEVERABILITY

10.1
Entire Agreement  This Agreement embodies all the agreements between the Guarantor and the Beneficiaries relating to the guarantee, indemnity and postponement contemplated in this Agreement.  No party shall be bound by any representation or promise made by any person relating to this Agreement that is not embodied in it.  It is specifically agreed that the Beneficiaries shall not be bound by any representation or promise made by any Loan Party to the Guarantor.  Any waiver of, or consent to departure from, the requirements of any provision of this Agreement shall be effective only if it is in writing and signed by the Administrative Agent, and only in the specific instance and for the specific purpose for which it has been given.

10.2
Severability  If, in any jurisdiction, any provision of this Agreement or its application to any circumstance is restricted, prohibited or unenforceable, that provision shall, as to that jurisdiction, be ineffective only to the extent of that restriction, prohibition or unenforceability without invalidating the remaining provisions of this Agreement, without affecting the validity or enforceability of that provision in any other jurisdiction and, if applicable, without affecting its application to other circumstances.

11.	DELIVERY OF AGREEMENT

11.1
Delivery  To evidence the fact that it has executed this Agreement, the Guarantor may send a signed copy of this Agreement or its signature to this Agreement by facsimile transmission or e-mail and the signature sent in that way shall be deemed to be its original signature for all purposes.

11.2
No Conditions  Possession of this Agreement by the Administrative Agent shall be conclusive evidence against the Guarantor that the Agreement was not delivered in escrow or pursuant to any agreement that it should not be effective until any condition precedent or subsequent has been complied with.  This Agreement shall be operative and binding notwithstanding that it is not executed by any proposed signatory.

11.3
Receipt and Waiver  The Guarantor acknowledges receipt of a copy of this Agreement.  The Guarantor waives any notice of acceptance of this Agreement by the Beneficiaries.  The Guarantor also waives the right to receive a copy of any financing statement or financing change statement that may be registered in connection with this Agreement or any verification statement issued with respect to a registration, if waiver is not otherwise prohibited by law.  The Guarantor agrees that the Administrative Agent may from time to time provide information regarding this Agreement and the Canadian Debtor Liabilities to persons that the Administrative Agent believes in good faith are entitled to the information under applicable law.

12.	GOVERNING LAW

12.1
Governing Law  This Agreement and any dispute arising from or in relation to this Agreement shall be governed by, and interpreted and enforced in accordance with, the law of the province of Ontario and the laws of Canada applicable in that province, excluding the conflict of law rules of that province.

12.2
Guarantor's Dispute Resolution Jurisdiction  The Guarantor agrees that the courts of the province of Ontario have jurisdiction over any dispute arising from or in relation to this Agreement and the Guarantor irrevocably and unconditionally attorns to the non-exclusive jurisdiction of that province.  The Guarantor agrees that the courts of that province are the most appropriate and convenient forum to settle disputes and agrees not to argue to the contrary.

12.3
Beneficiaries Entitled to Concurrent Jurisdiction  Despite Section 12.2, the Beneficiaries are permitted to take proceedings in relation to any dispute arising from or in relation to this Agreement in any court of another province or another state with jurisdiction and to the extent allowed by law may take concurrent proceedings in any number of jurisdictions.

13.	SUCCESSORS AND ASSIGNS

13.1
Successors and Assigns  The Guarantor may not assign or transfer all or any part of its liabilities under this Agreement except as otherwise permitted under the Credit Agreement.  This Agreement shall enure to the benefit of the Beneficiaries and their respective successors and assigns and be binding on the Guarantor and its successors and any permitted assigns.

IN WITNESS OF WHICH, the Guarantor has duly executed this Agreement.

[GUARANTOR]

By:
Name:
Title:

Address and fax number:

[●]

[signature page for Guaranty by [Guarantor]]

EXHIBIT 1.1(I)

FORM OF
INTERCOMPANY SUBORDINATION AGREEMENT

THIS INTERCOMPANY SUBORDINATION AGREEMENT (the "Agreement") is dated July 22, 2011 and is made by and among the entities listed on the signature page hereto (or subsequently joining this Agreement) (each being individually referred to herein as a "Loan Party" and collectively as the "Loan Parties") for the benefit of PNC Bank, National Association, as administrative agent (in such capacity, the "Administrative Agent"), for the Banks (as hereinafter defined) and the Canadian Agent (as hereinafter defined), and PNC Bank Canada Branch, as funding agent (in such capacity, the "Canadian Agent") for the Canadian Banks (as defined in the Credit Agreement (as hereinafter defined)).

WITNESSETH THAT:

WHEREAS, each capitalized term used herein shall, unless otherwise defined herein, have the meaning specified in the Credit Agreement, dated of even date herewith (as may be amended, modified, restated or supplemented from time to time, the "Credit Agreement"), by and among Big Lots Stores, Inc., an Ohio corporation ("BLS"), Big Lots, Inc., an Ohio corporation ("Parent"), Big Lots Canada, Inc., an Alberta corporation ("BLC" and, together with BLS and Parent, collectively, the "Borrowers"), the Guarantors party thereto, the Banks party thereto, Wells Fargo Bank, National Association and U.S. Bank National Association, as joint syndication agents for the Banks, Branch Banking and Trust Company, Compass Bank, and The Huntington National Bank, each as a co-documentation agent for the Banks, the Administrative Agent, and the Canadian Agent; and

WHEREAS, pursuant to the Credit Agreement and the other Loan Documents, the Banks intend to make Loans to the Borrowers; and

WHEREAS, certain Loan Parties are guarantors of certain obligations of the Borrowers under the Credit Agreement pursuant to the Guaranty Agreements dated of even date herewith; and

WHEREAS, the Loan Parties are or may become indebted to each other (the Indebtedness of each of the Loan Parties to any other Loan Party, now existing or hereafter incurred (whether created directly or acquired by assignment or otherwise), and interest and premiums, if any, thereon and other amounts payable in respect thereof are hereinafter collectively referred to as the "Intercompany Indebtedness") and are permitted to dissolve or merge in accordance with the terms of the Credit Agreement; and

WHEREAS, the obligations of the Banks to maintain the Commitments and make Loans to the Borrowers from time to time are subject to the condition, among others, that the Loan Parties subordinate the Intercompany Indebtedness to the Indebtedness and all other Obligations of the Borrowers or any other Loan Party to the Administrative Agent, the Canadian Agent or the Banks pursuant to the Credit Agreement or the other Loan Documents (collectively, the "Senior Debt") in the manner set forth herein.

NOW, THEREFORE, intending to be legally bound hereby, the parties hereto covenant and agree as follows:

1.             Intercompany Indebtedness Subordinated to Senior Debt.  The recitals set forth above are hereby incorporated by reference.  All Intercompany Indebtedness shall be subordinate and subject in right of payment to the prior Payment In Full of all Senior Debt pursuant to the provisions contained herein.

2.             Payment Over of Proceeds Upon Bankruptcy, Etc.  Upon any distribution of assets of any Loan Party in connection with (a) any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relative to any such Loan Party or to its creditors, as such, or to its assets, or (b) any assignment for the benefit of creditors or any marshalling of assets and liabilities of any such Loan Party (a Loan Party distributing assets as set forth herein being referred to in such capacity as a "Distributing Loan Party"), then and in any such event, the Administrative Agent and the Canadian Agent, as the case may be, shall be entitled to receive, for the benefit of the Administrative Agent, the Canadian Agent and the Banks as their respective interests may appear, Payment In Full of all amounts due or to become due, if an Event of Default has occurred under the terms of the Loan Documents or the Senior Debt has been declared due and payable prior to the date on which it would otherwise have become due and payable, other than pursuant to Section 4.7 of the Credit Agreement (each, a "Triggering Event"), on or in respect of any and all Senior Debt before the holder of any Intercompany Indebtedness owed by the Distributing Loan Party is entitled to receive any payment on account of the principal of or interest on such Intercompany Indebtedness, and to that end, the Administrative Agent and the Canadian Agent, as the case may be, shall be entitled to receive, for application to the payment of the Senior Debt, any payment or distribution of any kind or character, whether in cash, property or securities, which may be payable or deliverable in respect of the Intercompany Indebtedness owed by the Distributing Loan Party in any such case, proceeding, dissolution, liquidation or other winding up event.

If, notwithstanding the foregoing provisions of this Section, after the occurrence of a Triggering Event, a Loan Party which is owed Intercompany Indebtedness by a Distributing Loan Party shall have received any payment or distribution of assets from the Distributing Loan Party of any kind or character, whether in cash, property or securities, then and in such event such payment or distribution shall be held in trust for the benefit of the Administrative Agent, the Canadian Agent and the Banks as their respective interests may appear, shall be segregated from other funds and property held by such Loan Party, and shall be forthwith paid over to the Administrative Agent in the same form as so received (with any necessary endorsement) to be applied (in the case of cash) to or held as collateral (in the case of noncash property or securities) for the payment or prepayment of the Senior Debt in accordance with the terms of the Credit Agreement.

3.             No Commencement of Any Proceeding.  Each Loan Party agrees that, so long as the Senior Debt shall remain unpaid, it will not commence, or join with any creditor other than the Banks, the Administrative Agent and the Canadian Agent in commencing any proceeding referred to in the first paragraph of Section 2 against any other Loan Party which owes it any Intercompany Indebtedness.

4.             No Payment When Senior Debt in Default.  If a Triggering Event shall have occurred and be continuing, or would result from or exist after giving effect to a payment with respect to any portion of the Intercompany Indebtedness, unless the Required Banks shall have consented to or waived the same, so long as Payment In Full has not occurred, no payment shall be made by any Loan Party owing such Intercompany Indebtedness on account of principal or interest on any portion of the Intercompany Indebtedness except to the extent that the proceeds of such payment are used by the Loan Party receiving such proceeds to immediately apply the same to the Senior Debt.

If, notwithstanding the foregoing, any Loan Party shall make any payment of the Intercompany Indebtedness to another Loan Party prohibited by the foregoing provisions of this Section, such payment shall be paid over and delivered forthwith to the Administrative Agent, for the benefit of the Administrative Agent, the Canadian Agent and the Banks as their respective interests may appear.

5.             Payment Permitted if No Default.  Nothing contained in this Agreement shall prevent any of the Loan Parties, at any time except during the pendency of any of the conditions described in Sections 2 and 4 hereof, from making payments at any time of principal of or interest on any portion of the Intercompany Indebtedness, or the retention thereof by any of the Loan Parties of any money deposited with them for the payment of or on account of the principal of or interest on the Intercompany Indebtedness.

6.             Rights of Subrogation.  Each Loan Party agrees that no payment or distribution to the Administrative Agent, the Canadian Agent or the Banks pursuant to the provisions of this Agreement shall entitle it to exercise any rights of subrogation in respect thereof until Payment In Full.

7.             Instruments Evidencing Intercompany Indebtedness.  Each Loan Party shall cause each instrument, if any, which now or hereafter evidences all or a portion of the Intercompany Indebtedness to be conspicuously marked as follows:

"This instrument is subject to the terms of an Intercompany Subordination Agreement dated July 22, 2011 in favor of PNC Bank, National Association, as Administrative Agent for the Banks referred to therein, and PNC Bank Canada Branch, as Canadian Agent for the Canadian Banks referred to therein, which Intercompany Subordination Agreement is incorporated herein by reference.  Notwithstanding any contrary statement contained in the within instrument, no payment on account of the principal thereof or interest thereon shall become due or payable except in accordance with the express terms of said Intercompany Subordination Agreement."

8.             Agreement Solely to Define Relative Rights.  The purpose of this Agreement is solely to define the relative rights of the Loan Parties, on the one hand, and the Administrative Agent, the Canadian Agent and the Banks, on the other hand.  Nothing contained in this Agreement is intended to or shall impair, as between any of the Loan Parties and their creditors other than the Administrative Agent, the Canadian Agent and the Banks, the obligation of the Loan Parties to each other to pay the principal of and interest on the Intercompany Indebtedness as and when the same shall become due and payable in accordance with its terms, or is intended to or shall affect the relative rights among the Loan Parties and their creditors other than the Administrative Agent, the Canadian Agent and the Banks, nor shall anything herein prevent any of the Loan Parties from exercising all remedies otherwise permitted by applicable Law upon default under any agreement pursuant to which the Intercompany Indebtedness is created, subject to the rights, if any, under this Agreement of the Administrative Agent, the Canadian Agent and the Banks to receive cash, property or securities otherwise payable or deliverable with respect to the Intercompany Indebtedness.

9.             No Implied Waivers of Subordination.  No right of the Administrative Agent, the Canadian Agent or any Bank to enforce subordination, as herein provided, shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of any Loan Party or by any act or failure to act by the Administrative Agent, the Canadian Agent or any Bank, or by any non-compliance by any Loan Party with the terms, provisions and covenants of any agreement pursuant to which the Intercompany Indebtedness is created, regardless of any knowledge thereof the Administrative Agent, the Canadian Agent or any Bank may have or be otherwise charged with.  Each Loan Party by its acceptance hereof shall agree that, so long as Payment In Full has not occurred, such Loan Party shall not agree to sell, assign, pledge, encumber or otherwise dispose of, or to compromise, the obligations of the other Loan Parties with respect to their Intercompany Indebtedness, other than by means of payment of such Intercompany Indebtedness according to its terms or the sale, assignment, pledge or transfer to another Loan Party, without the prior written consent of the Administrative Agent.

Without in any way limiting the generality of the foregoing paragraph, to the extent, if any, permitted by the Credit Agreement, the Administrative Agent, the Canadian Agent or any of the Banks may, at any time and from time to time, without the consent of or notice to the Loan Parties except the Borrowers to the extent provided in the Credit Agreement, without incurring responsibility to the Loan Parties and without impairing or releasing the subordination provided in this Agreement or the obligations hereunder of the Loan Parties to the Administrative Agent, the Canadian Agent and the Banks, do any one or more of the following: (i) change the manner, place or terms of payment, or extend the time of payment, renew or alter the Senior Debt or otherwise amend or supplement the Senior Debt or the Loan Documents; (ii) sell, exchange, release or otherwise deal with any property pledged, mortgaged or otherwise securing the Senior Debt, if any; (iii) release any Person liable in any manner for the payment or collection of the Senior Debt; and (iv) exercise or refrain from exercising any rights against any of the Loan Parties and any other Person.

10.           Additional Subsidiaries.  The Loan Parties covenant and agree that they shall cause Subsidiaries created or acquired after the date of this Agreement that are required to join this Agreement pursuant to Section 7.2.8 of the Credit Agreement, to execute a joinder in the form of Exhibit 1.1(G)(1) to the Credit Agreement, whereby such Subsidiary joins this Agreement and subordinates all Indebtedness owed to any such Subsidiary by any of the Loan Parties or other Subsidiaries hereafter created or acquired to the Senior Debt.

11.           Continuing Force and Effect.  This Agreement shall continue in force until Payment In Full.

12.           Modification, Amendments or Waivers.  Any and all agreements amending or changing any provision of this Agreement or the rights of the Administrative Agent, the Canadian Agent or the Banks hereunder, and any and all waivers or consents to departures from the due performance by the Loan Parties of their obligations hereunder, shall be made only by written agreement, waiver or consent signed by the Administrative Agent and the Canadian Agent, acting on behalf of all the Banks, with the written consent of the Required Banks, any such agreement, waiver or consent made with such written consent being effective to bind all the Banks and, with respect to amendments or changes to any provision of this Agreement, signed by the Borrowers, acting on behalf of the Loan Parties.

13.           Expenses.  The Loan Parties unconditionally and jointly and severally agree upon demand to pay to the Administrative Agent, the Canadian Agent and the Banks the amount of any and all reasonable and necessary out-of-pocket costs, expenses and disbursements for which reimbursement is customarily obtained, including fees and expenses of counsel, which the Administrative Agent, the Canadian Agent or any of the Banks may incur in connection with (a) the administration of this Agreement, (b) the exercise or enforcement of any of the rights of the Administrative Agent, the Canadian Agent or the Banks hereunder, or (c) the failure by the Loan Parties to perform or observe any of the provisions hereof.

14.           Severability.  The provisions of this Agreement are intended to be severable.  If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

15.           Governing Law.  This Agreement shall be a contract under the internal Laws of the State of Ohio and for all purposes shall be construed in accordance with the internal Laws of the State of Ohio without giving effect to its principles of conflict of laws.

16.           Successors and Assigns.  This Agreement shall inure to the benefit of the Administrative Agent, the Canadian Agent and the Banks and their respective successors and assigns, as permitted in the Credit Agreement, and the obligations of the Loan Parties shall be binding upon their respective successors and assigns.  Except in connection with a consolidation or merger permitted by Section 7.2.5(i) or 7.2.5(ii) of the Credit Agreement, the duties and obligations of the Loan Parties may not be delegated or transferred by the Loan Parties without the written consent of the Required Banks and any such delegation or transfer without such consent shall be null and void.  Except to the extent otherwise required by the context of this Agreement, the word "Banks" when used herein shall include, without limitation, any holder of a Note or an assignment of rights therein originally issued to a Bank under the Credit Agreement, and each such holder of a Note or assignment shall have the benefits of this Agreement to the same extent as if such holder had originally been a Bank under the Credit Agreement.

17.           Counterparts.  This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which, when executed and delivered, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument.

18.           Attorneys-in-Fact.  Each of the Loan Parties hereby authorizes and empowers each of the Administrative Agent and the Canadian Agent, at its election at any time after the occurrence and continuance of an Event of Default and the acceleration of the Senior Debt and in the name of either itself, for the benefit of the Administrative Agent, the Canadian Agent and the Banks as their respective interests may appear, or in the name of each such Loan Party as is owed Intercompany Indebtedness, to execute and file proofs and documents and take any other action the Administrative Agent or the Canadian Agent may deem advisable to completely protect the Administrative Agent's, the Canadian Agent's and the Banks' interests in the Intercompany Indebtedness and their right of enforcement thereof, and to that end each of the Loan Parties hereby irrevocably makes, constitutes and appoints the Administrative Agent and the Canadian Agent, their officers, employees and agents, or any of them, with full power of substitution, as the true and lawful attorney-in-fact and agent of such Loan Party, and with full power for such Loan Party, and in the name, place and stead of such Loan Party for the purpose of carrying out the provisions of this Agreement, and taking any action and executing, delivering, filing and recording any instruments which the Administrative Agent or the Canadian Agent may deem necessary or advisable to accomplish the purposes hereof, which power of attorney, being given for security, is coupled with an interest and is irrevocable.  Each Loan Party hereby ratifies and confirms, and agrees to ratify and confirm, all action taken by the Administrative Agent or the Canadian Agent, their officers, employees or agents pursuant to the foregoing power of attorney.

19.           Application of Payments.  In the event any payments are received by the Administrative Agent or the Canadian Agent under the terms of this Agreement for application to the Senior Debt at any time when the Senior Debt has not been declared due and payable and prior to the date on which it would otherwise become due and payable, such payment shall constitute a voluntary prepayment of the Senior Debt for all purposes under the Credit Agreement.

20.           Remedies.  In the event of a breach by any of the Loan Parties in the performance of any of the terms of this Agreement, the Administrative Agent or the Canadian Agent, on behalf of the Banks, may demand specific performance of this Agreement and seek injunctive relief and may exercise any other remedy available at law or in equity, it being recognized that the remedies of the Administrative Agent or the Canadian Agent on behalf of the Banks at law may not fully compensate the Administrative Agent or the Canadian Agent on behalf of the Banks for the damages they may suffer in the event of a breach hereof.

21.           Consent to Jurisdiction, Waiver of Jury Trial.  Each of the Loan Parties hereby irrevocably consents to the non-exclusive jurisdiction of the Court of Common Pleas of Franklin County, Ohio and the United States District Court for the Southern District of Ohio, and consents to service of process in the manner provided for in the Credit Agreement.  Each of the Loan Parties waives any objection to jurisdiction and venue of any action instituted against it as provided herein and agrees not to assert any defense based on lack of jurisdiction or venue, AND EACH OF THE COMPANIES WAIVES TRIAL BY JURY IN ANY ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT TO THE FULL EXTENT PERMITTED BY LAW.

22.           Notices.  All notices, statements, requests and demands and other communications given to or made upon the Loan Parties, the Administrative Agent, the Canadian Agent or the Banks in accordance with the provisions of this Agreement shall be given or made as provided in Section 10.5 of the Credit Agreement.

[INTENTIONALLY LEFT BLANK]

WITNESS the due execution hereof as of the day and year first above written.

ATTEST:		BIG LOTS STORES, INC.
BIG LOTS CANADA, INC.
BIG LOTS, INC.
CAPITAL RETAIL SYSTEMS, INC.
C.S. ROSS COMPANY
CSC DISTRIBUTION, INC.
MAC FRUGAL'S BARGAINS·CLOSE-OUTS, INC.
PNS STORES, INC.
WEST COAST LIQUIDATORS, INC.
CLOSEOUT DISTRIBUTION, INC.
MIDWESTERN HOME PRODUCTS, INC.
INDUSTRIAL PRODUCTS OF NEW ENGLAND, INC.
TOOL AND SUPPLY COMPANY OF NEW ENGLAND, INC.
DURANT DC, LLC
SONORAN LLC
SAHARA LLC
BLSI PROPERTY, LLC
GREAT BASIN LLC
BIG LOTS ONLINE LLC
BIG LOTS F&S, INC.

By:		By:
Name:	Chadwick P. Reynolds	Name:	Jared A. Poff
Title:	Vice President, Deputy General Counsel	Title:	Vice President, Treasurer
and Assistant Corporate Secretary

WITNESS:		CONSOLIDATED PROPERTY HOLDINGS, INC.

By:
Print Name:	Chadwick P. Reynolds	Name:	Charles W. Haubiel II
		Title:	President and Secretary

[Signature page to Intercompany Subordination Agreement]